EX-10.12

                                                                  EXECUTION COPY




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                               PURCHASE AGREEMENT

                                  by and among

                      E. I. DU PONT DE NEMOURS AND COMPANY,

                      THE OTHER SELLERS IDENTIFIED HEREIN,

                                 KED FIBER LTD.

                                       AND

                                 KED FIBER, LLC


                          Dated as of November 16, 2003


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                                TABLE OF CONTENTS
                                -----------------

                                                                            PAGE

ARTICLE I DEFINITIONS ......................................................   2

Section 1.1    Definitions .................................................   2

ARTICLE II THE PURCHASE AND SALE ...........................................  63

Section 2.1    Purchase and Sale ...........................................  63
Section 2.2    Global Purchase Price .......................................  65
Section 2.3    The Closing .................................................  65
Section 2.4    Pre-Closing Financial Deliveries ............................  68
Section 2.5    Post-Closing Purchase Price Adjustments .....................  69
Section 2.6    Pension Funding Purchase Price Adjustment ...................  73

ARTICLE III REPRESENTATIONS AND WARRANTIES OF DUPONT .......................  76

Section 3.1    Organization, Etc ...........................................  76
Section 3.2    Authority Relative to this Agreement, Etc ...................  76
Section 3.3    Capitalization ..............................................  77
Section 3.4    Consents and Approvals; No Violations .......................  79
Section 3.5    Financial Statements; Liabilities ...........................  80
Section 3.6    Absence of Certain Changes ..................................  83
Section 3.7    Compliance with Law; Permits ................................  86
Section 3.8    Litigation ..................................................  89
Section 3.9    Taxes .......................................................  89
Section 3.10   Employee Benefit Plans; ERISA ...............................  93
Section 3.11   Environmental Matters .......................................  95
Section 3.12   Real Property ...............................................  96
Section 3.13   Intellectual Property ....................................... 101
Section 3.14   Assets; Operation of the DTI Business ....................... 102
Section 3.15   Labor Relations ............................................. 105
Section 3.16   Customers ................................................... 105
Section 3.17   Suppliers ................................................... 105
Section 3.18   Material Contracts .......................................... 106
Section 3.19   Affiliate Transactions ...................................... 108
Section 3.20   Territorial Restrictions .................................... 109
Section 3.21   Product Warranties .......................................... 109
Section 3.22   Disclosure of Guarantees and Letters of Credit .............. 109
Section 3.23   Brokers and Finders ......................................... 109

ARTICLE IV REPRESENTATIONS AND WARRANTIES OF BUYER ......................... 110

Section 4.1    Organization; Etc ........................................... 110

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Section 4.2    Authority Relative to this Agreement, Etc ................... 110
Section 4.3    Consents and Approvals; No Violations ....................... 111
Section 4.4    Financing ................................................... 112
Section 4.5    Securities Act .............................................. 112
Section 4.6    Solvency .................................................... 113
Section 4.7    Brokers and Finders ......................................... 113

ARTICLE V COVENANTS ........................................................ 113

Section 5.1    Conduct of Business ......................................... 113
Section 5.2    Access to Information ....................................... 118
Section 5.3    Consents and Approvals ...................................... 119
Section 5.4    Further Assurances .......................................... 122
Section 5.5    Cash and Bank Accounts ...................................... 124
Section 5.6    Intercompany Accounts and Arrangements ...................... 126
Section 5.7    Releases .................................................... 126
Section 5.8    Non-Assignment .............................................. 127
Section 5.9    Noncompetition .............................................. 131
Section 5.10   Related Agreements .......................................... 141
Section 5.11   Provision of Corporate Records .............................. 141
Section 5.12   Guarantees, Letters of Credit ............................... 144
Section 5.13   Names ....................................................... 145
Section 5.14   Post-Closing Cooperation .................................... 155
Section 5.15   Pending Litigation .......................................... 156
Section 5.16   Employee Matters ............................................ 156
Section 5.17   Post-Closing Access to Information .......................... 164
Section 5.18   Production of Witnesses and Individuals ..................... 166
Section 5.19   Retention of Records ........................................ 166
Section 5.20   Confidentiality ............................................. 166
Section 5.21   Privileged Matters .......................................... 169
Section 5.22   Mail and Other Communications ............................... 172
Section 5.23   Compliance with WARN Act and Similar Statutes ............... 172
Section 5.24   Shared Liabilities .......................................... 173
Section 5.25   Shared Contracts ............................................ 173
Section 5.26   Responsibility for Subsidiaries ............................. 177
Section 5.27   Obligations Regarding Joint Ventures ........................ 177
Section 5.28   Delivery of Financial Statements ............................ 189
Section 5.29   Local Asset Transfer Agreements ............................. 191
Section 5.30   Local Purchase Agreements ................................... 192
Section 5.31   Obligations Regarding Delayed Companies, Etc ................ 192
Section 5.32   Title Insurance ............................................. 195
Section 5.33   Surveys ..................................................... 196
Section 5.34   No Solicitation ............................................. 196
Section 5.35   Financing; Cooperation ...................................... 197
Section 5.36   Notification of Certain Matters ............................. 198
Section 5.37   Resignations; Transfer of Qualifying Shares ................. 199
Section 5.38   Auditor's Consent and Cooperation ........................... 199

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Section 5.39   Seller Expenses ............................................. 201
Section 5.40   Estoppel Certificates ....................................... 201
Section 5.41   Schedule Updates ............................................ 201
Section 5.42   Certain Additional Matters .................................. 201

ARTICLE VI TAX MATTERS ..................................................... 203

Section 6.1    Tax Indemnification ......................................... 203
Section 6.2    Closing of Current Taxable Year, Etc ........................ 206
Section 6.3    Tax Returns ................................................. 207
Section 6.4    Contest Provisions .......................................... 208
Section 6.5    Transfer Taxes .............................................. 210
Section 6.6    Certain Post-Closing Settlement Payments and
               Post-Closing Actions ........................................ 210
Section 6.7    Wage Information Returns and Records ........................ 213
Section 6.8    Mutual Cooperation .......................................... 214
Section 6.9    Maintenance of Tax-Related Books and Records ................ 215
Section 6.10   Miscellaneous ............................................... 215

ARTICLE VII CONDITIONS TO THE SALE ......................................... 219

Section 7.1    Conditions to the Obligations of the Sellers to Effect
               the Sale .................................................... 219
Section 7.2    Conditions to the Obligations of Buyer to Effect the Sale ... 221

ARTICLE VIII TERMINATION AND ABANDONMENT; INDEMNIFICATION .................. 224

Section 8.1    Termination ................................................. 224
Section 8.2    Procedure and Effect of Termination ......................... 226
Section 8.3    Survival of Representations, Warranties and Covenants ....... 227
Section 8.4    Indemnification ............................................. 228
Section 8.5    Environmental Matters ....................................... 236
Section 8.6    Operational Environmental Requirements ...................... 243

ARTICLE IX MISCELLANEOUS ................................................... 243

Section 9.1    Amendment and Modifications ................................. 243
Section 9.2    Extension; Waiver ........................................... 243
Section 9.3    Representations and Warranties; Etc ......................... 243
Section 9.4    Entire Agreement; Assignment ................................ 244
Section 9.5    Representatives ............................................. 245
Section 9.6    Validity .................................................... 246
Section 9.7    Notices ..................................................... 246
Section 9.8    Governing Law ............................................... 247
Section 9.9    Specific Performance ........................................ 247
Section 9.10   Publicity ................................................... 247
Section 9.11   Jurisdiction; Forum, Etc .................................... 248
Section 9.12   Descriptive Headings ........................................ 249
Section 9.13   Counterparts ................................................ 250
Section 9.14   Expenses .................................................... 250

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Section 9.15   Parties in Interest ......................................... 250
Section 9.16   Interpretation .............................................. 250
Section 9.17   Schedules ................................................... 251


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SCHEDULES
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Schedule 1(a)             Adjusted Assets
Schedule 1(b)             Adjusted Liabilities
Schedule 1(c)             Certain DuPont Subsidiaries (Assumed Liabilities)
Schedule 1(d)             Assumed Liabilities
Schedule 1(e)             Baseline Environmental Conditions
Schedule 1(f)-A           Category A Properties
Schedule 1(f)-B           Category B Properties
Schedule 1(f)-C           Category C Properties
Schedule 1(g)             Closing Balance Sheet Principles
Schedule 1(h)             Consolidated Joint Ventures
Schedule 1(i)             CSC Contracts
Schedule 1(j)             Delayed Companies
Schedule 1(k)             Designated Joint Venture Interests
Schedule 1(l)             Equity Investments
Schedule 1(m)             DTI Assets
Schedule 1(n)             DTI Businesses
Schedule 1(o)             DuPont Leased Premises
Schedule 1(p)             DuPont Mark Contracts
Schedule 1(q)             DuPont Remediation Sites
Schedule 1(r)             DuPont Retained Sites
Schedule 1(s)             Financing Security Interests
Schedule 1(t)             Joint Venture Interest Agreed Amounts
Schedule 1(u)             Excluded Assets
Schedule 1(v)             Excluded Accounts Receivable
Schedule 1(w)             Excluded Businesses
Schedule 1(x)             Excluded Joint Venture Businesses
Schedule 1(y)             Global Asset Sellers
Schedule 1(z)             Global Company Sellers
Schedule 1(aa)            Global Joint Venture Sellers
Schedule 1(bb)            Identified Jurisdictions
Schedule 1(cc)            Individual Reference Joint Venture Indebtedness
Schedule 1(dd)            Joint Venture Provision Contracts
Schedule 1(ee)            Joint Venture Guarantees
Schedule 1(ff)            Persons with Knowledge
Schedule 1(gg)            Known Existing Contamination
Schedule 1(hh)            Known Existing Violations of Environmental Law
Schedule 1(ii)            LIFO Definition
Schedule 1(jj)            Local Asset Sellers
Schedule 1(kk)            Local Asset Transfer Agreements
Schedule 1(ll)            Additional Local Asset Transfer Agreements
Schedule 1(mm)            Intentionally Omitted
Schedule 1(nn)            Local Company Sellers
Schedule 1(oo)            Local Joint Venture Sellers

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Schedule 1(pp)            Exceptions to Definition of Material Adverse Change
                          Before the Date of this Agreement
Schedule 1(qq)            Material Properties
Schedule 1(rr)            Minority Owned Joint Ventures
Schedule 1(ss)            Non-Material Antitrust Approvals
Schedule 1(tt)            Permitted Encumbrances
Schedule 1(uu)            Objections to Title Work
Schedule 1(vv)            Pipelines
Schedule 1(ww)            Primary Joint Venture
Schedule 1(xx)            Related Agreements
Schedule 1(yy)            Retained DTI Actions
Schedule 1(zz)            Retained Liabilities
Schedule 1(aaa)           Selected Joint Venture Interests
Schedule 1(bbb)           Services Agreements
Schedule 1(ccc)           Shared Facilities
Schedule 1(ddd)           Qualified Shares
Schedule 1(eee)           Specified DTI Actions
Schedule 1(fff)           Supply Agreements
Schedule 1(ggg)           Transferred DuPont Mark Contracts
Schedule 1(hhh)           Transferred Intellectual Property Contracts
Schedule 2.1(a)(i)        Global Shares
Schedule 2.1(a)(iii)      Directly Transferred Global Joint Venture Interests
Schedule 2.3(b)(ix)       Amendments to Local Asset Transfer Agreements
Schedule 3.1              Non-Delivered Organizational Documents
Schedule 3.3(a)           DTI Companies
Schedule 3.3(b)(i)        Joint Ventures
Schedule 3.3(b)(ii)       Outstanding Stock of Joint Ventures
Schedule 3.3(b)(iii)      Joint Venture Option Rights
Schedule 3.3(b)(iv)       Option Rights to Persons Owning Joint Ventures
Schedule 3.3(b)(v)        Persons with Rights to Acquire Joint Ventures
Schedule 3.3(b)(vi)       Notice of Joint Venture Capital Calls
Schedule 3.3(c)           Joint Venture Agreements
Schedule 3.3(d)           Rights to Acquire Assets and Interests
Schedule 3.4              Violations and Required Consents
Schedule 3.5(a)(iii)      Preparation of Audited Financial Statements
Schedule 3.5(b)(iii)      Preparation of Unaudited Financial Statements
Schedule 3.5(c)           Disclosed Liabilities
Schedule 3.5(d)           Undeliverable Joint Venture Financial Information
Schedule 3.5(e)(i)        Indebtedness
Schedule 3.5(e)(ii)       Recourse Joint Venture Debt
Schedule 3.5(e)(iii)      Breaches of Joint Venture Debt
Schedule 3.5(e)(iv)       Assumed Notes
Schedule 3.6(a)           Changes After December 31, 2002
Schedule 3.6(c)           Ordinary Course Exceptions
Schedule 3.6(d)           Capital Expenditures
Schedule 3.7(a)           Violations of Law

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Schedule 3.7(b)           Internal Investigations
Schedule 3.7(c)           Certain Business Practices
Schedule 3.7(d)(i)        International Trade Law Violations
Schedule 3.7(d)(ii)       International Trade Law Investigations
Schedule 3.7(e)           Permits
Schedule 3.7(f)(i)        Ineffective Permits
Schedule 3.7(f)(ii)       Material Permits
Schedule 3.8(a)           Pending Litigation
Schedule 3.8(b)           Non-Disclosed Actions
Schedule 3.8(c)           Subsequent Actions
Schedule 3.8(d)           Injunctions, Etc.
Schedule 3.9(b)           Taxes
Schedule 3.9(c)           Taxes
Schedule 3.9(d)           Tax Filings
Schedule 3.9(i)           Tax Rulings/Notices
Schedule 3.9(n)           DTI Global Restructuring
Schedule 3.9(j)           Binding Agreements with Tax Authorities
Schedule 3.9(l)           Passive Foreign Investment Companies
Schedule 3.9(o)           Entity Classifications
Schedule 3.9(p)           Transfer Tax Exceptions
Schedule 3.9(q)           Tax Basis
Schedule 3.9(r)           Net Operating Losses
Schedule 3.9(v)           Reduced Tax Arrangements
Schedule 3.10(a)          ERISA Plans
Schedule 3.10(d)          Benefit Plan Noncompliance
Schedule 3.10(f)          Certain Post-Retirement Benefits
Schedule 3.10(h)          Pending or Threatened Claims
Schedule 3.10(j)-1        Certain Foreign Benefit Plan Matters
Schedule 3.10(j)-2        Material Foreign Benefit Plans
Schedule 3.11(a)(i)       Environmental Noncompliance
Schedule 3.11(a)(ii)      Material Environmental Permits
Schedule 3.11(b)          Environmental Claims
Schedule 3.11(c)          Environmental Releases
Schedule 3.11(d)          Environmental Remediation
Schedule 3.11(e)          Non-Delivered Assessments
Schedule 3.12(a)          Exceptions to Title
Schedule 3.12(b)(i)       DTI Acquired Real Property
Schedule 3.12(b)(ii)      DTI Leased Real Property
Schedule 3.12(b)(iii)     Third Party Landlord Leased Real Property and Leases
Schedule 3.12(b)(iv)      Third Party Tenant Leased Real Property and Leases
Schedule 3.12(c)          Improvements
Schedule 3.12(d)          Property Violations
Schedule 3.12(g)          Non-Conforming Improvements
Schedule 3.12(h)          Unpaid Taxes and Assessments
Schedule 3.12(i)          Government Property Actions
Schedule 3.12(j)          Utility Services

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Schedule 3.12(o)          Rights of Way
Schedule 3.13(b)          Rights to Intellectual Property
Schedule 3.13(c)          Infringement of Intellectual Property by DuPont/DTI
Schedule 3.13(d)          Infringement of Intellectual Property by Third Parties
Schedule 3.13(e)          Required Grants of Licenses
Schedule 3.14(b)(i)       Sufficiency of DTI Assets
Schedule 3.14(b)(ii)      Provided Corporate Services
Schedule 3.14(b)(iii)     JV Provided Corporate Services
Schedule 3.14(c)          Condition of Equipment
Schedule 3.14(d)          Divested Businesses
Schedule 3.14(e)          Other Activities
Schedule 3.14(f)          Separation Completion Plan
Schedule 3.15(a)          Collective Bargaining Agreements
Schedule 3.15(b)          Labor Strikes and Work Stoppages
Schedule 3.15(c)          Unfair Labor Practices
Schedule 3.16             Significant DTI Customers
Schedule 3.17             Significant DTI Suppliers
Schedule 3.18(a)          Material Contracts
Schedule 3.18(b)          Material Shared Contracts
Schedule 3.18(c)(i)       Confidential Material Contracts
Schedule 3.18(c)(ii)      Non-Enforceable Material Contracts
Schedule 3.18(c)(iii)     Material Breaches
Schedule 3.18(c)(iv)      Other Party Breaches
Schedule 3.19             Intercompany Agreements
Schedule 3.20             Territorial Restrictions
Schedule 3.21             Product Warranties
Schedule 3.22(a)          DuPont Guarantees
Schedule 3.22(b)          Letters of Credit
Schedule 4.3              Consents and Approvals
Schedule 4.4(a)           Buyer Financing
Schedule 4.4(b)           Buyer Reorganization
Schedule 5.1              Permitted Dispositions of Assets
Schedule 5.3              Rights Under Supply Agreements
Schedule 5.5(c)           Bank Accounts
Schedule 5.6(a)           Surviving Intercompany Agreements
Schedule 5.9(h)           Permitted Joint Venture Operations
Schedule 5.13(c)          Names
Schedule 5.13(d)(ii)      Notice Letters
Schedule 5.13(e)(i)       Retained DTI Mark Contracts
Schedule 5.13(e)(ii)      Trademark Letters
Schedule 5.15             Certain Actions that may be Settled Without Consent
Schedule 5.16(i)          Buyer Defined Benefit Plan
Schedule 5.16(q)(v)       Certain Pension Transfer Matters
Schedule 5.23(a)          Non-Shared Facility Terminated Employees
Schedule 5.23(b)          Shared Facility Terminated Employees
Schedule 5.25(c)(i)       Excluded Shared Contracts

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Schedule 5.25(c)(ii)      Mirrored Shared Contracts
Schedule 5.27(h)          Joint Ventures  (Nine Months Transfer)
Schedule 5.27(m)          Treatment of Unifi Assets
Schedule 5.29(a)          Local Asset Transfer Agreements
Schedule 5.31(d)          Delayed Company Agreed Amount
Schedule 5.34             Permitted Solicitation
Schedule 5.35(b)          Foreign Jurisdictions for Opinions
Schedule 5.37             Continuing Officers and Directors
Schedule 5.42(a)          Matter
Schedule 5.42(b)          Camtex Noncompete
Schedule 5.42(c)          Other Agreements
Schedule 5.42(d)          Buyer's Report
Schedule 5.42(g)          China Holdings
Schedule 5.42(k)(i)       Other Provisions
Schedule 5.42(k)(ii)      Other Provisions
Schedule 6.5              Transfer Taxes
Schedule 6.6(d)(5)        Other Tax Elections
Schedule 6.6(e)           Restricted Distributions
Schedule 6.10(c)          Capitalization of Debt
Schedule 6.40(g)          Listed Property
Schedule 8.5(a)(i)        Buyer Remediation Sites
Schedule 8.5(b)(vii)      DuPont Environmental Retained Sites
Schedule 8.5(c)(i)        Corrective Action Plan
Schedule 8.5(c)(ii)       DuPont Remediation Sites to be Leased Premises


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EXHIBITS
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Exhibit A                 ADN Agreement
Exhibit B-1(a)            Form of Assignment of Third Party Tenant Leases
Exhibit B-1(b)            Form of Assignment of Third Party Landlord Leases
Exhibit B-2               Form of Sublease
Exhibit B-3(a)            Form of DTI Ground Lease (Remediation Sites)
Exhibit B-3(b)            Form of DTI Ground Lease (Retained Sites)
Exhibit B-4               Form of DTI Space Lease
Exhibit B-5               Form of DuPont Ground Lease
Exhibit B-6               Form of DuPont Space Lease
Exhibit C                 Form of Bill of Sale
Exhibit D                 Form of Canada Asset Transfer Agreement
Exhibit E                 Form of Contract Manufacturing Agreement
Exhibit F                 Form of Copyright Agreement
Exhibit G                 DuPont's Corporate Records & Information Guide,
                          August 2003 Edition
Exhibit H                 Forms of Local Asset Transfer Agreements
Exhibit I                 Forms of Local Purchase Agreement
Exhibit J                 Form of Novation Agreement
Exhibit K                 Form of Patent and Technical Information Agreement
Exhibit L                 Form of PITA Agreement
Exhibit M                 Forms of Supply Agreements
Exhibit N                 Forms of Trademark Agreements
Exhibit O                 Form of Instrument of Assumption
Exhibit 7.1(g)            Form of Opinion of Counsel to Buyer
Exhibit 7.2(h)(i)         Form of Opinion of Counsel to DuPont
Exhibit 7.2(h)(ii)        Form of Opinion of In-House Counsel to DuPont


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                               PURCHASE AGREEMENT
                               ------------------

                PURCHASE AGREEMENT (this "AGREEMENT"), dated as of November 16, 2003, by and among E. I. du Pont de Nemours and Company, a Delaware corporation ("DUPONT"), the other Global Sellers (defined herein) and KED Fiber Ltd., a Cayman Islands exempted limited company ("BUYER 1"), and KED Fiber, LLC, a Delaware limited liability company ("BUYER 2"). Except as otherwise indicated, capitalized terms used herein shall have the meanings set forth in Article I.

                WHEREAS, in addition to its other businesses, DuPont is engaged directly and through certain of its Subsidiaries, divisions and joint ventures in the DTI Business;

                WHEREAS, as a result of certain transactions heretofore consummated, the DTI Companies and the Asset Sellers hold the DTI Assets and are liable for the Assumed Liabilities;

                WHEREAS, the parties hereto desire that the Asset Sellers sell, convey, assign, transfer, deliver and, as provided herein, license, sublicense, lease or sublease, to Buyer or one or more of the Buyer Subs, and that Buyer or one or more of the Buyer Subs purchase, acquire, accept and, as provided herein, license, sublicense, lease or sublease, from the Asset Sellers, all right, title and interest of the Asset Sellers in and to the Transferred DTI Assets, in the manner and subject to the terms and conditions set forth herein and in the Local Purchase Agreements, as applicable;

                WHEREAS, the parties hereto desire that the Company Sellers sell, assign, transfer, convey and deliver to Buyer or one or more of the Buyer Subs, and that Buyer or one or more of the Buyer Subs purchase and acquire from the Company Sellers, all right, title and interest of the Company Sellers in and to the Shares, in the manner and subject to the terms and conditions set forth herein and in the Local Purchase Agreements, as applicable;

                WHEREAS, the parties hereto desire that the Joint Venture Sellers sell, assign, transfer, convey and deliver to Buyer or one or more of the Buyer Subs, and that Buyer or one or more of the Buyer Subs purchase and acquire from the Joint Venture Sellers, all right, title and interest of the Joint Venture Sellers in and to the Joint Venture Interests, in the manner and subject to the terms and conditions set forth herein and in the Local Purchase Agreements, as applicable;

                WHEREAS, the parties hereto desire that the Buyer or one or more of the Buyer Subs assume each of the Assumed Liabilities (other than the Assumed Liabilities to the extent they are Liabilities of the DTI Companies) in the manner and subject to the terms and conditions set forth herein and in the Local Purchase Agreements, as applicable;

                WHEREAS, concurrently with the execution of this Agreement, Parent and DuPont are entering into an agreement (the "PARENT SIDE AGREEMENT") pursuant to which Parent will indemnify DuPont for certain liabilities under the Joint Venture Guarantees, agree to cooperate with respect to the novation of the Joint Venture Guarantees and assure performance by Buyer of certain of its obligations under this Agreement;

                WHEREAS, certain Subsidiaries of DuPont, on the one hand, and certain Subsidiaries of Buyer, on the other hand, have executed, or immediately prior to the Closing will execute, Local Purchase Agreements; and

                WHEREAS, at, prior to or, in the case of the Contract Manufacturing Agreement, immediately following the Closing, DuPont and Buyer (or their respective Subsidiaries, as applicable) shall enter into the Related Agreements;

                NOW, THEREFORE, in consideration of the foregoing and the mutual representations, warranties, covenants and agreements herein contained, the parties hereto hereby agree as follows:

                                   ARTICLE I

                                   DEFINITIONS

                Section 1.1 DEFINITIONS. The terms defined in this Article I, whenever used herein, shall have the following meanings for all purposes of this Agreement (such meanings to be equally applicable to both the singular and plural forms of the terms defined).

                "2003 AUDITED FINANCIAL STATEMENTS" shall have the meaning set forth in Section 5.28(c).

                "ACTION" shall mean any demand, action, claim, suit, countersuit, arbitration, inquiry, subpoena, discovery request, proceeding or investigation by or before any court or grand jury, any Governmental Authority or any arbitration or mediation tribunal.

                "ACTUAL LOSSES" shall mean (a) defense costs (including costs of attorneys', accountants', consultants', and other professionals' fees and expenses), (b) judgments and assessments, (c) Losses, (d) costs (including investigatory costs, cleanup and remedial costs, governmental response costs, monitoring costs and costs of other imposed obligations), and (e) penalties, as well as costs of enforcement of rights hereunder (including costs of attorneys', accountants', consultants', and other professionals' fees and expenses); PROVIDED, HOWEVER, that, with respect to Designated Matters only, Actual Losses shall not include Losses arising from an Action to the extent (i) resulting from negligent or wrongful acts by any Buyer Indemnified Party after the Closing Date, (ii) which negligent or wrongful acts constituted either (x) a change or deviation (other than


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as required by Law) from the practices of the DTI Business at the Closing Date or (y) a deviation (other than as required by Law) from the practices of the DTI Business at the time such act occurred and (iii) such change or deviation from practice was the basis of the finding of the negligence or wrongful act that resulted in such Actual Losses; PROVIDED, that with respect to Designated Matters only, if the Actual Losses arise out of a settlement or compromise that does not contain an express finding of negligence or wrongful act by any Buyer Indemnified Party, then the determination of negligence or wrongful act shall be resolved by the parties in accordance with item (1) of Schedule 1(zz).

                "ADJUSTED ASSETS" shall mean all DTI Assets of the type set forth on Schedule 1(a), determined in accordance with the Closing Balance Sheet Principles; PROVIDED, that Adjusted Assets shall not in any event include (i) Excluded Assets, (ii) Assets relating to Income Taxes or Transfer Taxes, (iii) Assets to be provided under the Related Agreements to the extent relating to post-Closing periods, (iv) Assets constituting LIFO reserves, (v) Assets which are included in the calculation of the purchase price adjustment set forth in
Section 2.6, (vi) subject to Section 5.5(c), any Excess Cash, or (vii) receivables of a type described in Section 5.42(l).

                "ADJUSTED LIABILITIES" shall mean all Assumed Liabilities of the type set forth on Schedule 1(b), determined in accordance with the Closing Balance Sheet Principles; PROVIDED, that Adjusted Liabilities shall not in any event include (i) Retained Liabilities, (ii) accruals for Liabilities under the Related Agreements to the extent relating to post-Closing periods, (iii) Liabilities for current Income Taxes or Transfer Taxes, (iv) Liabilities which are included in the calculation of Consolidated Indebtedness or Nonconsolidated Indebtedness (or would have been included in such calculation but for the provisions of Section 5.42(l)), or any guarantees thereof, or (v) Liabilities which are included in the calculation of the purchase price adjustment set forth in Section 2.6.

                "ADJUSTED NET ASSETS" shall mean (i) the Adjusted Assets MINUS
(ii) the Adjusted Liabilities, as of the close of business (New York time) on the Closing Date, determined in accordance with the Closing Balance Sheet Principles and giving effect to Sections 5.5 and 5.6.

                "ADN" shall have the meaning set forth in Section 5.9(a)(i).

                "ADN AGREEMENT" shall mean the Agreement Relating to the Conversion of Adiponitrile to Aminocapronitrile or Caprolactam for Nylon 6 Production dated as of the Closing Date, by and between DuPont and Buyer, in all material respects in the form attached hereto as Exhibit A.

                "AFFILIATE" shall mean, with respect to any specified Person, a Person that, directly or indirectly, through one or more intermediaries, controls, or is controlled by, or is under common control with, such specified Person. For purposes of this definition, "control," when used with respect to any specified Person, shall mean (a) the direct or indirect ownership of more than fifty percent (50%) of the total voting power of securities

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or other evidences of ownership interest in such Person or (b) the power to direct or cause the direction of the management and policies of such Person, directly or indirectly, whether through ownership of voting securities, by Contract or otherwise; and the terms "controlling" and "controlled" have meanings correlative to the foregoing. For purposes of this definition (i) all Subsidiaries of a specified Person shall be deemed to be Affiliates of such Person and (ii) the Joint Ventures shall be deemed not to be Affiliates of DuPont or Buyer or any of their respective Subsidiaries or Parent.

                "AGGREGATE GLOBAL CLOSING PURCHASE PRICE" shall equal $4,068.5 million (i) PLUS, if the Estimated Adjusted Net Assets exceed the Reference Adjusted Net Assets, an amount equal to such excess, (ii) MINUS, if the Reference Adjusted Net Assets exceed the Estimated Adjusted Net Assets, an amount equal to such excess, (iii) PLUS, if the Estimated Pension Funding Amount exceeds zero, the amount of such excess, (iv) MINUS, if zero exceeds the Estimated Pension Funding Amount, the amount of such excess, (v) MINUS, if the Estimated Specified Indebtedness exceeds the Reference Consolidated Indebtedness, the amount of such excess, (vi) PLUS, if the Reference Consolidated Indebtedness exceeds the Estimated Specified Indebtedness, the amount of such excess, (vii) MINUS, if the Estimated Nonconsolidated Indebtedness exceeds the Reference Nonconsolidated Indebtedness, the amount of such excess and (viii) in the event any of the Designated Joint Venture Interests are not, directly or indirectly, transferred, conveyed, assigned or delivered to Buyer or any Buyer Sub (as the case may be) at Closing, MINUS the Estimated Joint Venture Interest Agreed Amount for each such Designated Joint Venture Interest not so transferred, conveyed, assigned or delivered at Closing. For the avoidance of doubt, the calculation of Aggregate Global Closing Purchase Price shall not be increased in the event any portion of the amount deducted pursuant to clause (viii) above is subsequently paid to DuPont or a Subsidiary thereof pursuant to Section 5.27 or if any amount paid for any Joint Venture other than a Designated Joint Venture is subsequently repaid, whether directly or through a letter of credit mechanism or otherwise, to Buyer or a Buyer Sub pursuant Section 5.27; PROVIDED that the foregoing shall not limit the parties' obligations under Section 5.27 and under any Local Purchase Agreement related to a Designated Joint Venture.

                "AGGREGATE LOCAL CLOSING PURCHASE PRICE" shall mean the aggregate of the Local Closing Purchase Prices (measured in United States Dollars using the Applicable Spot Rate in effect at the close of business on the last Business Day prior to the Closing Date) payable upon the closing of the Local Purchase Agreements.

                "AGREEMENT" shall have the meaning set forth in the introductory paragraph hereof and shall include the Exhibits and Schedules hereto.

                "ANTITRUST LAWS" shall mean and include the Sherman Act, the Clayton Act, the HSR Act, the Federal Trade Commission Act, the EC Merger Regulations, the Canadian Competition Act and the Investment Canada Act, in each case as amended, and all other Federal, state or foreign statutes, rules, regulations, orders, decrees, administrative and judicial doctrines and other laws that are designed or intended to regulate competition or investment (foreign or otherwise) or to prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade.

                "APPLICABLE BUYER PLANS" shall have the meaning set forth in
Section 5.16(b)(i).

                "APPLICABLE SPOT RATE" shall mean, with respect to any non-US. currency, the exchange rate published in the Wall Street Journal based on the five (5) Business Day period ending three (3) Business Days prior to the Closing Date.

                "ASSESSMENT PERIOD" shall mean the one-year period beginning on the date that a Property Tax is assessed. For Property Taxes with no assessment date, the "Assessment Period" shall mean the one-year period beginning on the first day of the relevant Tax Authority's fiscal year.

                "ASSET SELLERS" shall mean, collectively, the Global Asset Sellers and the Local Asset Sellers.

                "ASSETS" shall mean all properties, assets, claims, Contracts and businesses of every kind, character and description, whether real, personal or mixed, tangible or intangible, whether accrued, contingent or otherwise, and wherever located (including in the possession of vendors or other third parties or elsewhere), in each case whether or not recorded or reflected on the books and records or financial statements of any Person, including the following: (i) all cash, cash equivalents, notes and accounts receivable (whether current or non-current); (ii) all certificates of deposit, banker's acceptances and other investment securities of any other form and maturity; (iii) the fee interest in all owned real properties (including all Improvements located thereon or contained therein and appurtenances thereto); (iv) the leasehold interest in all leased real properties and all leasehold Improvements; (v) all machinery, Equipment (including all transportation and office equipment and all Improvements leased from any Governmental Authority), fixtures, trade fixtures and furniture; (vi) all office supplies, production supplies, computer hardware, spare parts, other miscellaneous supplies and other tangible property of any kind; (vii) all capital stock, partnership interests and other equity or ownership interests or rights, directly or indirectly, in any Subsidiary or other entity; (viii) all inventories of materials, raw materials, catalysts, stores inventories, supplies, products and product samples, work-in-process, finished goods, consigned goods and other inventories; (ix) all Intellectual Property; (x) all rights existing under all Contracts; (xi) all IT Assets; (xii) all prepayments, deposits, performance bonds, guarantees, derivative instruments, receivables from tax authorities, advances for insurance premiums and deferred tax accounts to the extent they constitute an asset and not a liability of such party; (xiii) all claims, causes of action, choses in action, rights to indemnification, rights of recovery and rights of set-off of any kind;
(xiv) all customer lists and records pertaining to customers and accounts, personnel records, all lists and records pertaining to suppliers and agents, and all books, ledgers, files and legal and business records of every kind; (xv) all advertising materials and all other printed, electronic or written materials, including purchase orders, forms, labels, shipping materials, catalogues, sales brochures, operating manuals, and instructional documents; (xvi) all goodwill as a going concern; (xvii) all employee contracts, including the right thereunder to restrict an employee from competing in certain respects; (xviii) all trucks, automobiles and other vehicles; (xix) all special and general tools, test devices, prototypes, models and any other tangible personal property; (xx) all telephone and facsimile numbers; and (xxi) all permits, licenses, registrations, approvals and authorizations of Governmental Authorities or third parties relating to the ownership, possession or operation of the Assets.

                "ASSIGNED IT RIGHTS" shall have the meaning set forth in Section 5.8(f)(i)

                "ASSIGNMENT OF THIRD PARTY LEASE" shall mean an Assignment of Third Party Lease, in all material respects in the form attached as Exhibit B-1(a), with respect to Third Party Tenant Leases, and Exhibit B-1(b), with respect to Third Party Landlord Leases.

                "ASSUMED LIABILITIES" shall mean any and all Liabilities whether arising before, on or, for purposes of Section 8.4(b), after the Closing Date, of DuPont, any Seller (other than any Person that is caused to be a Seller solely pursuant to Section 3.14(f) or 6.10(c)), any DTI Company or any of the Subsidiaries of DuPont set forth on Schedule 1(c), in each case to the extent resulting from or arising out of the past, present or, for purposes of Section 8.4(b), future operation or conduct of the DTI Business or the past, present or, for purposes of Section 8.4(b), future ownership or use of the DTI Assets. "Assumed Liabilities" shall also include the following:

                        (i) all Liabilities pursuant to or under all Contracts included in the DTI Assets, other than (A) the Liabilities under the Local Asset Transfer Agreements (except as provided in clause
        (xii) below) and (B) any Shared Contractual Liabilities allocated to DuPont under Section 5.25;

                        (ii) all warranty and similar obligations entered into or incurred in the ordinary course of the DTI Business with respect to its products or services;

                        (iii)   all DTI Environmental Liabilities;

                        (iv)    all Liabilities arising out of or resulting from
        (A) the Specified DTI Actions, (B) Actions to the extent arising out of or resulting from the operation of the DTI Business or the ownership or use of the DTI Assets or the Assumed Liabilities at or prior to the Closing, (C) Actions to the extent arising in connection with the operation of the DTI Business or the ownership or use of the DTI Assets or the Assumed Liabilities in each case by Buyer or any of its Subsidiaries following the Closing or (D) any additional Actions to the extent resulting from or arising out of the subject matter of any of the Actions described in clauses (A)-(C) above or any claim based on substantially similar or related factual or legal allegations or claims;

                        (v) all Indebtedness of DuPont and its Subsidiaries to the extent it constitutes Specified Indebtedness;

                        (vi) Buyer's or any Subsidiary of Buyer's (including any DTI Company's) portion, determined pursuant to Section 5.25, of Shared Contractual Liabilities;

                        (vii) all Liabilities assumed by, retained by or agreed to be performed by Buyer, any of the Buyer Subs, or any DTI Company pursuant to this Agreement (including pursuant to Section 5.16) or any of the Related Agreements;

                        (viii) all Liabilities for Taxes (including Transfer Taxes) for which Buyer or a DTI Company is liable pursuant to Article VI or, except as provided otherwise in Article VI, applicable Law;

                        (ix) all Liabilities to the extent allocated as Assumed Liabilities pursuant to Section 5.24;

                        (x) all Liabilities resulting from or arising out of the DuPont Guarantees to the extent allocated to Buyer and its Affiliates in Section 5.12;

                        (xi) all Liabilities of DuPont or any of the Retained Subsidiaries arising under the Joint Venture Agreements or from its status as an owner of the Joint Venture Interests, excluding Liabilities to the extent arising prior to Closing (or, with respect to any Joint Venture, the Joint Venture Interests of which are not transferred at Closing, prior to the transfer of the applicable Joint Venture Interests) by reason of (i) the failure by DuPont, any of its Subsidiaries or any Majority Owned Joint Ventures to maintain corporate formalities (or analogous formalities for other entities) and separateness with respect to any Joint Venture (including initially inadequately capitalizing such Joint Venture or thereafter receiving distributions therefrom which result in it being inadequately capitalized) or (ii) any breach by DuPont or any of its Subsidiaries of any Joint Venture Agreement or, subject to Section 5.27, disputes between DuPont and any Other Partner relating to pre-Transfer Date matters; PROVIDED, HOWEVER, that with respect to any Joint Venture, the Joint Venture Interests of which are not transferred at Closing, the Liabilities of DuPont or the Retained Subsidiaries (or, with respect to Joint Venture Interests held by DTI Companies, the DTI Companies) arising under the applicable Joint Venture Agreements or from its status as an owner of such Joint Venture Interest shall not be deemed Assumed Liabilities unless such Joint Venture Interests are transferred to Buyer or one of its Subsidiaries, in which case such Liabilities shall be deemed retroactively to the Closing to be Assumed Liabilities to the extent they would have been Assumed Liabilities if the applicable Joint Venture Interests had been transferred at Closing pursuant to Article II;

                        (xii) all Liabilities of (A) any Asset Seller (with respect to the DTI Business) other than DuPont or (B) any DTI Company, in each case under a Services Agreement;

                        (xiii) the Assumed Notes and all contractual Liabilities thereunder; and

                        (xiv)   all Liabilities set forth on Schedule 1(d);

PROVIDED, HOWEVER, that, notwithstanding anything to the contrary in this Agreement, Assumed Liabilities (other than those set forth in clause (xiv) above) shall in no event include any (A) Liabilities with respect to Environmental Claims that are not DTI Environmental Liabilities, (B) Liabilities that relate to Taxes that are not included pursuant to clause (viii) above, (C) Liabilities related to DTI Employees or Former DTI Employees that are not allocated to Buyer, a Buyer Sub or a DTI Company pursuant to Section 5.16 or in a letter agreement dated the date hereof between Buyer and DuPont or (D) Retained Liabilities of a type described in any of clauses (i)-(xviii) of the definition thereof. The parties acknowledge that although Buyer is providing indemnification pursuant to Article VIII for all Assumed Liabilities, Buyer (as opposed to the Subsidiaries of Buyer that are the acquiring entities under this Agreement and the Local Purchase Agreements) is only assuming the Assumed Liabilities to the extent set forth in Article II.

                "ASSUMED NOTES" shall mean any notes representing Indebtedness of any DTI Company of the type described in clauses (i) and (ii) of the definition of "Indebtedness" to the extent outstanding immediately prior to the Closing which is owed to any other DTI Company or Asset Seller; PROVIDED, HOWEVER, that any Assumed Note forgiven, capitalized, transferred or otherwise cancelled by DuPont or any of its Subsidiaries at or prior to Closing shall not be deemed to be an Assumed Note.

                "AUDITED COMBINED FINANCIAL STATEMENTS" shall mean audited financial statements for the DTI Business for the three years ended December 31, 2002 containing combined income and cash flow statements of the DTI Business for the years 2000, 2001 and 2002 and combined balance sheets of the DTI Business as of December 31, 2001 and December 31, 2002.

                "AUTHORITY" shall have the meaning set forth in Section 6.10(c).

                "BASELINE ENVIRONMENTAL CONDITIONS" shall mean those environmental conditions as set forth on Schedule 1(e).

                "BASKET" shall have the meaning set forth in Section 8.4(h).

                "BILL OF SALE" shall mean a bill of sale and assignment, in all material respects in the form attached as Exhibit C.

                "BUSINESS CRITICAL IT RIGHTS" shall have the meaning set forth in Section 5.8(f)(iii).

                "BUSINESS DAY" shall mean any day other than a Saturday, a Sunday or a day on which United States banks are closed generally.

                "BUYER" shall, subject to Sections 4.4(b) and 9.4(b), mean, collectively, Buyer 1 and Buyer 2.

                "BUYER 1" shall have the meaning set forth in the introductory paragraph of this Agreement.

                "BUYER 2" shall have the meaning set forth in the introductory paragraph of this Agreement.

                "BUYER AGENT" shall have the meaning set forth in Section
9.11(b).

                "BUYER DEFINED BENEFIT PLAN" shall have the meaning set forth in
Section 5.16(i).

                "BUYER INDEMNIFIED PARTIES" shall have the meaning set forth in
Section 8.4(a).

                "BUYER MATERIAL ADVERSE EFFECT" shall mean any change, event, development or effect that, individually or in the aggregate, has impaired, hindered, delayed or adversely affected, or would reasonably be expected to impair, hinder, delay or adversely affect in any material respect the ability of Buyer and its Subsidiaries to consummate the Sale.

                "BUYER NEGOTIATED IT RIGHTS" shall have the meaning set forth in
Section 5.8(f)(iv).

                "BUYER REORGANIZATION" shall have the meaning set forth in
Section 4.4(b).

                "BUYER REPRESENTATIVE" shall have the meaning set forth in
Section 9.5(a).

                "BUYER SAVINGS PLAN" shall have the meaning set forth in Section 5.16(g).

                "BUYER SUBS" shall mean the Wholly Owned Subsidiaries of Buyer who, subject to Section 6.10(f), are designated by Buyer to be parties to, or are purchasing DTI Assets under, this Agreement or the Local Purchase Agreements.

                "BUYER'S INDEPENDENT ACCOUNTANT" shall have the meaning set forth in Section 2.5(a).

                "CANADA ASSET TRANSFER AGREEMENT" shall mean the Asset Transfer Agreement, dated the Closing Date, between DuPont Canada and E. I. du Pont Canada Company, in all material respects in the form attached as Exhibit D.

                "CANADIAN AGREEMENTS" shall mean the Contract Manufacturing Agreement, the Canada Asset Transfer Agreement, the Stock Transfer Agreement by and between E. I. du Pont de Nemours and Company and Liqui-Box Canada Inc., the Stock Transfer Agreement by and between E. I. du Pont Canada Company and DuPont Canada Inc. and Assignment of Intellectual Property Rights between DuPont Canada Inc. and E. I. du Pont de Nemours and Company.

                "CANADIAN COMPETITION ACT" shall mean the Competition Act (Canada), R.S.C. 1985, c. C-34, as amended.

                "CAP" shall have the meaning set forth in Section 8.4(i).

                "CASH" shall mean all (i) cash and cash equivalents (including certificates of deposit and banker's acceptances) and (ii) marketable securities reasonably acceptable to Buyer that mature (or are readily saleable) in three
(3) months or less; provided, that Buyer shall notify DuPont, reasonably promptly after being asked by DuPont, whether any particular marketable securities are not acceptable to Buyer.

                "CATEGORY A PROPERTIES" shall mean the Real Property set forth on Schedule 1(f)-A.

                "CATEGORY B PROPERTIES" shall mean the Real Property set forth on Schedule 1(f)-B.

                "CATEGORY C PROPERTIES" shall mean the Real Property set forth on Schedule 1(f)-C and all Real Property that is not a Category A Property or Category B Property.

                " CENTEK GROUP" shall mean, collectively, Grupo Centek, S.A. de C.V.; Nylmex, S.A. de C.V.; Nyltek, S.A. de C.V.; Dupek, S.A. de C.V. and Filamentos Elastomericos de Mexico, S.A. de C.V.

                "CHINA HOLDINGS" shall mean China Holdings LLC, a limited liability company organized under the laws of the State of Delaware.

                "CHINA HOLDINGS EVENT" shall have the meaning set forth in
Schedule 5.42(g).

                "CHINA HOLDINGS SALE" shall have the meaning set forth in
Section 5.42(g).

                "CLOSING" shall have the meaning set forth in Section 2.3(a).

                "CLOSING BALANCE SHEET PRINCIPLES" shall mean GAAP consistent with the accounting principles and practices applied in preparation of the balance sheet of the DTI Business as of December 31, 2002 contained in the Audited Combined Financial Statements, as adjusted pursuant to Schedule 1(g), with any inconsistency between the principles of presentation in the balance sheet of the DTI Business as of December 31, 2002 contained in the Audited Combined Financial Statements and Schedule 1(g) to be resolved in favor of
Schedule 1(g).

                "CLOSING DATE" shall have the meaning set forth in Section
2.3(a).

                "CLOSING DATE PRORATION" shall have the meaning set forth in
Section 6.2(c).

                "COBRA" shall have the meaning set forth in Section 5.16(n).

                "CODE" shall mean the Internal Revenue Code of 1986, as amended, or any successor statute.

                "COMPANY SELLERS" shall mean the Global Company Sellers and the Local Company Sellers.

                "CONDITIONS SATISFIED DATE" shall have the meaning set forth in
Section 2.3(a).

                "CONFIDENTIAL INFORMATION" shall have the meaning set forth in
Section 5.20(a).

                "CONFIDENTIALITY AGREEMENT" shall have the meaning set forth in
Section 5.2.

                "CONSOLIDATED INDEBTEDNESS" shall mean the principal amount of Indebtedness (other than the Assumed Notes), of the type described in clause (i) or (ii) of the definition of "Indebtedness," of DuPont or any of its Subsidiaries (in each case with respect to the DTI Business) or any Consolidated Joint Venture, in each case as of the close of business on the Closing Date and calculated in accordance with the Closing Balance Sheet Principles.

                "CONSOLIDATED JOINT VENTURES" shall mean those Joint Ventures set forth on Schedule 1(h).

                "CONTINUING ENVIRONMENTAL ISSUE" shall mean (i) any Release,
(ii) any soil or groundwater contamination by Hazardous Substances or (iii) any violation of Environmental Law, in each case, present or continuing, on or from any DuPont Remediation Site (or, for the sole purpose of Sections 8.5(a)(viii) and 8.5(b)(xiv), at properties then or previously owned or operated by the Joint Ventures) that is discovered after the Closing Date and that neither Buyer nor DuPont can demonstrate to a reasonable degree of certainty existed as of the Closing Date or came into existence after the Closing Date.

                "CONTRACT" shall mean any contract, agreement, lease, license, sales order, purchase order, instrument or other commitment or arrangement, whether written or oral, that is binding on any Person or entity or any part of its property under applicable Law, including any amendments thereto.

                "CONTRACT MANUFACTURING AGREEMENT" shall mean the Contract Manufacturing Agreement regarding the DTI Canada Manufacturing Operations, dated the Closing Date, between DuPont, E. I. du Pont Canada Company and DuPont Canada in all material respects in the form attached as Exhibit E.

                "CONTROLLED ENTITY" shall have the meaning set forth in Section 3.9(k).

                "COPYRIGHT AGREEMENT" shall mean the Copyright Agreement in all material respects in the form attached as Exhibit F.

                "COPYRIGHTS" shall have the meaning set forth in the definition of "Intellectual Property."

                "CRIM GUIDE" shall mean DuPont's Corporate Records & Information Management Program Guide, August 2003 edition, a copy of which is attached as Exhibit G.

                "CRIMINAL PENALTY" shall mean any (i) (A) felony criminal jail sentence in the United States or (B) criminal jail sentence involving incarceration of more than one (1) year outside of the United States or (ii) any criminal penalty, criminal fine or similar criminal Liability, in each case, imposed upon any Person for such Person's actions, omissions or violations in connection with the DTI Business, and, in the case of clause (ii) above, requiring the payment of more than (A) $8 million per occurrence or series of related occurrences in the United States or (B) $15 million per occurrence or series of related occurrences outside of the United States; PROVIDED, that for the purposes of Sections 8.4(a) and 8.5(b)(iv) only, the dollar amounts specified in each of subsections (A) and (B) of this definition shall be $400,000.

                "CSC CONTRACT" shall mean any Contract entered into between an Asset Seller or a DTI Company, on the one hand, and Computer Sciences Corporation, on the other hand, pursuant to which Computer Sciences Corporation will provide information technology-related services to the DTI Business only (and in no part to the DuPont Business), including those Contracts set forth on
Schedule 1(i).

                "CSC MASTER AGREEMENT" shall have the meaning set forth in
Section 5.1(a)(ix).

                "CURRENT TITLE COMMITMENTS" shall have the meaning set forth in
Section 5.32(a).

                "CURRENT TITLE WORK" shall have the meaning set forth in Section 5.32(a).

                "CUT OFF DATE" shall have the meaning set forth in Section
8.4(b).

                "DECLINE NOTICE" shall have the meaning set forth in Section 5.27(e)(iii)(C).

                "DELAYED COMPANY" shall mean each of the entities set forth on
Schedule 1(j) to the extent DuPont and its Subsidiaries have not received all necessary consents and approvals of any Governmental Authority which are (x) set forth on Schedule 1(j) and (y) required to transfer the Shares or Assets of any such entity to Buyer or a Buyer Sub pursuant to this Agreement or any Local Purchase Agreement at the Closing.

                "DESIGNATED JOINT VENTURE INTERESTS" shall mean the Joint Venture Interests set forth on Schedule 1(k).

                "DESIGNATED MATTERS" shall have the meaning set forth on
Schedule 1(zz).

                "DEVELOPMENT" shall have the meaning set forth in the definition of "Material Adverse Change."

                "DFS EMPLOYEES" shall have the meaning set forth in Section 5.16(b)(i).

                "DIRECTIVE" shall mean an order, directive or written requirement by or on behalf of a Governmental Authority or binding mediating or arbitration panel.

                "DIRECTLY TRANSFERRED GLOBAL JOINT VENTURE INTERESTS" shall have the meaning set forth in Section 2.1(a)(iii).

                "DIRECTLY TRANSFERRED JOINT VENTURE INTERESTS" shall mean the Joint Venture Interests other than those held by any DTI Company.

                "DIRECTLY TRANSFERRED LOCAL JOINT VENTURE INTERESTS" shall have the meaning set forth in Section 2.1(a)(v).

                "DIVESTED BUSINESSES" shall mean all terminated, divested or discontinued businesses or facilities which, at or prior to the time of termination, divestiture or discontinuation, related to or otherwise would have been part of the DTI Business (without giving effect to clause (xii) of the definition of "Excluded Business") or were operated by a DTI Company or Asset Seller, including the entities and businesses set forth on Schedule 3.14(d), but excluding those that at the time of termination, divestiture or discontinuation were owned or operated by a Joint Venture.

                "DOJ" shall have the meaning set forth in Section 3.4.

                "DTI ACQUIRED REAL PROPERTY" shall mean all real property which is primarily used or primarily held for use in connection with the DTI Business and which is owned in fee simple by DuPont or any of its Subsidiaries (including the DTI Companies) other than the DuPont Retained Sites, in each case together with all easements and privileges appertaining or relating to such real property owned by DuPont or any of its Subsidiaries (including the DTI Companies), and all Improvements located thereon (other than those Improvements to be transferred to DuPont or one of its Subsidiaries as part of any DuPont Leased Premises).

                "DTI ACTIONS" shall mean all Actions for which all Liabilities arising out of or resulting from such Actions constitute Assumed Liabilities.

                "DTI ASSETS" shall mean all right, title and interest, at the time of Closing, of DuPont, the Sellers and their respective Affiliates (including the DTI Companies) in the DTI Business and in all Assets primarily used or primarily held for use in connection with the DTI Business (excluding the Excluded Assets and excluding IT Assets, any Intellectual Property or Intellectual Property Contracts and any real property and interests therein, except to the extent specifically included pursuant to one or more of the clauses below in this definition) during (x) the three months prior to the Closing Date (or such shorter period of time as owned by DuPont or its Affiliates (including the DTI Companies)) or (y) the period beginning on the earlier of December 31, 2002 or the date that is twelve (12) months prior to Closing and ending on the Closing Date (or such shorter period as owned by DuPont or its Affiliates (including the DTI Companies)), including, but not limited by the foregoing (but excluding the Excluded Assets and excluding IT Assets, any Intellectual Property or Intellectual Property Contracts and any real property and interests therein, except to the extent specifically included pursuant to one or more of the clauses below in this definition) (i) all Contracts (other than any Intellectual Property Contract, any Contract that constitutes an IT Asset and any Contract explicitly described as an Excluded Asset) (A) primarily used or primarily held for use in connection with the DTI Business to which DuPont or any of its Affiliates is a party or to which any of the DTI Assets is subject or (B) that would have been included in the DTI Assets but for the fact that such Contracts expired or were terminated at or prior to the Closing (PROVIDED, that the time periods referred to in clauses (x) or (y) above shall end at the time of such expiration or termination and not at the Closing Date, except for purposes of defining the "DTI Business" (as opposed to "DTI Assets") which is determined by reference to the Closing Date), (ii) all DTI IT Assets, (iii) all Transferred Intellectual Property Contracts, (iv) all Intellectual Property being transferred or licensed to Buyer or one or more of the Buyer Subs under a Related Agreement or licensed to Buyer under Section 5.13, (v) all of the real property owned in fee that is reflected on the December 31, 2002 balance sheet included in the Audited Combined Financial Statements and, to the extent not included on such balance sheet, the Real Property), (vi) the Assumed Notes, (vii) all rights of the Asset Sellers (with respect to the DTI Business) (other than DuPont) and the DTI Companies under the Local Asset Transfer Agreements, (viii) all of the DTI Books and Records, (ix) all Equipment primarily used or primarily held for use in connection with the DTI Business and all Equipment reflected on the

December 31, 2002 balance sheet included in the Audited Combined Financial Statements except for the Equipment sold, transferred or disposed of in the ordinary course of business since December 31, 2002 and except for synthetic leases of IT Assets which are provided for in the Services Agreements, (x) all inventories of raw materials, work-in-process, finished products, goods, spare parts, replacement and component parts, and office and other supplies primarily used or primarily held for use in connection with the DTI Business and all inventories reflected on the December 31, 2002 balance sheet included in the Audited Combined Financial Statements except for those sold, transferred or disposed of in the ordinary course of business since December 31, 2002, (xi) all prepaid expenses, deferred charges, advance payments, security deposits and other prepaid items primarily used or primarily held for use in connection with the DTI Business, (xii) all accounts receivable to the extent arising out of the operation of the DTI Business, (xiii) the equity investments (other than those in Subsidiaries, Affiliates and Joint Ventures) set forth on Schedule 1(l) or reflected on the December 31, 2002 balance sheet included in the Audited Combined Financial Statements except for those sold, transferred or disposed of in the ordinary course of business since December 31, 2002, (xiv) all rights and claims of DuPont or its Affiliates under any confidentiality agreement or similar document entered into by DuPont or its Affiliates with third Persons regarding the Sale Process, (xv) any Asset which was transferred, leased, subleased, licensed or sublicensed to any DTI Company or any Asset Seller pursuant to a Local Asset Transfer Agreement or otherwise transferred to any DTI Company or Asset Seller in connection with the internal separation of the DTI Business by DuPont and its Affiliates except for those Assets sold, transferred or disposed of in the ordinary course of business since the date of such transfer, lease, sublease, license or sublicense, (xvi) all rights, claims and credits (other than to the extent relating to Retained Liabilities or otherwise explicitly excluded pursuant to this Agreement) to the extent relating to any of the foregoing, the DTI Assets or any Assumed Liability, including all rights to indemnification to the extent arising out of the operation of the DTI Business to the extent transferable and all rights in and to products sold or leased (including products returned after the Closing and rights of rescission, replevin and reclamation) in the operation or conduct of the DTI Business and
(xvii) the Assets set forth on Schedule 1(m), but in each case excluding the Excluded Assets. For purposes of the foregoing, if Equipment or inventory is, or generally has been after December 31, 2002, located at the DTI Acquired Real Property (excluding any DuPont Leased Premises) or DTI Leased Real Property (or in the case of Shared Facilities, the portion to be occupied by Buyer), then such Equipment or inventory shall be presumed to be a DTI Asset unless DuPont can show that it was not primarily used or primarily held for use in the DTI Business or was otherwise an Excluded Asset; PROVIDED, that the parties agree that the title to any furniture located at the DTI Leased Real Property shall
(i) if such furniture is leased by DuPont or any of its Subsidiaries from a third party, be returned and conveyed by Buyer to the Person, upon the terms and timing, specified in the lease to which Buyer or its Subsidiary is a party (or if there is no such lease, then to the Person specified in the lease to which DuPont or its Subsidiary is a party), such return and conveyance to occur not later than the expiration or termination of the lease applicable to such DTI Leased Real Property, and (ii) if such furniture is owned by DuPont or any of its Subsidiaries, be transferred and conveyed to Buyer or its applicable Subsidiary at the expiration or termination of the lease applicable to such DTI Leased Real Property (at which time Buyer shall remove such furniture, at no cost to DuPont, from such DTI Leased Real Property). For the avoidance of doubt, DTI Assets shall include the Shares and the Joint Venture Interests. Notwithstanding the foregoing, DTI Assets shall not include (i) Cash held by DuPont or its Affiliates, except to the extent necessary to satisfy the obligations under Section 5.5(c), (ii) fee title ownership to the DuPont Retained Sites and (iii) any Assets of DuPont Canada and its Subsidiaries which are contemplated to be transferred to DuPont or a Retained Subsidiary pursuant to the Local Asset Transfer Agreements to which DuPont Canada or any of its Subsidiaries is a party.

                To the extent, pursuant to a Related Agreement, a Local Asset Transfer Agreement, Section 5.13 or any Other Agreement to which Buyer or any Buyer Sub (or any DTI Company or Asset Seller, if the final version of such agreement was disclosed to Buyer prior to the date of this Agreement or otherwise approved by Buyer) is a party, Assets are licensed, sublicensed, leased or subleased to a DTI Company or Asset Seller, as the case may be, the DTI Assets shall consist only of the leasehold interest, subleasehold interest, license interest or sublicense interest, as the case may be, in such Assets and not the underlying Assets themselves. Also for purposes of this definition, with respect to any Third Party Tenant Leased Real Property, the DTI Assets shall consist of the leasehold interest to be assigned to (or, to the extent applicable, the space demised under any Third Party Tenant Lease which will be subleased by) Buyer, a Buyer Sub or a DTI Company (and the ownership interest in any Improvements located on the land so ground leased pursuant to such Third Party Tenant Lease, if any) and, with respect to any DTI Leased Real Property, the DTI Assets shall consist of the leasehold interest in all DTI Leased Real Property to be leased from DuPont or a Retained Subsidiary by Buyer, a Buyer Sub or a DTI Company pursuant to a Real Estate Lease (and the ownership interest in any Improvements and Equipment located on the land so ground leased pursuant to any Real Estate Lease which is a Ground Lease). With respect to the land and buildings constituting those Shared Facilities which are located on DTI Acquired Real Property and a portion of which is or will be DuPont Leased Premises, the DTI Assets shall exclude DuPont's and any Retained Subsidiary's leasehold interest under any DuPont Lease and ownership interest in any Equipment and (in the case of any DuPont Leased Premises Ground Leased pursuant to a DuPont Ground Lease) the Improvements located on any DuPont Leased Premises.

                "DTI BENEFIT PLANS" shall have the meaning set forth in Section 3.10(a).

                "DTI BOOKS AND RECORDS" shall mean such portion of the books and records of DuPont and its Subsidiaries and the Joint Ventures (to the extent of the rights of DuPont and its Affiliates therein, if any), including the books and records as described in the CRIM Guide, and including all computerized books and records owned by DuPont, its Subsidiaries (including the DTI Companies) and the Joint Ventures, to the extent any of the foregoing books or records (i) primarily relate to the DTI Business or the DTI Assets, including the minute books, corporate charters and by-laws or comparable constitutive documents, records of share issuances, and related corporate records of the

DTI Companies or the Joint Ventures (to the extent of the rights of DuPont and its Affiliates therein, if any), business plans, books of account, financial and operating data, price lists, books and records to the extent primarily relating to DTI Employees or Former DTI Employees (including health and safety data), the purchase of materials, supplies and services, the manufacture and sale of products by the DTI Business (including vendor lists) or dealings with customers (including customer lists and credit policies and credit information with respect to customers) of the DTI Business, marketing, advertising and promotional materials, product literature, product data, product testing reports, market and other research, Environmental Permits (including associated documentation), records of Environmental Conditions to the extent primarily relating to the DTI Business and all files to the extent primarily relating to any Action the Liability with respect to which is included in Assumed Liabilities (ii) have been transferred to one of the Asset Sellers (other than DuPont to the extent not transferred to DuPont in connection with its ownership or use of the DTI Assets) or one of the DTI Companies, in each case, pursuant to a Local Asset Transfer Agreement or (iii) have been created by one of the Asset Sellers (other than DuPont to the extent not created primarily in connection with its ownership or use of DTI Assets) or one of the DTI Companies, in each case, after the date of the applicable Local Asset Transfer Agreement. Notwithstanding the foregoing, "DTI Books and Records" shall not include (x) any portion of the books and records of DuPont or the Retained Subsidiaries containing minutes of meetings of any board of directors (or committee thereof) of any of them or (y) any Technical Information (which shall be governed by the Patent and Technical Information Agreement). For the avoidance of doubt, "DTI Books and Records" shall include an electronic copy of the agreements, instruments and other documents which were made available on the Daticon database by DuPont to Buyer, its Affiliates and their Representatives during their due diligence investigation of the DTI Business; PROVIDED, that DuPont may exclude from such electronic copy any agreements, instruments or other documents that relate exclusively to the Excluded Assets, Retained Liabilities or DuPont Business.

                "DTI BUSINESS" shall mean, as comprised on or prior to the Closing Date, the businesses, activities and operations of the nylon, polyester and spandex businesses comprising the Textiles & Interiors business segment of DuPont and its Subsidiaries and the Joint Ventures, including the apparel, interiors, industrial, intermediates and other businesses of DuPont and its Subsidiaries and the Joint Ventures to the extent included in such Textiles & Interiors business segment, regardless of whether such businesses, activities or operations are conducted with DTI Assets, Assets used or held for use by Joint Ventures, or Assets at Shared Facilities that have been excluded from the definition of DTI Assets. For the avoidance of doubt, the DTI Business shall include (i) the businesses, activities and operations of the DuPont Flooring Systems business, (ii) the entities or businesses set forth on Schedule 1(n) and
(iii) the DTI Canada Business. Notwithstanding the foregoing, the DTI Business shall not include the businesses, activities and operations which constitute the Excluded Businesses.

                "DTI CANADA BUSINESS" shall mean, as comprised on or prior to the Closing Date, (i) the businesses, activities and operations of the nylon, polyester and spandex businesses comprising the textiles & interiors business of DuPont Canada and its Subsidiaries, including the apparel, interiors and industrial and intermediates businesses of DuPont Canada and its Subsidiaries to the extent associated with any of the foregoing, regardless of whether such businesses, activities or operations are conducted with DTI Assets or Assets at Shared Facilities that have been excluded from the definition of DTI Assets and
(ii) the manufacturing activities and operations of DuPont Canada and its Subsidiaries relating to the manufacture and sale of (A) SUVA(R) fluoroproducts and engineering polymers at Maitland, Ontario, (B) modified polymers at Sarnia, Ontario and (C) performance coatings at Ajax, Ontario, but only to the extent such manufacturing operations described under subclause (A), (B) or (C) relate to the services to be provided to DuPont and its Affiliates under the Contract Manufacturing Agreement.

                "DTI CANADA MANUFACTURING OPERATIONS" shall mean the activities and operations described in clause (ii) of the definition of "DTI Canada Business" to the extent such activities and operations were conducted by DuPont Canada or any of its Subsidiaries on or prior to the Closing Date.

                "DTI COMPANIES" shall mean the entities set forth on Schedule 3.3(a).

                "DTI EMPLOYEES" shall mean each individual who is employed on the Closing Date as an employee in the DTI Business; PROVIDED, HOWEVER, that in the event that on the Closing Date any such individual shall be employed in connection with both the DTI Business and the DuPont Business, such individual shall be considered a DTI Employee if, but only if, on the Closing Date such individual's employment shall be primarily in connection with the DTI Business. The term "DTI Employees" shall not include any individual who serves solely as a director (or in a similar capacity) of a DTI Company, Asset Seller or Joint Venture and is not otherwise employed in the DTI Business.

                "DTI ENVIRONMENTAL LIABILITIES" shall have the meaning set forth in Section 8.5(a).

                "DTI EXCLUSIVE NYLON FIBERS" shall mean Polyamide Fibers composed of no more than 27.5 mole %, on the basis of 100 mole % in polymer, monomers containing aromatic rings that have been wound, baled, or otherwise packaged.

                "DTI EXCLUSIVE SPANDEX FIBERS" shall mean Solution-Spun Spandex Fibers.

                "DTI FIELD NYLON MONOFILAMENTS" shall mean:

                        (i) water-quenched, less than 20 dpf, monofilaments of Nylon,

                        (ii) Monofilament Products, except those for use in brushes or for synthetic hair, which are less than 100 dpf made of Nylon-66, Nylon-6, and copolymers of Nylon-66 or Nylon-6 containing at least 70 mole %, on the basis of 100 mole % in polymer, of any combination of monomers of Nylon-66 and Nylon-6, and

                        (iii)   Hyten(R)Monofilament (NC).

                "DTI GLOBAL RESTRUCTURING" shall have the meaning set forth in
Section 3.9(n).

                "DTI GROUND LEASE" shall mean each of the ground leases between DuPont or a Retained Subsidiary, as landlord, on the one hand, and Buyer, a Buyer Sub or a DTI Company, as tenant, on the other hand, in all material respects in the forms attached as Exhibit B-3(a) and Exhibit B-3(b) or, with respect to any DTI Leased Real Property located outside of the United States, such form as is substantially similar to the form used for U.S. properties, subject to (i) the requirements of foreign law and (ii) such changes as may be mutually agreed to by the parties in their reasonable discretion prior to the Closing.

                "DTI IT ASSETS" shall mean all right, title and interest of DuPont, the Sellers and their respective Affiliates (including the DTI Companies) in (i) all IT Assets that were transferred or licensed to an Asset Seller (other than DuPont) or a DTI Company pursuant to a Local Asset Transfer Agreement, but only to the extent of the rights granted therein, and (ii) all other IT Assets exclusively used or exclusively held for use in connection with the DTI Business at the Closing and for the prior twelve (12) months (or such shorter period as owned by DuPont or its Affiliates (including the DTI Companies)).

                "DTI LEASED REAL PROPERTY" shall mean all real property which is located on a DuPont Retained Site (together with, in the case of any land ground leased pursuant to a DTI Ground Lease, the Improvements located thereon, including any Improvements leased from a Governmental Authority pursuant to an industrial revenue bond agreement) and shall be (i) in the case of DTI Leased Real Property that Schedule 3.12(b)(ii) contemplates being subject to a DTI Ground Lease, leased by (and which Improvements shall be transferred to) Buyer, a Buyer Sub or a DTI Company from DuPont or a Retained Subsidiary pursuant to a DTI Ground Lease and a Bill of Sale at the Closing or (ii) in the case of office and laboratory space included in the DTI Leased Real Property and contemplated by Schedule 3.12(b)(ii) as being subject to a DTI Space Lease, leased to Buyer, a Buyer Sub or a DTI Company from DuPont or a Retained Subsidiary at the Closing pursuant to a DTI Space Lease.

                "DTI PATENTS" shall mean all right, title and interest (including license rights, rights or obligations of assignment to or from DuPont or any Subsidiary of DuPont (including the DTI Companies) or with respect to which DuPont or any Subsidiary of DuPont (including the DTI

Companies) has the power to grant an immunity from suit for infringement) of DuPont, the Sellers and their respective Affiliates (including the DTI Companies) in those Patents being transferred to Buyer, a Buyer Sub or a DTI Company under the Patent and Technical Information Agreement.

                "DTI SEGMENT" shall have the meaning set forth in Section
3.5(f).

                "DTI SPACE LEASE" shall mean each of the space leases between DuPont or a Retained Subsidiary, as landlord, on the one hand, and Buyer, a Buyer Sub or a DTI Company, as tenant, on the other hand, in all material respects in the forms attached as Exhibit B-4 or, with respect to any DTI Leased Real Property located outside of the United States, such form as is substantially similar to the form used for U.S. properties, subject to (i) the requirements of foreign law and (ii) such changes as may be mutually agreed to by the parties in their reasonable discretion prior to the Closing.

                "DTI TITLE IV PLAN" shall have the meaning set forth in Section 3.10(c).

                "DTI TRANSFERRED EMPLOYEES" shall mean each DTI Employee employed at (i) any DTI Company on the Closing Date or (ii) any Asset Seller and who accepts an offer of employment from Buyer or any Buyer Sub in accordance with Section 5.16, and including any individual on long-term disability with DuPont Flooring Systems, Inc., or any other DTI Company; PROVIDED, HOWEVER, that employees of a Delayed Company who are DTI Employees shall not be deemed DTI Transferred Employees unless and until such Delayed Company is transferred to Buyer in accordance with Section 5.31.

                "DUE DATE" shall have the meaning set forth in Section 6.3(c).

                "DUPONT" shall have the meaning set forth in the introductory paragraph of this Agreement.

                "DUPONT 401(K) PLAN" shall mean the Savings & Investment Plan of
E. I. du Pont de Nemours and Company.

                "DUPONT ACTIONS" shall mean all Actions for which all Liabilities arising out of or resulting from such Actions constitute Retained Liabilities.

                "DUPONT BOOKS AND RECORDS" shall mean the books and records as described in the CRIM Guide, including all computerized books and records, minute books, corporate charters and by-laws or comparable constitutive documents, records of share issuances and related corporate records of or owned by DuPont and its Subsidiaries (including the DTI Companies) other than the DTI Books and Records. Notwithstanding the foregoing, "DuPont Books and Records" shall not include any Technical Information (which shall be governed by the Patent and Technical Information Agreement).

                "DUPONT BUSINESS" shall mean the businesses in which, and the activities and operations as to which, DuPont and its Subsidiaries, including the DTI Companies, have been formerly or are currently engaged, including the Excluded Businesses, but excluding the DTI Business.

                "DUPONT CANADA" shall mean DuPont Canada Inc. (to be renamed INVISTA Canada Company).

                "DUPONT DEFINED BENEFIT PLAN" shall have the meaning set forth in Section 5.16(i).

                "DUPONT ENGINEERING AND PROCESS STANDARDS" shall mean the DuPont Engineering Guidelines which consist of the library of "how-to" guides for designing, constructing, maintaining and operating its facilities, and in the case of the process standards, those mathematical models and calculations comprising the DuPont ChemE Models(TM).

                "DUPONT ENVIRONMENTAL LIABILITIES" shall have the meaning set forth in Section 8.5(b).

                "DUPONT EXCLUDED NYLON MONOFILAMENTS" shall mean:

                        (a) Nylon Monofilament Products for use in brushes or for synthetic hair; and

                        (b)     Monofilament Products other than:

                                (i) those less than or equal to 100 dpf made of Nylon-66, Nylon-6, and copolymers of Nylon-66 or Nylon-6 containing at least 70 mole % of any combination of the monomers of Nylon-66 and Nylon-6; and

                                (ii)    Hyten(R) Monofilament.

                "DUPONT FRANCE" shall mean DuPont de Nemours France SAS.

                "DUPONT GROUND LEASE" shall mean each of the ground leases between DuPont or a Retained Subsidiary, as tenant, on the one hand, and Buyer, a Buyer Sub or a DTI Company, as landlord, on the other hand, in all material respects in the forms attached as Exhibit B-5 or, with respect to any DuPont Leased Premises located outside of the United States, such form as is substantially similar to the form used for U.S. properties, subject to (i) the requirements of foreign law and (ii) as may be mutually agreed to by the parties in their reasonable discretion prior to the Closing.

                "DUPONT GUARANTEES" shall mean all obligations of DuPont or any of the Retained Subsidiaries or DTI Companies under any loan, financing, lease, Contract or other obligation in existence as of the Closing Date for which DuPont or any of the Retained Subsidiaries or DTI Companies is or may be liable
(i) as guarantor or surety for the obligations of the DTI Business, (ii) as a Person required to provide financial support for the DTI Business in any form whatsoever, or (iii) otherwise as guarantor with respect to the performance by, or obligations of, third parties to the extent relating to the DTI Business, but in any case excluding (x) obligations under any Shared Contracts, (y) the

Joint Venture Guarantees and (z) obligations relating to indebtedness for borrowed money of DuPont and its Subsidiaries that is not an Assumed Liability.

                "DUPONT INDEMNIFIED PARTIES" shall have the meaning set forth in
Section 8.4(b).

                "DUPONT LEASED PREMISES" shall mean all real property which is set forth on Schedule 1(o) (together with, in the case of any land ground leased pursuant to a DuPont Ground Lease, the Improvements located thereon, including any Improvements leased from a Governmental Authority pursuant to an industrial revenue bond agreement), and shall be (i) in the case of DuPont Leased Premises that Schedule 1(o) contemplates being subject to a DuPont Ground Lease, leased by (and which Improvements shall be transferred to) DuPont or one of its Subsidiaries from Buyer, a Buyer Sub or a DTI Company pursuant to a DuPont Ground Lease and a Bill of Sale at the Closing or (ii) in the case of office, laboratory or manufacturing space included in the DuPont Leased Premises and contemplated by Schedule 1(o) as being subject to a DuPont Space Lease, leased to DuPont or one of its Subsidiaries from Buyer, a Buyer Sub or a DTI Company at the Closing pursuant to a DuPont Space Lease.

                "DUPONT LEASES" shall mean, collectively, the DuPont Ground Leases and the DuPont Space Leases.

                "DUPONT MARK CONTRACTS" shall mean those Contracts set forth on
Schedule 1(p).

                "DUPONT MARKS" shall have the meaning set forth in Section 5.13(a).

                "DUPONT NEGOTIATED IT RIGHTS" shall have the meaning set forth in Section 5.8(f)(i).

                "DUPONT PATENTS" shall mean all Patents owned by or under obligation of assignment to DuPont or any Subsidiary of DuPont (including the DTI Companies) or with respect to which DuPont or any Subsidiary of DuPont (including the DTI Companies) has the power to grant an immunity from suit for infringement, in each case as of the Closing Date, other than the DTI Patents.

                "DUPONT REMEDIATION SITES" shall mean the sites set forth on
Schedule 1(q), which Schedule shall be subject to amendment prior to the Closing Date based on Buyer's diligence if Buyer identifies in writing any additional sites included in the DTI Assets that require Remediation.

                "DUPONT REPRESENTATIVE" shall have the meaning set forth in
Section 9.5(b).

                "DUPONT RETAINED SITES" shall mean the sites set forth on
Schedule 1(r).

                "DUPONT SPACE LEASE" shall mean each of the space leases between DuPont or a Retained Subsidiary, as tenant, on the one hand, and Buyer, a Buyer Sub or a DTI Company, as landlord, on the other hand, in all material respects in the forms attached as Exhibit B-6 or, with respect to any DuPont Leased Premises located outside of the United States, such form as is substantially similar to the form used for U.S. properties, subject to (i) the requirements of foreign law and (ii) such changes as may be mutually agreed to by the parties in their reasonable discretion prior to the Closing.

                "EC MERGER REGULATIONS" shall mean Council regulation (EEC) No. 4064/89 of December 21, 1989 on the Control of Concentrations Between Undertakings, OJ (1989) L 395/1 and the regulations and decisions of the Council or Commission of the European Community or other organs of the European Union or European Community implementing such regulations.

                "ENCUMBRANCE" shall mean any lien, encumbrance, security interest, charge, mortgage, deed of trust, deed to secure debt, option, pledge, restriction on transfer of title or voting, right-of-way, easement, right to occupy of any kind, right of first refusal, encroachment, building or use restriction, conditional sales agreement, license or any adverse claim of any nature whatsoever, other than (i) in the case of securities and any other equity ownership interests, any restrictions imposed by federal, state and foreign securities laws and (ii) in the case of securities and any other equity ownership interests and other Assets, any security interest incurred pursuant to financings by DuPont or any Subsidiary thereof, which are set forth on Schedule 1(s) and which shall be released prior to the Closing at no cost to Buyer or any of its Subsidiaries.

                "ENGINEERING RESIN" shall mean resins, polymers or copolymers with or without additives, modifiers and/or fillers, with tailored physical properties such as toughness, stiffness, impact, crystallization rate, mold release, light, oxidative and heat stabilization, fatigue resistance and/or flame retardancy properties, and the like, for Engineering Resin Applications.

                "ENGINEERING RESIN APPLICATIONS" shall mean finished articles, other than Fibers, filaments, and films, and production of such finished articles in many forms and shapes (including tubes and sheets), formed from polymers by many specific techniques such as injection molding, blow molding, roto-molding, extrusion, casting, etc., where such articles have tailored physical properties such as toughness, stiffness, impact, crystallization rate, mold release, light, oxidative and heat stabilization, fatigue resistance and/or flame retardancy properties, and the like which provide specific property benefits such as mechanical strength, temperature, electrical properties, environmental resistance, etc.

                "ENVIRONMENT" shall mean the indoor and outdoor environment including any surface water, groundwater, drinking water supply, soil, natural resources, wetlands, land surface, subsurface strata or ambient air.

                "ENVIRONMENTAL CLAIM" shall mean any claim, action, cause of action, investigation, demand, order, directive or written notice by, or on behalf of, any Governmental Authority or Person alleging potential liability (including potential liability for investigatory costs, cleanup costs, governmental response costs, natural resources damages, property damages, personal injuries, or penalties) arising out of, based on or resulting from: (i) the presence, Release or threatened Release of any Hazardous Substance at any location, (ii) exposure to any Hazardous Substance or (iii) requirements or violation of any Environmental Law or Environmental Permit.

                "ENVIRONMENTAL CONDITION" shall mean the presence of Hazardous Substances in the Environment or building materials, or the Release from building materials, including but not limited to the migration or movement of Hazardous Substances in or through the Environment.

                "ENVIRONMENTAL LAWS" shall mean the applicable laws, regulations, ordinances and rules of a Governmental Authority, and the applicable common law, relating to pollution or protection of human health or the Environment (including ambient air, soil, surface water, groundwater, wetlands, natural resources, land surface or subsurface strata), or relating to the use, refinement, handling, treatment, removal, storage, production, manufacture, transportation, disposal, emission, discharge, injection, Release or threatened Release of Hazardous Substances, including with respect to sites in the United States, without limitation, the statutes listed below: Federal Solid Waste Disposal Act as amended by the Resource Conservation and Recovery Act of 1976 and Hazardous and Solid Waste Amendments of 1984, 42 U.S.C. ss. 6901, et seq.; Federal Comprehensive Environmental Response, Compensation, and Liability Act of 1980, 42 U.S.C. ss. 9601, et seq.; Federal Emergency Planning and Community Right-to-Know Act of 1986, 42 U.S.C. ss. 11001, et seq.; Oil Pollution Act of 1990, 33 U.S.C. ss. 2701, et seq.; Federal Clean Air Act, 42 U.S.C. ss. 7401, et seq.; Federal Water Pollution Control Act, Federal Clean Water Act of 1977, 33 U.S.C. ss. 1251, et seq.; Federal Insecticide, Fungicide, and Rodenticide Act, Federal Pesticide Act of 1978, 7 U.S.C. ss. 136, et seq.; Federal Endangered Species Act, 16 U.S.C. ss. 1531, et seq.; Federal Hazardous Materials Transportation Act, 48 U.S.C. ss. 1801, et seq.; Federal Toxic Substances Control Act, 15 U.S.C. ss. 2601, et seq.; the Federal Safe Drinking Water Act, 42 U.S.C. ss. 300f, et seq.; and the Occupational Safety and Health Act of 1970, 29 U.S.C. ss. 651 et seq., and all similar or analogous foreign, state, regional or local statutes, secondary and subordinate legislation, and directives, as in effect and legally binding, and the rules and regulations promulgated thereunder, and any provisions of common law providing for any remedy or right of recovery or right of injunctive relief with respect to Environmental Matters, as these laws, rules and regulations were in the past or are currently in effect at the relevant time period.

                "ENVIRONMENTAL MATTERS" shall mean (i) the pollution or destruction of, or loss or injury to, or any adverse effect upon, the Environment, (ii) the protection, cleanup or restoration of, or removal, Remediation or mitigation of conditions affecting the Environment, (iii) any Release or the generation, handling, transportation, use, treatment or storage of any Hazardous Substances, (iv) the regulation of the manufacture, processing, distribution or use, for commercial purposes, of chemical substances or radioactive materials, by-products or waste or (v) any matter concerning or arising out of the Environment or exposure to Hazardous Substances.

                "ENVIRONMENTAL MATTERS AGREEMENT" shall mean the Environmental Matters Agreement, dated May 23, 2003, between DuPont and DuPont Textiles & Interiors, Inc.

                "ENVIRONMENTAL PERMIT" shall mean any permit, license, approval, certificate, identification number, or other authorization required under any Environmental Laws in connection with the DTI Assets or the DTI Business.

                "EQUIPMENT" shall mean all equipment, fixtures, physical facilities, machinery, inventory, spare parts, supplies, tools and other tangible personal property.

                "ERISA" shall have the meaning set forth in Section 3.10(a).

                "ERISA AFFILIATE" shall have the meaning set forth in Section 3.10(a).

                "ESTIMATED ADJUSTED NET ASSET AMOUNT" shall have the meaning set forth in Section 2.4(a)(ii).

                "ESTIMATED ADJUSTED NET ASSETS" shall have the meaning set forth in Section 2.4(a)(ii).

                "ESTIMATED CLOSING BALANCE SHEET" shall have the meaning set forth in Section 2.4(a)(i).

                "ESTIMATED EXCESS NONCONSOLIDATED INDEBTEDNESS" shall have the meaning set forth in the definition of "Estimated Joint Venture Interest Agreed Amount."

                "ESTIMATED INDIVIDUAL NONCONSOLIDATED EXCESS" shall have the meaning set forth in the definition of "Estimated Joint Venture Interest Agreed Amount."

                "ESTIMATED JOINT VENTURE INTEREST AGREED AMOUNT" shall mean, with respect to any Joint Venture Interest (other than Selected Joint Venture Interests and Joint Venture Interests in the Primary Joint Venture), the result of the following:

                        (i) the amount set forth on Schedule 1(t) opposite such Joint Venture Interest; and

                        (ii) in the case of a Consolidated Joint Venture, (A) MINUS, if the amount of the Individual Estimated Specified Indebtedness of such Joint Venture exceeds the Individual Reference Joint Venture Indebtedness of such Joint Venture, the amount of such excess, (B) PLUS, if the Individual Reference Joint Venture Indebtedness of such Joint Venture exceeds the Individual Estimated Specified Indebtedness of such Joint Venture, the amount of such excess; and

                        (iii) in the case of a Nonconsolidated Joint Venture, MINUS, if (A) the amount of the Individual Estimated Nonconsolidated Indebtedness of such Joint Venture exceeds the Individual Reference Joint Venture Indebtedness of such Joint Venture (such excess, if any, for a particular Nonconsolidated Joint Venture, the "ESTIMATED INDIVIDUAL NONCONSOLIDATED EXCESS") and (B) the aggregate Estimated Nonconsolidated Indebtedness exceeds the Reference Nonconsolidated Indebtedness (the amount of such excess for the purposes of this definition, the "ESTIMATED EXCESS NONCONSOLIDATED INDEBTEDNESS"), an amount equal to (x) (1) the Estimated Excess Nonconsolidated Indebtedness MULTIPLIED BY (2) the Estimated Individual Nonconsolidated Excess for such Nonconsolidated Joint Venture, DIVIDED BY (y) the sum of all Estimated Individual Nonconsolidated Excesses of all Nonconsolidated Joint Ventures;

PROVIDED, that the foregoing shall, if less than zero, be deemed equal to zero.

                "ESTIMATED NONCONSOLIDATED INDEBTEDNESS" shall have the meaning set forth in Section 2.4(a)(ii).

                "ESTIMATED PENSION FUNDING AMOUNT" shall have the meaning set forth in Section 2.6(a)(i).

                "ESTIMATED PENSION FUNDING STATEMENT" shall have the meaning set forth in Section 2.6(a)(i).

                "ESTIMATED SPECIFIED INDEBTEDNESS" shall have the meaning set forth in Section 2.4(a)(ii).

                "EXCESS CASH" shall have the meaning set froth in Section
5.5(c).

                "EXCHANGE ACT" shall mean the Securities Exchange Act of 1934, as amended.

                "EXCLUDED ASSETS" shall mean (i) any claims, rights and interest in and to any refunds for Taxes described in Section 6.6(a), (ii) all rights of the Sellers under this Agreement and any documents delivered or received in connection herewith, (iii) except as specifically provided in Section 5.16, all assets held by or in respect of any DTI Benefit Plan, (iv) the Assets constituting ownership interests in, or that are primarily used or primarily held for use in, the Excluded Businesses, (v) the DuPont Books and Records, (vi) the DuPont Marks, DuPont Mark Contracts and the Retained DTI Mark Contracts,
(vii) the DuPont Patents, (viii) the Assets listed on or in the categories set forth on Schedule 1(u), (ix) all insurance policies (except for title insurance policies provided for in Section 5.32), (x) the accounts receivable set forth on
Schedule 1(v) and (xi) title to the shares of INVISTA Argentina, S.A, INVISTA Nylon Sudamerica S.A. and DTI Nylon Inversora S.A.; PROVIDED, that the foregoing shall not limit the rights of Buyer and its Affiliates pursuant to Sections 5.11 and 5.13.

                "EXCLUDED BUSINESSES" shall mean, collectively, the businesses, activities and operations of (i) the polyester film business, including the DuPont Teijin joint venture, (ii) the engineering resins business (including the nylon engineering polymers, polyester engineering polymers and thermoplastic elastomer engineering polymers businesses (including the businesses associated, or conducted in connection, with the following brands: Zytel(R), Minlon(R), Crastin(R), Rynite(R), Hytrel(R), Elvamide(R), Delrin(R) and Vespel(R))), (iii) the nylon and polyester filaments business of DuPont's engineering polymers business (including the following businesses: Tynex(R) nylon filament, Chinex(R) synthetic bristle and Orel(R) polyester filament), (iv) the surface protection chemicals business operated, conducted, used or owned by DuPont's Chemical Solutions strategic business unit (including the stain and soil resistant chemicals business), (v) the clean and disinfect business operated, conducted, used or owned by DuPont's Chemical Solutions strategic business unit, (vi) the catalyst business, the sulfoisopthalic acid and derivatives business and the businesses associated, or conducted in connection, with the Methacrol(R) brand, each operated, conducted, used or owned by DuPont's Chemical Solutions strategic business unit, (vii) the businesses associated, or conducted in connection, with the Crystar(R) brand, (viii) the fibers business operated, conducted, used or owned by DuPont's Advanced Fiber Systems strategic business unit (including businesses associated, or conducted in connection, with the Nomex(R) and Kevlar(R) brands), (ix) the businesses associated, or conducted in connection, with the Permasep(R) brand, (x) the spunbonded fibers businesses operated, conducted, used or owned by the DuPont's Nonwovens strategic business unit (including the businesses associated, or conducted in connection, with the Tyvek(R) and Sontara(R) brands), (xi) the businesses associated, or conducted in connection, with the Sorona(R) and Typar(R) brands, (xii) except as otherwise expressly provided herein, any Divested Businesses, (xiii) the entities or businesses set forth on Schedule 1(w) and (xiv) the businesses of any joint ventures set forth on Schedule 1(x). Notwithstanding clause (ii) of this definition, Excluded Businesses shall not include the DTI Canada Manufacturing Operations.

                "EXCLUDED DEFAULT" shall mean a default or breach (or alleged default or breach) by DuPont or Buyer or any of their Subsidiaries to the extent it arises by reason of the fact that (in accordance with Section 5.8) Buyer or one of its Subsidiaries (rather than DuPont or one of its Subsidiaries) is performing DuPont's or its Subsidiary's obligations under, or obtaining DuPont's or its Subsidiaries' benefits under, a Contract or Asset that has not been assigned, licensed, sublicensed, leased, subleased, conveyed or transferred, as applicable, to Buyer or one of its Subsidiaries, but excluding from the foregoing any default or breach (or alleged default or breach) relating to any defect in the performance itself.

                "EXCLUDED SHARED CONTRACTS" shall have the meaning set forth in
Section 5.25(c).

                "EXCLUDED TAXES" shall have the meaning set forth in Section 6.1(a).

                "EXISTING CONTAMINATION" shall mean (i) any Release or (ii) any soil or groundwater contamination by Hazardous Substances, in each case, present or continuing, as of the Closing Date, on or from any of the Real Property (including, for the sole purpose of Sections 8.5(a)(viii) and Section 8.5(b)(xiv), any real property owned or operated by the Joint Ventures), including DuPont Leased Premises, the DTI Acquired Real Property and those sites where a DTI Company owns a portion of a Shared Facility. Information and data regarding such Releases are contained in, but not limited to, the Baseline Environmental Conditions. "Existing Contamination" shall not include any building materials located in the structures on the DTI Leased Real Property or the DuPont Leased Premises (including any Shared Facilities) as of the Closing Date, including but not limited to asbestos, lead paint and lead pipes; PROVIDED, that such building materials are in compliance with Environmental Laws as of the Closing Date.

                "EXISTING OFF-SITE DISPOSAL" shall mean the disposal, or arrangement for disposal, of a Hazardous Substance at any location other than the Real Property on or before the Closing Date, or the migration of Existing Contamination to any location other than the Real Property prior to, on or after the Closing Date.

                "FIBERS" shall mean manufactured fibers including staple fibers and continuous filaments but shall exclude Monofilament Products.

                "FINAL ADJUSTED NET ASSETS" shall mean (i) the Preliminary Adjusted Net Assets if deemed final pursuant to Section 2.5(b), (ii) the Adjusted Net Assets deemed by mutual agreement of Buyer and DuPont to be the Final Adjusted Net Assets or (iii) the Adjusted Net Assets determined by the Independent Accounting Firm to be the Final Adjusted Net Assets in accordance with Section 2.5(c), whichever shall first occur.

                "FINAL CLOSING ADJUSTMENT" shall have the meaning set forth in
Section 2.5(d).

                "FINAL CLOSING BALANCE SHEET" shall mean (i) the Preliminary Closing Balance Sheet if deemed final pursuant to Section 2.5(b), (ii) any balance sheet deemed by mutual agreement of Buyer and DuPont to be the Final Closing Balance Sheet or (iii) the balance sheet determined by the Independent Accounting Firm to be the Final Closing Balance Sheet in accordance with Section 2.5(c), whichever shall first occur.

                "FINAL DETERMINATION" shall mean the final resolution of any Tax (or other Tax matter) for a Tax Period that, under applicable Law, is not subject to further appeal, review or modification through proceedings or otherwise, including (i) by the expiration of a statute of limitations or a period for the filing of claims for refunds, amending Tax Returns, appealing from adverse determinations or recovering any refund (including by offset), (ii) by a decision, judgment, decree or other order by a court of competent jurisdiction, which has become final and unappealable, (iii) by a closing agreement or an accepted offer in compromise under Section 7121 or 7122 of the Code, or comparable agreements under laws of other jurisdictions, (iv) by execution of an Internal Revenue Service Form 870AD or by a comparable form under the laws of other jurisdictions (excluding, however, with respect to a particular Tax Item for a particular taxable period any such form that reserves (whether by its terms or by operation of law) the right of the taxpayer to file a claim for refund and/or the right of the Tax Authority to assert a further deficiency with respect to such Tax Item for such period) or
(v) by any allowance of a refund or credit, but only after the expiration of all periods during which such refund or credit may be recovered (including by way of offset).

                "FINAL EXCESS NONCONSOLIDATED INDEBTEDNESS" shall have the meaning set forth in the definition of "Final Joint Venture Interest Agreed Amount."

                "FINAL INDIVIDUAL NONCONSOLIDATED EXCESS" shall have the meaning set forth in the definition of "Final Joint Venture Interest Agreed Amount."

                "FINAL JOINT VENTURE INTEREST AGREED AMOUNT" shall mean, with respect to any Joint Venture Interest (other than Selected Joint Venture Interests and Joint Venture Interests in the Primary Joint Venture), the result of the following:

                        (i) the amount set forth on Schedule 1(t) opposite such Joint Venture Interest; and

                        (ii) in the case of a Consolidated Joint Venture, (A) MINUS, if the amount of the Individual Final Specified Indebtedness of such Joint Venture exceeds the Individual Reference Joint Venture Indebtedness of such Joint Venture, the amount of such excess, (B) PLUS, if the Individual Reference Joint Venture Indebtedness of such Joint Venture exceeds the Individual Final Specified Indebtedness of such Joint Venture, the amount of such excess; and

                        (iii) in the case of a Nonconsolidated Joint Venture, MINUS, if (A) the amount of the Individual Final Nonconsolidated Indebtedness of such Joint Venture exceeds the Individual Reference Joint Venture Indebtedness of such Joint Venture (such excess, if any, for a particular Nonconsolidated Joint Venture, the "FINAL INDIVIDUAL NONCONSOLIDATED EXCESS") and (B) the aggregate Final Nonconsolidated Indebtedness exceeds the Reference Nonconsolidated Indebtedness (the amount of such excess for the purposes of this definition, the "FINAL EXCESS NONCONSOLIDATED INDEBTEDNESS"), an amount equal to (x) (1) the Final Excess Nonconsolidated Indebtedness multiplied by (2) the Final Individual Nonconsolidated Excess for such Nonconsolidated Joint Venture DIVIDED by (y) the sum of all Final Individual Nonconsolidated Excesses of all Nonconsolidated Joint Ventures;

PROVIDED, that the foregoing shall, if less than zero, be deemed equal to zero.

                "FINAL NONCONSOLIDATED INDEBTEDNESS" shall mean (i) the Estimated Nonconsolidated Indebtedness if Buyer fails to notify DuPont that it disputes such amount pursuant to Section 2.5(e), (ii) the Nonconsolidated Indebtedness deemed by mutual agreement of Buyer and DuPont to be the Final Nonconsolidated Indebtedness or (iii) the Nonconsolidated Indebtedness determined by the Independent Accounting Firm to be the Final Nonconsolidated Indebtedness in accordance with Section 2.5(e), whichever shall first occur.

                "FINAL PENSION FUNDING AMOUNT" shall mean the amount determined in accordance with Section 2.6(b)(ii).

                "FINAL SPECIFIED INDEBTEDNESS" shall mean (i) the Estimated Specified Indebtedness if Buyer fails to notify DuPont that it disputes such amount pursuant to Section 2.5(e), (ii) the Specified Indebtedness deemed by mutual agreement of Buyer and DuPont to be the Final Specified Indebtedness or
(iii) the Specified Indebtedness determined by the Independent Accounting Firm to be the Final Specified Indebtedness in accordance with Section 2.5(e), whichever shall first occur.

                "FOREIGN ACTIVE BENEFIT EMPLOYEES" shall have the meaning set forth in Section 5.16(q)(i).

                "FOREIGN BENEFIT EMPLOYEES" shall have the meaning set forth in
Section 5.16(q)(iii).

                "FOREIGN BENEFIT PLAN" shall have the meaning set forth in
Section 3.10(d).

                "FOREIGN BENEFIT SELLERS" shall have the meaning set forth in
Section 5.16(q)(i).

                "FOREIGN PENSION PLANS" shall have the meaning set forth in
Section 5.16(q)(iv).

                "FORMER DTI EMPLOYEES" shall mean those Persons previously employed as officers or employees of the DTI Business whose employment with the DTI Business was terminated before the Closing Date. In the event that any such Person was employed in both the DTI Business and the DuPont Business, such Person shall be considered a Former DTI Employee if, but only if, as of the last day of such Person's employment, such Person was primarily employed in the DTI Business.

                "FORMER FACILITIES" shall mean any real property used or held for use at any time in connection with the DTI Business (regardless of whether or not such real property constitutes Real Property or a DTI Asset) where operations in connection with the DTI Business were substantially discontinued prior to the Closing Date or where the property was sold prior to the Closing Date.

                "FTC" shall have the meaning set forth in Section 3.4.

                "GAAP" shall mean United States generally accepted accounting principles as in effect on the date or for the period with respect to which such principles are applied.

                "GLOBAL ASSET SELLERS" shall mean (a) the Persons set forth on
Schedule 1(y), as such Schedule may be amended by DuPont (PROVIDED, that any entities included on such Schedule are Wholly Owned Subsidiaries of DuPont), with the consent of Buyer (such consent not to be unreasonably withheld), prior to the Closing Date, or (b) any other Person designated by DuPont prior to Closing that the Separation Completion Plan provides may be designated to sell DTI Assets under this Agreement. In the event that DuPont either (i) amends
Schedule 1(y) pursuant hereto or (ii) otherwise determines as permitted by the Separation Completion Plan, to include any Person that will sell Assets under this Agreement, DuPont shall, at or prior to Closing, cause such Subsidiary to execute a joinder to this Agreement in which it shall agree to be bound by this Agreement as a Global Asset Seller that is a party hereto. In any event and unless expressly waived by Buyer, Buyer shall have ten (10) Business Days within which to consent (such consent not to be unreasonably withheld) or not to any amendment to Schedule 1(y) proposed by DuPont pursuant to clause (a) above beginning on the date such proposed amended Schedule 1(y) is received by Buyer in accordance with Section 9.7. If Buyer fails to respond in writing to any request for consent within such ten (10) Business Days, then it shall be deemed to have consented to DuPont's request.

                "GLOBAL COMPANY SELLERS" shall mean (a) the Persons set forth on
Schedule 1(z), as such Schedule may be amended by DuPont (PROVIDED, that any entities included on such Schedule are Wholly Owned Subsidiaries of DuPont), with the consent of Buyer (such consent not to be unreasonably withheld), prior to the Closing Date, or (b) any other Person designated by DuPont prior to Closing that the Separation Completion Plan provides may be designated to sell Shares under this Agreement. In the event that DuPont either (i) amends Schedule 1(z) pursuant hereto or (ii) otherwise determines as permitted by the Separation Completion Plan, to include any Person that will sell Shares under this Agreement, DuPont shall, at or prior to Closing, cause such Subsidiary to execute a joinder to this Agreement in which it shall agree to be bound by this Agreement as a Global Company Seller that is a party hereto. In any event and unless expressly waived by Buyer, Buyer shall have ten (10) Business Days within which to consent (such consent not to be unreasonably withheld) or not to any amendment to Schedule 1(z) proposed by DuPont pursuant to clause (a) above beginning on the date such proposed amended Schedule 1(z) is received by Buyer in accordance with Section 9.7. If Buyer fails to respond in writing to any request for consent within such ten (10) Business Days, then it shall be deemed to have consented to DuPont's request.

                "GLOBAL JOINT VENTURE SELLERS" shall mean (a) the Persons set forth on Schedule 1(aa), as such Schedule may be amended by DuPont (PROVIDED, that any entities included on such Schedule are Wholly Owned Subsidiaries of DuPont), with the consent of Buyer (such consent not to be unreasonably withheld), prior to the Closing Date, or (b) any other Person designated by DuPont prior to Closing that the Separation Completion Plan provides may be designated to sell Joint Venture Interests under this Agreement. In the event that DuPont either (i) amends Schedule 1(aa) pursuant hereto or (ii) otherwise determines as permitted by the Separation Completion Plan, to include any Person that will sell Joint Venture Interests under this Agreement, DuPont shall, at or prior to Closing, cause such Subsidiary to execute a joinder to this Agreement in which it shall agree to be bound by this Agreement as a Global Joint Venture Seller that is a party hereto. In any event and unless expressly waived by Buyer, Buyer shall have ten (10) Business Days within which to consent (such consent not to be unreasonably withheld) or not to any amendment to Schedule 1(aa) proposed by DuPont pursuant to clause (a) above beginning on the date such proposed amended Schedule 1(aa) is received by Buyer in accordance with Section
9.7. If Buyer fails to respond in writing to any request for consent within such ten (10) Business Days, then it shall be deemed to have consented to DuPont's request.

                "GLOBAL PURCHASE PRICE" shall have the meaning set forth in
Section 2.2.

                "GLOBAL SELLERS" shall mean, collectively, DuPont, the Global Asset Sellers, the Global Company Sellers and the Global Joint Venture Sellers.

                "GLOBAL SHARES" shall have the meaning set forth in Section 2.1(a)(i).

                "GLOBAL TRANSFERRED DTI ASSETS" shall have the meaning set forth in Section 2.1(a)(ii).

                "GOVERNMENTAL ANTITRUST ENTITY" shall mean any Governmental Authority with regulatory jurisdiction over enforcement of any applicable Antitrust Laws.

                "GOVERNMENTAL AUTHORITY" shall mean any nation or government, any state, municipality or other political subdivision thereof and any entity, body, agency, commission, department, board, bureau or court, whether domestic, foreign or multinational, exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government and any executive official thereof.

                "GOVERNMENTAL FILINGS" shall have the meaning set forth in
Section 3.4.

                "HAZARDOUS SUBSTANCE" shall mean any substance, whether solid, liquid or gaseous, which is listed, defined or regulated as a "hazardous substance," "extremely hazardous substance," "hazardous waste," "oil," "pollutant," "hazardous air pollutant," "toxic substance," "hazardous material," "dangerous substance" or "contaminant" or defined by words of similar import or otherwise subject to Remediation as hazardous, dangerous or toxic, in or pursuant to Environmental Law or which is or contains any asbestos, silica, polychlorinated biphenyls, urea formaldehyde foam insulation, explosive, nuclear or radioactive material, radon, petroleum or other petroleum hydrocarbons, natural or synthetic gas, pesticides, insecticides, fungicides or rodenticides.

                "HIPAA" shall mean Health Care Insurance Portability And Accountability Act of 1996.

                "HMD" shall have the meaning set forth in Section 5.9(a)(i).

                "HSR ACT" shall mean the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

                "HYTEN(R) MONOFILAMENT (NC)" shall mean, for purposes of this Agreement, a polyamide Nylon monofilament having: (i) a denier greater than 1000, (ii) a straight tenacity of 8 grams per denier, (iii) a formic acid method RV of greater than 50 in the case of polyamides, (iv) a minimum filament thickness of greater than 0.35 mm, and (vi) an obround (a.k.a. oblong) cross section as shown in US Patent 5,683,808.

                "ICSC" shall have the meaning set forth in Section 5.6(b).

                "IDENTIFIED JURISDICTIONS" shall mean the jurisdictions set forth on Schedule 1(bb).

                "IMPROVEMENTS" shall mean all buildings, improvements, fixtures and facilities located on or attached to any real property and used in, on or at such real property, together with (a) any and all loading docks, parking lots, garages and other facilities serving any such buildings and (b) landscaping and site improvements (but in any event excluding any personal property).

                "INCOME TAX RETURN" shall mean any Tax Return relating to Income Tax.

                "INCOME TAXES" shall mean any income, franchise, net profits, excess profits or similar Taxes measured on the basis of net income.

                "INDEBTEDNESS" of any Person shall mean (i) all obligations of such Person for borrowed money, including with respect to deposits or advances of any kind, (ii) all obligations of such Person evidenced by bonds, debentures, notes or similar instruments, (iii) all obligations of such Person upon which interest charges are customarily paid, (iv) all obligations of such Person under conditional sale or other title retention agreements relating to property or Assets purchased by such Person, (v) all obligations of such Person issued or assumed as the deferred purchase price of property or services, (vi) all obligations of such Person under letters of credit or similar instruments, (vii) all capital lease obligations of such Person and (viii) all securities or other similar instruments convertible or exchangeable into any of the foregoing.

                "INDEMNIFIABLE ACT" shall mean (i) the breach or failure of performance or observance or the breach or failure to be true or other action or failure to act by Buyer or Seller or their respective Affiliates that is specifically made the basis for indemnification under this Agreement and (ii) any act, failure to act, event, circumstance or condition that is provided for in, and specifically made the basis for indemnification under, this Agreement.

                "INDEMNIFIED PARTY" shall have the meaning set forth in Section 8.4(e).

                "INDEMNIFYING PARTY" shall have the meaning set forth in Section 8.4(e).

                "INDEMNITEE" shall mean any party who is entitled to receive payment from an Indemnifying Party pursuant to Section 8.4 or Section 8.5.

                "INDEPENDENT ACCOUNTING FIRM" shall be an accounting firm selected in the manner set forth in Section 2.5(c).

                "INDEPENDENT ACTUARY" shall be an actuary selected in the manner set forth in Section 2.6(b)(ii)(C).

                "INDIVIDUAL CONSOLIDATED INDEBTEDNESS" shall mean, with respect to a Consolidated Joint Venture, the amount of Consolidated Indebtedness of such Joint Venture.

                "INDIVIDUAL ESTIMATED NONCONSOLIDATED INDEBTEDNESS" shall have the meaning set forth in Section 2.4(a).

                "INDIVIDUAL ESTIMATED SPECIFIED INDEBTEDNESS" shall have the meaning set forth in Section 2.4(a).

                "INDIVIDUAL FINAL NONCONSOLIDATED INDEBTEDNESS" shall mean, with respect to a Nonconsolidated Joint Venture, (i) the Individual Estimated Nonconsolidated Indebtedness of such Nonconsolidated Joint Venture if Buyer fails to notify DuPont that it disputes such amount pursuant to Section 2.5(e),
(ii) the Individual Nonconsolidated Indebtedness deemed by mutual agreement of Buyer and DuPont to be the Individual Final Nonconsolidated Indebtedness of such Nonconsolidated Joint Venture or (iii) the Individual Nonconsolidated Indebtedness determined by the Independent Accounting Firm to be the Individual Final Nonconsolidated Indebtedness of such Nonconsolidated Joint Venture in accordance with Section 2.5(e), whichever shall first occur.

                "INDIVIDUAL FINAL SPECIFIED INDEBTEDNESS" shall mean, with respect to a Consolidated Joint Venture, (i) the Individual Estimated Specified Indebtedness of such Consolidated Joint Venture if Buyer fails to notify DuPont that it disputes such amount pursuant to Section 2.5(e), (ii) the Individual Specified Indebtedness deemed by mutual agreement of Buyer and DuPont to be the Individual Final Specified Indebtedness of such Consolidated Joint Venture or
(iii) the Individual Specified Indebtedness determined by the Independent Accounting Firm to be the Individual Final Specified Indebtedness of such Consolidated Joint Venture in accordance with Section 2.5(e), whichever shall first occur.

                "INDIVIDUAL NONCONSOLIDATED INDEBTEDNESS" shall mean, with respect to a Nonconsolidated Joint Venture, the amount of Nonconsolidated Indebtedness of such Joint Venture.

                "INDIVIDUAL REFERENCE JOINT VENTURE INDEBTEDNESS" shall mean, with respect to each Joint Venture, the amount set forth opposite its name on
Schedule 1(cc).

                "INFORMATION" shall have the meaning set forth in Section
5.17(a).

                "INTELLECTUAL PROPERTY" shall mean all trademarks, service marks, certification marks, trade dress, Internet domain names, trade names, identifying symbols, designs, product names, company names, slogans, logos or insignia, whether registered or unregistered, and all common law rights, applications and registrations therefor, and all goodwill associated therewith ("Trademarks"); all copyrights and copyrightable subject matter, mask works, and other rights of authorship, and all applications and registrations therefor ("COPYRIGHTS"); all U.S. and foreign patents, patent applications, patent disclosures, invention disclosures and other rights of invention worldwide (and all rights related thereto, including all reissues, reexaminations, divisions, continuations, continuations-in-part, extensions or renewals of any of the foregoing) ("PATENTS"); all Technical Information; all DuPont Engineering and Process Standards; all know-how, inventions, discoveries, improvements, processes, techniques, devices, methods, patterns, formulae, specifications, trade secrets and lists of suppliers, vendors, customers, distributors and business partners; all data; all rights in design; all rights to use all of the foregoing and all other rights in, to, and under the foregoing; all drawings, records, books, electronic embodiments or other indicia, however evidenced, of the foregoing; all proprietary or confidential information related to any item set forth in this definition of Intellectual Property; and any other proprietary, intellectual property and other rights relating to any of the items set forth in this definition of Intellectual Property anywhere in the world; PROVIDED, HOWEVER, that IT Assets are excluded from this definition of Intellectual Property.

                "INTELLECTUAL PROPERTY CONTRACTS" shall mean all Contracts that, conditionally or unconditionally, primarily relate to the (i) receiving or granting or limiting of rights in or to any Intellectual Property or (ii) confidentiality of any Intellectual Property.

                "INTERESTED PARTY" shall mean any DTI Company, Joint Venture, Seller (with respect to the DTI Business) or Buyer or any of its Affiliates.

                "INTERIM PERIOD" shall have the meaning set forth in Section 5.31(b).

                "INTERNATIONAL TRADE LAWS" shall have the meaning set forth in
Section 3.7(d).

                "INVESTMENT CANADA ACT" shall mean the Investment Canada Act, R.S.C. 1985, c.28 (1st Supp.), as amended.

                "IRS" shall mean the United States Internal Revenue Service or any successor agency.

                "ISSUE" shall have the meaning set forth in Section 6.1(c)(ii).

                "IT ASSETS" shall mean, with respect to any Person, any and all of such Person's legal and beneficial right (including rights arising under Contracts and intellectual property rights), title and interest in and to all radio licenses, Software, computer systems, databases, data rights and documentation, reference and resource materials relating thereto, and associated contracts and contract rights (including license agreements, source code escrow agreements, support and maintenance agreements, electronic database access contracts, website hosting agreements, Software or website development agreements, outsourcing agreements, service provider agreements, interconnection agreements, governmental permits, radio licenses and telecommunications agreements).

                "IT RIGHTS" shall have the meaning set forth in Section
5.8(f)(i).

                "IT VENDOR" shall have the meaning set forth in Section
5.8(f)(i).

                "JOINT VENTURE AGREEMENTS" shall mean any Contract (other than Contracts set forth on Schedule 1(dd), which Contracts primarily relate to the provision of goods and services, licenses or similar agreements to which DuPont or its Subsidiaries are a party) (i) relating to any Joint Venture to which DuPont or any of its Subsidiaries, on the one hand, and such Joint Venture or any of its other joint venture partners, on the other hand, is a party or bound or (ii) by which, to the Knowledge of DuPont (with respect to agreements to which neither DuPont nor any of its Affiliates is a party), any Joint Venture is governed or the rights of the joint venture partners vis-a-vis each other or vis-a-vis the Joint Venture is set forth.

                "JOINT VENTURE DEBT" shall mean any Indebtedness of the Joint Ventures (or any guarantees by Joint Ventures with respect to Indebtedness of other Persons), whether or not such Indebtedness or related guarantee obligation is guaranteed by DuPont.

                "JOINT VENTURE DISTRIBUTION AMOUNT" shall have the meaning set forth in Section 5.27(b).

                "JOINT VENTURE GUARANTEES" shall mean all obligations of DuPont under any Contract set forth on Schedule 1(ee) relating to Joint Venture Debt for which DuPont is or may be liable as guarantor.

                "JOINT VENTURE INTEREST AGREED AMOUNT" shall mean, prior to the final determination of the Final Specified Indebtedness or Final Nonconsolidated Indebtedness, as applicable, pursuant to Section 2.5(e), the Estimated Joint Venture Interest Agreed Amount and, after the final determination of the Final Specified Indebtedness or Final Nonconsolidated Indebtedness, as applicable, pursuant to Section 2.5(e), the Final Joint Venture Interest Agreed Amount.

                "JOINT VENTURE INTERESTS" shall mean the equity ownership interests in the Joint Ventures owned directly by DuPont or an Affiliate thereof; PROVIDED that any Other

Partner Interest acquired after the date of this Agreement as contemplated by
Section 5.27 of this Agreement shall not be a Joint Venture Interest.

                "JOINT VENTURE NET PROCEEDS" shall have the meaning set forth in
Section 5.27(f).

                "JOINT VENTURE SELLERS" shall mean, collectively, the Global Joint Venture Sellers and the Local Joint Venture Sellers.

                "JOINT VENTURES" shall mean the entities set forth on Schedule 3.3(b)(i).

                "KINGSTON PROPERTY" shall mean those parcels of DTI Acquired Property more particularly identified on Schedule 1(f)-A, as the Delaware, Seaford (warehouse outparcel), Kingston Plant and Maitland Plant, respectively.

                "KNOWLEDGE" shall mean, with respect to DuPont, the actual knowledge of any of the Persons set forth on Schedule 1(ff), after inquiry of a type consistent with such Person's past practice in the performance of his office or employment.

                "KNOWN ENVIRONMENTAL ISSUES" shall mean Known Existing Contamination and Known Violations of Environmental Law.

                "KNOWN EXISTING CONTAMINATION" shall mean Existing Contamination
(i) disclosed or referenced in any Phase I or Phase II environmental assessments prepared within the past three (3) years, or in any other material reports, studies, analyses, tests or monitoring possessed or initiated by DuPont or any of its Affiliates (or, for the sole purpose of Sections 8.5(a)(viii) and 8.5(b)(xiv), to the Knowledge of DuPont, any of the Joint Ventures) pertaining to Hazardous Substances in, on, beneath or adjacent to any of the DTI Assets (or, for the sole purpose of Sections 8.5(a)(viii) and 8.5(b)(xiv), the Assets of the Joint Ventures), (ii) discovered by Buyer Indemnified Parties and set forth by Buyer on Schedule 1(gg), which Buyer may update from time to time to reflect such discoveries prior to the Closing Date or (iii) with respect to each DuPont Remediation Site (and, for the sole purpose of Sections 8.5(a)(viii) and Section 8.5(b)(xiv), each of the properties then or previously owned and operated by any of the Joint Ventures), discovered by any Seller or Buyer at any time prior to the Transfer of Responsibility Date (PROVIDED, that, if discovered by Buyer, Buyer notifies DuPont thereof prior to the Transfer of Responsibility
Date).

                "KNOWN VIOLATION OF ENVIRONMENTAL LAW" shall mean a violation of Environmental Law (i) disclosed or referenced in any Phase I or Phase II environmental assessments prepared within the past three (3) years, or in any other material reports, studies, analyses, tests or monitoring possessed or initiated by DuPont or any of its Affiliates (or, for the sole purpose of Sections 8.5(a)(viii) and 8.5(b)(xiv), to the Knowledge of DuPont, any of the Joint Ventures) regarding the DTI Business' compliance with applicable Environmental Laws, (ii) discovered by Buyer Indemnified Parties and set forth by Buyer on Schedule 1(hh), which Buyer may update from time to time to reflect such discoveries prior to the Closing Date or (iii) with respect to each DuPont Remediation Site (and, for the sole purpose of Sections 8.5(a)(viii) and Section 8.5(b)(xiv), each of the properties then or previously owned by any of the Joint Ventures), discovered by any Seller or Buyer (PROVIDED, that Buyer notifies DuPont thereof prior to the Transfer of Responsibility Date) prior to the Transfer of Responsibility Date and relating to either (i) any Seller's operations prior to the Closing Date or (ii) any Seller's Remediation, at the site.

                "KOSA" shall mean KoSa B.V., a corporation organized under the laws of the Netherlands.

                "KOSA CONFIRMATION LETTER" shall have the meaning set forth in
Section 5.28(d).

                "LAW" shall mean any law (including common law), treaty, statute, ordinance, rule, regulation, order, writ, judgment, injunction or decree of any Governmental Authority, including the Code.

                "LIABILITIES" shall mean any and all Indebtedness, liabilities and obligations, whether accrued, fixed or contingent, mature or inchoate, known or unknown, reflected on a balance sheet or otherwise, including those arising under any Action, Law, order, injunction or consent decree of any Governmental Authority or any judgment of any court of any kind or any award of any arbitrator of any kind, and those arising under any Contract, commitment or undertaking.

                "LIBOR" shall mean the three (3) month London Interbank Offered Rate which appears on the Bloomberg Page BBAM as of 11:00 a.m., London time, on the Closing Date.

                "LIFO" shall have the meaning set forth in Schedule 1(ii).

                "LOCAL ASSET SELLERS" shall mean (a) the entities set forth on
Schedule 1(jj), as such Schedule may be amended by DuPont (PROVIDED, that any entities included on such Schedule are Wholly Owned Subsidiaries of DuPont), with the consent of Buyer (such consent not to be unreasonably withheld), prior to the Closing Date, or (b) any other Person designated by DuPont prior to Closing that the Separation Completion Plan provides may be designated to sell DTI Assets under a Local Purchase Agreement. In the event that DuPont either (i) amends Schedule 1(jj) pursuant hereto or (ii) otherwise determines as permitted by the Separation Completion Plan to designate a Person to sell Assets under a Local Purchase Agreement, DuPont shall, at or prior to Closing, cause such Subsidiary to execute a Local Purchase Agreement pursuant to Section 5.30. In any event and unless expressly waived by Buyer, Buyer shall have ten (10) Business Days within which to consent (such consent not to be unreasonably withheld) or not to any amendment to Schedule 1(jj) proposed by DuPont pursuant to clause (a) above, beginning on the date such proposed amended Schedule 1(jj) is received by Buyer in accordance with Section 9.7. If Buyer fails to respond in writing to any request for consent within such ten (10) Business Days, then it shall be deemed to have consented to DuPont's request.

                "LOCAL ASSET TRANSFER AGREEMENTS" shall mean, collectively, the agreements, as they may have been amended prior to the date of this Agreement, and as further amended after the date of this Agreement in accordance with
Section 5.29, entered into in connection with the global restructuring of the DTI Business by DuPont and its Subsidiaries, in each of the jurisdictions in which the DTI Business is conducted, which agreements, as and to the extent amended prior to the date of this Agreement, are set forth on Schedule 1(kk); PROVIDED, HOWEVER, that upon the execution (which execution may be after the date of this Agreement, but prior to the Closing) of any of the agreements set forth on Schedule 1(ll), in all material respects in the applicable form attached as Exhibit H such agreement shall be deemed to be a Local Asset Transfer Agreement.

                "LOCAL CLOSING PURCHASE PRICES" shall mean those portions of the Aggregate Global Closing Purchase Price that are allocated to be paid under the Local Purchase Agreements (i.e., the purchase price specified in such Local Purchase Agreement) which relate to DuPont Textiles and Interiors France SAS or such other companies, Assets or Joint Ventures as the parties mutually agree as updated to reflect any such mutual agreement, such amounts being designated in local currency (Euros in the case of France).

                "LOCAL COMPANY SELLERS" shall mean (a) the entities set forth on
Schedule 1(nn), as such Schedule may be amended by DuPont (PROVIDED, that any entities included on such Schedule are Wholly Owned Subsidiaries of DuPont), with the consent of Buyer (such consent not to be unreasonably withheld), prior to the Closing Date, or (b) any other Person designated by DuPont prior to Closing that the Separation Completion Plan provides may be designated to sell Shares under a Local Purchase Agreement. In the event that DuPont either (i) amends Schedule 1(nn) pursuant hereto or (ii) otherwise determines as permitted by the Separation Completion Plan to designate a Person to sell Shares under a Local Purchase Agreement, DuPont shall, at or prior to Closing, cause such Subsidiary to execute a Local Purchase Agreement pursuant to Section 5.30. In any event and unless expressly waived by Buyer, Buyer shall have ten (10) Business Days within which to consent (such consent not to be unreasonably withheld) or not to any amendment to Schedule 1(nn) proposed by DuPont pursuant to clause (a) above beginning on the date such proposed amended Schedule 1(nn) is received by Buyer in accordance with Section 9.7. If Buyer fails to respond in writing to any request for consent within ten (10) Business Days, then it shall be deemed to have consented to DuPont's request.

                "LOCAL JOINT VENTURE SELLERS" shall mean (a) the entities set forth on Schedule 1(oo) as such Schedule may be amended by DuPont (PROVIDED, that any entities included on such Schedule are Wholly Owned Subsidiaries of DuPont), with the consent of Buyer (such consent not to be unreasonably withheld), prior to the Closing Date, or (b) any other Person designated by DuPont prior to Closing that the Separation Completion

Plan provides may be designated to sell Joint Venture Interests under a Local Purchase Agreement. In the event that DuPont either (i) amends Schedule 1(oo) pursuant hereto or (ii) otherwise determines as permitted by the Separation Completion Plan to designate a Person to sell Joint Venture Interests under a Local Purchase Agreement, DuPont shall, at or prior to Closing, cause such Subsidiary to execute a Local Purchase Agreement pursuant to Section 5.30. In any event and unless expressly waived by Buyer, Buyer shall have ten (10) Business Days within which to consent (such consent not to be unreasonably withheld) or not to any amendment to Schedule 1(oo) proposed by DuPont pursuant to clause (a) beginning on the date such proposed amended Schedule 1(oo) is received by Buyer in accordance with Section 9.7. If Buyer fails to respond in writing to any request for consent within ten (10) Business Days, then it shall be deemed to have consented to DuPont's request.

                "LOCAL PURCHASE AGREEMENTS" shall mean the several Local Purchase Agreements and the Schedules and Exhibits thereto to be entered into by the Local Sellers, on the one hand, and the Buyer and Buyers Subs, on the other hand, providing for the sale, conveyance, assignment, transfer, delivery and, as applicable, the license, sublicense, lease or sublease, of the Local Shares, the Local Transferred DTI Assets and the Directly Transferred Local Joint Venture Interests, in all material respects, including only in the case of DuPont Textiles and Interiors France SAS (and such other companies, Assets and Joint Ventures as DuPont and Buyer mutually agree), the portion of the Local Closing Purchase Price attributable thereto, in the form attached as Exhibit I.

                "LOCAL SELLERS" shall mean, collectively, the Local Asset Sellers, the Local Company Sellers and the Local Joint Venture Sellers.

                "LOCAL SHARES" shall have the meaning set forth in Section 2.1(a)(v).

                "LOCAL TRANSFERRED DTI ASSETS" shall have the meaning set forth in Section 2.1(a)(v).

                "LOSSES" shall mean any and all damages, losses (including consequential damages (other than (i) lost profits which are not the direct result of the Indemnifiable Act in question and (ii) consequential damages that are (1) not a probable or (2) an unusual or (3) not a reasonably expected result of the Indemnifiable Act in question, all of which are excluded from Losses)), deficiencies, Liabilities, Taxes, obligations, penalties, judgments, settlements, claims, payments, fines, interest, costs and expenses, whether or not resulting from third party claims, including the costs and expenses of any and all Actions and demands, assessments, judgments, settlements and compromises relating thereto and the costs and expenses of attorneys', accountants', consultants' and other professionals' fees and expenses incurred in the investigation or defense thereof or the enforcement of rights hereunder and costs and expenses of Remediation (including, in the case of Remediation, all expenses and costs associated with financial assurance); PROVIDED, HOWEVER, that except as set forth in the proviso below, in no event shall Losses include diminution in value and punitive damages; PROVIDED, FURTHER, that Losses shall include consequential damages, diminution in value and punitive damages, in each case, awarded in an Action (or settlement thereof) to any third party against an Indemnified Party, without regard to any of the foregoing limitations.

                "MAITLAND TRANSFER DATE" shall have the meaning set forth in
Section 8.5(c)(iii).

                "MAJORITY OWNED JOINT VENTURES" shall mean the Joint Ventures other than the Minority Owned Joint Ventures.

                "MATERIAL ADVERSE CHANGE" shall mean any change, event, occurrence, development or effect (each, a "DEVELOPMENT") that, individually or in the aggregate, has had, or would reasonably be expected to have a Material Adverse Effect; PROVIDED, however, that any actual or prospective Development resulting from (a) any change or changes in general economic conditions (including changes in general financial or market conditions) or other regional (to the extent affecting any significant geographic region within or without any nation), national or international conditions in any of the markets or industries in which the DTI Business operates in each case to the extent that the effects thereof do not disproportionately impact the DTI Business, (b) the announcement or consummation of the transactions contemplated by this Agreement,
(c) any change in accounting requirements or principles or the interpretation thereof, (d) the taking of any action approved or consented to in writing by Buyer after the date of this Agreement or (e) the matters set forth on Schedule 1(pp) shall be deemed not to constitute a "Material Adverse Change."

                "MATERIAL ADVERSE EFFECT" shall mean any effect that, individually or in the aggregate, (i) has been, or would reasonably be expected to be, materially adverse to the business, Assets, results of operations, or financial condition of the DTI Business (including as operated by the Joint Ventures), taken as a whole, or (ii) has impaired, hindered, delayed or adversely affected, or would reasonably be expected to impair, hinder, delay or adversely affect, in any material respect the ability of DuPont and its Subsidiaries to consummate the Sale; PROVIDED, HOWEVER, for the purposes of the foregoing, any adverse effect relating to a Joint Venture shall be measured by reference to DuPont's and its Subsidiaries' proportionate ownership interest therein.

                "MATERIAL CONTRACTS" shall have the meaning set forth in Section 3.18(a).

                "MATERIAL IMPAIRMENT" shall mean any of the following: (i) the imposition of a Criminal Penalty on any Interested Party, (ii) a material and adverse effect on the ownership, use or operation of any (A) material manufacturing facility or (B) other Asset that is material to the operation of the DTI Business which, in either case, is included in the DTI Assets and which, in the case of an effect occurring after the date of this Agreement, is continuing at the Closing or (iii) a Material Adverse Effect; PROVIDED, HOWEVER, for the purposes of Section 8.4(a) only, "Material Impairment" shall include civil fines or civil penalties imposed on any Interested Party in excess of $400,000 per occurrence or series of related occurrences; PROVIDED, FURTHER, HOWEVER, that an event shall, without limitation, be deemed not to "reasonably be expected to result" (or words of similar import) in a Material Impairment of a type described in clause (i) if, prior to Closing (x) no indictment or formal complaint by the appropriate Governmental Authority has been issued with respect thereto and (y) to the Knowledge of DuPont, no Governmental Authority has commenced an investigation with respect thereto.

                "MATERIAL INTELLECTUAL PROPERTY CONTRACT" shall mean an Intellectual Property Contract (i) having, for each such Contract, either minimum annual payments of at least $1 million due for the one (1) year period following the Closing Date or an actual payment due of at least $1 million for the one (1) year period prior to the Closing Date or (ii) the termination or breach of which would reasonably be expected to directly and proximately result in a site, plant or strategic business unit within the DTI Business being unable to operate in all material respects as operated at the Closing Date; PROVIDED, HOWEVER, that multiple licenses or contracts that are part of a common plan or arrangement will be aggregated and treated as a single Contract when determining the above thresholds set forth in (i) and (ii).

                "MATERIAL IT CONTRACT" shall mean any Contract included in the DTI IT Assets (i) having, for each such Contract, a value of at least $500,000 calculated by adding any payments due under the Contract after the date of this Agreement until the first date that DuPont or its Affiliates have a right to terminate such Contract plus any termination fees or charges or (ii) the termination or breach of which would reasonably be expected to directly and proximately result in a site, plant or strategic business unit within the DTI Business being unable to operate in all material respects as operated at the Closing Date, and for which there are no commercially reasonable and timely work-arounds to enable such operation to continue in all material respects; PROVIDED, HOWEVER, that multiple licenses or contracts for the same or substantially similar services, products or applications will not be aggregated when determining the above thresholds set forth in (i) and (ii).

                "MATERIAL PROPERTY" shall mean a Category A Property set forth on Schedule 1(qq).

                "MAYDOWN ACTION PLAN" shall have the meaning set forth in
Section 8.5(c)(ii).

                "MAYDOWN TRANSFER DATE" shall have the meaning set forth in
Section 8.5(c)(ii)(B).

                "MINORITY OWNED JOINT VENTURES" shall mean those Joint Ventures set forth on Schedule 1(rr).

                "MIRRORED SHARED CONTRACTS" shall have the meaning set forth in
Section 5.25(c).

                "MONOFILAMENT PRODUCTS" shall mean water-quenched single unentangled filament products of 20 dpf or greater.

                "NEW TITLE COMMITMENTS" shall have the meaning set forth in
Section 5.32(b).

                "NONCONSOLIDATED INDEBTEDNESS" shall mean (a) the aggregate principal amount of Indebtedness, of the type described in clause (i) or (ii) of the definition of "Indebtedness," of the Nonconsolidated Joint Ventures, but, in the case of both (i) and (ii), only to the extent of DuPont's or its Subsidiaries' pro rata share (based on, as of the close of business on the Closing Date, DuPont's or its Subsidiaries' percentage (direct or indirect (without duplication)) equity ownership as of the close of business on the Closing Date of the applicable Nonconsolidated Joint Venture, but not treating as owned by DuPont or its Subsidiaries any Other Partner Interest purchased pursuant to Section 5.27) of such Indebtedness as of the close of business on the Closing Date, together with (b) any interest accrued and unpaid thereon to the Closing Date but only to the extent overdue as of such date.

                "NONCONSOLIDATED JOINT VENTURES" shall mean those Joint Ventures that are not Consolidated Joint Ventures.

                "NON-EXCLUSIVE NYLON FIBERS" shall mean Nylon Fibers composed of no less than 27.5 and no more than 65 mole % monomers containing aromatic rings, on the basis of 100 mole % in polymer that have been wound, baled, or otherwise packaged.

                "NON-INCOME TAX" shall mean any Tax other than an Income Tax.

                "NON-MATERIAL ANTITRUST APPROVALS" shall mean any filings, consents and approvals set forth on Schedule 1(ss).

                "NON-REQUIRED TRANSFERS" shall have the meaning set forth in
Section 5.31(c).

                "NON-TECHNICAL INFORMATION" shall mean information of a non-technical nature, such as business data, financial data, customer data, sales data and procurement data. Non-Technical Information shall not include (i) technical know-how, discoveries, improvements, processes, formulae, specifications and trade secrets, (ii) specifications, ideas and concepts for products, equipment, processes and services, (iii) manufacturing and performance specifications and procedures, (iv) engineering drawings and graphs, (v) technical, research and engineering data, (vi) formulations, materials and material specifications, (vii) laboratory studies and benchmark tests, (viii) service and operation manuals, (ix) quality assurance policies, procedures and specifications, (x) evaluation and/or validation studies, (xi) unpublished patent applications, (xii) all other know-how, methodologies, procedures, techniques and trade secrets related to research, engineering, development and manufacturing, and (xiii) technical environmental information related thereto.

                "NON-TRANSFERABLE PERMITS" shall mean the Permits which, by their terms or by applicable Law may not be transferred to third parties, including Buyer or any of its

Subsidiaries (the obtaining of governmental approval being irrelevant to the transferability of the Permit).

                "NOVATION AGREEMENT" shall mean the Novation Agreement, dated as of the Closing Date, by and among KoSa, Buyer 1 and Buyer 2, DuPont and the other Sellers which are parties hereto in all material respects in the form attached as Exhibit J.

                "NYLON" shall mean Polyamide homopolymer or copolymer in which no more than 65 mole % on the basis of 100 mole % in polymer of the monomers contain aromatic acid and/or aromatic amine moieties, but not including polypeptides or polypeptoids, e.g., natural or synthetic proteins.

                "NYLON-6" shall mean polycaproamide.

                "NYLON-66" shall mean polyhexamethylene adipamide.

                "NYLON (NC) FIBERS" shall mean DTI Exclusive Nylon Fibers and Non-Exclusive Nylon Fibers.

                "NYLTEK" shall have the meaning set forth in Section 5.9(i).

                "OFFERING MATERIALS" shall have the meaning set forth in Section 5.35.

                "OTHER AGREEMENTS" shall have the meaning set forth in Section 3.2.

                "OTHER PARTNER" shall have the meaning set forth in Section 5.27(e).

                "OTHER PARTNER AGREED AMOUNT" shall mean, with respect to any Joint Venture, an amount equal to the product of the Joint Venture Interest Agreed Amount for the applicable Joint Venture Seller's Joint Venture Interests in such Joint Venture multiplied by a number the numerator of which equals the percentage direct equity interest that the Other Partner Interest represents in such Joint Venture and the denominator of which equals the percentage direct equity interest that DuPont's or its Subsidiaries' Joint Venture Interest represents in such Joint Venture.

                "OTHER PARTNER INTEREST" shall have the meaning set forth in
Section 5.27(e).

                "OTHER PARTNER REQUIRED PAYMENT" shall have the meaning set forth in Section 5.27(e).

                "OUTSIDE DATE" shall have the meaning set forth in Section
8.1(b).

                "PARENT" shall mean Koch Industries, Inc., a Kansas corporation.

                "PARENT SIDE AGREEMENT" shall have the meaning set forth in the recitals.

                "PATENT AND TECHNICAL INFORMATION AGREEMENT" shall mean the Patent and Technical Information Agreement to be entered into between DuPont, INVISTA Inc. and Buyer or one or more Buyer Subs in all material respects in the form attached as Exhibit K, as amended by the Canadian Amendment to the Patent and Technical Information Agreement, to be entered into between DuPont, INVISTA Inc. and Buyer or one or more Buyer Subs, as of the date of this Agreement in all material respects in the form attached as Exhibit K.

                "PATENTS" shall have the meaning set forth in the definition of "Intellectual Property."

                "PAYMENT DUE DATE" shall have the meaning set forth in Section 2.5(d).

                "PAYOR" shall have the meaning set forth in Section 6.3(c).

                "PENSION ASSETS" shall have the meaning set forth in Section
2.6.

                "PENSION LIABILITIES" shall have the meaning set forth in
Section 2.6.

                "PERMITS" shall have the meaning set forth in Section 3.7(e).

                "PERMITTED ENCUMBRANCES" shall mean:

                        (i) Encumbrances set forth on Schedule 1(tt) and, with respect to each parcel of Real Property (x) which is part of a Category C Property, all matters of record and any state of facts that an accurate survey or inspection of the Real Property would disclose,
        (y) which is part of a Category B Property, all matters that would be evident from a physical inspection and Encumbrances affecting the estate of the landlord with respect to Third Party Tenant Leases (but not any Encumbrance granted by, caused by, or suffered by DuPont or any of its Subsidiaries or specifically encumbering the leasehold estate under any Third Party Tenant Lease unless otherwise designated as a Permitted Encumbrance under clauses (ii) through (v) and (vii) through (ix) below) or (z) which is part of a Category A Property, all matters set forth on
        (1) the Current Title Work and the Surveys as of the date of this Agreement, as the same may be supplemented prior to the Closing Date, so long as such supplement is approved, waived or not objected to in accordance with the terms of Section 5.32 hereof (other than those Encumbrances set forth on Schedule 1(uu) hereto) and (2) the New Title Commitments (as the same may be supplemented prior to the Closing Date) so long as such New Title Commitments and any such supplement thereto is approved, waived or not objected to in accordance with the terms of
        Section 5.32 hereof;

                        (ii) all Encumbrances (x) expressly established in this Agreement or the Related Agreements or (y) approved in writing by Buyer after the date of this Agreement;

                        (iii) easements, rights-of-way, servitudes, permits, licenses and surface leases; conditions, covenants or other restrictions; and easements for streets, alleys, highways, telephone lines, power lines, railways and other easements and rights-of-way on, over or in respect of any Real Property which in the case of any (x) Category A Property or Category B Property, would not result in (A) a Material Impairment with respect to any such Category A Property which is a Material Property or (B) a material and adverse effect on the ownership, use or operation of (1) any Category A Property which is not a Material Property or (2) any Category B Property or (y) Category C Property, would not have a Material Adverse Effect;

                        (iv) Encumbrances for Taxes, assessments or other governmental charges not yet due or payable or that may be subsequently paid without penalty or that are being contested in good faith in (if then appropriate) appropriate proceedings;

                        (v) any materialman's, mechanics', repairman's, employees', contractors', operators', landlord's or other similar liens, security interests or charges for liquidated amounts arising in the ordinary course of business consistent with past practice and securing payments or obligations, as the case may be, that are not delinquent (or payment in full therefor has been made by DuPont or one of its Subsidiaries) or are being contested in good faith in (if then appropriate) appropriate proceedings;

                        (vi) all Encumbrances, Contracts, instruments, obligations, defects and irregularities affecting the Assets (other than to the extent covered by clauses (i)-(v) above or (vii)-(ix) below, and other than securing any obligation with respect to indebtedness for borrowed money) that, in the aggregate together with all other Permitted Encumbrances, are not such as to materially and adversely interfere with the operation or use of any material Assets as the DTI Business is currently conducted;

                        (vii) any liens that have been placed by any developer, landlord or third party on property over which any DTI Company has easement rights or on any Third Party Leased Real Property or DTI Leased Real Property and subordination or similar agreements relating thereto;

                        (viii) in the case of Joint Venture Interests and the Shares of DTI Companies which hold Joint Venture Interests, any restrictions imposed by any Joint Venture Agreement set forth on
        Schedule 3.3(c); and

                        (ix) in the case of Intellectual Property, all Encumbrances, except any (x) lien, security interest, mortgage, deed of trust, or deed to secure debt, or (y) option pursuant to which a third party may impose any Encumbrance described in clause (x) above upon such Intellectual Property without the further consent of the owner or holder of such Intellectual Property.

                With respect to Joint Venture Interests and Shares of DTI Companies which hold Joint Venture Interests, only those restrictions described in clause (viii) of this definition shall constitute Permitted Encumbrances.

                "PERSON" shall mean any natural person, firm, individual, corporation, partnership, joint venture, business trust, association, trust, company or other organization or entity, whether incorporated or unincorporated, or any Governmental Authority.

                "PIPELINES" shall mean the pipelines, lateral lines, compressors, compressor stations and other related machinery and equipment identified on Schedule 1(vv).

                "PITA AGREEMENT" shall mean a Personal Information Transfer Agreement in all material respects in the form attached as Exhibit L.

                "POLYAMIDE" shall mean a synthetic homopolymer or copolymer in which (a) chemical units are linked together by amide linkages (-NH-CO-) and (b) at least 50% of the coupling functional groups within the molecule are amides.

                "POST-CLOSING ASSESSMENT PERIOD" shall mean any Assessment Period beginning after the Closing Date and that portion of any Straddle Assessment Period beginning after the Closing Date.

                "POST-CLOSING TAX PERIOD" shall have the meaning set forth in
Section 6.1(b).

                "POST-INDUSTRIAL NYLON FIBER WASTE" shall mean:

                        (i)     Nylon (NC) Fibers or DTI Field Nylon
        Monofilaments produced in good faith in the normal course of their manufacture which do not meet Buyer's or its Affiliates' or its licensee's standard specifications therefor; and

                        (ii) Nylon plops, pellets, flakes, chips and the like (which do not meet DTI's or its Affiliates' or its licensee's standard specifications), produced by the Buyer's or its Affiliates or licensees, in good faith in the normal course of manufacturing Nylon (NC) Fibers, DTI Field Nylon Monofilaments or Nylon.

                "PPC" shall have the meaning set forth in Section 8.5(c)(ii)(A).

                "PRE-CLOSING ASSESSMENT PERIOD" shall mean any Assessment Period ending on or before the Closing Date and that portion of any Straddle Assessment Period ending on the Closing Date.

                "PRE-CLOSING IT RIGHTS" shall have the meaning set forth in
Section 5.8(f)(i).

                "PRE-CLOSING TAX PERIOD" shall have the meaning set forth in
Section 6.1(a).

                "PRELIMINARY ADJUSTED NET ASSETS" shall have the meaning set forth in Section 2.5(a). "PRELIMINARY CLOSING BALANCE SHEET" shall have the meaning set forth in Section 2.5(a).

                "PRELIMINARY CLOSING DATE PENSION FUNDING AMOUNT" shall have the meaning set forth in Section 2.6(b)(i).

                "PRELIMINARY CLOSING DATE PENSION FUNDING STATEMENT" shall have the meaning set forth in Section 2.6(b)(i).

                "PREPARER" shall have the meaning set forth in Section 6.3(c).

                "PRIMARY JOINT VENTURE" shall mean the entity set forth on
Schedule 1(ww).

                "PRIVATE REQUIREMENTS" as to any Real Property, shall mean: (a) any Encumbrance affecting such Real Property or relating to the use, operation or occupancy of such Real Property; (b) all material orders, rules, regulations and then-current standards applicable to or affecting any Real Property (other than each Third Party Leased Real Property where DuPont or its applicable Subsidiaries are not responsible for compliance therewith) or any part thereof or any use or condition thereof, which may, at any time, be recommended by the Board of Fire Underwriters, if any, having jurisdiction over any Real Property (other than each Third Party Leased Real Property where DuPont or its applicable Subsidiaries are not responsible for compliance therewith), or such other body exercising similar functions; (c) any requirements or conditions imposed by any utility company on DuPont or its applicable Subsidiaries serving such Real Property; and (d) if such Real Property is Third Party Leased Real Property, then the requirements, covenants, and conditions contained in the applicable Third Party Lease applicable to DuPont or one of its Subsidiaries.

                "PRIVILEGED INFORMATION" shall have the meaning set forth in
Section 5.21(a).

                "PRIVILEGES" shall have the meaning set forth in Section
5.21(a).

                "PROHIBITED ACTIVITIES" shall have the meaning set forth in
Section 5.9(h).

                "PROPERTY TAXES" shall have the meaning set forth in Section 6.2(c).

                "PROPOSED ACQUISITION" shall have the meaning set forth in
Section 5.34.

                "PUBLIC REQUIREMENTS" as to any Real Property, shall mean any and all applicable Laws (including building, planning, zoning and the terms of any variances, special permits or other authorizations issued pursuant to any of the foregoing, but excluding Environmental Laws) affecting such Real Property to the extent the property owner, DuPont or one of its Subsidiaries is obligated to comply therewith.

                "PWC" shall have the meaning set forth in Section 2.5(a).

                "REAL ESTATE LEASES" shall mean, collectively, the DTI Ground Leases and the DTI Space Leases.

                "REAL PROPERTY" shall mean, collectively, the Third Party Tenant Leased Real Property, the DTI Leased Real Property, the DTI Acquired Real Property and the Rights of Way.

                "REASONABLE NEGOTIATING EFFORTS" shall have the meaning set forth in Section 5.8(f)(i).

                "RECIPIENT" shall have the meaning set forth in Section 6.4(a).

                "RECYCLED NYLON" shall mean Nylon reclaimed from:

                        (i) Nylon which has been recycled by a physical process (meaning the sorting, combining, mixing, feeding, remelting, density classifying, or otherwise physically preparing the Nylon); or

                        (ii) Nylon which has been reclaimed or recycled by a process (e.g., solutioning by the dissolving of the Nylon into solution, the filtration of insolubles from the solution, and the precipitation of the Nylon from the solution) other than chemical recycle to monomers or oligomers, which monomers or oligomers can be used for repolymerization to first quality Nylon.

                "REDUCED TAX ARRANGEMENTS" shall have the meaning set forth in
Section 3.9(v).

                "REFERENCE ADJUSTED NET ASSETS" shall mean $1,217 million.

                "REFERENCE CONSOLIDATED INDEBTEDNESS" shall mean $272 million.

                "REFERENCE DATE" shall have the meaning set forth in Section 3.9(q).

                "REFERENCE NONCONSOLIDATED INDEBTEDNESS" shall mean $420 million; PROVIDED, that if the percentage equity interest in the Nonconsolidated Joint Ventures represented by the Joint Venture Interests increases or decreases after the date of this Agreement and prior to Closing (other than any increase or decrease contemplated by

Section 5.27(e) or (f)), the Reference Nonconsolidated Indebtedness shall be proportionately adjusted to give effect to such increase or decrease, as the case may be.

                "RELATED AGREEMENTS" shall mean those agreements set forth on
Schedule 1 (xx).

                "RELEASE" shall mean any release, spill, emission, discharge, leaking, pumping, pouring, injection, deposit, disposal, dispersal, dumping, escaping, leaching or migration of Hazardous Substances into the Environment or into or out of any property, including the movement of Hazardous Substances through or in the air, soil, surface water, groundwater or property and abandoned or discarded barrels, containers, or other closed receptacles containing Hazardous Substances.

                "REMEDIATION" shall mean an action of any kind to address, correct or respond to an Environmental Claim and/or an Environmental Condition or to comply with Environmental Laws, including the following activities: (i) monitoring, investigation, assessment, treatment, cleanup, containment, removal, mitigation, response or restoration work; (ii) responding to any notice, claim, cause of action, order, action or investigation by any Person alleging potential liability for property damage (including claims for interference with use and diminution in value) or death or injury to Persons; (iii) negotiating with or obtaining any permits, consents, approvals or authorizations from any Governmental Authority or government entity necessary to address, correct or respond to an Environmental Claim and/or an Environmental Condition or to comply with Environmental Laws; (iv) preparing and implementing any plans or studies for any such activity; (v) actions necessary to obtain a written notice from a Governmental Authority or government entity with jurisdiction over the real property at an off-site location under Environmental Laws that no material additional work is required by such Governmental Authority or governmental entity; (vi) the use, implementation, application, installation, operation or maintenance on the real property or an off-site location of remedial technologies applied to the surface or subsurface soils, excavation and treatment or disposal of soils at an off-site location, systems for long-term treatment of surface water or groundwater, replacement, removal or encapsulation of friable or damaged asbestos-containing materials, engineering controls or institutional controls; (vii) the design, acquisition and installation of pollution control equipment required under Environmental Laws; and (viii) any other activities reasonably determined to be necessary or appropriate or required under Environmental Laws to address an Environmental Condition, Existing Contamination or to avoid Liabilities under Environmental Laws or under this Agreement.

                "REPRESENTATIVE" shall mean, with respect to any Person, each of such Person's directors, officers, employees, representatives, consultants, attorneys, accountants, advisors and agents.

                "REQUIRED ANTITRUST APPROVALS" shall mean any required filings, consents and approvals pursuant to (i) the HSR Act, (ii) the EC Merger Regulations and (iii) all other filings and approvals under Antitrust Laws required to be made or obtained, as the case may be, in order to consummate the Sale, excluding Non-Material Antitrust Approvals.

                "REQUIRED FILINGS" shall mean any required filings or requests for consent or approval pursuant to (i) the HSR Act, (ii) the EC Merger Regulations, (iii) the Canadian Competition Act or Investment Canada Act and
(iv) all other foreign or domestic filings required under applicable Law to be made in order to consummate the Sale.

                "REQUIREMENTS" shall mean Public Requirements and Private Requirements.

                "RETAINED CANADIAN MANUFACTURING LIABILITIES" shall mean all Liabilities to the extent resulting from or arising out of the operation or conduct of the DTI Canada Manufacturing Operations by DuPont Canada and its Subsidiaries on or prior to the Closing Date, notwithstanding the fact that the DTI Canada Manufacturing Operations, or ownership of the related Assets, are not an Excluded Business.

                "RETAINED DTI ACTIONS" shall mean those Actions set forth on
Schedule 1(yy).

                "RETAINED DTI MARK CONTRACTS" shall have the meaning set forth in Section 5.13(e).

                "RETAINED EMPLOYEES" shall mean all DTI Employees, Former DTI Employees, any individual on long-term disability as of the Closing Date with DuPont or its Affiliates, and other current and former officers and employees of DuPont and its Affiliates (including the DTI Companies), other than DTI Transferred Employees; PROVIDED, that any individual on long-term disability with DuPont Flooring Systems, Inc. or any other DTI Company shall not be a Retained Employee.

                "RETAINED LIABILITIES" shall mean any and all Liabilities, whether arising before, on or after the Closing Date, of DuPont, the Sellers or any of their predecessor companies or businesses, or any of their Affiliates, Subsidiaries or divisions, resulting from or arising out of (a) the present, past or future operations or conduct of the DuPont Business or (b) the ownership or use of any Assets (other than the DTI Assets) owned or used by DuPont or its Affiliates, a Seller or any of the Retained Subsidiaries; PROVIDED, HOWEVER, that Retained Liabilities shall (except as provided in clauses (i)-(xviii) below) in no event include Liabilities of the type described in clauses
(i)-(xiv) in the definition of "Assumed Liabilities." "Retained Liabilities" shall also include the following:

                        (i) all Liabilities resulting from or arising out of the ownership or use of the Excluded Assets;

                        (ii) all Liabilities pursuant to or under Contracts to which DuPont or any of its Affiliates is a party (other than Liabilities pursuant to or under Contracts included in the DTI Assets or Shared Contractual Liabilities allocated to Buyer under Section 5.25);

                        (iii) all warranty and similar obligations entered into or incurred (x) not in the ordinary course of the DTI Business with respect to its products or services or (y) in the course of the DuPont Business with respect to its products or services or arising out of a Contract or Asset described in clause (i) or (ii) of this definition of "Retained Liabilities";

                        (iv)    all DuPont Environmental Liabilities;

                        (v)     all Liabilities resulting from or arising out of
        (x) the Retained DTI Actions or (y) Actions to the extent resulting from or arising out of the DuPont Business, the ownership or use of the Excluded Assets or the ownership or use of any Assets in the DuPont Business, whether arising before, on or after the Closing Date (except in all cases for the Specified DTI Actions), and, in all cases, any additional Actions to the extent resulting from or arising out of the subject matter of any Actions described in clause (x) or (y) above or any claim based on substantially similar or related factual or legal allegations or claims; PROVIDED, that, except as expressly set forth in
        Schedule 1(zz) and except for such matters and claims that are -------- described as Retained Liabilities other than pursuant to this clause
        (v), Liabilities resulting from or arising under any such additional Action that results from or arises out of the subject matter of an Action described in clause (x) or (y), or is based on substantially similar factual or legal allegations or claims, shall be Retained Liabilities only to the extent they have arisen out of the operation or conduct of the DTI Business, or the ownership or use of Assets in the DTI Business, in any case prior to the Closing;

                        (vi) DuPont's or any Retained Subsidiary's portion, determined pursuant to Section 5.25, of Shared Contractual Liabilities;

                        (vii) all Liabilities to the extent allocated as Retained Liabilities pursuant to Section 5.24;

                        (viii) all Liabilities assumed by, retained by or agreed to be performed by DuPont or any of the Retained Subsidiaries pursuant to this Agreement (including pursuant to Section 5.16) or any of the Related Agreements;

                        (ix) all Liabilities resulting from or arising out of any Excluded Businesses, including the disposition of any Divested Business;

                        (x) all Liabilities for Taxes (including Transfer Taxes) for which DuPont or a Retained Subsidiary is liable pursuant to
        Article VI or, except as provided otherwise in Article VI, applicable
        Law;

                        (xi) all Liabilities of DuPont or its Affiliates (other than a DTI Company or an Asset Seller (with respect to the DTI Business)), in each case under a Services Agreement;

                        (xii) all Liabilities resulting from or arising out of the Joint Venture Guarantees; PROVIDED, that for purposes of the indemnification provisions of Section 8.4(a), this clause (xi) shall be disregarded;

                        (xiii) all indebtedness of DuPont and its Affiliates for borrowed money, including all Indebtedness of DuPont and its Affiliates of the type described in clauses (i) and (ii) of the definition of "Indebtedness" and all guarantees of such indebtedness, except for (1) the Assumed Notes, (2) Specified Indebtedness and (3) the DuPont Guarantees; PROVIDED, that the foregoing shall not limit the obligations of the parties hereto under Section 5.12;

                        (xiv) all Liabilities for guarantees of Liabilities of third Persons (other than, subject to (A) Section 5.12, DuPont Guarantees and (B) Section 5.25, guarantees representing Shared Contractual Liabilities);

                        (xv)    all Retained Canadian Manufacturing Liabilities;

                        (xvi) (A) all Liabilities to the extent arising prior to Closing (or, with respect to any Joint Venture the Joint Venture Interests of which are not transferred at Closing, prior to the transfer of the applicable Joint Venture Interests) by reason of (i) the failure by DuPont or any of its Subsidiaries or any Majority Owned Joint Venture to maintain corporate formalities (or analogous formalities for other entities) and separateness with respect to any Joint Venture (including initially inadequately capitalizing such Joint Venture or thereafter receiving distributions therefrom which result in it being inadequately capitalized); PROVIDED, HOWEVER, that to the extent that any Liabilities covered by this subclause (A) -------- ------- arose out of or relate (directly or indirectly) to Environmental Claims or requirements of Environmental Law, (1) such Liability shall be treated in the same manner as a Liability of a Consolidated Joint Venture under Section 8.5(b)(xiv)(A) and (2) notwithstanding the foregoing, such Liabilities shall not be deemed to be Retained Liabilities solely by reason of this clause (xvi) to the extent the Joint Venture in question is able to satisfy and discharge such Liability itself (without any additional funding from the partners or members thereof) or (ii) any breach by DuPont or any of its Subsidiaries of any Joint Venture Agreement or, subject to Section 5.27, disputes between DuPont and any Other Partner relating to pre-Transfer Date matters and (B) with respect to any Joint Venture the Joint Venture Interests of which are not transferred at Closing, the Liabilities of DuPont or the Retained Subsidiaries (or, with respect to Joint Venture Interests held by DTI Companies, the DTI Companies) arising under the applicable Joint Venture Agreements or from its status as an owner of such Joint Venture Interest shall be deemed Retained Liabilities unless such Joint Venture Interests are transferred to Buyer or one of its Subsidiaries, in which case such

        Liabilities (other than those described in clause (A) above) shall be deemed retroactively to the Closing to be Assumed Liabilities to the extent they would have been Assumed Liabilities if the applicable Joint Venture Interests had been transferred at Closing pursuant to Article II;

                        (xvii) Liabilities arising (i) out of disputes between DuPont or any of its Affiliates, on the one hand, and Unifi, Inc., on the other hand, relating to matters occurring prior to the Closing in connection with the Unifi Agreements or (ii) by reason of the imposition of liability upon DuPont or, by reason of it being the successor to the ownership of the DTI Business, Buyer or their respective Affiliates for the Liabilities of Unifi, Inc. or its Subsidiaries, but only, in the case of clause (ii), to the extent such Liabilities arise out of or result from acts or failures to act of DuPont or its Affiliates (or occurrences) occurring prior to the transfer of the Unifi Assets to Buyer or an Affiliate; and

                        (xviii) all Liabilities that are set forth on Schedule 1(zz);

PROVIDED, HOWEVER, that notwithstanding anything to the contrary in this Agreement, Retained Liabilities (other than those set forth in clause (xviii) above) shall in no event include any (A) DTI Environmental Liabilities (other than such Liabilities that are retained under clause (xvi) above), (B) Liabilities that relate to Taxes that are assumed pursuant to clause (viii) of the definition of "Assumed Liabilities," (C) Liabilities allocated to Buyer, a Buyer Sub or a DTI Company pursuant to Section 5.16 or pursuant to a side letter dated the date hereof between Buyer and DuPont or (D) Liabilities that are set forth on Schedule 1(d).

                "RETAINED SUBSIDIARY" shall mean any Subsidiary of DuPont at any time after the date of this Agreement, other than any DTI Company.

                "RETIREE ELIGIBLE TRANSFERRED EMPLOYEE" shall have the meaning set forth in Section 5.16(j).

                "RETIREE WELFARE PLAN" shall mean each post-retirement welfare benefit plan maintained by DuPont or its Subsidiaries (including the DTI Companies) for DTI Employees and Former DTI Employees located in the United States as in effect on the Closing Date.

                "REVERSE TRANSFER AGREEMENTS" shall mean the Canada Asset Transfer Agreement, the Singapore Asset Transfer Agreement and the UK Non-DTI Asset Transfer Agreement.

                "RIGHTS" shall have the meaning set forth in Section 5.27(l).

                "RIGHTS OF WAY" shall have the meaning set forth in Section 3.12(o).

                "SALE" shall mean the sale, conveyance, assignment, transfer and delivery to, and the purchase, acquisition and receipt by, Buyer or one or more of the Buyer Subs of the Transferred DTI Assets, the Shares and the Joint Venture Interests, or any portion thereof, including pursuant to this Agreement and each Local Purchase Agreement.

                "SALE PROCESS" shall mean all matters relating to the sale of the DTI Business and all activities in connection therewith, including the solicitation of proposals from third parties and the consideration of, and actions taken in connection with, possible alternatives to some or all of the transactions contemplated by this Agreement, including an initial public offering of the DTI Business.

                "SEC" shall mean the U.S. Securities and Exchange Commission.

                "SEC FILINGS" shall have the meaning set forth in Section
5.38(a).

                "SECURITIES ACT" shall mean the Securities Act of 1933, as amended.

                "SELECTED JOINT VENTURE INTERESTS" shall mean those Joint Venture Interests set forth on Schedule 1(aaa).

                "SELLER AGENT" shall have the meaning set forth in Section 9.11(c).

                "SELLER OWNED INTELLECTUAL PROPERTY" shall have the meaning set forth in Section 3.13(a).

                "SELLERS" shall mean, collectively, the Global Sellers and the Local Sellers.

                "SELLING GROUP" shall mean the affiliated group of corporations of which DuPont is the common parent.

                "SEPARATE IT RIGHTS" shall have the meaning set forth in Section 5.8(f)(i).

                "SEPARATION COMPLETION PLAN" shall have the meaning set forth in
Section 3.14(f).

                "SERVICES AGREEMENTS" shall mean those Local Asset Transfer Agreements set forth on Schedule 1(bbb).

                "SHARED CONTRACTS" shall mean Contracts entered into prior to Closing which are between DuPont or any of its Subsidiaries (or, after the Closing, DuPont or Buyer or any of their respective Subsidiaries), on the one hand, and one or more third parties, on the other hand (regardless of whether such Contracts constitute DTI Assets), that directly benefit both (x) the DuPont Business and (y) the DTI Business; PROVIDED, HOWEVER, that (i)(x) a Contract to which DuPont or one of its Subsidiaries (other than a DTI Company) is a party, and to which Buyer or one of its Subsidiaries is not a party and which is used by DuPont or a Subsidiary thereof (other than a DTI Company) to provide benefits pursuant to a Services Agreement and (y) the DuPont Mark Contracts, in each case, shall not be deemed to be a Shared Contract and (ii) the Transferred DuPont Mark Contracts shall not be deemed to be Shared Contracts.

                "SHARED CONTRACTUAL LIABILITIES" shall mean Liabilities in respect of Shared Contracts.

                "SHARED FACILITY" shall mean any land, improvement or space within any improvement that is used or, as of the Closing Date, will be used, in both the DuPont Business and the DTI Business and that is set forth on Schedule 1(ccc).

                "SHARED LIABILITY" shall have the meaning set forth in Section 5.24.

                "SHARES" shall mean all of the equity interests in the DTI Companies other than equity interests owned beneficially and of record by other DTI Companies and other than director's qualifying shares and investments by foreign nationals mandated by applicable Law, a list of which, as of the date of this Agreement, is set forth on Schedule 1(ddd).

                "SIGNIFICANT NON-INCOME TAX" shall have the meaning set forth in
Section 6.1(c)(i).

                "SINGAPORE ASSET TRANSFER AGREEMENT" shall mean the amended and restated Asset Transfer Agreement, effective January 1, 2003, by and between DuPont Textiles and Interiors (Singapore) Pte Ltd, a company incorporated in Singapore, and DuPont Company (Singapore) Pte Ltd, a company incorporated in Singapore, as the same may be amended after the date of this Agreement in accordance with the terms of this Agreement.

                "SLIDING SCALE" shall mean an allocation of the Losses described below in Section 8.5, as follows: (i) DuPont one-hundred percent (100%) and Buyer zero percent (0%) for Sliding Scale Matters discovered, and about which Buyer provides notice to DuPont, on or before the date that is eighteen (18) months after (a) in the case of Sliding Scale Matters (other than Continuing Environmental Issues), the Transfer of Responsibility Date and (b) in the case of Continuing Environmental Issues, the Closing Date; (ii) except as set forth in clause (i), DuPont seventy-five percent (75%) and Buyer twenty-five percent (25%) for Sliding Scale Matters discovered, and about which Buyer provides notice to DuPont, on or before the date that is thirty-six (36) months after (a) in the case of Sliding Scale Matters (other than Continuing Environmental Issues), the Transfer of Responsibility Date and (b) in the case of Continuing Environmental Issues, the Closing Date; (iii) except as set forth in clauses
(i)-(ii), DuPont fifty percent (50%) and Buyer fifty percent (50%) for Sliding Scale Matters discovered, and about which Buyer provides notice to DuPont, on or before the date that is forty-eight (48) months after (a) in the case of Sliding Scale Matters (other than Continuing Environmental Issues), the Transfer of Responsibility Date and (b) in the case of Continuing Environmental Issues, the Closing Date; (iv) except as set forth in clauses (i)-(iii), DuPont twenty-five percent (25%) and Buyer seventy-five percent (75%) for Sliding

Scale Matters discovered, and about which Buyer provides notice to DuPont, on or before the date that is sixty (60) months after (a) in the case of Sliding Scale Matters (other than Continuing Environmental Issues), the Transfer of Responsibility Date and (b) in the case of Continuing Environmental Issues, the Closing Date; and (v) except as set forth in clauses (i)-(iv), DuPont zero percent (0%) and Buyer one hundred percent (100%) for Sliding Scale Matters discovered after the date that is sixty (60) months after (a) in the case of Sliding Scale Matters (other than Continuing Environmental Issues), the Transfer of Responsibility Date and (b) in the case of Continuing Environmental Issues, the Closing Date.

                "SLIDING SCALE MATTERS" shall mean, with respect to DuPont Remediation Sites, Existing Contamination (other than Known Existing Contamination) and violations of Environmental Law existing as of the Closing Date (other than Known Violations of Environmental Law) and Continuing Environmental Issues.

                "SOFTWARE" shall mean a set of statements or instructions, in object code or source code forms, used directly or indirectly in a computer to cause the computer to perform specific tasks or functions.

                "SOLVENT" shall mean, with respect to any Person, that (i) the fair saleable value of the property of such Person and its Subsidiaries is, on the date of determination, greater than the total amount of Liabilities of such Person and its Subsidiaries as of such date, (ii) such Person and its Subsidiaries are able to pay all Liabilities of such Person and its Subsidiaries as such Liabilities mature and (iii) such Person and its Subsidiaries do not have unreasonably small capital for conducting the business theretofore or proposed to be conducted by such Person and its Subsidiaries. In computing the amount of contingent or unliquidated Liabilities at any time, such Liabilities will be computed at the amount which, in light of all the facts and circumstances existing at such time, represents the amount that can reasonably be expected to become an actual or matured Liability.

                "SPANDEX" shall mean a long chain synthetic polymer comprised of at least 85% by weight of (a) a segmented block copolymer consisting of soft, elastic segments composed of polymeric glycols joined to hard urea segments by urethane linkages (-NH-CO-O-) and/or (b) a segmented block copolymer consisting of soft, elastic segments composed of polymeric glycols joined to hard urethane segments by urethane linkages (-NH-CO-O-).

                "SPECIAL DESIGNATED JOINT VENTURE" shall mean those Designated Joint Ventures set forth on Schedule 1(k) which are marked with an asterisk (*);PROVIDED, that any such Designated Joint Venture shall be deemed not to be a Special Designated Joint Venture if the Joint Venture Interest in such Designated Joint Venture is transferred (directly or indirectly) to Buyer or a Buyer Sub at Closing or if prior to Closing the Other Partner had exercised (or given notice of exercise of) its rights to purchase such Joint Venture Interest (as contemplated by Section 5.27).

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


                "SPECIFIED DTI ACTIONS" shall mean those Actions set forth on
Schedule 1(eee).

                "SPECIFIED INDEBTEDNESS" shall mean Consolidated Indebtedness other than any such Indebtedness owed by an Asset Seller to DuPont or any of its Affiliates (plus, for purposes of clause (v) of the definition of Assumed Liabilities and clause (xiii) of the definition of Retained Liabilities, any interest thereon), but only to the extent that the aggregate principal amount of such Indebtedness does not exceed $400 million, as such amount may be increased with the consent of Buyer upon receiving a request from DuPont to increase such amount pursuant to Section 5.1(a); PROVIDED, that DuPont shall have the right to designate any Consolidated Indebtedness (other than (i) Indebtedness outstanding on both the date of this Agreement and the Closing Date (excluding Indebtedness of INVISTA Argentina S.A., DTI Nylon Inversora S.A. and INVISTA Nylon Sudamerica S.A.) and (ii) Indebtedness (to the extent outstanding at Closing) of a DTI Company, the Shares of which, or any Joint Venture, the Joint Venture Interests in which, are being transferred (directly or indirectly) at Closing to Buyer or a Buyer Sub) as not being Specified Indebtedness.

                "SPECIFIED TRANSACTION" shall have the meaning set forth in
Section 5.3(a).

                "STRADDLE ASSESSMENT PERIOD" shall mean an Assessment Period that includes (but does not end on) the Closing Date.

                "STRADDLE PERIOD" shall have the meaning set forth in Section 6.2(b).

                "STUB PERIOD AUDITED FINANCIAL STATEMENTS" shall have the meaning set forth in Section 5.28(d).

                "SUBLEASE" shall mean each of the subleases between DuPont or a Retained Subsidiary, on the one hand, and Buyer, a Buyer Sub or a DTI Company, on the other hand, in all material respects in the form attached as Exhibit B-2.

                "SUBSEQUENT ACTION" shall have the meaning set forth in Section 3.8.

                "SUBSIDIARY" shall mean with respect to any Person (i) a corporation, fifty percent (50%) or more of the voting or capital stock of which is, as of the time in question, directly or indirectly owned by such Person and
(ii) any other partnership, joint venture, association, joint stock company, trust, unincorporated organization or other entity in which such Person, directly or indirectly, owns fifty percent (50%) or more of the equity economic interest thereof or has the power to elect or direct the election of fifty percent (50%) or more of the members of the governing body of such entity or otherwise has control over such entity (e.g., as the managing partner of a partnership). For purposes of this definition, the Joint Ventures shall be deemed not to be Subsidiaries of DuPont or Buyer or any of their respective Subsidiaries.

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


                "SUPPLY AGREEMENTS" shall mean the Supply Agreements listed on
Schedule 1(fff) in all material respects in the forms attached as Exhibit M.

                "SURVEYS" shall have the meaning set forth in Section 5.33.

                "TAX" shall mean, with respect to any Person, any tax, charge, fee, levy, impost, duty or other assessment of a similar nature, including income, alternative or add-on minimum, gross receipts, profits, lease, service, service use, wage, wage withholding, employment, workers compensation, business occupation, occupation, premiums, environmental, estimated, excise, employment, sales, use, transfer, license, payroll, franchise, severance, stamp, occupation, windfall profits, withholding, social security, unemployment, disability, ad valorem, estimated, highway use, commercial rent, capital stock, paid up capital, recording, registration, property, real property gains, real estate, value added, business license, custom duties, bank transaction taxes or other tax or governmental fee of any kind whatsoever, imposed or required to be withheld by any Tax Authority including any interest, additions to tax or penalties applicable or related thereto, whether disputed or not, for which such Person may be liable (including by Contract, as a transferee or successor, by Law (including by application of Treasury Regulation ss. 1.1502-6 or similar provisions of state, local or foreign Laws) or otherwise).

                "TAX ASSET" shall mean any Tax Item that could reduce a Tax, including a net operating loss, net capital loss, investment tax credit, foreign tax credit or any other Tax credit or deduction.

                "TAX AUDIT" shall have the meaning set forth in Section 6.4(a).

                "TAX AUTHORITY" shall mean a Governmental Authority or any subdivision, agency, commission or authority thereof, or any quasi-governmental or private body having jurisdiction over the assessment, determination, collection or imposition of any Tax (including the IRS).

                "TAX ITEM" shall mean any item of income, gain, loss, deduction or credit, or other attribute that may have the effect of increasing or decreasing any Tax.

                "TAX PERIOD" shall mean any period prescribed by any Tax Authority for which a Tax Return is required to be filed or a Tax is required to be paid.

                "TAX RECORDS" shall have the meaning set forth in Section 6.9.

                "TAX RETURN" shall mean any return, report, certificate, form or similar statement or document (including any related or supporting information or schedule attached thereto and any information return, amended tax return, claim for refund or declaration of estimated tax) required or permitted to be supplied to, or filed with, a Tax Authority in connection with the determination, assessment or collection of any Tax or the administration of any Laws relating to any Tax.

                "TAX SHARING AGREEMENT" shall mean any existing agreement or arrangement (whether or not written) binding any of the DTI Companies that provide for the allocation, apportionment, sharing, indemnity or assignment of any Tax liability or benefit, or the transfer or assignment of income, revenues, receipts or gains for the principal purpose of determining any Person's Tax liability.

                "TECHNICAL INFORMATION" shall mean technical information all in written or other tangible form that either DuPont or INVISTA Inc. owns or possesses and has the right to assign or license pursuant to the Patent and Technical Information Agreement as of the Closing Date including: (i) know-how, discoveries, improvements, processes, formulae, specifications and trade secrets, (ii) specifications, ideas and concepts for products, equipment, processes and services, (iii) manufacturing and performance specifications and procedures, (iv) engineering drawings and graphs, (v) technical, research and engineering data, (vi) formulations, materials and material specifications,
(vii) laboratory studies and benchmark tests, (viii) service and operation manuals, (ix) quality assurance policies, procedures and specifications, (x) evaluation and/or validation studies, (xi) unpublished patent applications,
(xii) all other know-how, methodologies, procedures, techniques and trade secrets related to research, engineering, development and manufacturing, and
(xiii) technical environmental information related thereto; PROVIDED, HOWEVER, that Technical Information shall not include Non-Technical Information.

                "TECHNOLOGY" shall mean technical information (whether patentable or not) including (i) know-how, discoveries, improvements, processes, formulae, specifications and trade secrets, (ii) specifications, ideas and concepts for products, equipment, processes and services, (iii) manufacturing and performance specifications and procedures, (iv) engineering drawings and graphs, (v) technical, research and engineering data, (vi) formulations, materials and material specifications, (vii) laboratory studies and benchmark tests, (viii) service and operation manuals, (ix) quality assurance policies, procedures and specifications, (x) evaluation and/or validation studies, (xi) unpublished patent applications, (xii) all other know-how, methodologies, procedures, techniques and trade secrets related to research, engineering, development and manufacturing, and (xiii) technical environmental information related thereto.

                "THIRD PARTY DEFAULT" shall mean a default or breach (or alleged default or breach) by DuPont or Buyer or any of their Subsidiaries to the extent it arises by reason of the fact that (in accordance with Section 5.25) Buyer or one of its Subsidiaries (rather than DuPont or one of its Subsidiaries) is performing DuPont's or its Subsidiary's obligations, or obtaining DuPont's or its Subsidiaries' benefits, under a Contract that is described in Section 5.25(d), but excluding from the foregoing any default or breach (or alleged default or breach) relating to any defect in the performance itself.

                "THIRD PARTY LANDLORD LEASED REAL PROPERTY" shall mean the leased premises demised under the Third Party Landlord Leases.

                "THIRD PARTY LANDLORD LEASES" shall mean all of the leases, subleases, licenses and occupancy agreements between DuPont or any of its Subsidiaries (including the DTI Companies) as landlord or licensor, on the one hand, and a third party other than DuPont or Buyer or any of their respective Subsidiaries, as tenant, licensee or occupier, on the other hand, the premises demised under which constitute all of the premises which are leased to third parties by DuPont or any of its Subsidiaries (including the DTI Companies) and which are primarily used or primarily held for use in connection with the DTI Business.

                "THIRD PARTY LEASED REAL PROPERTY" shall mean, collectively, all Third Party Landlord Leased Real Property and Third Party Tenant Leased Real Property.

                "THIRD PARTY LEASES" shall mean the Third Party Tenant Leases and the Third Party Landlord Leases.

                "THIRD PARTY TENANT LEASED REAL PROPERTY" shall mean the leased premises demised under the Third Party Tenant Leases.

                "THIRD PARTY TENANT LEASES" shall mean all of the leases, subleases, licenses and occupancy agreements between DuPont or any of its Subsidiaries (including the DTI Companies) as tenant, on the one hand, and a third party other than DuPont or Buyer or any of their respective Subsidiaries, as landlord, on the other hand, the premises demised under which constitute all of the premises which are leased from third parties by DuPont or any of its Subsidiaries (including the DTI Companies) and which are primarily used or primarily held for use in connection with the DTI Business.

                "TITLE COMMITMENTS" shall have the meaning set forth in Section 5.32(b).

                "TITLE COMPANY" shall mean Parthenon Title Company, as agent for Chicago Title Insurance Company.

                "TITLE REPORTS" shall have the meaning set forth in Section 5.32(a)

                "TITLE REVIEW PERIOD" shall have the meaning set forth in
Section 5.32(c).

                "TITLE TRANSFER DATE" shall have the meaning set forth in
Section 8.5(c).

                "TOP-UP NOTICE" shall have the meaning set forth in Section 5.27(e)(iii)(C).

                "TRADEMARK AGREEMENTS" shall mean the Trademark Agreements in all material respects in the form attached as Exhibits N.

                "TRADEMARKS" shall have the meaning set forth in the definition of "Intellectual Property."

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


                "TRANSFER DATE" shall (i) with respect to Joint Venture Interests, have the meaning set forth in Section 5.27(d) and (ii) with respect to Shares in Delayed Companies, mean the date such Shares are transferred, conveyed, assigned or delivered to Buyer or a Buyer Sub.

                "TRANSFER OF RESPONSIBILITY DATE" shall have the meaning set forth in Section 8.5(c).

                "TRANSFER TAXES" shall have the meaning set forth in Section
6.5.

                "TRANSFERRED DTI ASSETS" shall mean the DTI Assets other than to the extent held by a DTI Company at Closing; PROVIDED, HOWEVER, the Transferred DTI Assets shall not include any (i) Non-Transferable Permits, (ii) Shares,
(iii) equity interests in any Retained Subsidiary or (iv) Joint Venture
Interests.

                "TRANSFERRED DUPONT MARK CONTRACTS" shall mean those Contracts set forth on Schedule 1(ggg).

                "TRANSFERRED INTELLECTUAL PROPERTY CONTRACTS" shall mean those Contracts set forth on Schedule 1(hhh).

                "TRANSITIONAL SERVICES AGREEMENT" shall have the meaning set forth in Section 5.25(c).

                "TREASURY REGULATIONS" shall mean the final, temporary and proposed regulations promulgated by the United States Treasury Department under the Code.

                "UK NON-DTI ASSET TRANSFER AGREEMENT" shall mean the UK Non-DTI Asset Transfer Agreement, dated January 1, 2003 between INVISTA (U.K.) Holdings Limited (formerly known as DuPont Textiles & Interiors (U.K.) Holdings Limited) and DuPont (U.K.) Limited (formerly known as DuPont (Remainco) Limited), as the same may be amended after the date of this Agreement in accordance with the terms of this Agreement.

                "UNACCEPTABLE CONDUCT" shall have the meaning set forth in
Section 8.4(b).

                "UNAUDITED COMBINED HISTORICAL FINANCIAL STATEMENTS" shall have the meaning set forth in Section 3.5(b).

                "UNAUDITED COMBINED INTERIM FINANCIAL STATEMENTS" shall have the meaning set forth in Section 5.28(a).

                "UNIFI AGREEMENTS" shall mean the Master Agreement-POY Manufacturing Alliance, between DuPont and Unifi, Inc., dated effective June 1, 2000, and the supplemental alliance agreements and ancillary agreements contemplated thereby.

                "UNIFI ASSETS" shall have the meaning set forth on Schedule 5.27(m).

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


                "UNKNOWN JOINT VENTURE ISSUES" shall mean (i) Remediation of Existing Contamination required by Environmental Law or (ii) violations of Environmental Law existing as of the Closing Date, in each case other than any Known Environmental Issues and other than Continuing Environmental Issues.

                "WARN ACT" shall have the meaning set forth in Section 5.23.

                "WHOLLY OWNED SUBSIDIARY" shall mean, with respect to any Person, any Subsidiary of such Person if all of the common stock or other similar equity ownership interests (but not including non-voting preferred stock) in such Subsidiary (other than any director's qualifying shares or investments by foreign nationals mandated by applicable Law) is owned directly or indirectly by such Person.

                "WILTON TRANSFER DATE" shall have the meaning set forth in
Section 8.5(c)(ii)(A).

                                   ARTICLE II

                              THE PURCHASE AND SALE

                Section 2.1     PURCHASE AND SALE.

                        (a) Upon the terms and subject to the conditions of this Agreement, on the Closing Date:

                                (i) the Global Company Sellers shall sell, convey, assign, transfer and deliver to Buyer or one or more of the Buyer Subs designated by Buyer, and Buyer shall or shall cause such Buyer Subs, as applicable, to purchase, acquire and accept from the Global Company Sellers, all right, title and interest of such Global Company Sellers in and to the Shares of the DTI Companies set forth on
        Schedule 2.1(a)(i) (the "GLOBAL SHARES") free and clear of all Encumbrances;

                                (ii)    the Global Asset Sellers shall sell,
        convey, assign, transfer and deliver to Buyer or one or more of the Buyer Subs designated by Buyer, and Buyer shall or shall cause such Buyer Subs, as applicable, to purchase, acquire and accept from the Global Asset Sellers, all right, title and interest of such Global Asset Sellers in and to the Transferred DTI Assets (the "GLOBAL TRANSFERRED DTI ASSETS") (other than any Transferred DTI Assets to be transferred, conveyed, licensed, sublicensed, leased or subleased pursuant to a Related Agreement) free and clear of all Encumbrances other than Permitted Encumbrances;

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


                                (iii) the Global Joint Venture Sellers shall sell, convey, assign, transfer and deliver to Buyer or one or more of the Buyer Subs designated by Buyer, and Buyer shall or shall cause such Buyer Subs, as applicable, to purchase, acquire and accept from such Global Joint Venture Sellers, all right, title and interest of such Global Joint Venture Sellers in and to the Directly Transferred Joint Venture Interests for the Joint Ventures set forth on Schedule 2.1(a)(iii) (the "DIRECTLY TRANSFERRED GLOBAL JOINT VENTURE INTERESTS") free and clear of all Encumbrances other than Permitted Encumbrances;

                                (iv) Buyer shall or shall cause one or more of the Buyer Subs to (A) pay to DuPont the Aggregate Global Closing Purchase Price other than the portion thereof equal to the Aggregate Local Closing Purchase Price and assume the Assumed Liabilities (other than Assumed Liabilities to the extent they are Liabilities of a DTI Company and other than Assumed Liabilities that are being assumed pursuant to a Local Purchase Agreement) and (B) make the payments and take the actions required to be taken at Closing under the Related Agreements. Buyer shall assume (i) the Assumed Liabilities to the extent DuPont is liable therefor and which have not been assumed by a Buyer Sub or a DTI Company and (ii) the Assumed Liabilities to the extent they otherwise expressly constitute obligations of Buyer (including to take or refrain from taking actions) under this Agreement;

                                (v) immediately prior to the transactions described in subclauses (i), (ii), (iii) and (iv) of this Section 2.1(a), pursuant to the Local Purchase Agreements, (A) DuPont shall cause the Local Company Sellers to sell, convey, assign, transfer and deliver to Buyer or one or more of the Buyer Subs designated by Buyer, and Buyer shall or shall cause such Buyer Subs, as applicable, to purchase, acquire and accept from the Local Company Sellers, all right, title and interest of such Local Company Sellers in and to the Shares for the DTI Companies other than those DTI Companies set forth on
        Schedule 2.1(a)(i) (the "LOCAL SHARES") free and clear of all Encumbrances, (B) DuPont shall cause the Local Asset Sellers to sell, convey, assign, transfer and deliver to Buyer or one or more of the Buyer Subs designated by Buyer, and Buyer shall or shall cause such Buyer Subs, as applicable, to purchase, acquire and accept from the Local Asset Sellers, all right, title and interest of such Local Asset Sellers in and to the Transferred DTI Assets (the "LOCAL TRANSFERRED DTI ASSETS") (other than any Local Transferred DTI Assets to be transferred, conveyed, licensed, sublicensed, leased or subleased pursuant to a Related Agreement) free and clear of all Encumbrances other than Permitted Encumbrances, (C) DuPont shall cause the Local Joint Venture Sellers to sell, convey, assign, transfer and deliver to Buyer or one or more of the Buyer Subs designated by Buyer, and Buyer shall or shall cause such Buyer Subs, as applicable, to purchase, acquire and accept from the Local Joint Venture Sellers, all right, title and interest of such Local Joint Venture Sellers in and to the Directly Transferred Joint Venture Interests for the Joint Ventures other than those Joint Ventures set forth on Schedule 2.1(a)(iii)

        (the "DIRECTLY TRANSFERRED LOCAL JOINT VENTURE INTERESTS") free and clear of all Encumbrances other than Permitted Encumbrances of the type specified in clause (viii) of the definition of "Permitted Encumbrances" and (D) Buyer shall or shall cause one or more of the Buyer Subs to pay the Aggregate Local Closing Purchase Price to DuPont France (or any other Local Seller, if any, to the extent the applicable Local Purchase Agreement contemplates a Local Closing Purchase Price) in the manner provided for in the Local Purchase Agreements or herein and assume the Liabilities designated as "Assumed Liabilities" pursuant to the Local Purchase Agreements; and

                                (vi)    the Asset Sellers and any of their
        Affiliates which are parties to the Related Agreements shall sell, convey, assign, transfer, license, sublicense, lease, sublease and deliver (as the case may be) to Buyer or one or more of the Buyer Subs, as applicable, the Transferred DTI Assets which are to be sold, conveyed, assigned, transferred, licensed, sublicensed, leased, subleased or delivered at Closing pursuant to such Related Agreements.

                        (b) The foregoing obligations to transfer the Transferred DTI Assets, the Directly Transferred Joint Venture Interests, the Shares of DTI Companies holding Joint Venture Interests and the Shares of the Delayed Companies are subject to the provisions of Sections 5.8, 5.27 and 5.31. Notwithstanding anything to the contrary in Section 2.1(a), the DTI Books and Records shall be transferred in accordance with Section 5.11 and not at Closing.

                Section 2.2 GLOBAL PURCHASE PRICE. The aggregate cash purchase price to be paid by Buyer and Buyer Subs for the purchase, acquisition and receipt of the (i) Transferred DTI Assets, (ii) Global Shares and (iii) Directly Transferred Global Joint Venture Interests shall be the Aggregate Global Closing Purchase Price, subject to adjustment pursuant to Section 2.5(d) (as so adjusted, the "GLOBAL PURCHASE PRICE").

                Section 2.3     THE CLOSING.

                        (a) The closing of the Sale (the "CLOSING") shall, subject to the satisfaction or waiver of the conditions set forth in Article VII, be held at the offices of Skadden, Arps, Slate, Meagher & Flom LLP in New York, New York (or such other place as the parties may mutually agree) (i) on the last Business Day of the month in which all the conditions precedent set forth in Article VII other than those conditions which are to be satisfied on the Closing Date (the date such conditions are first satisfied or waived (or, if after any such date any such conditions are no longer satisfied, the first subsequent date on which all such conditions are satisfied or waived), the "CONDITIONS SATISFIED DATE") are satisfied or waived; PROVIDED, that Buyer shall have the option to extend the Closing Date to the last Business Day of the month immediately following the month in which the Conditions Satisfied Date occurs; PROVIDED, FURTHER, that within five (5) Business Days of Buyer's determination in good faith of the occurrence of the Conditions Satisfied Date, Buyer shall notify DuPont in writing that the Conditions Satisfied Date has occurred and within two (2) Business Days of receiving such notice

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


DuPont shall notify Buyer in writing whether DuPont has a reason to believe that a Conditions Satisfied Date has not occurred; or (ii) at such other time as the parties may mutually agree; PROVIDED, HOWEVER, that the Closing Date shall not be extended beyond the Outside Date. The date on which the Closing actually occurs is hereinafter referred to as the "CLOSING DATE." Notwithstanding anything in this Agreement to the contrary, the conditions precedent to the parties obligations set forth (x) in the first sentence of Section 7.2(m) shall be deemed satisfied with respect to Governmental Approvals, if any, at and as of the date of this Agreement unless and until the occurrence, if any, of a China Holdings Event in which case such conditions shall be deemed satisfied upon the receipt of the Governmental Approvals referenced therein and (ii) the second sentence of Section 7.2(m) and the second sentence of Section 7.2(k) shall be deemed to be conditions that may only be satisfied on the Closing Date. Except to the extent expressly set forth in this Agreement to the contrary, and notwithstanding the actual occurrence of the Closing prior to the close of business on the Closing Date, the Closing shall be deemed to occur and be effective as of the close of business on the Closing Date. DuPont shall continue to operate the DTI Business in accordance with the terms of this Agreement until the close of business on the Closing Date.

                        (b) On the Closing Date, the Sellers shall deliver or cause to be delivered to Buyer and the Buyer Subs, as applicable, the following (except as otherwise provided for in Section 5.8, 5.10, 5.11, 5.27 or 5.31 and except to the extent delivered at or prior to the Closing to the Buyer or a Buyer Sub pursuant to a Local Purchase Agreement):

                                (i)     certificates (where applicable)
        representing the Shares duly endorsed (or accompanied by a duly executed stock power) and in form for transfer to Buyer or to the Buyer Sub designated by Buyer, as applicable;

                                (ii)    certificates (where applicable)
        representing the Directly Transferred Joint Venture Interests duly endorsed and in form for transfer to Buyer or to the Buyer Sub designated by Buyer, as applicable;

                                (iii) the stock books, stock ledgers, minute books and corporate seals of the DTI Companies as of the Closing Date; PROVIDED, that any of the foregoing items shall be deemed to have been delivered pursuant to this Section 2.3(b)(iii) if such item has been delivered to or is otherwise certified to Buyer by a duly authorized officer of DuPont to be located at any of the DTI Companies as of the Closing Date or any of their respective offices;

                                (iv)    the Related Agreements and the PITA
        Agreements, duly executed by DuPont or its Subsidiaries (to the extent each is a party thereto), to the extent not executed and delivered by such parties prior to Closing;

                                (v)     the Local Purchase Agreements duly
        completed, executed and delivered by the Local Sellers (to the extent each is a party thereto) to the extent not completed, executed and delivered prior to Closing;

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


                                (vi)    all other documents required to be
        delivered by the Sellers or their Subsidiaries or, subject to Section 5.27, the Joint Ventures, on or prior to the Closing Date pursuant to this Agreement or a Local Purchase Agreement;

                                (vii) such duly executed deeds (which, except as may be provided in this Agreement, shall be in the form of special warranty deeds or equivalent forms for the applicable state or other Governmental Authority or, in the case of any portion of any Real Property which portion meanders along any river bank, a quit-claim deed or equivalent form, if customary in the relevant jurisdiction) and other good and sufficient instruments of conveyance and transfer as shall be effective to vest title to the DTI Acquired Real Property in Buyer or the applicable Buyer Sub as provided in this Agreement;

                                (viii) duly executed Bills of Sale, a receipt for the Global Closing Purchase Price, and such other instruments or documents as may be reasonably requested by Buyer or otherwise necessary to provide for the transactions contemplated hereby;

                                (ix) duly executed waivers and amendments, as applicable, with respect to the Local Asset Transfer Agreements set forth on Schedule 2.3(b)(ix) in all material respects reflecting the terms set forth on Schedule 2.3(b)(ix); and

                                (x) a statement of DuPont and each of the Sellers and DTI Companies, and each Subsidiary of a DTI Company in form and substance reasonably satisfactory to Buyer that satisfies Buyer's obligations under Treasury Regulation ss. 1.1445-2(b) or (c), as applicable.

                        (c) On the Closing Date, Buyer and the Buyer Subs shall deliver or cause to be delivered to the Sellers, as applicable, the following (except to the extent delivered to a Seller at or prior to the Closing pursuant to the Local Purchase Agreements):

                                (i)     the excess of the Aggregate Global
        Closing Purchase Price over the Aggregate Local Closing Purchase Price in immediately available funds by wire transfer to an account or accounts at such bank or banks specified by DuPont at least five (5) Business Days prior to the Closing Date;

                                (ii)    the Aggregate Local Closing Purchase
        Price to be delivered pursuant to the applicable Local Purchase Agreement, as specified therein and to the extent required thereunder or, at the option of DuPont France, by wire transfer to an account or accounts at such bank or banks specified by DuPont France at least (5) Business Days prior to the Closing Date;

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                                (iii)   duly executed instruments of assumption
        of the Assumed Liabilities being assumed by the Buyer and the Buyer Subs, as applicable, in all material respects in the form attached as Exhibit O;

                                (iv)    the Related Agreements and the PITA
        Agreements, duly executed by Buyer or the Buyer Subs (to the extent each is a party thereto), to the extent not executed and delivered by such parties prior to the Closing;

                                (v)     the Local Purchase Agreements duly
        completed, executed and delivered by Buyer or the Buyer Subs (to the extent each is a party thereto) to the extent not completed, executed and delivered prior to Closing); and

                                (vi)    all other documents required to be
        delivered by Buyer or the Buyer Subs on or prior to the Closing Date pursuant to this Agreement or otherwise reasonably required by DuPont in connection herewith.

                        (d) Notwithstanding any of the foregoing, to the extent it is contemplated that (i) any Transferred DTI Assets are to be transferred, conveyed or licensed to Buyer or one or more of the Buyer Subs pursuant to a Related Agreement, such Transferred DTI Assets shall be transferred, conveyed or licensed to Buyer or one or more of the Buyer Subs, as the case may be, pursuant to such Related Agreement and not hereunder and (ii) to the extent it is contemplated that any Transferred DTI Assets, Shares or Directly Transferred Joint Venture Interests are to be transferred, conveyed or licensed to Buyer or one or more of the Buyer Subs pursuant to a Local Purchase Agreement, such Transferred DTI Assets, Shares or Directly Transferred Joint Venture Interests shall be transferred, conveyed or licensed to Buyer or one or more of the Buyer Subs, as the case may be, pursuant to such Local Purchase Agreement.

                Section 2.4     PRE-CLOSING FINANCIAL DELIVERIES.

                        (a) At least five (5) Business Days prior to the Closing Date, DuPont shall:

                                (i)     Prepare and deliver to Buyer an
        unaudited estimated combined balance sheet of the DTI Business, prepared by DuPont in accordance with the Closing Balance Sheet Principles, as of the close of business (New York time) on the Closing Date (the "ESTIMATED CLOSING BALANCE SHEET").

                                (ii) Prepare and deliver to Buyer a written estimate of (A) based on the Estimated Closing Balance Sheet, the Adjusted Net Assets (the "ESTIMATED ADJUSTED NET ASSETS"), (B) based on the Estimated Closing Balance Sheet, the principal amount of Specified Indebtedness (the "ESTIMATED SPECIFIED INDEBTEDNESS") and the amount of the Individual Consolidated Indebtedness of each Consolidated Joint Venture (the "INDIVIDUAL ESTIMATED SPECIFIED INDEBTEDNESS") and (C) the amount of Nonconsolidated Indebtedness (the "ESTIMATED NONCONSOLIDATED INDEBTEDNESS") and the amount of the Individual

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        Nonconsolidated Indebtedness of each Nonconsolidated Joint Venture (the
        "INDIVIDUAL ESTIMATED NONCONSOLIDATED INDEBTEDNESS"). The difference between the Reference Adjusted Net Assets and the Estimated Adjusted Net Assets shall be the "ESTIMATED ADJUSTED NET ASSET AMOUNT."

                                (iii) Deliver to Buyer a written certification of the Chief Financial Officer of DuPont to the effect that (x) the Estimated Closing Balance Sheet and the calculation of Estimated Adjusted Net Assets and the Estimated Specified Indebtedness and each Individual Estimated Specified Indebtedness have been prepared in good faith in accordance with the Closing Balance Sheet Principles, (y) the Estimated Nonconsolidated Indebtedness and each Individual Estimated Nonconsolidated Indebtedness have been prepared in good faith based on the information received by DuPont from the Nonconsolidated Joint Ventures and (z) as of the close of business on the Closing Date (1) other than the Assumed Notes and the Estimated Specified Indebtedness, the Sellers (to the extent constituting Assumed Liabilities), the DTI Companies and, to the Knowledge of DuPont, the Consolidated Joint Ventures are not expected to have any Indebtedness for borrowed money, including any Indebtedness of the type described in clause (i) or (ii) in the definition of "Indebtedness" in Section 1.1 and (2) other than Indebtedness, DuPont's and its Affiliates' share of which is included in the Estimated Nonconsolidated Indebtedness, to the Knowledge of DuPont, the Nonconsolidated Joint Ventures are not expected to have any Indebtedness for borrowed money, including any Indebtedness of a type described in clause (i) or (ii) of the definition of "Indebtedness."

                        (b) In the event that Buyer notifies DuPont that it disputes the amount of the Estimated Specified Indebtedness or Estimated Nonconsolidated Indebtedness, Buyer and DuPont shall cooperate in good faith to resolve any such dispute as promptly as possible. If Buyer and DuPont are unable, prior to the Closing, to agree on the calculation of the Estimated Specified Indebtedness or Estimated Nonconsolidated Indebtedness, as the case may be, then the applicable amount thereof set forth in the written certification of the Chief Financial Officer of DuPont delivered in compliance with Section 2.4(a), or such other amount of Estimated Specified Indebtedness or Estimated Nonconsolidated Indebtedness, as the case may be, to which the parties have agreed prior to the Closing, shall be deemed the Estimated Specified Indebtedness or Estimated Nonconsolidated Indebtedness, as the case may be.

                Section 2.5     POST-CLOSING PURCHASE PRICE ADJUSTMENTS.

                        (a) As promptly as practicable following the Closing Date but in no event later than ninety (90) days thereafter, Buyer shall deliver to DuPont an unaudited combined balance sheet of the DTI Business, prepared by Buyer in accordance with the Closing Balance Sheet Principles, as of the close of business (New York time) on the Closing Date (the "PRELIMINARY CLOSING BALANCE SHEET"), which shall be accompanied by (i) a report stating that, in the opinion of Ernst & Young LLP ("BUYER'S INDEPENDENT ACCOUNTANT"), the Preliminary Closing Balance Sheet has been prepared in

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accordance with the Closing Balance Sheet Principles and (ii) a calculation by
Buyer of Adjusted Net Assets based on the Preliminary Closing Balance Sheet (the "PRELIMINARY ADJUSTED NET ASSETS"). In connection with the preparation and review of the Preliminary Closing Balance Sheet, DuPont (i) shall provide (or in the case of access to PricewaterhouseCoopers LLP ("PWC") and its work papers, schedules, memoranda and other documents, DuPont shall request that PWC provide) reasonable access, during normal business hours and upon reasonable notice, to all work papers, schedules, memoranda and other documents prepared or reviewed by DuPont or by any of its Representatives (and, in the case of PWC, during the course of PWC's engagement with respect to the DTI Business) which are relevant to the Preliminary Closing Balance Sheet, and that such access be provided promptly after request by Buyer and/or its Representatives and (ii) shall request that PWC communicate with Buyer and its Representatives with respect to the DTI Business; PROVIDED, that the foregoing clauses (i) and (ii) shall be subject to professional standards and PWC's firm policy, which may include the requirement that Buyer and its Representatives sign an "indemnification letter" in the form generally used by PWC prior to receiving access to any materials prepared by PWC.

                        (b) DuPont shall have ninety (90) days following delivery to DuPont of the Preliminary Closing Balance Sheet and the calculation of Preliminary Adjusted Net Assets during which to review the Preliminary Closing Balance Sheet and such calculations, and to notify Buyer if it believes that (i) the Preliminary Closing Balance Sheet was not prepared in accordance with the Closing Balance Sheet Principles (in which case such notification shall be accompanied by a report of PWC, DuPont's independent accountants, stating that it concurs with DuPont's position that the Preliminary Closing Balance Sheet was not prepared in accordance with the Closing Balance Sheet Principles),
(ii) the Preliminary Closing Balance Sheet contains mathematical error or (iii) the calculation of Preliminary Adjusted Net Assets was not in accordance with the definition of Adjusted Net Assets contained herein, and, in any case, DuPont's notice shall specify the reasons therefor in reasonable detail. In connection with such review, Buyer (i) shall provide (or in the case of access to Buyer's Independent Accountant and its work papers, schedules, memoranda and other documents, Buyer shall request that Buyer's Independent Accountant provide) reasonable access, during normal business hours and upon reasonable notice, to all work papers, schedules, memoranda and other documents prepared or reviewed by Buyer or any of its Representatives during the course of its review which are relevant to the Preliminary Closing Balance Sheet, and that such access be provided promptly after request by DuPont and/or its Representatives and (ii) request that Buyer's Independent Accountant communicate with DuPont and its Representatives with respect to such review; PROVIDED, that the foregoing clauses (i) and (ii) shall be subject to professional standards and Buyer's Independent Accountant's firm policy, which may include the requirement that DuPont and its Representatives sign an "indemnification letter" in the form generally used by Buyer's Independent Accountant prior to receiving access to any materials prepared by Buyer's Independent Accountant. If DuPont fails to properly notify Buyer of any such dispute within such ninety (90) day period, the Preliminary Closing Balance Sheet and the calculation of Preliminary

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Adjusted Net Assets shall be deemed final. In the event that DuPont shall so notify Buyer of any dispute, Buyer and DuPont shall cooperate in good faith to resolve such dispute as promptly as possible, and upon such resolution, if any, any adjustments to the Preliminary Closing Balance Sheet and Preliminary Adjusted Net Assets shall be made in accordance with the agreement of Buyer and DuPont.

                        (c) If Buyer and DuPont are unable to resolve any such dispute within fifteen (15) days (or such longer period as Buyer and DuPont shall mutually agree in writing) of DuPont's delivery of such notice, such dispute shall be resolved by the Independent Accounting Firm, and such determination shall be final and binding on the parties; PROVIDED, HOWEVER, that
(i) the calculation of Adjusted Net Assets shall be based on the Final Closing Balance Sheet and the definitions contained herein and (ii) unless the Independent Accounting Firm determines that the Preliminary Closing Balance Sheet was not prepared in accordance with the Closing Balance Sheet Principles or contains mathematical errors, the Preliminary Closing Balance Sheet shall be the Final Closing Balance Sheet. DuPont and Buyer shall mutually select the Independent Accounting Firm, but if DuPont and Buyer cannot mutually agree on the identity of the Independent Accounting Firm, then DuPont and Buyer shall each submit to the other party's independent auditor the name of a national accounting firm other than PWC and Buyer's Independent Accountant, which firm shall have previously accepted the engagement as the Independent Accounting Firm (subject to being selected pursuant to this Section 2.5(c) and acceptance of such firm's definitive letter of engagement), and the Independent Accounting Firm shall be selected by lot from these two firms by the independent auditors of the two parties. If either party has not submitted the name of such a national accounting firm within 20 days of the other party submitting such a name in accordance with this Section 2.5(c), the accounting firm so submitted by such other party shall be the Independent Accounting Firm. If no national accounting firm shall be willing to serve as the Independent Accounting Firm, then a nationally recognized (in the United States) expert in public accounting shall be selected to serve as such, such selection to be according to the above procedures. Any expenses relating to the engagement of the Independent Accounting Firm in respect of its services pursuant to this Section 2.5(c) shall be shared equally by DuPont and Buyer. The Independent Accounting Firm shall be instructed to use every reasonable commercial effort to perform its services within thirty (30) days of submission of the Preliminary Closing Balance Sheet to it and, in any case, as promptly as practicable after such submission. The Final Closing Balance Sheet and the calculation of Final Adjusted Net Assets shall then be prepared by Buyer based on the determination of the Independent Accounting Firm.

                        (d) The Global Purchase Price shall be equal to the Aggregate Global Closing Purchase Price, (i)(A) plus, if the Final Adjusted Net Assets exceeds the Estimated Adjusted Net Assets, the amount of such excess, (B) MINUS, if the Estimated Adjusted Net Assets exceeds the Final Adjusted Net Assets, the amount of such excess, (ii)(A) PLUS, if the Final Pension Funding Amount exceeds the Estimated Pension Funding Amount, the amount of such excess and (B) MINUS, if the Estimated Pension Funding Amount exceeds the Final Pension Funding Amount, the amount of such excess,


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(iii) PLUS, if the Estimated Specified Indebtedness exceeds the Final Specified
Indebtedness, the amount of such excess, (iv) MINUS, if the Final Specified Indebtedness exceeds the Estimated Specified Indebtedness, the amount of such excess, (v) PLUS, if the aggregate Individual Final Specified Indebtedness of the Designated Joint Ventures not transferred at Closing exceeds the aggregate Individual Estimated Specified Indebtedness of the Designated Joint Ventures not transferred at Closing, the amount of such excess, (vi) MINUS, if the aggregate Individual Estimated Specified Indebtedness of the Designated Joint Ventures not transferred at Closing exceeds the aggregate Individual Final Specified Indebtedness of the Designated Joint Ventures not transferred at Closing, the amount of such excess, (vii) PLUS, if the Estimated Nonconsolidated Indebtedness exceeds the Final Nonconsolidated Indebtedness, the amount of such excess, but only to the extent that the Estimated Nonconsolidated Indebtedness exceeded the Reference Nonconsolidated Indebtedness, (viii) MINUS, if the Final Nonconsolidated Indebtedness exceeds both the Estimated Nonconsolidated Indebtedness and the Reference Nonconsolidated Indebtedness, the amount of the excess of the Final Nonconsolidated Indebtedness over the greater of the Estimated Nonconsolidated Indebtedness and the Reference Nonconsolidated Indebtedness, (ix) MINUS, if (A) the Transfer Date for a Designated Joint Venture Interest occurs after the Closing Date, (B) Buyer fulfills its applicable payment obligation under Section 5.27(d) based on the Estimated Joint Venture Interest Agreed Amount and (C) the Estimated Joint Venture Interest Agreed Amount exceeds the Final Joint Venture Interest Agreed Amount, then 90% of the amount of such excess, (x) PLUS, if (A) the Transfer Date for a Designated Joint Venture Interest occurs after the Closing Date, (B) Buyer fulfills its applicable payment obligation under Section 5.27(d) based on the Estimated Joint Venture Interest Agreed Amount and (C) the Final Joint Venture Interest Agreed Amount exceeds the Estimated Joint Venture Interest Agreed Amount, 90% of the amount of such excess (xi) PLUS, if (A) the Transfer Date for a Joint Venture Interest (other than the Designated Joint Venture Interests) occurs after the Closing Date, (B) DuPont fulfills any of its payment obligations with respect to such Joint Venture Interest under Section 5.27 (other than Section 5.27(f)) based on the Estimated Joint Venture Interest Agreed Amount and (C) the Estimated Joint Venture Interest Agreed Amount exceeds the Final Joint Venture Interest Agreed Amount for such Joint Venture Interest, the amount, if any, by which DuPont's payments to Buyer or its designees under
Section 5.27 (other than Section 5.27(f)) with respect to such Joint Venture exceeded the amount that would have been required if such obligation was calculated based on the Final Joint Venture Interest Agreed Amount and (xii) MINUS, if (A) the Transfer Date for a Joint Venture Interest (other than the Designated Joint Venture Interests) occurs after the Closing Date, (B) DuPont fulfills any of its payment obligations with respect to such Joint Venture Interest under Section 5.27 (other than Section 5.27(f)) based on the Estimated Joint Venture Interest Agreed Amount and (C) the Final Joint Venture Interest Agreed Amount exceeds the Estimated Joint Venture Interest Agreed Amount, the amount, if any, by which the amount that would have been required if such obligation was calculated based on the Final Joint Venture Interest Agreed Amount exceeds DuPont's payments to Buyer or its designees under Section 5.27 (other than Section 5.27(f)) with respect to such Joint Venture (the difference between the Global Purchase Price and the Aggregate Global Closing Purchase Price, the "FINAL

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CLOSING ADJUSTMENT"). Buyer or DuPont, as the case may be, shall, within ten
(10) Business Days after the later of (w) the final determination of the Final Closing Balance Sheet pursuant to Sections 2.5(b) and (c), (x) the final determination of the Final Pension Funding Amount pursuant to Section 2.6(b),
(y) the final determination of the Final Specified Indebtedness and the Individual Final Specified Indebtedness pursuant to Section 2.5(e) and (z) the final determination of the Final Nonconsolidated Indebtedness and the Individual Final Nonconsolidated Indebtedness pursuant to Section 2.5(e) (the tenth Business Day after such later date, the "PAYMENT DUE DATE"), make payment to the other by wire transfer in immediately available funds of the amount of the Final Closing Adjustment as determined pursuant to the preceding sentence, together with interest thereon (i) at a rate per annum equal to LIBOR for the period from the Closing Date through and including the earlier of (x) the date of payment and (y) the Payment Due Date and (ii) in the event that payment has not been made by the Payment Due Date, thereafter at a rate per annum equal to LIBOR plus one hundred (100) basis points (calculated based on a year of 360 days and the number of days elapsed since the Closing Date).

                        (e) In the event that Buyer disputes the aggregate dollar amount of the Estimated Specified Indebtedness, any Individual Estimated Specified Indebtedness, the Estimated Nonconsolidated Indebtedness or any Individual Estimated Nonconsolidated Indebtedness, it shall have ninety (90) days following the Closing Date to notify DuPont of the same and upon such notice the parties shall use their reasonable commercial efforts to resolve any such dispute as soon as practicable. In the event that such dispute is not resolved within ninety (90) days of Buyer's delivery of such notice to DuPont, the parties shall refer the dispute to the Independent Accounting Firm and shall direct the Independent Accounting Firm to resolve such dispute as soon as practicable. The final determination of the Independent Accounting Firm of the dollar amount of Specified Indebtedness or Nonconsolidated Indebtedness, as the case may be, at the time of Closing shall be final. Any expenses relating to the engagement of the Independent Accounting Firm in respect of its services pursuant to this Section 2.5(e) shall be shared equally by DuPont and Buyer.

                Section 2.6     PENSION FUNDING PURCHASE PRICE ADJUSTMENT.

                        (a) (i) At least thirty (30) days prior to the Closing Date, DuPont shall prepare and deliver to Buyer a statement (the "ESTIMATED PENSION FUNDING STATEMENT") that sets forth, as of any date determined in DuPont's discretion that is not more than thirty (30) days before the date the Estimated Pension Funding Statement is delivered to Buyer (together with information to demonstrate how it determined such amount), the amount, whether positive or negative (the "ESTIMATED PENSION FUNDING AMOUNT"), of (A) the aggregate fair market value of the assets of all Foreign Pension Plans attributable to Foreign Benefit Employees (the "PENSION ASSETS"), MINUS (B) the projected benefit obligations under all Foreign Pension Plans and unfunded foreign pension plans maintained by DuPont or its Affiliates that are attributable to Foreign Benefit Employees (the "PENSION LIABILITIES") (taking into account any contributions that DuPont reasonably expects to be made in accordance with Section 5.16(q)(iv)). For


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purposes of this subsection (a)(i), the Pension Liabilities as of the determination date shall be determined on the basis of the methodology and assumptions utilized in preparing the balance sheet of the DTI Business as of December 31, 2002 contained in the Audited Combined Financial Statements and the actual demographics as of the date of determination.

                                (ii) Buyer shall have a period of not more than twenty (20) days following delivery of the Estimated Pension Funding Statement, and supporting materials in accordance with subsection (a)(i) above, during which to review the Estimated Pension Funding Amount calculation and supporting materials and to notify DuPont if it believes the calculation of the Estimated Pension Funding Amount contains mathematical errors or is based on actuarial or other assumptions inconsistent with the principles and definitions set forth in subsection (a)(i) above or otherwise was not performed in accordance with the principles and definitions set forth in subsection (a)(i) above.

                                        (A)     If Buyer shall fail to so notify
                DuPont of any such dispute, then the amount set forth in the Estimated Pension Funding Statement shall control.

                                        (B)     If Buyer shall so notify DuPont
                of any such dispute, Buyer and DuPont shall cooperate in good faith to resolve such dispute as promptly as possible, and the amount, if any, so determined by Buyer and DuPont upon resolution of such dispute shall be the "ESTIMATED PENSION FUNDING AMOUNT."

                                        (C)     If Buyer and DuPont are unable,
                prior to Closing, to resolve such dispute, then the amount set forth in the Estimated Pension Funding Statement shall control with respect to the calculation of Estimated Pension Funding Amount, but shall not be determinative for the amounts to be determined under Section 2.6(b) below.

                        (b)     (i)     As promptly as practicable following the
Closing Date, but in no event more than one hundred twenty (120) days after the Closing Date, DuPont shall prepare and deliver to Buyer a statement (the "PRELIMINARY CLOSING DATE PENSION FUNDING STATEMENT") that sets forth (together with information to demonstrate how it determined such amount) as of the Closing Date the amount, whether positive or negative (the "PRELIMINARY CLOSING DATE PENSION FUNDING AMOUNT") of (A) the Pension Assets, MINUS (B) the Pension Liabilities. For purposes of this subsection (b)(i), Pension Liabilities as of the Closing Date shall be determined on the basis of the methodology and assumptions utilized in the balance sheet of the DTI Business as of December 31, 2002 contained in the Audited Combined Financial Statements, the actual demographics as of the Closing Date and with regard to creditable service performed on or before the Closing Date.

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                                (ii)    Buyer shall have a period of not more
        than sixty (60) days following delivery of the Preliminary Closing Date Pension Funding Statement and supporting materials in accordance with subsection (b)(i) above during which to review the Preliminary Closing Date Pension Funding Amount calculation and supporting materials and to notify DuPont if it believes the calculation of the Preliminary Closing Date Pension Funding Amount contains mathematical errors, is based on actuarial or other assumptions inconsistent with the principles and definitions set forth in subsection (a)(i) or (b)(i) above, as applicable, or otherwise was not performed in accordance with the principles and definitions set forth in subsections (a)(i) or (b)(i) above, as applicable.

                                        (A)     If Buyer shall fail to so notify
                DuPont of any such dispute, then the Preliminary Closing Date Pension Funding Amount shall be the "Final Pension Funding Amount."

                                        (B)     If Buyer shall so notify DuPont
                of any such dispute, Buyer and DuPont shall cooperate in good faith to resolve such dispute as promptly as possible, including DuPont providing Buyer and its Representatives with access in all material respects comparable to the access provided under
                Section 2.5(a), and the amount so determined by Buyer and DuPont upon resolution, if any, of such dispute shall be the "Final Pension Funding Amount."

                                        (C)     If Buyer and DuPont fail to
                resolve such dispute with respect to any country within sixty
                (60) days after notice by Buyer of the dispute, DuPont and Buyer shall choose an independent actuary (i.e., an actuarial firm that is nationally recognized in such country other than any actuary regularly used by DuPont or Buyer; PROVIDED, that if DuPont and Buyer cannot mutually agree on the identity of the independent actuary within five (5) Business Days, then DuPont and Buyer shall on the next Business Day each identify an actuarial firm (other than one regularly used by DuPont or Buyer), and the independent actuary shall be selected by lot from these two firms by any actuaries regularly used by DuPont and Buyer, and PROVIDED FURTHER that if such actuary identified by lot shall not agree to serve within five (5) Business Days, then additional actuarial firms shall be identified in accordance with the foregoing procedures until one shall agree to serve (such independent actuary determined in accordance with this parenthetical, the "INDEPENDENT ACTUARY")). DuPont and Buyer shall require the Independent Actuary to determine, as of the Closing Date and based solely on the principles and definitions set forth in subsections (a)(i) and (b)(i) above as applicable (and without regard to any determination whether such principles are appropriate to the circumstances), the amount of
                (A) the Pension Assets, MINUS (B) the Pension Liabilities. DuPont and Buyer shall instruct the Independent Actuary to use every reasonable commercial effort to perform its services within thirty (30) days of submission of the Preliminary Closing Date

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


                Pension Funding Statement and supporting materials to it and, in any case, as promptly as practicable after submission. The determination of the Independent Actuary shall be final and binding on DuPont and Buyer and the amount so determined by the Independent Actuary shall be the "Final Pension Funding Amount." DuPont and Buyer shall each bear one-half of the costs of the Independent Actuary.

                                  ARTICLE III

                    REPRESENTATIONS AND WARRANTIES OF DUPONT

                DuPont hereby represents and warrants to Buyer and the Buyer Subs as follows:

                Section 3.1 ORGANIZATION, ETC. Each of the Sellers, the DTI Companies and, to the Knowledge of DuPont, the Joint Ventures is duly organized, validly existing and in good standing (to the extent such concept is recognized) under the laws of the jurisdiction of its incorporation or organization, as the case may be, and each of the Sellers, the DTI Companies and, to the Knowledge of DuPont, the Joint Ventures is operating in all material respects in accordance with and within the parameters established in its organizational documents to the extent such documents contain any such parameters. Each of the Sellers, the DTI Companies and, to the Knowledge of DuPont, the Joint Ventures has all requisite corporate or other power and authority to conduct its business (including its portion of the DTI Business) as it is now being conducted and to own, lease or operate its properties (including its portion of the DTI Assets) as and in the places where such business is conducted and such properties are owned, leased or operated; PROVIDED, that the foregoing representations as they relate to each of the Sellers is solely with respect to the DTI Business and the DTI Assets. Each of the Sellers, the DTI Companies and, to the Knowledge of DuPont, the Joint Ventures is qualified or licensed to do business in each jurisdiction in which the nature or operation of the DTI Business, or the character of the properties owned, leased or operated by it in connection with the DTI Business, requires such qualification or license, except where the failure to be so qualified or licensed would not have a Material Adverse Effect. True and complete copies of the certificate of incorporation and bylaws (or other comparable governing documents) of each of the Sellers, the DTI Companies and the Joint Ventures as currently in effect have been delivered to Buyer, except as set forth on Schedule 3.1.

                Section 3.2     AUTHORITY RELATIVE TO THIS AGREEMENT, ETC.

                        (a) Each of the Sellers has all requisite power and authority to execute and deliver this Agreement, the Local Purchase Agreements, the Novation Agreement, the Related Agreements and any other agreements executed in connection herewith or therewith at or prior to the Closing (such other agreements are referred to as the "OTHER AGREEMENTS"), to which it is a party, to perform its obligations hereunder and thereunder, and to consummate the transactions contemplated hereby and thereby. The execution and delivery of this Agreement, the Local Purchase Agreements, the Related

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


Agreements and the Other Agreements, and the consummation of the transactions contemplated hereby and thereby have been duly authorized by the Board of Directors (or similar governing body) of each of the Sellers to the extent party thereto. No other corporate proceedings on the part of any Seller or any of their respective Subsidiaries, and no action on the part of stockholders of any Seller or any of their respective Subsidiaries, are necessary to authorize the execution, delivery and performance of this Agreement, the Local Purchase Agreements, the Related Agreements and the Other Agreements, and the consummation of the transactions contemplated hereby and thereby. This Agreement has been (and on the Closing Date, each of the Local Purchase Agreements, the Related Agreements and the Other Agreements will be) duly and validly executed and delivered by each of the Sellers to the extent it is a party thereto and, assuming this Agreement and such other agreements have been duly authorized, executed and delivered by each of Buyer and the Buyer Subs to the extent it is a party, each of this Agreement and such other agreements constitutes (or, in the case of agreements executed after the date of this Agreement, will be once executed) a valid and binding agreement of each of the Sellers to the extent it is a party hereto or thereto, enforceable against each such Seller in accordance with its terms. Notwithstanding the foregoing, the authorization, execution and delivery of this Agreement, the Local Purchase Agreements, the Related Agreements and any of the Other Agreements by any Sellers that are designated by DuPont after the date hereof in accordance with the Separation Completion Plan, and the authorization, execution or delivery of any agreement that may be hereafter negotiated and finalized, will be authorized after the date of this Agreement but prior to the execution of such agreements and such agreements, when executed and delivered, will have been duly and validly executed and delivered.

                        (b) The execution and delivery of the Novation Agreement and the consummation of the transactions contemplated thereby will, prior to Closing, be duly authorized by all necessary corporate proceedings by the Seller parties thereto, and duly executed and delivered by such parties and the Novation Agreement will be once executed (assuming such Novation Agreement has been duly authorized, executed and delivered by KoSa, Buyer 1, Buyer 2 and their Affiliates parties thereto) a binding agreement of the Seller parties thereto enforceable against such parties in accordance with its terms.

                Section 3.3     CAPITALIZATION.

                        (a) Schedule 3.3(a) sets forth the name of each DTI Company, its jurisdiction of organization, the amount of its authorized and outstanding capital stock (or other equity interests) and the record and beneficial owners of such outstanding capital stock (or other equity interests). The entities set forth on Schedule 3.3(a) include all Affiliates of DuPont engaged in the DTI Business other than DuPont, the Sellers and the Joint Ventures and other than any Affiliates of DuPont whose sole engagement in the DTI Business is in the provision of general corporate services to the DTI Business in general. All the issued and outstanding capital stock (or other equity interests) of the DTI Companies are duly authorized, validly issued, fully paid and non-assessable and free of any preemptive rights or Encumbrances in respect thereof other than, in the case of DTI

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Companies holding Joint Venture Interests, Permitted Encumbrances of the type described in clause (viii) of the definition of "Permitted Encumbrances," and were issued in accordance with all applicable Laws. There are no outstanding (i) securities convertible into or exchangeable for the capital stock of, or equity interests in, any of the DTI Companies, (ii) options, warrants or other rights to purchase or subscribe for capital stock of, or equity interests in, any of the DTI Companies or (iii) Contracts or understandings of any kind relating to the issuance, transfer, repurchase, redemption, reacquisition or voting of any capital stock of, or equity interests in, any of the DTI Companies, any such convertible or exchangeable securities or any such options, warrants or rights, pursuant to which, in any of the foregoing cases, any of the DTI Companies or its holders of capital stock or other securities is subject or bound. To the Knowledge of DuPont, there is no Person (other than DuPont, Buyer and their Affiliates) who is entitled to acquire or receive any shares of capital stock or other securities of any of the DTI Companies.

                        (b) Schedule 3.3(b)(i) sets forth the name of each Joint Venture, its jurisdiction of organization, the amount of its authorized capital stock (or other equity interests) and the amount thereof owned of record and beneficially by each Joint Venture Seller, DTI Company or other Joint Venture, free and clear of all Encumbrances (in each case other than Permitted Encumbrances and other than as set forth on Schedule 3.3(b)(i)). Schedule 3.3(b)(ii) sets forth the amount of outstanding capital stock (or other equity interests) of each Joint Venture other than any capital stock (or other equity interests) (i) issuable on or after the date hereof pursuant to any options, warrants or other rights to purchase or subscribe for capital stock (or other equity interests) of any such Joint Venture set forth on Schedule 3.3(b)(ii) or
(ii) issued after the date of this Agreement for what DuPont or the Joint Venture reasonably believes is fair market value. The Joint Venture Interests owned by DuPont or any of its Subsidiaries are duly authorized, validly issued, fully paid and non-assessable and were not issued in violation of any applicable Law or preemptive rights in respect thereto. There are no outstanding (i) securities convertible into or exchangeable for the capital stock of, or equity interests in, any of the Joint Ventures, (ii) other than pursuant to the Joint Venture Agreements set forth in Schedule 3.3(c), options, warrants or other rights to purchase or subscribe for capital stock of, or equity interests in, any of the Joint Ventures or (iii) other than the Joint Venture Agreements set forth on Schedule 3.3(c), Contracts or arrangements of any kind relating to the issuance, transfer, repurchase, redemption, reacquisition or voting of any capital stock of, or equity interests in, any of the Joint Ventures, any such convertible or exchangeable securities or any such options, warrants or rights, pursuant to which, in any of the foregoing cases, (x) except as set forth on
Schedule 3.3(b)(iii), any of the Joint Ventures, any of the Sellers or their respective Subsidiaries or (y) except as set forth in Schedule 3.3(b)(iv), any other holders of stock or other securities in the Joint Ventures, is subject or bound; PROVIDED, that the representation and warranties contained in (A) clause
(x) above (but only with respect to the Minority Owned Joint Ventures) and (B) clause (y) above are, in each case, made to the Knowledge of DuPont. Except as set forth on Schedule 3.3(b)(v) or pursuant to any Joint Venture Agreement set forth on Schedule 3.3(c) or pursuant to options, rights, Contracts and other matters covered in the preceding

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sentence, to the Knowledge of DuPont there is no Person (other than DuPont,
Buyer and their Affiliates) who is entitled to acquire or receive any shares of capital stock or other securities of any of the Joint Ventures; PROVIDED, that any such rights of DuPont or its Affiliates (and any options, rights, Contracts and other matters of the type covered in the preceding sentence held by DuPont or its Affiliates) shall be transferred to Buyer or the Buyer Subs (or cancelled prior to or) at the transfer of the applicable Joint Venture Interest subject to
Section 5.27. Except for the Joint Venture Agreements set forth on Schedule 3.3(c) themselves, insofar as they provide for or contemplate scheduled capital contributions or calls, and except as set forth on Schedule 3.3(b)(vi), to the Knowledge of DuPont, as of the date of this Agreement neither DuPont nor any of its Affiliates (i) has received written notice of any capital call with respect to any contribution to a Joint Venture that may be required on or after the Closing Date or (ii) has Knowledge of any event that could reasonably be expected to give rise to a capital call with respect to any required contribution to a Joint Venture during the twelve (12) month period beginning on the date of this Agreement.

                        (c) Upon consummation of the Closing, Buyer or one or more of the Buyer Subs will, subject to Sections 5.27 and 5.31, acquire good title to (i) all of the issued and outstanding Shares and (ii) all of the Joint Venture Interests held by the Sellers, in each case free of any Encumbrances, other than Encumbrances created by Buyer or any of the Buyer Subs and, with respect to the Joint Venture Interests and the Shares of the DTI Companies holding Joint Venture Interests, Permitted Encumbrances. Schedule 3.3(c) sets forth a complete and accurate list of all Joint Venture Agreements other than any Joint Venture Agreements or amendments or supplements thereto entered into after the date of this Agreement in compliance with Section 5.1(a)(i).

                        (d) Except as set forth on Schedule 3.3(d), none of the DTI Companies has any Subsidiaries or owns or has the right to acquire, directly or indirectly any equity interests, equity investments or debt securities in any Person, in each case other than (i) another DTI Company whose equity securities do not constitute Shares and (ii) Joint Ventures whose equity securities do not constitute Directly Transferred Joint Venture Interests.

                Section 3.4 CONSENTS AND APPROVALS; NO VIOLATIONS. Except as set forth on Schedule 3.4, neither the execution, delivery and performance of this Agreement and the Novation Agreement by the Global Sellers nor the execution, delivery and performance of the Related Agreements, the Local Asset Transfer Agreements or any other agreements and instruments executed in connection with the separation of the DTI Business by DuPont and its Affiliates party thereto, nor the execution, delivery and performance of the Local Purchase Agreements by the Local Sellers party thereto, nor the consummation of the transactions contemplated hereby and thereby by the Sellers and the DTI Companies, in any case did or will (a) violate any provision of the certificate of incorporation, bylaws, partnership or joint venture agreement, or other comparable governing documents of the applicable Sellers or any DTI Company or Joint Venture, (b) require any consent, waiver, approval, license, authorization or permit of, or filing with or notification to, any Governmental Authority (collectively, the "GOVERNMENTAL FILINGS"),

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except for (i) filings with the Federal Trade Commission (the "FTC") and with the Antitrust Division of the United States Department of Justice (the "DOJ") pursuant to the HSR Act, and the rules and regulations promulgated thereunder,
(ii) requirements of the EC Merger Regulations or any other foreign Antitrust Laws or Laws regulating exchange or currency controls or any other regulatory filings required solely by reason of the regulatory status of Buyer or its Affiliates (without giving effect to any change in regulatory status arising out of the purchase of the DTI Business), (iii) filings with the Federal Communications Commission with respect to radio licenses identified on Schedule
3.4 and (iv) those Governmental Filings the failure of which to be obtained or made would not reasonably be expected, individually or in the aggregate, to result in a Material Impairment, (c) give rise to any preferential purchase rights, rights of first refusal, Encumbrances or similar rights of any third party which, if exercised, would, individually or in the aggregate, result in a Material Impairment, (d) conflict with, result in a violation or breach of, or constitute (with or without notice or lapse of time or both) a default (or give rise to any right of termination, cancellation or acceleration or any obligation to repay) or a loss of any benefit to which any of the Sellers, any DTI Company or, to the Knowledge of DuPont, any Joint Venture is entitled under, any of the terms, conditions or provisions of any Contract (including Material Contracts), Indebtedness, government registration, permit or other instrument or obligation (other than in all cases, Non-Transferable Permits) to which any of the Sellers, any DTI Company or, to the Knowledge of DuPont, any Joint Venture is a party or by which any of the Sellers, any DTI Company or, to the Knowledge of DuPont, any Joint Venture or any of its respective properties or Assets may be bound, except for such violations, breaches and defaults which would not, individually or in the aggregate, reasonably be expected to result in a Material Impairment; PROVIDED, HOWEVER, the foregoing representation under this clause (d) is not being made with respect to any Contract that constitutes an IT Asset or any Intellectual Property Contract unless such Contract would be a Material IT Contract or Material Intellectual Property Contract, respectively or (e) assuming the making or obtaining of the Governmental Filings referred to in
Section 3.4(b) above or in Schedule 3.4, violate any provision of, or result in the breach of, any Law applicable to any of the Sellers, any DTI Company or, to the Knowledge of DuPont, any Joint Venture or to which any of their respective properties or Assets may be subject, except to the extent such violations and breaches, individually and in the aggregate, would not reasonably be expected to result in a Material Impairment.

                Section 3.5     FINANCIAL STATEMENTS; LIABILITIES.

                        (a) The Audited Combined Financial Statements and the Stub Period Audited Financial Statements and, if applicable, the 2003 Audited Financial Statements when delivered to Buyer pursuant to Section 5.28 of this Agreement (including in each case, the notes thereto) (i) have been or (when delivered) will be, as the case may be, prepared in accordance with (x) GAAP, applied on a consistent basis during the periods involved, except for changes in accounting principles required by GAAP as expressly disclosed therein (with attached thereto the report of PWC without qualification or exception) and
(y) Regulation S-X of the Exchange Act, (ii) fairly

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presents, or (when delivered) will fairly present, as the case may be, in all material respects the combined financial position, results of operations and cash flows of the DTI Business, as of the dates and for the periods presented therein and (iii) except as disclosed in Schedule 3.5(a)(iii), have been, or (when delivered) will be, as the case may be, prepared from, and in accordance with, the books and records relating thereto, which books and records will have been regularly kept and maintained in accordance with DuPont's normal and customary practices and will have been the basis for DuPont's audited financial statements.

                        (b) The unaudited comparative combined balance sheet and unaudited comparative combined statements of income and cash flows, in each case for the DTI Business, for the three (3) month period ended March 31, 2003 and for the three (3) and six (6) month periods ended June 30, 2003, respectively (together, the "UNAUDITED COMBINED HISTORICAL FINANCIAL STATEMENTS"), and the Unaudited Combined Interim Financial Statements, when delivered to Buyer pursuant to Section 5.28 of this Agreement (including in each case, the notes thereto) (i) have been or (when delivered) will be, as the case may be, prepared in accordance with (x) GAAP consistent with the accounting principles and practices applied in preparation of the Audited Combined Financial Statements, applied on a consistent basis for the periods involved, except for changes in accounting principles required by GAAP as expressly disclosed therein, and except for normal year-end adjustments which are consistent in nature with adjustments made in prior years and except for the absence of footnotes to the extent permitted by Regulation S-X (with, in the case of the Unaudited Combined Historical Financial Statements and, to the extent required under Section 5.28, the Unaudited Combined Interim Financial Statements, attached thereto an associated review report of PWC under SAS 100 without exception or qualification) and (y) Regulation S-X of the Exchange Act,
(ii) fairly presents or (when delivered) will fairly present, as the case may be, in all material respects the combined financial position, results of operations and cash flows of the DTI Business, as of the dates and for the periods presented therein and (iii) except as disclosed on Schedule 3.5(b)(iii), have been or (when delivered) will be, as the case may be, prepared from, and in accordance with, the books and records relating thereto, which books and records will have been regularly kept and maintained in accordance with DuPont's normal and customary practices and will have been the basis for DuPont's interim financial statements.

                        (c) Except (i) for liabilities or obligations to the extent reflected or reserved against in the December 31, 2002 balance sheet or the notes thereto contained in the Audited Combined Financial Statements, (ii) for liabilities or obligations incurred since December 31, 2002 (x) in the ordinary course of business and consistent with past practice or (y) outside of the ordinary course of business consistent with past practice (A) in an amount no greater than $15 million in the aggregate prior to the date of this Agreement or (B) incurred in accordance with Section 5.1 after the date of this Agreement,
(iii) for Retained Liabilities and (iv) as otherwise set forth on Schedule 3.5(c), there were no Liabilities of a type required under GAAP to be reflected or reserved against on a combined balance sheet of the DTI Business.

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                        (d)     The Sellers have delivered or (at the time of
delivery of the applicable financial statements) will deliver to Buyer the financial information relating to the Joint Ventures used in preparing the Audited Combined Financial Statements, the Unaudited Combined Historical Financial Statements, the Unaudited Combined Interim Financial Statements, the Stub Period Audited Financial Statements and, if applicable, the 2003 Audited Financial Statements, as the case may be, other than any such information set forth on Schedule 3.5(d) as to which the Sellers, after using reasonable commercial efforts to obtain any consent required for such disclosure, are prohibited by a confidentiality agreement or otherwise from disclosing such information; PROVIDED, that DuPont shall cause the disclosing party to (x) notify Buyer that DuPont is prohibited from disclosing such information and (y) subject to such prohibition, communicate to Buyer in reasonable detail the subject matter of such information.

                        (e) As of the date of this Agreement, other than the Assumed Notes and the Indebtedness set forth on Schedule 3.5(e)(i), the Sellers (to the extent constituting Assumed Liabilities), the DTI Companies and, to the Knowledge of DuPont, the Joint Ventures have no Indebtedness for borrowed money, including any Indebtedness of the type described in clause (i) or (ii) in the definition of "Indebtedness" in Section 1.1 or Liabilities under any guarantees of Indebtedness of third Persons except for DuPont Guarantees. Except as set forth on Schedule 3.5(e)(ii) (including, as indicated thereon by reason of a DTI Company being a general partner in a Joint Venture), all the Joint Venture Debt is non-recourse to the DTI Companies. No Seller (other than DuPont) and no DTI Company has guaranteed any Joint Venture Debt. Except as set forth on Schedule 3.5(e)(iii), none of the Sellers nor any DTI Company nor, to the Knowledge, after due INQUIRY, of DuPont, any Joint Venture, is in breach of, or default under, any Joint Venture Debt which is the subject of any guarantee or similar obligation that constitutes an Assumed Liability or Joint Venture Guarantee, and, to the Knowledge of DuPont, after due INQUIRY, no event has occurred that, with or without notice or lapse of time or both, would constitute such a breach or default or permit termination, modification or acceleration by any lender or other holder of such Joint Venture Debt (including any breach, default, termination, modification or acceleration of such Joint Venture Debt caused by a change of control of such Joint Venture or by the consummation of the transactions contemplated by this Agreement) which is the subject of any guarantee or similar obligation that constitutes an Assumed Liability or Joint Venture Guarantee; PROVIDED that the foregoing representation shall not apply to any breach or default that has been waived prior to Closing so long as such waiver is permanent (insofar as such (as opposed to any future) breach or default is concerned) and without conditions which have not been satisfied prior to Closing. Set forth on Schedule 3.5(e)(iv) is as of the date of this Agreement, a complete and accurate listing of the outstanding Assumed Notes and, for each such Assumed Note, the outstanding principal amount (as of September 30, 2003), rate of interest, currency denomination (if and to the extent indicated thereon), borrowers and lender thereunder.

                        (f) If the Closing has not occurred prior to December 31, 2003, the Textiles and Interiors segment of DuPont as reported in DuPont's audited financial

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statements (which include the DTI Business) (the "DTI SEGMENT") has disclosure controls and procedures (as defined in Rules 13a-15(e) and 15d-15(e) of the Exchange Act), and DuPont has designed such disclosure controls and procedures, in each case so as to ensure that material information relating to the DTI Segment is accumulated and communicated to DuPont as appropriate to allow timely decisions regarding required disclosure of any such information in the Exchange Act reports for the DTI Segment (as if it were reporting as a separate issuer).

                        (g) If the Closing has not occurred prior to December 31, 2003, DuPont has disclosed or will at or prior to the delivery of each of the Unaudited Combined Interim Financial Statements and the 2003 Audited Financial Statements, as applicable, pursuant to Section 5.28, disclose, based on its evaluation with respect to the most recent fiscal period covered by such financial statements, to Buyer: (i) all significant deficiencies and material weaknesses in the design or operation of internal control over financial reporting which are reasonably likely to adversely affect DuPont's ability to record, process, summarize and report financial information, in each case to the extent necessary for the DTI Segment (as if it were reporting as a separate issuer) to accurately certify under Section 302 of the Sarbanes Oxley Act of 2002; and (ii) to the Knowledge of DuPont, any fraud, whether or not material, that involves management or other employees of any of the Sellers, DTI Companies or Joint Ventures, in each case who have a significant role in DuPont's internal control over financial reporting with respect to the DTI Segment.

                        (h) If the Closing has not occurred prior to December 31, 2003, DuPont has disclosed or will at or prior to the delivery of each of the Unaudited Combined Interim Financial Statements and the 2003 Audited Financial Statements, as applicable, disclose to Buyer any change in internal control over financial reporting with respect to the DTI Segment that occurred during the most recent fiscal period covered by such financial statements that has materially affected, or is reasonably likely to materially affect, internal control over financial reporting with respect to the DTI Segment.

                Section 3.6    ABSENCE OF CERTAIN CHANGES.

                        (a) Since December 31, 2002 and prior to the date of this Agreement, except as set forth on Schedule 3.6(a), there has been no Material Adverse Change, (b) since the date of this Agreement, there has been no Material Adverse Change, (c) since December 31, 2002, except as set forth on
Schedule 3.6(c) other than (i) to the extent expressly contemplated by this Agreement, (ii) in connection with DuPont's activities to facilitate the separation of the DTI Business or (iii) the Sale Process, DuPont and its Subsidiaries and, as of the date of this Agreement, to the Knowledge of DuPont, the Joint Ventures have carried on the DTI Business in the ordinary course of business consistent with past practice, and (d) except as set forth on Schedule 3.6(c), without limiting the foregoing, other than in the ordinary course of business and consistent with past practice, DuPont and its Subsidiaries have not and, as of the date of this Agreement, to the Knowledge of DuPont, the Joint Ventures have not (in each case with respect to the DTI Business):

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                                        (A)     created, otherwise incurred or
                otherwise suffered to be incurred any Encumbrance on any material DTI Asset or material Asset of the Joint Ventures, other than Permitted Encumbrances;

                                        (B)     made any material loan, advance
                or capital contribution to or investment in any Person other than (1) those which would not constitute a DTI Asset or Assumed Liability or Asset or Liability of a Joint Venture, (2) to or in the DTI Business or (3) any of the foregoing that would constitute an Assumed Note;

                                        (C)     suffered any damage, destruction
                or other casualty loss (whether or not covered by insurance) affecting its business or Assets which would reasonably be expected to result in a Material Impairment;

                                        (D)     on or prior to the date of this
                Agreement (other than in connection with DuPont's activities to facilitate the separation of the DTI Business), entered into or modified in any material respect any material transaction or commitment, or any Material Contract relating to its respective Assets or business (including the acquisition or disposition of any Assets), or waived or relinquished any Material Contract or other material right, other than transactions and commitments expressly contemplated by this Agreement and the Related Agreements and any other agreements entered into between DuPont or a Retained Subsidiary, on the one hand, and Buyer or a Subsidiary of Buyer (not including any DTI Company), on the other hand;

                                        (E)     changed any method of accounting
                or accounting policy (including the implementation of any accounting policy), except for (1) any such change required by reason of (i) a concurrent change in Law, SEC guidelines or GAAP by reason of preparing stand-alone financial statements for the DTI Business separately from DuPont or (ii) a change after the date of this Agreement in DuPont's method of accounting or accounting policies (including the implementation of any accounting policies) and (2) any change to the financial statements of the DTI Business prepared in accordance with local statutory requirements (PROVIDED, that any such change in this clause (E) (2) did not and will not affect the financial statements of the DTI Business prepared in accordance with
                GAAP);

                                        (F)     incurred (including by guarantee
                of) any Indebtedness for borrowed money, including of the type described in clause (i) or (ii) of the definition of "Indebtedness," other than Indebtedness (1) owed to DuPont or a Retained Subsidiary which will be forgiven, capitalized or otherwise cancelled at or prior to the Closing, (2)

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                evidenced by Assumed Notes, (3) set forth on Schedule 3.5(e)(i)
                or (4) that constitutes Specified Indebtedness;

                                        (G)     other than the execution,
                delivery and performance of the Local Asset Transfer Agreements and the other agreements and instruments executed by DuPont and its Affiliates and disclosed to Buyer prior to the date of this Agreement, or pursuant to the Separation Completion Plan, to effect the separation of the DTI Business, sold, transferred or leased to any Person, or otherwise disposed of to any Person, any material Assets;

                                        (H)(i)  promised to any group of DTI
                Transferred Employees that such group will not be subject to layoff in a manner reasonably expected to result in reliance by such group, (ii) made any material change in the rate of compensation, commission, bonus, benefits, or other direct or indirect remuneration, payable, or paid or agreed to pay (or orally promised to any group of employees in a manner reasonably expected to result in reliance on payment of) conditionally or otherwise, any material bonus, incentive, retention or other compensation, retirement, welfare, fringe or severance benefit or vacation pay, to or in respect of any director or officer employed by any Asset Seller (with respect to the DTI Business) or DTI Company or (iii) promised to any group of DTI Transferred Employees in a manner reasonably expected to result in reliance by such group as to the payment of, conditionally or otherwise, any material bonus, incentive, retention or other compensation, retirement, welfare, fringe or severance benefit or vacation pay, in each case other than such changes in the ordinary course of business consistent with past practice;

                                        (I)     made any charitable contribution
                or engaged in any lobbying efforts;

                                        (J)     made any changes in its sales or
                marketing practices or procedures;

                                        (K)     made any material election with
                respect to Taxes of (i) the DTI Companies that operated the DTI Business as of December 31, 2002 or (ii) the Joint Ventures in which DuPont and/or one or more of its Subsidiaries, individually or in the aggregate, owns more than fifty percent (50%) of the voting interests; for purposes of this paragraph
                (K), an election which is not binding on any DTI Company or Joint Venture beyond the year in which the election is made shall not be material unless such election increases the amount of Tax liability of Buyer or any of its Affiliates (affiliation to be measured on a post-Closing basis) for a Post-Closing Tax Period, taking into account any offsetting


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                decrease in Tax liabilities for Post-Closing Tax Periods, by
                $100,000 or more;

                                        (L)     with respect to any entity
                described in subparagraphs (i) or (ii) of paragraph (K) of this
                Section 3.6, entered into any closing agreement or settlement of claim or assessment for Taxes on a basis that increases the amount of Tax liability of Buyer or any of its Affiliates (affiliation to be measured on a post-Closing basis) for a Post-Closing Tax Period, taking into account any offsetting decrease in Tax liabilities for Post-Closing Tax Periods, by $100,000 or more;

                                        (M)     entered into or materially
                modified any collective bargaining agreement other than in the ordinary course of business consistent with past practice or as may be required by applicable Law;

                                        (N)     proposed that any Joint Venture
                declare or pay dividends or distributions of, or otherwise transfer to DuPont or any Affiliate thereof (including the DTI Companies), or any other holder of equity ownership interests in such Joint Venture, any Assets, or otherwise consented to or approved any such action, except as required by a Joint Venture Agreement, and except for Tax distributions required or expressly permitted by the applicable Joint Venture Agreement for the purpose of paying any Taxes of a Joint Venture partner attributable to the income of such Joint Venture; or

                                        (O)     agreed or committed to do any of
                the things described in the preceding clauses (A)-(N).

                        (b) Between December 31, 2002 and the date of this Agreement, DuPont and its Subsidiaries have made capital expenditures with respect to the DTI Business as set forth on Schedule 3.6(d).

                Section 3.7     COMPLIANCE WITH LAW; PERMITS.

                        (a) Except as set forth on Schedule 3.7(a), each of the Sellers (with respect to the DTI Business), the DTI Companies and, to the Knowledge of DuPont, the Joint Ventures is now and for the past three (3) years
(i) has been in compliance with all Laws applicable to the DTI Business, the DTI Assets or, to the Knowledge of DuPont, the Assets of the Joint Ventures and (ii) has not received any written notice from any Governmental Authority alleging any violation of, or failure to comply with, any such Law, except in the case of clauses (i) and (ii) above, for such instances of non-compliance or violations of Law which would not reasonably be expected to result in a Material Impairment.

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                        (b)     Except as set forth on Schedule 3.7(b), none of
the Sellers (with respect to the DTI Business), the DTI Companies or, to the Knowledge of DuPont, the Joint Ventures has in the past three (3) years conducted any internal investigation commenced at the direction or under the supervision of the board of directors of DuPont (or any committee thereof) or the office of the General Counsel of DuPont concerning any actual or alleged violation of any Law on the part of DuPont, any of its Affiliates or, to the Knowledge of DuPont, the Joint Ventures or any of their respective officers, directors, employees, agents or representatives in connection with the conduct of the DTI Business, except for such violations of Law which would not reasonably be expected to have a Material Impairment; PROVIDED, HOWEVER, that for the purposes of this Section 3.7(b), the proviso contained at the end of the definition of Material Impairment shall not be given effect.

                        (c) CERTAIN BUSINESS PRACTICES. Except as set forth in Schedule 3.7(c), none of DuPont or any of its Affiliates, any of their respective directors, officers, agents, employees or representatives (in each case acting in their capacities as such) or, to the Knowledge of DuPont, (x) any of the Joint Ventures or (y) any of the Joint Ventures' respective directors, officers, agents, employees or representatives, has in the past three (3) years:
(i) used any funds for unlawful contributions, gifts, entertainment or other unlawful expenses relating to political activity; (ii) directly or indirectly paid or delivered any fee, commission or other sum of money or item of property, however characterized, to any finder, agent or other party acting on behalf of or under the auspices of a governmental official or Governmental Authority, in the United States or any other country, which is in any manner related to the DTI Business, that was illegal under any applicable Law; (iii) made any payment to any customer or supplier of the DTI Business, or to any officer, director, partner, employee or agent of any such customer or supplier, for the unlawful sharing of fees to any such customer or supplier or any such officer, director, partner, employee or agent for the unlawful rebating of charges; (iv) engaged in any other unlawful reciprocal practice, or made any other unlawful payment or given any other unlawful consideration to any such customer or supplier or any such officer, director, partner, employee or agent, in respect of the DTI Business; (v) violated or is in violation of any provision of the Foreign Corrupt Practices Act of 1977, as amended or (vi) violated Section 8 of the Export Administration Act of 1977, as amended, except, in the case of clauses
(i) through (vi) above, for such payments, violations, conduct or other practices that would not reasonably be expected to, individually or in the aggregate, result in a Material Impairment.

                        (d)     INTERNATIONAL TRADE LAWS.

                                (i) Without limiting the other provisions of this Section 3.7 and except as set forth on Schedule 3.7(d)(i), to the Knowledge of DuPont, none of (A) DuPont, or any of its Affiliates, (B) any of the Joint Ventures or (C) any of the directors, officers, agents, employees or representatives of DuPont, any of its Affiliates or any of the Joint Ventures (in each case acting in their capacities as such), has any reasonable basis for believing that, in the past five (5) years, any of the foregoing Persons has taken any action or made any omission in violation

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        of, or that would reasonably be expected to cause the DTI Business, the
        DTI Assets, the DTI Companies, or the Assets of the Joint Ventures to be in violation of, any applicable Law governing imports into or exports from the United States or any foreign country, or relating to economic sanctions or embargoes, corrupt practices, money laundering, or compliance with unsanctioned foreign boycotts, including without limitation: the Arms Export Control Act, the Trading with the Enemy Act, the International Emergency Economic Powers Act, the Export Administration Act, the 1930 Tariff Act and other U.S. customs laws, the Foreign Corrupt Practices Act, the Export Administration Regulations, the International Traffic in Arms Regulations, the Office of Foreign Assets Control Regulations, the U.S. Customs Regulations, or any regulation, ruling, rule, order, decision, writ, judgment, injunction, or decree of any Governmental Authority issued pursuant thereto (collectively, the "INTERNATIONAL TRADE LAWS"), except in each case for actions, omissions or violations that would not reasonably be expected to, individually or in the aggregate, result in a Material Impairment.

                                (ii) Without limiting the other provisions of this Section 3.7 and except as set forth on Schedule 3.7(d)(ii), to the Knowledge of DuPont, none of (A) DuPont or any of its Affiliates, (B) any of the Joint Ventures or (C) any of the directors, officers, agents, employees or representatives of DuPont, any of its Affiliates or any of the Joint Ventures (in each case acting in their capacities as such), has any reasonable basis for believing that, in the past five (5) years, the DTI Business, the DTI Assets, the DTI Companies, the DTI Employees or the Assets of the Joint Ventures are or have been the subject of any investigation, complaint or claim of any violation of the International Trade Laws by any Governmental Authority, except in each case for violations that would not reasonably be expected to, individually or in the aggregate, result in a Material Impairment.

                        (e) Except as set forth on Schedule 3.7(e), the Asset Sellers (with respect to the DTI Business), the DTI Companies and, to the Knowledge of DuPont, the Joint Ventures have all permits, registrations, licenses, approvals, consents and authorizations of any Governmental Authority related to, necessary or appropriate for the conduct of the DTI Business (the "PERMITS"), the absence or loss of which, or violation of or breach or default under which, individually or in the aggregate, would reasonably be expected to be material to the conduct of the DTI Business; PROVIDED, that the foregoing shall not apply to real estate (which is covered in Section 3.12).

                        (f) Except as set forth on Schedule 3.7(f)(i), the Asset Sellers, the DTI Companies and, to the Knowledge of DuPont, the Joint Ventures, as applicable, are in compliance with the terms of the Permits, such Permits are in full force and effect, and neither any of the Asset Sellers nor any of the DTI Companies nor, to the Knowledge of DuPont, any of the Joint Ventures, has received any written notice in the past three (3) years from any Governmental Authority challenging, revoking, materially modifying or refusing to renew any Permit, in each case except to the extent such failures and notices would not, individually or in the aggregate, reasonably be expected to result in a Material

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Impairment. Schedule 3.7(f)(ii) sets forth all Permits that are material to the conduct of the DTI Business (other than Non-Transferable Permits of a type commonly required in the operation of a plant or facility) and which are held by a Seller, a DTI Company or, to the Knowledge of DuPont, a Joint Venture, as the case may be. The foregoing representations in this Section 3.7 do not apply to Laws relating to Taxes (which are covered in Section 3.9), Laws relating to employee benefits (which are covered in Section 3.10), Laws relating to labor relations (which are covered in Section 3.15), Environmental Laws (which are covered in Section 3.11) or Laws governing real estate or Intellectual Property or IT Assets (which are covered in Sections 3.12 and 3.13).

                Section 3.8 LITIGATION. Except as set forth on Schedule 3.8(a), there is not, and during the three (3) years prior to the execution of this Agreement has not been, any Action pending or, to the Knowledge of DuPont, threatened in writing against a Seller, a DTI Company or, to the Knowledge of DuPont, a Joint Venture, relating to or involving the DTI Business (or any of their respective officers or directors in connection with the DTI Business) or any properties or rights of the Sellers (with respect to the DTI Business), the DTI Companies or, to the Knowledge of DuPont, the Joint Ventures with respect to the DTI Business, except for (i) Actions with respect to Intellectual Property,
(ii) Actions pending, or to the Knowledge of DuPont, threatened in writing, in either case as of the date of this Agreement or during the three (3) years prior to the execution of this Agreement, that involve (in each instance) claims for less than $100,000 in any single instance or series of related instances arising out of the same acts or failures to act, (iii) Actions first commenced or, to the Knowledge of DuPont, threatened in writing after the date of this Agreement (other than such of the foregoing that had been threatened in writing prior to the date of this Agreement) (each a "SUBSEQUENT Action") or (iv) those Actions which are set forth on Schedule 3.8(b), the disclosure of which are prohibited by the privacy laws of the European Union. None of the Actions described in clause (iv) of the immediately preceding sentence, individually or in the aggregate, are reasonably expected to result in a Material Impairment. Except as set forth on Schedule 3.8(c), none of the Subsequent Actions, individually or in the aggregate, would reasonably be expected to (A) result in a Criminal Penalty or (B) individually or in the aggregate (including as aggregated with all Actions described in this Section 3.8 other than those set forth on Schedule 3.8(a) or on Schedule 3.13(c)), have a Material Adverse Effect. Except as set forth on Schedule 3.8(d), none of the Sellers, the DTI Companies, or, to the Knowledge of DuPont, the Joint Ventures with respect to the DTI Business is, and, since December 31, 2000, none of them has received written notice that it is, subject to any outstanding injunction, writ, judgment, order or decree of any Governmental Authority or arbitration tribunal relating to or involving the DTI Business which would reasonably be expected to result in a Material Impairment.

                Section 3.9 TAXES. Except as set forth on Schedule 3.9(d), each of the DTI Companies and, to the Knowledge of DuPont, the Joint Ventures has (i) timely filed with the appropriate Tax Authorities all material Tax Returns (including estimated Tax Returns) required to be filed by it, either separately or as a member of a group of corporations, and each such Tax Return was complete and accurate in all material

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


respects and (ii) timely paid (or had paid on its behalf) all Taxes shown to be due and payable thereon in accordance with applicable Law. None of the DTI Companies currently is the beneficiary of any extension of time to file any such Tax Return. The Sellers have delivered or made available to Buyer complete and accurate copies of all tax returns listed on Schedule 3.9(d), such list including all material Tax Returns relating to any Tax Periods of the DTI Companies or the Joint Ventures that are still subject to audit by a Tax Authority.

                        (b) Except as set forth on Schedule 3.9(b), as of September 30, 2003, each DTI Company, each Seller (with respect to any DTI Assets) and, to the Knowledge of DuPont, each Joint Venture has timely paid, or made provisions on its books in accordance with GAAP for, all material Taxes attributable to all Tax Periods (or portions thereof) ending on or before the date of this Agreement. As of the last day of the month preceding the month in which the Closing occurs, each DTI Company, each Seller (with respect to any DTI Assets) and, to the Knowledge of DuPont, each Joint Venture will have timely paid, or will have made provisions on its books in accordance with GAAP for, all material Taxes attributable to all Pre-Closing Tax Periods.

                        (c) Except as set forth on Schedule 3.9(c), all material Taxes that any Seller (with respect to any DTI Assets), any DTI Company or, to the Knowledge of DuPont, any Joint Venture is or was required by Law to withhold or collect have been duly withheld or collected, and to the extent required, timely paid to the proper Tax Authority or other Person legally entitled to such payment.

                        (d) Set forth in Schedule 3.9(d) for each DTI Company and Joint Venture are the jurisdictions in which such DTI Company or to the Knowledge of DuPont, each Joint Venture has filed material Tax Returns within the last three (3) Tax Periods. No DTI Company and, to the Knowledge of DuPont, no Joint Venture has received a written claim within the last three (3) years by a Tax Authority in a jurisdiction where such DTI Company or Joint Venture, as applicable, does not file Tax Returns that such DTI Company or Joint Venture may be subject to taxation in that jurisdiction. Except as set forth in
Schedule 3.9(d), (1) there is no material Tax Audit currently being conducted, pending, or to the Knowledge of DuPont, threatened in writing against or with respect to any of the DTI Companies or, to the Knowledge of DuPont, currently being conducted, pending or threatened in writing against the Joint Ventures,
(2) no power of attorney has been executed by or on behalf of any of the DTI Companies or, to the Knowledge of DuPont, Joint Ventures with respect to any matters relating to material Taxes that is currently in force and (3) no extension or waiver of a statute of limitations relating to material Taxes is in effect with respect to any of the DTI Companies or, to the Knowledge of DuPont, Joint Ventures.

                        (e) No deficiency for a material Tax has been asserted in writing against any of the DTI Companies, Sellers (with respect to DTI Assets) or, to the Knowledge of DuPont, the Joint Ventures that either (i) has not been resolved and paid in full or (ii) for which an adequate reserve has not been established.

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                        (f)     There are no material liens for Taxes upon the
Assets or property of any of the DTI Companies or, to the Knowledge of DuPont, the Joint Ventures except for Permitted Encumbrances.

                        (g) The Sellers have or will have timely paid all material Taxes required to be paid on or prior to the Closing Date with respect to the Transferred DTI Assets, the Shares or the Joint Venture Interests, the non-payment of which would result in an Encumbrance (other than a Permitted Encumbrance) on any Transferred DTI Assets, the Shares or the Joint Venture Interests or would result in the Buyer becoming liable or responsible therefor as a consequence of purchasing the Transferred DTI Assets, the Shares or the Joint Venture Interests.

                        (h) No DTI Company has made any payments, is obligated to make any payments or is a party to any agreement that could obligate it to make any payments on account of the transactions contemplated by this Agreement (whether alone or in combination with any other event) that will not be deductible under Section 280G of the Code.

                        (i) Except as set forth on Schedule 3.9(i), no DTI Company, Seller or any of their Affiliates, nor, to the Knowledge of DuPont, any Joint Venture, has requested or received any ruling from any Tax Authority, or signed any binding agreement with any Tax Authority (including any advance pricing agreement or gain recognition agreement), that would materially impact the amount of Tax Liability of Buyer, any DTI Company or, to the Knowledge of DuPont, any Joint Venture after the Closing Date.

                        (j) Except as set forth on Schedule 3.9(j), no DTI Company has ever been a member of any affiliated group of corporations which has filed a combined, consolidated or unitary return for federal, state, local or foreign Tax purposes, other than the Selling Group.

                        (k) None of the DTI Companies, and, to the Knowledge of DuPont, none of the Joint Ventures, in each case which meets the 50% ownership requirement set forth in Section 957(a) of the Code without regard to whether such entity is a corporation (each, a "CONTROLLED ENTITY"), has an investment in "United States property" for purposes of Section 956 of the Code.

                        (l) Except as set forth on Schedule 3.9(l), none of the DTI Companies organized in a foreign jurisdiction and, to the Knowledge of DuPont, none of the Joint Ventures organized in a foreign jurisdiction, in each case which (i) is not a Controlled Entity or (ii) was a Controlled Entity prior to the effective date of Section 1121 of the Taxpayer Relief Act of 1997, has been a passive foreign investment company within the meaning of the Code.

                        (m) For Tax Periods ending on or before December 31, 2002, none of the DTI Companies and, to the Knowledge of DuPont, none of the Joint Ventures, in

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each case which is a Controlled Entity, has participated in an international boycott within the meaning of Section 999(b)(3) of the Code.

                        (n) Except as set forth on Schedule 3.9(n), DuPont has disclosed to Buyer all material transactions (including dividends and distributions) affecting the DTI Companies or, to the Knowledge of DuPont, the Joint Ventures in connection with any transactions implemented by DuPont and/or its Subsidiaries prior to the Closing Date which segregated or prepared to segregate the DTI Business from the remaining business enterprises owned or operated by DuPont (the "DTI GLOBAL RESTRUCTURING").

                        (o) Schedule 3.9(o) sets forth the entity classification or classifications for purposes of Section 7701(a) of the Code of each DTI Company and Joint Venture (other than those entities defined as corporations pursuant to Treasury Regulation ss.301.7701-2(b)(1) or (8)) since January 1,1999.

                        (p) None of the Sellers nor their Affiliates have taken any actions within the twelve calendar months prior to the month including the Closing Date that would cause an otherwise available exemption from or reduction of any Transfer Tax imposed by any State within the United States listed on Schedule 3.9(p) to be unavailable to the parties with respect to the transactions contemplated by this Agreement or any Related Agreement.

                        (q)     With respect to the DTI Companies set forth on
Schedule 3.9(q) and, to the Knowledge of DuPont, the Joint Ventures set forth on
Schedule 3.9(q), such Schedule sets forth, in all material respects, a correct listing of such entity's tax basis by category (for foreign tax purposes) in its real estate; other tangible property; intangible property (including goodwill, if any), and stock in its subsidiaries) listed therein as of the later of December 31, 2002 or such later date as such entity was formed or first acquired assets of the DTI business, (the "REFERENCE DATE"). The amounts set forth on
Schedule 3.9(q) have not changed since the Reference Date other than those changes resulting from the ordinary course of operations of such DTI Companies and Joint Ventures, including the acquisition or disposition of assets in such ordinary course of business, and the amounts specifically set forth on Schedule 3.9(q).

                        (r) Schedule 3.9(r) correctly sets forth in all material respects the amount of net operating losses for the DTI Companies, and to the Knowledge of DuPont, the Joint Ventures listed thereon as of December 31, 2002. Except as set forth on Schedule 3.9(r), there have been no changes after December 31, 2002 to the amount of such net operating losses other than changes resulting from the ordinary course of operations of such DTI Companies and Joint Ventures including the acquisition or sales of assets in such ordinary course of business.

                        (s) No portion of the Aggregate Global Closing Purchase Price is subject to withholding under Sections 1441 and 1445 of the Code.

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                        (t)     No shares of preferred stock of The
Invironmentalists Commercial Services Company will be outstanding as of the Closing Date.

                        (u) As of the Closing Date, the Sellers, the DTI Companies and, to the Knowledge of DuPont, the Joint Ventures have received and retained all necessary exemption certificates and other documentation supporting any claimed exemption or waiver of Taxes on sales or other transactions with respect to the DTI Business as to which any of such Sellers, the DTI Companies and, to the Knowledge of DuPont, the Joint Ventures would have been obligated to collect or withhold Taxes.

                        (v) Schedule 3.9(v) sets forth a correct listing, in all material respects, of all Tax holidays, special Tax regimes, favorable Tax rates, Tax exemptions, Tax abatements, and other reduced Tax arrangements ("REDUCED TAX ARRANGEMENTS") enjoyed by each DTI Company or, to the Knowledge of DuPont, Joint Venture listed therein. Each such DTI Company, and, to the Knowledge of DuPont, each such Joint Venture is entitled to receive the benefits of the Reduced Tax Arrangement(s) indicated on Schedule 3.9(v) as of Closing and has done nothing to invalidate such Reduced Tax Arrangement prior to Closing.

                Section 3.10    EMPLOYEE BENEFIT PLANS; ERISA.

                        (a) Schedule 3.10(a) contains a true and complete list of each deferred compensation plan, fund or program and each incentive compensation, equity compensation, material "welfare" and Code Section 125 plan, fund or program (within the meaning of Section 3(1) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA")); "pension" plan, fund or program (within the meaning of Section 3(2) of ERISA); each material employment, termination or severance agreement; and each other material employee benefit plan, fund, program, agreement or arrangement, in each case, that is sponsored, maintained or contributed to or required to be contributed to by the DTI Companies or by any trade or business, whether or not incorporated (an "ERISA AFFILIATE"), that together with any DTI Company would be deemed a "single employer" within the meaning of Section 4001(b) of ERISA, or to which any of the DTI Companies or an ERISA Affiliate is party, whether written or oral, for the benefit of any DTI Employee, but exclusive of any such plan, fund, program, agreement or arrangement maintained exclusively in respect of a Joint Venture or maintained outside of the United States primarily for the benefit of individuals residing outside the United States (the "DTI BENEFIT PLANS"); PROVIDED, HOWEVER, that no employment agreement shall be required to be listed on Schedule 3.10(a) unless DuPont would also be required to list such employment agreement on
Schedule 3.18(a).

                        (b) With respect to each DTI Benefit Plan, the Sellers have made available to Buyer true and complete copies of (i) the DTI Benefit Plan and any amendments thereto (or if the DTI Benefit Plan is not written, a description thereof), (ii) any related trust or other funding vehicle, (iii) the most recent versions of any reports or summaries required under ERISA or the Code, (iv) the most recent determination letter received from the IRS with respect to each DTI Benefit Plan intended to qualify under

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Section 401(a) of the Code and (v) the most current actuarial report available with respect to each Retiree Welfare Plan and each DTI Title IV Plan.

                        (c) No liability under Title IV or Section 302 of ERISA has been incurred by any of the DTI Companies or any ERISA Affiliate that has not been satisfied in full, and no condition exists that presents a material risk to any of the DTI Companies or any ERISA Affiliate of incurring any such liability, other than liability for premiums due the Pension Benefit Guaranty Corporation (which premiums have been paid when due). No DTI Benefit Plan which is subject to Title IV of ERISA ("DTI TITLE IV PLAN") is a "multiemployer plan," as defined in Section 3(37) or 4001(a)(3) of ERISA, nor is any DTI Title IV Plan a plan described in Section 4063(a) of ERISA.

                        (d) Except as set forth on Schedule 3.10(d), each DTI Benefit Plan and each plan, fund, program, agreement or arrangement that would be a DTI Benefit Plan but for the fact that it is maintained outside of the United States primarily for the benefit of individuals residing outside the United States (a "FOREIGN BENEFIT PLAN") has been operated and administered in all material respects in accordance with its terms and applicable law, including HIPAA, ERISA and the Code.

                        (e) Each DTI Benefit Plan intended to be "qualified" within the meaning of Section 401(a) of the Code is so qualified and the trusts maintained thereunder are exempt from taxation under Section 501(a) of the Code.

                        (f) Except as set forth on Schedule 3.10(f), no DTI Benefit Plan or Foreign Benefit Plan provides medical, surgical, hospitalization, death or similar benefits (whether or not insured) for DTI Employees for periods extending beyond their retirement or other termination of service, other than (i) coverage mandated by applicable law, (ii) death benefits under any "pension plan" or (iii) benefits the full cost of which is borne by the current or former employee (or his beneficiary).

                        (g)     The consummation of the transactions
contemplated by this Agreement will not, either alone or in combination with another event, (i) entitle any DTI Employee to severance pay, unemployment compensation or any other payment, except as expressly provided in this Agreement or (ii) accelerate the time of payment or increase the amount of compensation due any DTI Employee.

                        (h) Except as set forth on Schedule 3.10(h), as of the date of this Agreement, there are (i) no pending or, to the Knowledge of DuPont, threatened (in writing) material claims by or on behalf of any DTI Benefit Plan or Foreign Benefit Plan, by any employee or beneficiary covered under any such DTI Benefit Plan or Foreign Benefit Plan, or otherwise involving any such DTI Benefit Plan or Foreign Benefit Plan (other than routine claims for benefits) or (ii) matters pending (other than routine qualification determination filings) with respect to any of the DTI Benefit Plans or Foreign Benefit Plans before any Governmental Authority.

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


                        (i) As of the date of this Agreement, there has been no amendment to, written interpretation or announcement (whether or not written) by the Sellers or any of their Affiliates relating to, or change in employee participation or coverage under, any DTI Benefit Plan or Foreign Benefit Plan which would increase materially the expense of maintaining such DTI Benefit Plan or Foreign Benefit Plan above the level of the expense incurred in respect thereof for the twelve (12) months ended as of the date of the Audited Combined Financial Statements.

                        (j) Except as set forth on Schedule 3.10(j)-1, with respect to each Foreign Benefit Plan: (i) all employer and employee contributions to each Foreign Benefit Plan required by applicable Law or by the terms of such Foreign Benefit Plan have been made, or, if applicable, accrued, in accordance with normal accounting practices; (ii) the fair market value of the assets of each funded Foreign Benefit Plan, the liability of each insurer for any Foreign Benefit Plan funded through insurance or the book reserve established for any Foreign Benefit Plan, together with any accrued contributions, is sufficient to procure or provide for the accrued benefit obligations with respect to all current and former participants in such plan according to the actuarial assumptions and valuations most recently used for local statutory funding or accrual purposes for such Foreign Benefit Plan (or, if there are no such assumptions and valuations, the methodology and assumptions used to determine the liabilities for such Foreign Benefit Plan in the December 31, 2002 Audited Combined Financial Statements); and (iii) each Foreign Benefit Plan required to be registered has been registered and has been maintained in good standing with applicable regulatory authorities. Schedule 3.10(j)-2 contains a true and complete list of each material Foreign Benefit Plan, and DuPont has made available to Buyer true and complete copies of all material Foreign Benefit Plans listed therein.

                        (k) The DTI Companies have at all times been in material compliance with applicable Law regarding the classification of employees and independent contractors.

                Section 3.11    ENVIRONMENTAL MATTERS.

                        (a) Except as set forth on Schedule 3.11(a)(i), to the Knowledge of DuPont, each of the Asset Sellers (with respect to the DTI Business) and the DTI Companies (and, to the Knowledge of DuPont, the Joint Ventures) are, and for the past three (3) years have been, in compliance with all applicable Environmental Laws (which compliance includes, but is not limited to, the possession by the DTI Business of all Environmental Permits and compliance with the terms and conditions thereof), except where failure to be in compliance has not had, and would not reasonably be expected to result in a Material Impairment. Schedule 3.11(a)(ii) sets forth all Environmental Permits that are material to the conduct of the DTI Business and that are held by a Seller, one of the DTI Companies or, to the Knowledge of DuPont, a Joint Venture, as the case may be.

                        (b) Except as set forth on Schedule 3.11(b), there is no written Environmental Claim pending or threatened in writing with respect to the DTI Business


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or with respect to any of the Asset Sellers (with respect to the DTI Business), the DTI Companies or the Joint Ventures, except for any Environmental Claim that has not resulted in, and would not reasonably be expected to result in, Losses in excess of $400,000.

                        (c) Except as set forth on Schedule 3.11(c), to the Knowledge of DuPont, there have been no Releases of Hazardous Substances at, on, or underneath any of the DTI Assets (or, to the Knowledge of DuPont, any of the Assets of the Joint Ventures) in quantities reasonably likely to trigger Remediation that would result in a Material Impairment.

                        (d) Except for the Remediation activities underway at the sites set forth on Schedule 3.11(d), to the Knowledge of DuPont, there is no Remediation being conducted or planned at any of the DTI Acquired Real Property or DTI Leased Real Property that would reasonably be expected to result in a Material Impairment.

                        (e) Except as set forth on Schedule 3.11(e), each of the Sellers or the DTI Companies and, to the Knowledge of DuPont, the Joint Ventures have delivered or otherwise made available for inspection to Buyer true, complete and correct copies and results of any Phase I or Phase II environmental assessments prepared within the past three (3) years, and any other material reports, studies, analyses, tests or monitoring possessed or initiated by DuPont or any of its Affiliates or, to the Knowledge of DuPont, the Joint Ventures pertaining to Hazardous Substances in, on, beneath or adjacent to any of the DTI Assets (or, to the Knowledge of DuPont, the Assets of the Joint Ventures) or regarding the DTI Business' compliance with applicable Environmental Laws.

                        (f) Since January 1, 1975, and to the Knowledge of DuPont prior to 1975, the DTI Business has not engaged in the manufacture, sale, processing, storage, distribution, disposal or use of any products containing fluorochemicals which were produced by the Simons Electro-Chemical Fluorination method for producing and processing fluorochemicals except for (i) stain resistant or soil resistant treatment products manufactured by third parties, or
(ii) lubricants, greases, and similar products manufactured by third parties which are commonly used in industrial and manufacturing applications.

                        (g) The representations and warranties contained in this Section 3.11 shall be the exclusive representations and warranties with respect to Environmental Claims, Environmental Conditions, Environmental Laws, Environmental Matters and Environmental Permits.

                Section 3.12    REAL PROPERTY.

                        (a) Except as set forth on Schedule 3.12(a), the Asset Sellers or the DTI Companies have (i) good and valid title in fee simple to the DTI Acquired Real Property (including the Improvements thereon) subject only to Permitted Encumbrances and (ii) good and valid leasehold interests in the leasehold estates granted by the Third

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Party Tenant Leases subject only to Permitted Encumbrances, except in the case of (A) any Category A Property or Category B Property, where the failure to have such title would not result (i) in a Material Impairment with respect to any Category A Property which is a Material Property or (ii) a material and adverse effect on the ownership, use or operation of (1) any Category A Property which is not a Material Property or (2) any Category B Property or (B) any Category C Property where the failure to have such title would not have, individually or in the aggregate, a Material Adverse Effect. Immediately after the Closing, the applicable DTI Companies will have good and valid leasehold interests in the leasehold estates granted by the Real Estate Leases and, in the case of any DTI Leased Real Property ground leased pursuant to a DTI Ground Lease, good and valid title to all Improvements located on any such DTI Leased Real Property, subject in each case only to Permitted Encumbrances, except in the case of (I) any Category A Property or Category B Property, where the failure to have such title would not result in (x) a Material Impairment with respect to any Category A Property which is a Material Property or (y) a material and adverse effect on the ownership, use or operation of (1) any Category A Property which is not a Material Property or (2) any Category B Property or (II) any Category C Property where the failure to have such title would not have, individually or in the aggregate, a Material Adverse Effect.

                        (b) All of the DTI Acquired Real Property is set forth on Schedule 3.12(b)(i). All of the DTI Leased Real Property is set forth on Schedule 3.12(b)(ii). All of the Third Party Landlord Leased Real Property and Third Party Landlord Leases are set forth on Schedule 3.12(b)(iii), except for leases for parking lots and ancillary properties to the extent such leases are not in DuPont's possession and there are no manufacturing or warehousing operations conducted at such properties, and the failure to transfer such lease to Buyer in accordance with the terms of this Agreement would not materially impair (after giving effect to Buyer's ability to obtain equivalent services or leases at reasonably equivalent or lesser cost) Buyer's ability to conduct the DTI Business after the Closing Date substantially in the manner as it is being conducted on the date of this Agreement. All of the Third Party Tenant Leased Real Property and Third Party Tenant Leases are set forth on Schedule 3.12(b)(iv), except for leases for parking lots and ancillary properties to the extent such leases are not in DuPont's possession and there are no manufacturing or warehousing operations conducted at such properties, and the failure to transfer such lease to Buyer in accordance with the terms of this Agreement would not materially impair (after giving effect to Buyer's ability to obtain equivalent services or leases at reasonably equivalent or lesser cost) Buyer's ability to conduct the DTI Business after the Closing Date substantially in the manner as it is being conducted on the date of this Agreement.

                        (c) Except as set forth on Schedule 3.12(c), all of the Improvements located on any Category A Property or Category B Property are in good condition and repair (subject to normal wear and tear) without any structural defects of any kind, except where the failure thereof would not result in (i) a Material Impairment with respect to any Category A Property which is a Material Property or (ii) a material

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and adverse effect on the ownership, use or operation of (1) any Category A
Property which is not a Material Property or (2) any Category B Property.

                        (d) Except as set forth on Schedule 3.12(d), DuPont has not received written notice and has no Knowledge of any violation by DuPont or any of its Subsidiaries of any Requirement applicable to any of the Category A Properties or Category B Properties which violation remains uncured, except where such violation would not result in (i) a Material Impairment with respect to any Category A Property which is a Material Property or (ii) a material adverse effect on the ownership, use or operation of (1) any Category A Property which is not a Material Property or (2) any Category B Property.

                        (e) Other than as set forth in the Title Commitments and the Surveys, (i) no Improvements located on any Category A Property encroaches onto any third party's property and (ii) there are no encroachments onto any Category A Property, except in each case as would not result in (i) a Material Impairment with respect to such Category A Property which is a Material Property or (ii) a material and adverse effect on the ownership, use or operation of such Category A Property which is not a Material Property.

                        (f) Except as may be provided in this Agreement, all Improvements located at any Category A Properties or Category B Properties have received all approvals by Governmental Authorities (including licenses, permits and permanent certificates of occupancy or other similar certificate permitting lawful occupancy of the entire Real Property) required in connection with their use, occupancy and operation except where the failure to receive such approvals would not result in (i) a Material Impairment with respect to any Category A Property which is a Material Property or (ii) a material and adverse effect on the ownership, use or operation of (1) any Category A Property which is not a Material Property or (2) any Category B Property. All Improvements located at any Category A Properties or Category B Properties have been and are occupied, operated and maintained in accordance with all Requirements except where the failure thereof would not result in (i) a Material Impairment with respect to any Category A Property which is a Material Property or (ii) a material and adverse effect on the ownership, use or operation of (1) any Category A Property which is not a Material Property or (2) any Category B Property.

                        (g) None of the Improvements located at any Category A Property constitute a legal non-conforming use or, except as set forth on
Schedule 3.12(g), otherwise require any special dispensation, variance or special permit under any Requirement (whether or not such dispensation, variance or special permit has been issued and obtained), except as would not result in
(i) a Material Impairment with respect to such Category A Property which is a Material Property or (ii) a material and adverse effect on the ownership, use or operation of such Category A Property which is not a Material Property.

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                        (h)     Except as set forth on Schedule 3.12(h), there
are no unpaid taxes, assessments (special, general or otherwise) or bonds of any nature affecting any Category A Property or, to the Knowledge of DuPont, any Category B Property, except Permitted Encumbrances.

                        (i) Except as set forth on Schedule 3.12(i), none of the following is presently pending with respect to any Real Property, nor, to the Knowledge of DuPont, has any Governmental Authority threatened in writing any of the following that would affect any (A) Category A Property or (to the Knowledge of DuPont in the case of any Category B Properties which constitute Third Party Tenant Leased Real Property) any Category B Property, except in either case as would not result in (i) a Material Impairment with respect to any Category A Property which is a Material Property or (ii) a material and adverse effect on the ownership, use or operation of (1) any Category A Property which is not a Material Property or (2) any Category B Property or (B) Category C Property (except where the same would not have a Material Adverse Effect):

                                (i)     any eminent domain or condemnation
        proceeding that would result in a taking of such Real Property (other than a third party's interest therein);

                                (ii) any plan to modify or realign any street or highway adjacent to, in proximity to or otherwise providing access to such Real Property;

                                (iii)   any special assessment or any public
        improvement that may result in any charge being levied, assessed or otherwise created with respect to such Real Property; or

                                (iv)    any change in any Public Requirement
        (including, but not limited to, zoning changes or historical, landmark, wetlands or other designation).

                        (j) Except as set forth on Schedule 3.12(j), all Improvements located at any Category A Property or Category B Property are adequately supplied with utilities (including water, sewage, disposal, electricity, gas and telephone) and other services necessary for their operation as the same are currently operated, except where the failure to be so supplied would not result in (i) a Material Impairment with respect to any Category A Property which is a Material Property or (ii) a material and adverse effect on the ownership, use or operation of (A) any Category A Property which is not a Material Property or (B) any Category B Property. To the Knowledge of DuPont, there are no pending, planned, threatened or proposed cutbacks, moratoriums, restrictions or other limitations or impairments of any of the foregoing as they would affect any Category A Property, except where the same would not result in a (x) a Material Impairment with respect to such Category A Property which is a Material Property or (y) a material and adverse effect on the ownership, use or operation of such Category A Property which is not a Material Property.

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                        (k)     Each Category A Property has adequate means of
ingress, egress, parking and curb cuts and drainage and sewage to continue to operate the Improvements substantially as they are being operated on the date hereof in compliance with all Requirements, except to the extent the same would not result in (i) a Material Impairment with respect to such Category A Property which is a Material Property or (ii) a material and adverse effect on the ownership, use or operation of such Category A Property which is not a Material Property.

                        (l) DuPont has made available to Buyer correct and complete copies of all Third Party Leases, except for leases for parking lots and ancillary properties to the extent such leases are not in DuPont's possession and there are no manufacturing or warehousing operations conducted at such properties, and the failure to transfer such lease to Buyer in accordance with the terms of this Agreement would not materially impair (after giving effect to Buyer's ability to obtain equivalent services or leases at reasonably equivalent or lesser cost) Buyer's ability to conduct the DTI Business after the Closing Date substantially in the manner as it is being conducted on the date of this Agreement.

                        (m) Each Third Party Lease relating to a Category A Property or Category B Property is valid, unmodified and in full force and effect except where the failure thereof would not result in (i) a Material Impairment with respect to any such Category A Property which is a Material Property or (ii) a material and adverse effect on the ownership, use or operation of (1) any such Category A Property which is not a Material Property or (2) such Category B Property. Each Third Party Lease relating to a Category C Property is valid, unmodified and (as of the date of the Agreement) in full force and effect except where the failure thereof would not have a Material Adverse Effect. The Third Party Leases represent the entire agreement between DuPont and any of its Subsidiaries, as applicable, on the one hand, and the applicable lessor, landlord, tenant, licensee or occupier on the other hand.

                        (n) The lessee under each Third Party Tenant Lease has quiet possession of the leasehold estate or other interest created under each such Third Party Tenant Lease except where the failure thereof would not reasonably be expected to result in a Material Adverse Effect. Neither any lessee under any Third Party Tenant Lease, the landlord under any Third Party Landlord Lease, nor DuPont or any of its other Subsidiaries party thereto, is in monetary or other material default under any Third Party Lease, except where such default or nonperformance would not reasonably be expected to result in (i) with respect to those Third Party Leases that relate to a Category A Property or Category B Property, (A) a Material Impairment with respect to any Category A Property which is a Material Property or (B) a material and adverse effect on the ownership, use or operation of (1) any Category A Property which is not a Material Property or (2) any Category B Property or (ii) with respect to any Category C Property, a Material Adverse Effect.

                        (o) Except as set forth on Schedule 3.12(o), the Asset Sellers or the DTI Companies hold valid title to right of way easements through all real property

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(collectively, the "RIGHTS OF WAY") necessary for the construction, operation and maintenance of the Pipelines, except as would not result in (i) a Material Impairment with respect to any Category A Property which is a Material Property or (ii) a material and adverse effect on the ownership, use or operation of (A) any Category A Property which is not a Material Property or (B) any Category B Property. Except as set forth on Schedule 3.12(o), to the Knowledge of DuPont, there is currently no pipeline or lateral line constituting a DTI Asset other than (x) the Pipelines, (y) pipelines and lateral lines located entirely within any of the Real Property and (z) those portions of the pipelines or lateral lines within the Real Property set forth on any Survey delivered (or made available) by DuPont to Buyer on or prior to the date of this Agreement.

                        (p) Notwithstanding anything to the contrary contained herein, the Real Property shall be transferred to Buyer or one or more of the Buyer Subs (including by virtue of its acquisition of the DTI Companies) in its "AS IS" condition on the Closing Date, subject to all latent and patent defects (whether physical, financial or legal, including title defects), based solely on Buyer's own inspection, analysis and evaluation of the Real Property and not in reliance on any records or other information obtained from the Sellers and the DTI Companies. Other than as contained herein, each of Buyer and the Buyer Subs acknowledges that it is not relying on any statement or representation that has been made or that in the future may be made by DuPont or any of DuPont's employees, agents, attorneys or representatives concerning the condition of the Real Property (whether relating to physical conditions, operation performance, title or legal matters).

                Section 3.13    INTELLECTUAL PROPERTY.

                        (a) Set forth on the schedules to the Patent and Technical Information Agreement, the Trademark Agreements and the Copyright Agreement for all Intellectual Property that constitutes DTI Assets and is owned in whole or in part, singly or in combination, by DuPont, the Sellers or their respective Affiliates (collectively, the "SELLER OWNED INTELLECTUAL PROPERTY") are correct and complete (in all material respects) lists of all United States and foreign: (i) issued Patents and Patent applications; (ii) Trademark registrations (including Internet domain name registrations) and Trademark applications; and (iii) Copyright registrations and Copyright applications.

                        (b) Except as set forth on Schedule 3.13(b) or for such Intellectual Property the loss of use or ownership of which, in the aggregate, would not reasonably be expected to have a Material Adverse Effect:
(i) one or more of the Asset Sellers and the DTI Companies, singly or in combination, is the sole and exclusive owner of all right, title and interest in and to the registrations or pending applications for Seller Owned Intellectual Property that are being assigned to Buyer or one or more of the Buyer Subs pursuant to the Related Agreements (the "ASSIGNED INTELLECTUAL PROPERTY") other than those items of Intellectual Property which are jointly owned by one or more of the Asset Sellers or DTI Companies, as the case may be, together with one or more of the joint venture partners as set forth in the Joint Venture Agreements,
(ii) such Assigned Intellectual Property is held and shall be assigned by its respective owners free and clear

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of any and all Encumbrances other than Permitted Encumbrances, (iii) during the past three (3) years the Sellers and their Affiliates have not received any written notice or written claim or had any Action pending, settled or otherwise concluded (other than in the ordinary course in prosecuting its Intellectual Property including any office actions, interferences, reexaminations, reissues and the like) challenging the respective Seller's or the applicable DTI Company's complete and exclusive ownership of such Assigned Intellectual Property or alleging that any other Person has any claim of legal or beneficial ownership with respect thereto other than ownership rights held by joint venture partners as set forth in the Joint Venture Agreements and (iv) to the Knowledge of DuPont, one or more of the Asset Sellers, singly or in combination, has the right to grant licenses in and to the Seller Owned Intellectual Property that is being licensed to Buyer or one or more of the Buyer Subs pursuant to the Related Agreements.

                        (c) Except as set forth on Schedule 3.13(c) or for such Intellectual Property the loss of use or ownership of which, in the aggregate, would not reasonably be expected to have a Material Adverse Effect, there is not, and during the past three (3) years has not been, any Action pending, settled or otherwise concluded alleging that any of the Sellers (with respect to the DTI Business), the DTI Companies or, to the Knowledge of DuPont, the Joint Ventures has engaged in any actual or potential infringement, dilution or misappropriation of any Intellectual Property and, to the Knowledge of DuPont, there has been no such Action threatened in writing in the past eighteen
(18) months.

                        (d) Except as set forth on Schedule 3.13(d) or for such Intellectual Property the loss of use or ownership of which, in the aggregate, would not reasonably be expected to have a Material Adverse Effect, there is not, and during the past three (3) years there has not been, any Actions pending, settled or otherwise concluded alleging by any of the Sellers (on behalf of, or with respect to, the DTI Business), the DTI Companies or, to the Knowledge of DuPont, the Joint Ventures that any third party has engaged in any actual or potential infringement, dilution or misappropriation of Seller Owned Intellectual Property and, to the Knowledge of DuPont, there has been no such Action threatened in writing in the past eighteen (18) months.

                        (e) Except as set forth on Schedule 3.13(e), to the Knowledge of DuPont, none of DuPont, the Sellers, their respective Affiliates, or the Joint Ventures is subject to any agreement with standards bodies or similar industry standards setting organizations which would obligate DuPont or any such Seller, Affiliate or Joint Venture to grant third parties licenses to the Seller Owned Intellectual Property or otherwise make available the Seller Owned Intellectual Property to third parties, except to the extent that the Sellers or their respective Affiliates have the right under the Related Agreements to license or make available such Intellectual Property or that such obligatory licensing or availability, in the aggregate, would not reasonably be expected to have a Material Adverse Effect.

                Section 3.14    ASSETS; OPERATION OF THE DTI BUSINESS.


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                        (a)     Immediately after the Closing, (i) Buyer, the
Buyer Subs and the DTI Companies, collectively, will have good title to or, in the case of leased, subleased, licensed or sublicensed Assets, possess valid and subsisting leasehold, licensed or sublicensed interests in, or otherwise have the legal right to use, all of the DTI Assets (other than Non-Transferable Permits), free and clear of all Encumbrances, other than Permitted Encumbrances (and in the case of Contracts or Joint Venture Interests, other than customary anti-assignment or change of control provisions contained therein) and (ii) to the Knowledge of DuPont, the Joint Ventures will have good title to, or, in the case of leased, subleased, licensed or sublicensed Assets, possess valid and subsisting leasehold, licensed or sublicensed interests in, or otherwise have the legal right to use, all of the Assets used or held for use by such Joint Ventures in connection with the DTI Business, free and clear of all Encumbrances, other than Permitted Encumbrances (and in the case of Contracts or Joint Venture Interests, other than customary anti-assignment or change of control provisions contained therein), except, in the case of clauses (i) and
(ii), for such failures which would not, individually or in the aggregate, result in a Material Impairment; PROVIDED, that the foregoing shall not apply to real estate and Intellectual Property, which are covered in Sections 3.12 and 3.13, respectively; PROVIDED, FURTHER, that the foregoing clauses (i) and (ii) above are subject to the limitation that certain transfers, assignments, licenses, sublicenses, leases and subleases (as the case may be) of Assets, Actions, Contracts, Permits, Delayed Companies, Joint Venture Interests, DTI Companies holding Joint Venture Interests, and any claim or right or benefit arising thereunder or resulting therefrom, may require the consent to transfer, assign, license, sublicense, lease or sublease (as the case may be) of a third party which has not been obtained, and that such matters are addressed in the Local Asset Transfer Agreements, the Transitional Services Agreements, the Related Agreements and in Sections 5.8, 5.25, 5.27 and 5.31, which contemplate the transfer of the economic benefits and obligations thereof; PROVIDED, FURTHER, that the matters set forth in the immediately preceding proviso (other than with respect to Joint Venture Interests) would not reasonably be expected to result in a Material Impairment.

                        (b) Except as set forth on Schedule 3.14(b)(i), the DTI Assets, together with all Assets to the extent the benefit of which will be provided to Buyer or one of its Subsidiaries (including the DTI Companies) pursuant to this Agreement, the Related Agreements, the Transitional Services Agreements, the Other Agreements to which Buyer or any Buyer Sub (or any DTI Company or Asset Seller, if the final version of such agreement was disclosed to Buyer prior to the date of this Agreement or otherwise approved by Buyer) is a party, or the Local Asset Transfer Agreements, constitute in all material respects all Assets (other than (i) Non-Transferable Permits, (ii) services of Governmental Authorities or third party utility providers (and Assets of Governmental Authorities or third party utility providers related to the provision of such services) provided to the DTI Business of a type generally provided by Governmental Authorities or third party utility providers to similarly situated Persons), (iii) Excluded Shared Contracts that Buyer does not hereafter designate in writing as Mirrored Shared Contracts pursuant to Section 5.25(c) and (iv) those general corporate services described in Schedule 3.14(b)(ii)) which are required for Buyer and its Subsidiaries (including the

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DTI Companies) to operate the DTI Business in the manner in which it is currently conducted and in which it has been conducted by them since January 1, 2003; PROVIDED, that the foregoing is subject to the limitation that certain transfers, assignments, licenses, sublicenses, leases and subleases (as the case may be) of Actions, Assets, Contracts, Permits, Delayed Companies, Joint Venture Interests, DTI Companies holding Joint Venture Interests, and any claim or right or benefit arising thereunder or resulting therefrom, may require the consent to transfer, assign, license, sublicense, lease or sublease (as the case may be) of a third party which has not been obtained, and that such matters are addressed in the Local Asset Transfer Agreements, the Transitional Services Agreements, the Related Agreements and Sections 5.8, 5.25, 5.27 and 5.31, which contemplate the transfer of the economic benefits and obligations thereof; PROVIDED, FURTHER, that the matters set forth in the preceding proviso (other than with respect to Joint Venture Interests) would not reasonably be expected to cause a Material Impairment. To the Knowledge of DuPont, the Assets used or held for use by the Joint Ventures in connection with the DTI Business constitute in all material respects all Assets (other than corporate services arrangements set forth on Schedule 3.14(b)(iii) and services of Governmental Authorities or third party utility providers (and Assets of Governmental Authorities or third party utility providers related to the provision of such services) of a type generally provided by Governmental Authorities or by third party utility providers to similarly situated Persons) which are used in the operation of, or required by the Joint Ventures to operate, the DTI Business of the Joint Ventures in the manner in which it is currently conducted by them and in which it has been conducted by them since January 1, 2003.

                        (c) Except as set forth on Schedule 3.14(c), the Equipment included in the DTI Assets and currently used in the DTI Business is in good repair and operating condition (subject to normal wear and tear) except as would not otherwise have a Material Impairment.

                        (d) Schedule 3.14(d) sets forth all material Divested Businesses that have been terminated, divested or discontinued in the past three (3) years.

                        (e) Except as set forth on Schedule 3.14(e) and except for DuPont Canada, each of the DTI Companies (i) is engaged in no business or activities of any kind other than the DTI Business and (ii) other than the Divested Businesses, have not engaged in any business of any kind other than the DTI Business since January 1, 2003.

                        (f) Other than as set forth on Schedule 3.14(f) as such Schedule may be amended by DuPont, with the consent of Buyer (such consent not to be unreasonably withheld) (the "SEPARATION COMPLETION PLAN"), (i) on or prior to the date of this Agreement, DuPont and its Affiliates have effected all of the transactions contemplated by the Local Asset Transfer Agreements and (ii) subject to Section 5.8, and any comparable provisions in the Local Asset Transfer Agreements, prior to the Closing, DuPont and its Affiliates shall have effectuated all transactions reasonably necessary to separate the DTI Business and transfer the DTI Assets to Buyer and Buyer Subs as contemplated by this Agreement. Buyer shall not prohibit DuPont from effecting any of

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the transactions set forth on Schedule 3.14(f). As contemplated on Schedule
3.14(f), DuPont intends that the Indebtedness marked by asterisks in Exhibit A to Schedule 3.5(e)(iv) will be transferred to an Asset Seller prior to Closing. To the extent such transfers do not occur, DuPont shall cause the holder of any such Indebtedness to become an Asset Seller.

                Section 3.15    LABOR RELATIONS.

                        (a) Except as set forth on Schedule 3.15(a), as of the date of this Agreement, neither the Sellers, any of the DTI Companies nor, to the Knowledge of DuPont, any of the Joint Ventures, are party to or bound by any collective bargaining agreement with any labor organization representing DTI Employees or any employees of the Joint Ventures.

                        (b) Except as set forth on Schedule 3.15(b), there is, and during the past three (3) years has been, no material labor strike or work stoppage pending, or to the Knowledge of DuPont, threatened in writing in the past three (3) years against or affecting the DTI Business.

                        (c) Except as set forth on Schedule 3.15(c), there is, and during the past three (3) years has been, no unfair labor practice charge or complaint against any of the Sellers (insofar as it affects the DTI Business) or any DTI Company pending or, to the Knowledge of DuPont, the Joint Ventures pending or, to the Knowledge of DuPont, threatened in writing in the past three (3) years before the National Labor Relations Board or any similar state or foreign agency except to the extent such charges or complaints, would not, individually or in the aggregate, reasonably be expected to result in a Material Impairment.

                Section 3.16 CUSTOMERS. Set forth on Schedule 3.16 is a complete and correct list of the names and addresses of the twenty (20) most significant customers and distributors (excluding DuPont, its Affiliates and the Joint Ventures) based on dollar sales volumes of the DTI Business during the twelve (12) month period ended December 31, 2002 and the amounts for which each such customer or distributor was invoiced during such period. Except as set forth on Schedule 3.16, as of the date of this Agreement, neither DuPont nor any of its Subsidiaries nor, to the Knowledge of DuPont, any Joint Venture has received any written notice that any such customer or distributor has ceased or materially reduced the use or distribution of such products, Equipment, goods or services of the DTI Business.

                Section 3.17 SUPPLIERS. Set forth on Schedule 3.17 is a complete and correct list of the names and addresses of the twenty (20) most significant suppliers (excluding DuPont, its Affiliates and the Joint Ventures) of the DTI Business based on amounts invoiced during the twelve (12) month period ended December 31, 2002 and the amount for which each supplier invoiced the DTI Business (including DuPont and its Subsidiaries with respect to the DTI Business) during such period. Except as set forth on Schedule 3.17, as of the date of this Agreement, neither DuPont nor any of its

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Subsidiaries nor, to the Knowledge of DuPont, any Joint Venture has received any written notice that any such supplier has materially reduced or ceased supplying, or intends to materially reduce or cease supplying, or has materially increased, or intends to materially increase, the amount charged to the DTI Business for the supply of any raw materials, supplies, merchandise and other goods or services.

                Section 3.18    MATERIAL CONTRACTS.

                        (a) Except as set forth on Schedule 3.18(a), as of the date of this Agreement, neither any Seller (with respect to the DTI Business) nor any DTI Company nor, to the Knowledge of DuPont, any Joint Venture, is a party to or bound by, and none of the DTI Assets are bound by, any Contract of the types described below together with any Contracts that would be required to be set forth on Schedule 3.18(a) pursuant to clause (ix) below, if such clause referred to dollar volume for the eight months ending August 31, 2003 (the "MATERIAL CONTRACTS"): (i) collective bargaining agreements; (ii) (a) employment Contracts providing for annual base pay to an employee in excess of $200,000, or (b) consulting Contracts providing for payments to a consultant who is a natural person in excess of $100,000 in any single instance or multiple instances that are part of a common plan or arrangement; (iii) indentures, mortgages, notes, installment obligations, Contracts or other instruments, in each case that constitutes Indebtedness included in the Assumed Liabilities or Consolidated Indebtedness in an amount greater than $1 million in any single instance or multiple instances that are part of a common plan or arrangement;
(iv) partnership, joint venture or other similar Contracts involving in each instance Assets with a fair market value greater than $10 million; (v) Material Intellectual Property Contracts; (vi) agency, sales representation, distribution or other similar Contracts which are the 20 greatest Contracts of that type (or series of related Contracts with the same party or affiliated parties involving the same or substantially the same transactions) in terms of dollar volume for the year 2002; (vii) Contracts for the purchase of supplies or materials which are the 20 greatest Contracts of that type (or series of related Contracts with the same party or affiliated parties involving the same or substantially the same transactions) in terms of dollar volume for the year 2002; (viii) Contracts for the sale of goods or services which are the 20 greatest Contracts of that type (or series of related Contracts with the same party or affiliated parties involving the same or substantially the same transactions) in terms of dollar volume for the year 2002; (ix) Contracts that limit the ability of the Sellers (with respect to the DTI Business), any of the DTI Companies or, to the Knowledge of DuPont, any of the Joint Ventures to compete in any material respect with any Person generally or in any geographic area, product line, product segment or critical product component; (x) Contracts relating to the purchase or sale of any business, corporation or other entity (which purchase or sale has not yet closed or has closed after December 31, 2002), in each case other than Contracts (x) in the ordinary course of business consistent with past

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practice, (y) with respect to which there is no indemnification or other ongoing material obligation or (z) for the disposition of a Divested Business; (xi) Contracts for the sale or purchase of real property (which sale or purchase has not yet closed or has closed after December 31, 2002), in each case other than Contracts (x) in the ordinary course of business consistent with past practice,
(y) with respect to which there is no indemnification or other ongoing material obligation or (z) for the disposition of a Divested Business; (xii) "requirements" Contracts or any Contracts committing a Person to provide the quantity of goods or services required by another Person which are material to the DTI Business; (xiii) "take or pay" Contracts which are material to the DTI Business; (xiv) joint marketing, manufacturing, research and development or other alliance Contracts which are material to the DTI Business; (xv) Material
IT Contracts (other than (x) governmental licenses and (y) standard form or shrinkwrap software licenses); (xvi) material third party insurance Contracts, if any, included in the DTI Assets; (xvii) material supply Contracts between DuPont or one of its Subsidiaries, on the one hand, and any of the Joint Ventures, on the other hand; (xviii) Shared Contracts to the extent such Shared Contracts would be required to be set forth on Schedule 3.18(b); (xix) CSC Contracts; (xx) derivative Contracts and other hedging arrangements, including options, forward and future Contracts, swaps and other Contracts used for, or having the effect of, hedging against risks relating to interest rates, currency exchange rates, commodities prices or other similar market risks, in each case with respect to the DTI Business; (xxi) Contracts with Governmental Authorities pursuant to which the DTI Business has outstanding long-term commitments in exchange for past, current or future governmental subsidies or Tax advantaged treatment; and (xxii) Contracts entered into outside of the ordinary course of business which are material to the DTI Business (other than the types set forth in clauses (i) through (xxi) above); PROVIDED, HOWEVER, that the foregoing clauses (i) through (xxii) above shall not include any Intellectual Property Contracts or any Contract that constitutes an IT Asset except for such Contracts that, with respect to Intellectual Property Contracts, would be set forth in clause (v) or, with respect to any Contract that constitutes an IT Asset, would be set forth in clauses (xv), (xviii) or (xix); PROVIDED, FURTHER, that Material Contracts shall not include purchase orders to the extent that the purchase or sale provided for therein has been performed in full on or prior to the date of this Agreement.

                        (b) Schedule 3.18(b) sets forth a complete and accurate list, as of the date of this Agreement, of all Shared Contracts involving amounts related to the DTI Business in excess of $5,000,000 for the year 2002 or for the eight months ended August 31, 2003 (on an annualized basis) for any single Shared Contract (or series of related Shared Contracts with the same party or affiliated parties involving the same or substantially the same transactions).

                        (c) Except as set forth on Schedule 3.18(c)(i), the Sellers have delivered or made available to Buyer true, correct and complete copies of all of the written Material Contracts (and, in the case of written Material Contracts not written entirely in English, true, correct and complete in all material respects (x) English translations of such Material Contracts or
(y) summaries in English of the material terms thereof). DuPont has delivered or made available to Buyer true, correct and complete copies in all material respects of summaries of the material terms of the Material Contracts set forth on Schedule 3.18(c)(i). The Material Contracts are in full force and effect and are valid, binding and enforceable obligations of (i) DuPont and its

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Subsidiaries, as applicable, and, (ii) except as set forth on Schedule
3.18(c)(ii) and except to the extent enforceability may be limited by bankruptcy laws, insolvency laws, reorganization laws, moratorium laws or other laws affecting creditors' rights generally and except to the extent enforceability may be limited by general equitable principles, the other parties thereto. Except as set forth on Schedule 3.18(c)(v), neither any of the Sellers nor any DTI Company nor, to the Knowledge of DuPont, any Joint Venture, is in breach of, or default under, any Material Contract and, to the Knowledge of DuPont, no event has occurred that, with or without notice or lapse of time or both, would constitute such a breach or default or permit termination, modification or acceleration by any other party under any Material Contract (including any breach, default, termination, modification or acceleration of such Consolidated Indebtedness caused by a change of control of any Joint Venture or by the consummation of the transactions contemplated by this Agreement), except for such breaches, defaults, modifications or accelerations or termination that would not, individually or in the aggregate, result in a Material Impairment. Except as set forth on Schedule 3.18(c)(iii), neither any of the Sellers nor any DTI Company nor, to the Knowledge of DuPont, any Joint Venture, has received any written notice of material breach by DuPont or its Subsidiaries or such Joint Venture of, or material default by DuPont or its Subsidiaries or such Joint Venture under, or termination by the other party thereto of, any Material Contract. Except as set forth on Schedule 3.18(c)(iv), to the Knowledge of DuPont, no other party to any Material Contract is in breach thereof or default thereunder except for such breaches and defaults that would not, individually or in the aggregate, result in a Material Impairment. Except as set forth on
Schedule 3.18(c)(v), to the Knowledge of DuPont, after due inquiry, none of the Sellers, the DTI Companies nor any Joint Venture is in breach of, or default under, any Consolidated Indebtedness or Joint Venture Debt of the Primary Joint Venture and no event has occurred that, with or without notice or lapse of time or both, would constitute such a breach or default or permit termination, modification or acceleration by any lender or other holder of such Consolidated Indebtedness or Joint Venture Debt of the Primary Joint Venture (including any breach, default, termination, modification or acceleration of such Consolidated Indebtedness or such Joint Venture Debt caused by a change of control of any Joint Venture or by the consummation of the transactions contemplated by this Agreement) and DuPont has not prior to the date of this Agreement received any written notice from any lender or other holder of such Indebtedness to such effect. Breaches, defaults, required repayments and similar events that have been waived prior to Closing so long as such waiver is permanent (insofar as such (as opposed to any future) breach, default, requirement or similar event is concerned) and without conditions which have not been satisfied prior to Closing shall not be treated as breaches, defaults, required repayments or similar events for purposes of this Section 3.18(c).

                Section 3.19 AFFILIATE TRANSACTIONS. Except for the Related Agreements, the Other Agreements to which Buyer or any Buyer Sub (or any DTI Company or Asset Seller, if the final version of such agreement was disclosed to Buyer prior to the date of this Agreement or otherwise approved by Buyer) is a party, the Transitional Services Agreements and the Local Asset Transfer Agreements and except as set forth on Schedule 3.19, there are no Contracts or other intercompany arrangements providing for

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sales, purchases, leasing, subleasing, licensing or sublicensing of goods, services, tangible or intangible property or joint activities between any of the DTI Companies, the Asset Sellers (to the extent such intercompany arrangements and Contracts constitute DTI Assets or Assumed Liabilities) or Joint Ventures, on the one hand, and DuPont, any Asset Sellers (to the extent such intercompany arrangements and Contracts do not constitute a DTI Asset or Assumed Liability) or any of their respective Affiliates (other than the DTI Companies), on the other hand, other than any such Contracts or other arrangements that involve a value of less than $250,000 per annum for any single Contract or series of related Contracts with the same or affiliated parties that are part of a common plan or arrangement.

                Section 3.20    TERRITORIAL RESTRICTIONS. Except as set forth on
Schedule 3.20, neither DuPont nor any of its Affiliates nor, to the Knowledge of DuPont, any of the Joint Ventures, is restricted in any material respect by any Contract with any other Person from carrying on the DTI Business in any geographic area, product line, product segment or critical product component, other than to the extent the Intellectual Property Contracts grant exclusive rights to, or condition the receipt of rights to, Intellectual Property, or to the extent the IT Assets are restricted. Buyer and its Affiliates (including for the purposes of this sentence the DTI Companies) and, to the Knowledge of DuPont, the Joint Ventures solely as a result of the transactions contemplated by this Agreement, will not become restricted by reason of any agreement as to which DuPont or any of its Affiliates, or, to the Knowledge of DuPont, any of the Joint Ventures, is a party from carrying on any business anywhere in the world, other than to the extent the Intellectual Property Contracts grant exclusive rights to, or condition the receipt of rights to, Intellectual Property, or to the extent the IT Assets are restricted or by virtue of the agreements set forth on Schedule 3.20.

                Section 3.21    PRODUCT WARRANTIES. Except as set forth on
Schedule 3.21 or as entered into or incurred in the ordinary course of business, there are no express written warranties given on behalf of the DTI Business since January 1, 2001 with respect to the products of the DTI Business.

                Section 3.22    DISCLOSURE OF GUARANTEES AND LETTERS OF CREDIT.
Schedule 3.22(a) sets forth, as of the date of this Agreement, all of the DuPont Guarantees, other than DuPont Guarantees entered into in the ordinary course of business involving payment obligations not exceeding $5,000,000 in the aggregate. Schedule 3.22(b) sets forth, as of the date of this Agreement, all letters of credit issued by or on behalf of DuPont or the Retained Subsidiaries on behalf of the DTI Business, other than such letters of credit entered into in the ordinary course of business involving payment obligations not exceeding $5,000,000 in the aggregate.

                Section 3.23 BROKERS AND FINDERS. Except for Goldman, Sachs and Co. and Morgan Stanley & Co. Incorporated, whose fees are payable solely by the Sellers, neither the Sellers nor any of their Affiliates nor any of their respective officers, directors or employees nor, to the Knowledge of DuPont, any of the Joint Ventures or any of their respective officers, directors or employees has employed any broker or finder or incurred

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any Liability for any investment banking advisory fees, brokerage fees, commissions or finders' fees in connection with the transactions contemplated by this Agreement, the Local Purchase Agreements, the Related Agreements or the Other Agreements.

                                   ARTICLE IV

                     REPRESENTATIONS AND WARRANTIES OF BUYER
                     ---------------------------------------

                Buyer represents and warrants to DuPont and each other Global Seller as follows:

                Section 4.1 ORGANIZATION; ETC. Each of KoSa, Buyer 1, Buyer 2 and the Buyer Subs is duly organized, validly existing and in good standing (to the extent such concept is recognized) under the laws of the jurisdiction of its organization and each of them is operating in all material respects in accordance with and within the parameters established in its organizational documents to the extent such documents contain any such parameters. Each of the Buyer Subs is a Wholly Owned Subsidiary of Buyer 1 or Buyer 2 and KoSa, Buyer 1 and Buyer 2 are Wholly Owned Subsidiaries of Parent.

                Section 4.2    AUTHORITY RELATIVE TO THIS AGREEMENT, ETC.

                        (a) Each of KoSa, Buyer 1, Buyer 2 and the Buyer Subs has the requisite power and authority to execute and deliver this Agreement, the Novation Agreement, the Local Purchase Agreements, the Related Agreements and the Other Agreements to which it is a party, to perform its obligation hereunder or thereunder and to consummate the transactions contemplated hereby and thereby. The execution and delivery of this Agreement, the Local Purchase Agreements, the Related Agreements and the Other Agreements, and the consummation of the transactions contemplated hereby and thereby, have been duly authorized or will be duly authorized prior to the execution and delivery thereof by the Board of Directors (or similar governing body) of each of KoSa, Buyer 1, Buyer 2 and any Buyer Sub to the extent party thereto or made a party thereto in accordance with the Novation Agreement. No other corporate proceedings on the part of KoSa, Buyer 1, Buyer 2 or any Buyer Subs (and no action on part of any stockholders of KoSa, Buyer 2, Buyer 2 or the Buyer Subs) or any Subsidiary thereof are necessary to authorize the execution, delivery and performance of this Agreement, the Local Purchase Agreements, the Related Agreements and the Other Agreements, and the consummation of the transactions contemplated hereby and thereby. This Agreement has been (and, on the Closing Date, each of the Local Purchase Agreements, the Related Agreements and the Other Agreements (and in the case of KoSa, this Agreement) will be) duly and validly executed and delivered by each of KoSa, Buyer 1, Buyer 2 and the Buyer Subs to the extent party thereto (including in the case of KoSa, this Agreement), and assuming this Agreement and such other agreements have been duly authorized, executed and delivered by the Sellers, each of this Agreement and such other agreements constitutes (or, in the case of agreements executed after the date of this Agreement, will be once executed) a valid and binding agreement of KoSa, Buyer 1, Buyer 2 and any Buyer Sub, enforceable against KoSa, Buyer 1, Buyer 2 and any Buyer Sub in

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accordance with its terms. Notwithstanding the foregoing, the authorization, execution and delivery of this Agreement, the Local Purchase Agreements, the Related Agreements and any of the Other Agreements by KoSa or any of the Buyer Subs that are designated by Buyer 1 or Buyer 2 after the date of this Agreement, and the authorization, execution or delivery of any agreement that may be hereafter negotiated and finalized, will be authorized after the date of this Agreement but prior to the execution of such agreements, and such agreements, when executed and delivered, will have been duly and validly executed and delivered.

                        (b) The execution and delivery of the Novation Agreement and the consummation of the transactions contemplated thereby will, at or prior to Closing be duly authorized by all necessary corporate proceedings by KoSa, Buyer 1, Buyer 2, and any of their respective Affiliates party thereto, and duly executed and delivered by such parties and the Novation Agreement will be once executed (assuming such Novation Agreement has been duly authorized, executed and delivered by the Seller parties thereto) a binding agreement of KoSa, Buyer 1, Buyer 2 and any of their respective Affiliates party thereto enforceable against such parties in accordance with its terms.

                Section 4.3 CONSENTS AND APPROVALS; NO VIOLATIONS. Except as set forth on Schedule 4.3, neither the execution, delivery and performance of this Agreement and the Novation Agreement by KoSa, Buyer 1, Buyer 2 and the Buyer Subs and any other Buyer Affiliate party thereto nor the execution, delivery and performance of the Local Purchase Agreements and the Related Agreements and the Other Agreements by Buyer or any Buyer Sub party thereto, nor the execution, delivery and performance of the Local Purchase Agreements by the Buyer Subs party thereto, nor the consummation of the transactions contemplated hereby and thereby by KoSa, Buyer 1, Buyer 2 and the Buyer Subs (including the substitution of Buyer 1 and Buyer 2 with KoSa in accordance with the Novation Agreement) in any case did or will (a) violate any provision of the certificate of incorporation or bylaws (or other comparable governing documents) of KoSa, Buyer 1, Buyer 2 or any Buyer Subs, (b) require any Governmental Filings, except for (i) filings with the FTC and the DOJ pursuant to the HSR Act and the rules and regulations promulgated thereunder, (ii) requirements of the EC Merger Regulations or any other foreign Antitrust Laws or Laws regulating exchange or currency controls or any other regulatory filings required solely by reason of the regulatory status of DuPont or its Affiliates (without giving effect to any change in regulatory status arising out of the sale of the DTI Business), (iii) filings with the Federal Communications Commission with respect to radio licenses identified on Schedule 4.3 and (iv) those Governmental Filings the failure of which to be obtained or made would not reasonably be expected, individually or in the aggregate, to result in a Buyer Material Adverse Effect,
(c) give rise to any material preferential purchase rights, material rights of first refusal or similar material rights of any third party which if exercised would have, individually or in the aggregate, a Buyer Material Adverse Effect,
(d) conflict with, result in a violation or breach of or constitute (with or without notice or lapse of time or both) a default (or give rise to any right of termination, cancellation or acceleration or any obligation to repay) or a loss of any benefit to which KoSa, Buyer 1, Buyer 2 or any Buyer Sub is entitled under,

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any of the terms, conditions or provisions of any Contract, Indebtedness, government registration, Permit or other instrument or obligation to which KoSa, Buyer 1, Buyer 2 or any Buyer Sub is a party or by which KoSa, Buyer 1, Buyer 2 or any Buyer Sub or any of their respective properties or Assets may be bound, except for such violations, breaches and defaults which would not reasonably be expected, individually or in the aggregate, to result in a Buyer Material Adverse Effect, or (e) assuming the making or obtaining of the Governmental Filings referred to in Section 4.3(b) above, violate any provision of, or result in the breach of, any Law applicable to KoSa, Buyer 1, Buyer 2 or any Buyer Sub or by which any of their respective properties or Assets may be subject, except to the extent such violations would not reasonably be expected, individually or in the aggregate, to result in a Buyer Material Adverse Effect.

                Section 4.4     FINANCING.

                        (a) Subject to the consummation of the financing transactions contemplated on Schedule 4.4(a), as of the Closing, Buyer 1 and Buyer 2 will have sufficient funds necessary to (i) pay the Aggregate Global Closing Purchase Price and (ii) pay all of their fees and expenses incurred in connection with the transactions contemplated by this Agreement. Schedule 4.4(a) sets forth each of the intended sources and amounts of Buyer's and the Buyer Subs' financing, and Buyer and the Buyer Subs have delivered to DuPont any and all commitment letters and all other binding agreements to which Buyer or any of the Buyer Subs is a party in connection with such financing; PROVIDED, that Buyer acknowledges that the financing is Buyer's responsibility and that failure to consummate such financing does not limit Buyer's obligations, or excuse its failure, to close under this Agreement or any Related Agreement.

                        (b) On the Closing Date, KoSa and any other Affiliate of Buyer which is a party thereto shall execute and deliver the Novation Agreement, pursuant to which Buyer and its Affiliates will, not later than three Business Days following the Closing, engage in the reorganization set forth on Schedule 4.4(b) (the "BUYER REORGANIZATION") pursuant to which KoSa will own (directly or indirectly) the business and operations currently conducted by it, in addition to the DTI Assets that are being acquired hereunder (and Buyer has no current plan or intention that this will change following the Closing); PROVIDED, HOWEVER, that notwithstanding the foregoing, the Buyer Reorganization shall be subject to the requirements and restrictions set forth in Section 6.10(f) and with respect to any conflict between the provisions of
Schedule 4.4(b) and Section 6.10(f), the provisions of Section 6.10(f) shall control; PROVIDED, FURTHER, that as provided in the Buyer Reorganization substantially all of the DTI Business will be held by KoSa (directly or indirectly) on the Closing Date and the remainder will be acquired by KoSa (directly or indirectly) no later than three Business Days following the Closing. Between the Closing Date and the completion of the Buyer Reorganization, Buyer 1 and Buyer 2 will own (directly or indirectly) the businesses and operations currently conducted by KoSa, in addition to the DTI Assets that are being acquired hereunder.

                Section 4.5 SECURITIES ACT. Buyer and the Buyer Subs are acquiring the Shares and the Joint Venture Interests solely for the purpose of investment and not with a

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view to, or for sale in connection with, any distribution thereof in violation of the Securities Act or any applicable foreign securities laws. Buyer and the Buyer Subs acknowledge that the Shares and the Joint Venture Interests being acquired by the Buyer and Buyer Subs are not registered under the Securities Act, any applicable state securities law or any applicable foreign securities laws, and that such Shares and Joint Venture Interests may not be transferred or sold except pursuant to the registration provisions of the Securities Act or such applicable securities laws or pursuant to an applicable exemption therefrom and pursuant to state and foreign securities laws and regulations, as applicable.

                Section 4.6 SOLVENCY. Immediately following the Closing, each of Buyer, the Buyer Subs and the DTI Companies will be Solvent (assuming for the purposes of this representation that the DTI Companies were Solvent immediately prior to the Closing).

                Section 4.7 BROKERS AND FINDERS. Except for J.P. Morgan Chase & Co. and SG Cowen Securities Corporation, whose fees are payable solely by Buyer, the Buyer Subs or their respective Affiliates, none of Buyer or any Buyer Sub or any of their officers, directors or employees has employed any investment banker, broker or finder or incurred any Liability for any investment banking advisory fees, brokerage fees, commissions or finders' fees in connection with the transactions contemplated by this Agreement, the Local Purchase Agreements, the Related Agreements and the Other Agreements.

                                   ARTICLE V

                                    COVENANTS

                Section 5.1     CONDUCT OF BUSINESS.

                        (a) During the period from the date of this Agreement to the Closing Date, except (w) as expressly permitted by this Agreement, any Related Agreement or any Other Agreement to which Buyer or a Buyer Sub (or any DTI Company or Asset Seller, if the final version of such agreement was disclosed to Buyer prior to the date of this Agreement or otherwise approved by Buyer) is a party, (x) as required by applicable Law or DTI Benefit Plan, (y) with the express written consent of the Buyer (which shall not be unreasonably withheld or delayed) or (z) as set forth on the Separation Completion Plan, (A) DuPont shall, and shall cause its Subsidiaries to (in each case, with respect to the DTI Business), conduct the DTI Business in all material respects (including, subject to Section 9.3(c), with respect to the Joint Ventures) in the ordinary and usual course consistent with past practice and use their reasonable commercial efforts (1) to preserve intact the business organizations and relationships of the DTI Business with third parties, including Governmental Authorities, (2) to maintain in all material respects the properties and Equipment (excluding obsolete Equipment) related to the DTI Business in good repair and, in the case of Equipment which is currently in use, good operating condition (subject to normal wear and tear) and (3) to keep available the

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services of the present officers and employees of the DTI Business, (B) DuPont shall, and shall cause its Subsidiaries to, and shall use its reasonable commercial efforts to cause the Majority Owned Joint Ventures to (in each case with respect to the DTI Business) continue to make capital expenditures in the ordinary course of business consistent with past practice (including, if in the ordinary course of business consistent with past practice, funding capital expenditures), (C) (i) DuPont shall, and shall cause its Subsidiaries to, use reasonable commercial efforts to cause the Minority Owned Joint Ventures (in each case with respect to the DTI Business), to approve the making of capital expenditures in the ordinary course of business consistent with past practice and (ii) neither DuPont nor any of its Subsidiaries shall take any action to restrict, hinder or prevent any Minority Owned Joint Venture from making such capital expenditures, unless, in the case of both clauses (i) and (ii), after consultation with Buyer, DuPont does not in good faith believe that such capital expenditures make economic or business sense for such Joint Venture; PROVIDED, that in any event, neither DuPont nor any of its Subsidiaries shall be required to fund or otherwise contribute to any capital expenditure by a Minority Owned Joint Venture; provided, FURTHER, that notwithstanding the foregoing, to the extent, as a result of complying with its obligations under subclauses (A), (B) or (C) of this Section 5.1(a), DuPont or its Subsidiaries or Joint Ventures would be required to incur Indebtedness which would exceed that aggregate amount of Indebtedness referred to in the definition of "Specified Indebtedness," DuPont shall in no event be deemed to have breached its obligations under such subclauses by reason of its failure to comply with such obligations if (i) DuPont requests in writing Buyer's consent to increase the amount of Indebtedness referred to in the definition of "Specified Indebtedness" and (ii) Buyer withholds such consent, and (D) without limiting the generality of the foregoing, during the period from the date of this Agreement to the Closing Date, DuPont shall not, and shall cause each of its Subsidiaries and, subject to
Section 9.3(c), the Consolidated Joint Ventures, not to (in each case with respect to the DTI Business):

                                (i) adopt, approve, consent to or propose any change or waiver in the respective certificates of incorporation, bylaws, governing agreements or other constitutional documents of any DTI Company or Joint Venture;

                                (ii)    except as set forth on Schedule 5.1,
        acquire, sell, transfer, lease or otherwise dispose of (except as provided for in the Related Agreements) any Assets material to the operation of the DTI Business, or any interests therein, outside of the ordinary course of business consistent with past practice;

                                (iii)   make any change in any financial
        reporting or any method of accounting or accounting policy (including the implementation of any accounting policy), other than such changes required by (i) GAAP, (ii) to maintain consistency or conformity with DuPont's method of accounting or accounting policies (including the implementation of any accounting policies) (which DuPont shall be free to change at any time) or (iii) local statutory

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        requirements; PROVIDED, that no such change in this clause will affect the financial statements of the DTI Business prepared in accordance with GAAP;

                                (iv)    other than in the ordinary course of
        business consistent with past practice, (A) enter into any employment, consulting or severance agreements with any director, officer or employee of the DTI Business or change the terms thereof, (B) increase benefits payable under existing severance or termination pay policies or employment agreements with respect to any director, officer or employee of the DTI Business, (C) except as required under any employment Contract or collective bargaining agreement, make any increase in the wages, salaries, compensation, pension, welfare or other benefits or payments to any director, officer or employee of the DTI Business or (D) adopt or amend any DTI Benefit Plan;

                                (v) incur or suffer to be incurred, except in the ordinary course of business consistent with past practices, any Encumbrance on any material DTI Asset, except for Permitted Encumbrances or as provided in clause (viii) below;

                                (vi)    (A) compromise, settle or agree to
        settle any one or more Actions concerning the DTI Business (excluding any Action related to Taxes or a DuPont Action) or (B) institute any Action concerning the DTI Business (excluding any Action relating to Taxes or any Action the rights to which would not constitute a DTI Asset and other than Actions with respect to which there is a meaningful risk that the statute of limitations might expire or a defense of laches might be available), in either case involving amounts in excess of $10 million in the aggregate;

                                (vii) issue or sell any new debt securities, enter into any new credit facility (other than roll-overs under existing facilities) or otherwise incur (including by guarantee of) any Indebtedness for borrowed money to the extent that any such new debt securities, new credit facility or new Indebtedness for borrowed money would constitute an Assumed Liability hereunder (PROVIDED, that the foregoing shall not prohibit any additional borrowings after the date of this Agreement which are (A) Assumed Notes or (B) Specified Indebtedness);

                                (viii)  (A) merge or consolidate with, or
        acquire (other than any acquisition pursuant to a put, tag along or similar right or obligation to purchase any Other Partner Interest as may be set forth in a Joint Venture Agreement set forth on Schedule 3.3(c)), any other Person or acquire a business, division or product line of any other Person for consideration in excess of $5,000,000 in each instance or series of related instances or (B) acquire any additional equity interest in a Joint Venture (other than any Other Partner Interests pursuant to Section 5.27) if the effect thereof would be to cause a Joint Venture that is not consolidated with DuPont for accounting purposes to become consolidated with DuPont for accounting purposes;

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                                (ix)    (A) other than in the ordinary course of
        business consistent with past practice, enter into, extend, materially modify, terminate or renew any Material Contract (or a Contract that would reasonably be expected in the following twelve months to be of the same level of materiality as a Material Contract unless DuPont reasonably believed that such Contract did not reach such level) or (B)
        (1) enter into any CSC Contract other than pursuant to that certain Master Information Technology Services Agreement, dated September 4, 2003, between Dupont Textiles & Interiors, Inc. and Computer Sciences Corporation (the "CSC MASTER AGREEMENT") or (2) enter into any other CSC Contract that cannot, or modify any CSC Contract so that it could not, be terminated, without further liability (except to the extent arising from pre-termination events, acts and occurrences), for a termination fee that would cause the sum of all termination fees with respect to all CSC Contracts (assuming all CSC Contracts are terminated) to total no more than the amount set forth on the date of this Agreement on Exhibit 10 to the CSC Master Agreement; PROVIDED, HOWEVER that the foregoing shall not restrict DuPont nor any of its Subsidiaries from entering into work orders pursuant to any CSC Contract in the ordinary course of business consistent with past practice or (C) enter into any purchase Contract (including those with "requirements" or "take or pay" provisions) committing the DTI Business to payments for purchases (i) which aggregate more than $20 million over the term of the Contract or
        (ii) of more than $10 million per year with a Contract term of greater than one year;

                                (x) make or change any material Tax election of (i) the DTI Companies that operated the DTI Business as of December 31, 2002 or (ii) the Joint Ventures in which DuPont and/or one or more of its Subsidiaries, individually or in the aggregate, owns more than fifty (50%) of the voting interests;

                                (xi) make any loan, advance (other than loans and advances in the ordinary course of business consistent with past practice) or capital contributions to, or investments in (which in any instance is material), any other Person; other than any Assumed Notes and investments in, and capital contributions to, the DTI Business;

                                (xii)   make any charitable contribution or
        engage in lobbying efforts other than in the ordinary course of business consistent with past practice;

                                (xiii)  make any changes in its sales or
        marketing practices or procedures other than in the ordinary course of business consistent with past practice;

                                (xiv)   enter into any closing agreement or
        settlement of any claim or assessment for Taxes on a basis that may materially increase the

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        amount of Tax liability of any of the DTI Companies or Joint Ventures for a Post-Closing Period or surrender any right to claim a refund of Taxes;

                                (xv)    enter into or materially modify any
        collective bargaining agreement other than in the ordinary course of business consistent with past practice;

                                (xvi) take any action that would result in, or fail to take any action that would prevent, the expiration, lapse, termination or abandonment of any right, registration or application for registration of Seller Owned Intellectual Property (including Assigned Intellectual Property) material to the DTI Business other than in the ordinary course of business consistent with past practice;

                                (xvii) take any action that would result in, or fail to take any action that would prevent, the expiration, lapse, termination or abandonment of any Environmental Permit material to the DTI Business other than in the ordinary course of business consistent with past practice;

                                (xviii) make any material change in the key management structure of the DTI Business;

                                (xix) except as required by any Joint Venture Agreement and except for Tax distributions expressly permitted by the applicable Joint Venture Agreement for the purposes of paying any Taxes of a Joint Venture partner attributable to the income of such Joint Venture, propose that any Joint Venture declare or pay dividends or distributions of, or otherwise transfer to DuPont or any Affiliate thereof or any other holder of equity ownership interests in such Joint Venture, any Assets other than in the ordinary course of business consistent with past practice;

                                (xx) enter into any guarantee or letter of credit on behalf of the DTI Business, other than any guarantees or letters of credit entered into (i) in the ordinary course of business consistent with past practice or (ii) outside the ordinary course of business consistent with past practices involving obligations at the Closing of no more than $5,000,000 in the aggregate; PROVIDED, that the aggregate obligations under any guarantees or letters of credit entered into with respect to obligations of third parties (other than DuPont, its Subsidiaries or its Joint Ventures) which do not constitute Consolidated Indebtedness shall not exceed $5,000,000 in the aggregate;

                                (xxi) make any material change to the equity capital structure of any DTI Company; or

                                (xxii)  agree or commit to do any of the
        foregoing.

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                        (b)     Notwithstanding any provision herein to the
contrary, prior to the Closing, each of the Sellers and the DTI Companies will be permitted to declare and pay dividends and distributions of, or otherwise transfer to DuPont or any Subsidiary thereof, (i) subject to Sections 5.5(a) and
(c), Cash, (ii) any Excluded Assets, (iii) any DuPont Books and Records, (iv) any DuPont Patents or other Intellectual Property which is not contemplated to be owned or held by Buyer, any Buyer Sub or a DTI Company pursuant to this Agreement, a Local Purchase Agreement, a Related Agreement, or Other Agreements, and (v) any other Assets which are not contemplated to be owned or held by Buyer, any Buyer Sub or a DTI Company pursuant to this Agreement, a Local Purchase Agreement, or a Related Agreement or Other Agreement, except, in the cases of (i)-(v) above, to the extent such dividends, distributions or transfers would hinder or interfere with, or otherwise adversely affect, in any material respect, the ordinary course conduct of the DTI Business.

                Section 5.2 ACCESS TO INFORMATION. From the date of this Agreement until the Closing, DuPont shall, and shall cause its Subsidiaries (including the DTI Companies) to, give Buyer and their authorized Representatives reasonable access to the DTI Books and Records, to the DuPont Books and Records related to the DTI Business and to such personnel, offices and other facilities and properties of the DTI Business as Buyer, from time to time, may reasonably request; PROVIDED, that any such access shall be conducted at a reasonable time, upon reasonable advance notice to DuPont and in such a manner as not to interfere unreasonably with the operation of any business conducted by any Seller or DTI Company. All such information and access shall be subject to the terms and conditions of the confidentiality agreement dated September 2002 between Parent and DuPont (the "CONFIDENTIALITY AGREEMENT"). Notwithstanding anything to the contrary in this Agreement, neither the Sellers nor any of their Subsidiaries (including the DTI Companies) shall be required to disclose to Buyer or its authorized Representatives any information (i) related to the Sale Process or DuPont's or its Representatives' evaluation thereof including projections, financial or other information related thereto other than projections, financial or other information prepared in the ordinary course of the DTI Business without being primarily prepared for the Sale Process, (ii) which DuPont believes in good faith (after consultation with counsel, which may be in-house counsel) that doing so is reasonably likely to violate any Contract or Law to which DuPont is a party or is subject or cause a Privilege which DuPont or any of its Subsidiaries would be entitled to assert to be undermined with respect to such information and such undermining of such Privilege could in DuPont's good faith judgment (after consultation with counsel, which may be in-house counsel) adversely affect in any material respect DuPont's position in any pending or, what DuPont believes in good faith (after consultation with counsel, which may be in-house counsel) could be, future litigation or (iii) if DuPont or any of its Subsidiaries, on the one hand, and Buyer or any of its Subsidiaries, on the other hand, are adverse parties in a litigation and such information is reasonably pertinent thereto; PROVIDED, that, in the cases of clauses (i) and (ii) above, the parties hereto shall cooperate in seeking to find a way to allow disclosure of such information to the extent doing so would not (in the good faith belief of DuPont (after consultation with counsel, which may be in-house counsel)) reasonably be likely to result

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in the violation of any such Contract or Law or reasonably be likely to cause such Privilege to be undermined with respect to such information; PROVIDED, FURTHER, that DuPont shall (x) notify Buyer that such disclosures are reasonably likely to violate DuPont's or its Subsidiaries' obligations under any such Contract or Law or are reasonably likely to cause such Privilege to be undermined, (y) communicate to Buyer in reasonable detail (A) the facts giving rise to such notification and (B) the subject matter of such information (to the extent it is able to do so in accordance with the foregoing proviso) and (z) in the case where such disclosures are reasonably likely to violate DuPont's or its Subsidiaries' obligations under any Contract, use reasonable commercial efforts to seek consent from the applicable third party to any such Contract with respect to the disclosures prohibited thereby (to the extent not otherwise expressly prohibited by the terms of such Contract).

                Section 5.3     CONSENTS AND APPROVALS.

                        (a) DuPont and Buyer shall, and shall cause their respective Subsidiaries (and, with respect to antitrust matters, Buyer shall cause Parent and its Subsidiaries) to, cooperate with respect to the notices and filings to be made in connection with the consents, approvals, waivers and authorizations under applicable Law required prior to or after the Closing in connection with the transactions contemplated hereby and by the Local Purchase Agreements, including the transfer of Environmental Permits and Permits (other than Non-Transferable Permits). DuPont and Buyer shall, and shall cause their respective Subsidiaries (and, with respect to antitrust matters, Buyer shall cause Parent and its Subsidiaries) to, use their reasonable commercial efforts to obtain as promptly as practicable all such consents, authorizations, approvals and waivers, including, if applicable, after the Closing. DuPont and Buyer shall, and shall cause their respective Subsidiaries (and, with respect to antitrust matters, Parent and its Subsidiaries) to, use their reasonable commercial efforts to (i) lift or rescind any injunction or restraining order or other order adversely affecting the ability of the parties hereto to consummate the transactions contemplated hereby or thereby and (ii) effect all necessary notifications or registrations and filings, including the Required Filings and submissions of information requested or required by any Governmental Authority (including any such notifications, registrations or filings required post-Closing). DuPont and Buyer further covenant and agree, with respect to any threatened or pending preliminary or permanent injunction or other order, decree, ruling, statute, rule, regulation or executive order that would adversely affect the ability of the parties hereto to consummate the transactions contemplated hereby, to respectively use, or to cause their respective Subsidiaries (and, with respect to antitrust matters, Parent and its Subsidiaries) to use, their reasonable commercial efforts to prevent the entry, enactment or promulgation thereof, as the case may be. Buyer agrees not to, and to cause its Affiliates not to, effect, or agree to effect, any acquisition of a Person, business or Asset, or enter into any joint venture or alliance or similar arrangement (in each case, a "SPECIFIED TRANSACTION") that materially increases the likelihood that the Sale (or any portion thereof) will not be consummated or will be materially delayed unless, in the good faith judgment of Buyer (after consultation with antitrust counsel, which may be in-

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house counsel), such Specified Transaction would not reasonably be expected to increase such likelihood; PROVIDED, that the foregoing shall not limit Buyer's obligations under subsection (b) below, including the penultimate sentence thereof. Within twenty (20) Business Days, if commercially feasible, or, if not commercially feasible, within a reasonable commercial timeframe following the execution of the Agreement, each of the parties shall prepare and make or cause to be made, the Required Filings and thereafter use reasonable commercial efforts to comply as soon as practicable with any requests for additional information or documentary materials in connection therewith.

                        (b) In furtherance and not in limitation of the foregoing or the obligations set forth below in this subsection (b), including the penultimate sentence hereof, DuPont and Buyer shall use, and shall cause their respective Affiliates to use, their reasonable commercial efforts to resolve such objections, if any, as may be asserted with respect to the transactions contemplated hereby under any Antitrust Laws, including, in the case of DuPont's reasonable commercial efforts, cooperating with Buyer in Buyer's performance of its obligations under this Section 5.3(b). DuPont and Buyer shall, and shall cause their respective Affiliates to, provide promptly to each Governmental Antitrust Entity information and documents requested by any such Governmental Antitrust Entity or necessary, proper or advisable to permit consummation of the transactions contemplated by this Agreement or by the Local Purchase Agreements. Buyer shall, and shall cause its Affiliates to, take such action as may be required by any domestic or foreign court or similar tribunal, in any suit brought or threatened by a Governmental Authority or brought or threatened by a private party challenging the transactions contemplated hereby or by the Local Purchase Agreements as violative of any Antitrust Laws in order to avoid the entry of, or to effect the dissolution, modification or suspension of, any injunction, temporary restraining order or other order that has the effect of preventing or delaying the consummation of any of such transactions (including the appeal thereof, the posting of a bond or the taking of any actions contemplated in the penultimate sentence of this subsection (b)). The entry by any Governmental Authority challenging the transactions contemplated hereby or by the Local Purchase Agreements as violative of any Antitrust Laws, of an order or decree permitting the transactions contemplated hereby or by the Local Purchase Agreements but requiring that any of the DTI Assets, DTI Companies or Subsidiaries of Buyer or its Affiliates be divested or held separate by Buyer, or that would otherwise limit Buyer's freedom of action with respect to, or its ability to retain, any of the DTI Assets or any of Buyer's or its Affiliates' Assets, divisions or businesses, shall not be deemed a failure to satisfy the conditions specified in Section 7.2, and, notwithstanding such order or decree, Buyer shall still be obligated to deliver the full amount of the Global Closing Purchase Price at the Closing and the Final Closing Adjustment, if applicable, pursuant to Section 2.5 and the Aggregate Local Closing Purchase Price pursuant to this Agreement and the Local Purchase Agreements on or prior to the Closing Date, when taken together. Furthermore, Buyer may take, or cause its Affiliates to take, and, at the request of DuPont, shall take, or cause its Affiliates to take, all necessary actions to (A) sell or otherwise dispose of, or hold separate and agree to sell or otherwise dispose of, such Assets, categories of Assets or businesses of Buyer or its Affiliates (including the Buyer

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Subs and the DTI Companies) or any DTI Assets, (B) suspend the transfer of any shares of any DTI Company or any Joint Venture Interests, (C) terminate any existing relationships and contractual rights and obligations and (D) amend or terminate any existing licenses or other intellectual property agreements and to enter into such new licenses or other intellectual property agreements (and, in each case, to enter into agreements with the relevant Governmental Antitrust Entity giving effect thereto) in each case with respect to the foregoing clauses
(A), (B), (C) or (D) as such Governmental Antitrust Entity may require, if such action is reasonably necessary for the purpose of avoiding or preventing any action by any Governmental Antitrust Entity which would enjoin or otherwise prevent consummation (or obtaining approval) of the transactions contemplated by this Agreement or by the Local Purchase Agreements prior to the Outside Date; PROVIDED, that Buyer may condition its commitment to any Governmental Antitrust Entity to take any of the actions referred to in the foregoing clause (A), (B),
(C) or (D) above on the Closing occurring; PROVIDED, FURTHER, that Buyer shall not take (or permit any of its Affiliates to take) any action set forth in clause (A), (B), (C) or (D) above, without DuPont's prior written consent, if any such action would (i) adversely affect any rights that DuPont or a Retained Subsidiary may have pursuant to the Supply Agreement set forth on Schedule 5.3 or the Contract Manufacturing Agreement or (ii) adversely affect in any material respect the rights DuPont or a Retained Subsidiary may have pursuant to a Related Agreement; PROVIDED, FURTHER, that if DuPont does not provide its written consent after being requested to do so, Buyer will not be liable for failing to take any such action, but this shall not affect Buyer's obligation to otherwise take action required by this subsection (b), subject to DuPont's consent, if applicable. In the event of any inconsistency or conflict between the provisions of this Section 5.3(b) and any other provision of this Agreement, the Local Purchase Agreements, the Related Agreements or the Other Agreements, the provisions of this Section 5.3(b) shall govern.

                        (c) DuPont shall, and shall cause its Affiliates to, on the one hand, and Buyer shall, and shall cause its Affiliates to, on the other hand, promptly inform the other of any material communication from the FTC, the DOJ or any other Governmental Authority regarding any of the transactions contemplated hereby or by the Local Purchase Agreements. If DuPont and its Affiliates, on the one hand, or Buyer and its Affiliates, on the other hand, or any Affiliate thereof receives a request for information or documentary material from any such Governmental Authority with respect to the transactions contemplated hereby, then DuPont or Buyer, as the case may be, shall endeavor in good faith to make, or cause to be made, as soon as reasonably practicable and after consultation with the other party, an appropriate response in compliance with such request and to provide the other party (and its counsel), upon request, advance drafts of all presentations and filings in connection therewith. Each party shall, to the extent reasonably practical, consult with the other party in advance of proffering any understandings, undertakings or agreements (oral or written) that it proposes to make or enter into with the FTC, the DOJ or any other Governmental Authority in connection with the transactions contemplated hereby or by the Local Purchase Agreements, and shall advise the other party promptly in respect of such understandings, undertakings or agreements that are made or entered into with such Governmental Authorities. Buyer and

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DuPont will each give Representatives of the other party a reasonable opportunity to participate in all substantive telephone calls and meetings with a Governmental Antitrust Entity in connection with the transactions contemplated hereby (except to the extent that the applicable Governmental Antitrust Entity does not permit such inclusion).

                Section 5.4     FURTHER ASSURANCES.

                        (a) Without limiting the other provisions of this Agreement, upon the terms and subject to the conditions herein, DuPont, on the one hand, and Buyer, on the other hand, agree to use, and to cause their respective Subsidiaries to use, their reasonable commercial efforts before and after the Closing Date to take or cause to be taken all action, to do or cause to be done, and to assist and cooperate with the other party hereto in doing, all things necessary, proper or advisable under applicable Laws to consummate and make effective, in the most expeditious manner practicable, the transactions contemplated by this Agreement and the Local Purchase Agreements, including (a) the satisfaction of the conditions precedent to the obligations of the other party hereto; (b) to the extent consistent with the obligations of the parties set forth in Section 5.3, the defending of any lawsuits or other legal proceedings, whether judicial or administrative, challenging this Agreement, the Local Purchase Agreements or the performance of the obligations hereunder; (c) the obtaining of all consents and approvals of third parties required in order to consummate the transactions contemplated by this Agreement or the Local Purchase Agreements; and (d) the execution and delivery of such documents, instruments and conveyances, and the taking of such other actions, as the other party hereto may reasonably require in order to carry out the intent of this Agreement and the Local Purchase Agreements. At or prior to the Closing, DuPont shall, and shall cause its Subsidiaries to, use reasonable commercial efforts to
(i) remove all Excluded Assets from the DTI Companies to the extent applicable,
(ii) take whatever further actions as are required to complete the internal separation of the DTI Business within DuPont to the extent necessary or in the reasonable judgment of DuPont desirable for the performance of its obligations under Article II hereof, but in no event shall such actions be inconsistent with the Separation Completion Plan (PROVIDED, that neither the taking nor the failure to take such actions shall relieve DuPont of its obligations under this Agreement) and (iii) pay in full and cause to be terminated (or assume) all indebtedness of the DTI Companies for borrowed money, including all Indebtedness of the type described in clauses (i) and (ii) of the definition of "Indebtedness," except for the Assumed Notes and Specified Indebtedness including Indebtedness set forth on Schedule 3.5(e)(i). DuPont shall use reasonable commercial efforts to avoid any Specified Indebtedness going into default prior to Closing. DuPont shall, upon obtaining actual Knowledge of any default under any Specified Indebtedness which occurs prior to Closing, give prompt notice thereof to Buyer and shall cooperate with Buyer in remedying such default; provided, HOWEVER, DuPont shall not be required to make any payments in respect thereof. Without limiting the foregoing, following the Closing, Buyer shall, and shall cause each of its Subsidiaries (including the DTI Companies) to, take all actions reasonably requested by DuPont which are necessary in the judgment of DuPont to transfer the Excluded Assets to DuPont and its applicable Subsidiaries and

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DuPont will indemnify Buyer and the Buyer Subs for all Losses arising out of any such actions taken at the direction of DuPont.

                        (b) As promptly as practicable after the date of this Agreement, Buyer shall use its reasonable commercial efforts to provide DuPont a list of the Buyer Subs that will be acquiring the DTI Assets, Shares and Joint Venture Interests.

                        (c) In the event that the consummation of the transactions contemplated by this Agreement would cause a Joint Venture (with or without notice, lapse of time or both) to be in breach of or default under Consolidated Indebtedness or Joint Venture Debt of the Primary Joint Venture, or would require repayment thereof, the parties shall cooperate to obtain waivers from the applicable lender(s) thereof or to refinance or amend such Consolidated Indebtedness or Primary Joint Venture Debt. The net costs, taking into account fees and expenses (except of the parties hereto) and increases or decreases in interest rate (collectively, "COSTS"), incurred by the parties, including Costs incurred by the Joint Venture in question, shall be shared in accordance with the following principles. Direct payments of Costs by Buyer and its Subsidiaries (the "BUYER GROUP") on the one hand and by DuPont and its Subsidiaries on the other (the "DUPONT GROUP") shall be shared equally, and the Buyer Group or the DuPont Group shall, on this basis and on the basis of the following sentence, reimburse the other promptly following the other's payment of such Costs. The parties will negotiate in good faith to adjust such payments to be shared on an after-tax basis as between them. Payments by a Joint Venture shall be deemed to be direct payments by the Buyer Group or the DuPont Group (payable at termination of this Agreement or Closing or at such other time as the parties hereto shall agree), equal to the product of such Costs multiplied by the applicable Group's percentage ownership of the Joint Venture in question at the time of payment of such Costs by the Joint Venture; PROVIDED that in the event the Closing occurs, the DuPont Group's and the Buyer Group's percentage ownership shall be deemed from and after the time of transfer of DuPont's Joint Venture Interest to Buyer, retroactively to the execution of this Agreement, to be equal to its percentage ownership of such Joint Venture immediately after such transfer. Such Joint Venture Costs so attributed to the Buyer shall be subject to reimbursement by DuPont on an equal sharing basis as provided above, and conversely with Joint Venture Costs attributed to DuPont. The portion of Costs attributable to an increase in interest expense by reason of a refinancing or amendment shall be calculated and paid at Closing or termination of this Agreement on a present value basis using a discount rate mutually agreed to by the parties or, if they cannot agree, by the Independent Accounting Firm, or, if it is unwilling to act, by a nationally recognized investment banking firm jointly chosen by Buyer and DuPont.

                        (d) Notwithstanding anything in this Agreement to the contrary (1) Schedule 3.18(c)(v) and Schedule 3.5(e)(iii), (A) shall be given effect for purposes of Section 8.4(a) and for purposes of determining the accuracy of the representations contained in the fourth sentence of Section 3.5(e) and the fourth and second to last sentences of Section 3.18(c) at signing, and (B) without limiting the effect of clause (A) above, shall not be given effect for purposes of Section 7.2 insofar as such

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representations are concerned; and (2) notwithstanding Section 9.17, no disclosure on any other Schedule shall be given effect for purposes of Schedule 3.5(e) or Schedule 3.18(c)(v).

                Section 5.5     CASH AND BANK ACCOUNTS.

                        (a) Until the Closing, DuPont shall, and shall cause its Subsidiaries to (in each case, in respect of the DTI Business, including, subject to Section 9.3(b), the Consolidated Joint Ventures), continue to employ cash management practices consistent with those employed immediately prior to the date of this Agreement, including continuing to collect funds generated from the DTI Business in bank accounts of the Sellers and their Subsidiaries through DuPont's standard cash management practices. Without limiting the foregoing, but subject to the foregoing and the adjustments set forth in the definition of "AGGREGATE GLOBAL CLOSING PURCHASE PRICE" in Section 1.1 and Sections 2.5, the Sellers shall have the right (but not the obligation) subject to Article VI, (u) to cause their Subsidiaries to lend or advance funds on open account to DuPont or any of its Subsidiaries, (v) to cause their Subsidiaries to create or forgive intercompany current accounts and current loans to any of the Sellers' Subsidiaries, (w) to cause their Subsidiaries to contribute funds to any of their directly owned Subsidiaries, PROVIDED, that the contributing Subsidiary shall only receive in exchange, if anything, shares of the same class of stock already held by such contributing Subsidiary, (x) to cause their Subsidiaries to lend or advance funds to any DTI Company, (y) to cause their Subsidiaries to make loans to Sellers or their Subsidiaries by disbursing funds to third parties on behalf of such Sellers or their other Subsidiaries and (z) subject to consent of Buyer, such consent not to be unreasonably withheld, to cause their Subsidiaries to dividend or distribute funds to DuPont or any of such Subsidiaries' shareholders, unless, in the case of clauses (u)-(y) above, any such action would hinder, interfere with or otherwise adversely affect, in any material respect, the ordinary course of conduct of the DTI Business, in which case Buyer's consent (not to be unreasonably withheld or delayed) will be required prior to such loan or advance; PROVIDED, that in the event that (i) any DTI Company or Asset Seller transfers to DuPont or one of its Retained Subsidiaries any Cash held by such DTI Company, or otherwise takes any action described in clauses (u)-(z) above, following the close of business on the Closing Date and (ii) such Cash so distributed was included in the calculation of Adjusted Net Assets, or such other action was not reflected in the Adjusted Net Assets, then such cash amount shall, to the extent not otherwise deducted, be deducted, and any such other action shall be duly reflected, in calculating the Adjusted Net Assets for the purposes of determining Adjusted Net Assets in accordance with Sections 2.4 and 2.5. For the purposes of this Section 5.5(a), the term "SUBSIDIARY" (except when used in the term "RETAINED SUBSIDIARY") shall include the DTI Companies, but not the Joint Ventures. Notwithstanding the foregoing, the consent of Buyer is not required for any dividends or distributions described on Schedule 3.9(n).

                        (b) All collection and disbursement bank accounts of the DTI Companies existing as of the Closing Date, including the balances therein, shall be retained at Closing by the DTI Company, which shall retain Liability with respect to all checks or other drafts or withdrawals written on all such accounts prior to the Closing;

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PROVIDED, HOWEVER, that, notwithstanding anything to the contrary in this
Agreement, all Liability for checks or other drafts or withdrawals written on all such accounts and outstanding at Closing shall be reflected in the Adjusted Net Assets for purposes of the adjustments in the definition of "AGGREGATE GLOBAL CLOSING PURCHASE Price" in Section 1.1 and Section 2.5. All disbursement bank accounts of the Sellers and the Retained Subsidiaries which are utilized by the DTI Business prior to the Closing shall be retained at Closing by such Sellers or such Retained Subsidiary. Following the Closing, no other checks or other drafts or withdrawals of the DTI Business shall be made against such accounts.

                        (c) DuPont shall leave in the bank accounts for the Persons and within the ranges of amounts and in the applicable currencies set forth on Schedule 5.5(c) of the DTI Companies and the Consolidated Joint Ventures immediately following the Closing, and/or shall cause the Asset Sellers to transfer to Buyer or a Buyer Sub at Closing, cash and cash equivalents in an aggregate amount of at least $75 million; PROVIDED, that the amount of such cash will be included in the cash amounts used in the calculation of the Preliminary Closing Balance Sheet and the Final Closing Balance Sheet; PROVIDED, FURTHER, that any amounts of cash and cash equivalents which are left in the bank accounts of the DTI Companies formed in Argentina, Columbia or Brazil that exceed the applicable maximum amounts of cash and cash equivalents for such DTI Companies set forth on Schedule 5.5(c) (the sum of any such excess cash and cash equivalent amounts above the applicable range being referred to as the "EXCESS CASH") shall be excluded from the calculation of Estimated Adjusted Net Assets, Preliminary Adjusted Net Assets and Final Adjusted Net Assets. Notwithstanding the foregoing, to the extent any DTI Company formed in Argentina, Columbia or Brazil proposed to reduce its Excess Cash through repayment of outstanding indebtedness, Buyer withheld consent to such proposal and such DTI Company either did not elect to reduce such Excess Cash through a distribution or dividend because such distribution or dividend would result in an actual Tax cost to such DTI Company or its shareholder or such DTI Company is legally prohibited from making such distribution or dividend, then the calculation of the Estimated Adjusted Net Assets, Preliminary Adjusted Net Assets and Final Adjusted Net Assets shall include the amount of the Excess Cash to the extent of any such DTI Company's outstanding loans from DuPont or DuPont's Wholly-Owned Subsidiaries at Closing.

                        (d) All payments and reimbursements received after the Closing by DuPont or its Retained Subsidiaries in connection with or arising out of the DTI Business, the DTI Assets or the Assumed Liabilities shall be held by such Person in trust for the benefit of Buyer and, promptly upon receipt by such Person of any such payment or reimbursement, such Person shall pay over to Buyer the amount of such payment or reimbursement without right of set-off.

                        (e) All payments and reimbursements received after the Closing by Buyer or its Subsidiaries in connection with or arising out of the DuPont Business, the Excluded Assets or the Retained Liabilities shall be held by such Person in trust for the benefit of DuPont and, promptly upon receipt by such Person of any such payment or

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reimbursement, such Person shall pay over to DuPont the amount of such payment or reimbursement without right of set-off.

                Section 5.6     INTERCOMPANY ACCOUNTS AND ARRANGEMENTS.

                        (a) Except for this Agreement, the Related Agreements, the Transitional Services Agreements, the Local Asset Transfer Agreements, the Other Agreements, in each case to which Buyer or a Buyer Sub (or any DTI Company or Asset Seller, if the final version of such agreement was disclosed to Buyer prior to the date of this Agreement or otherwise approved by Buyer) is a party, and the agreements set forth on Schedule 5.6(a), all intercompany arrangements and Contracts providing for sales, purchases, leasing, subleasing, licensing or sublicensing of goods, services, tangible or intangible property or joint activities, in each case between DuPont or any of the Retained Subsidiaries (other than to the extent such intercompany arrangements and Contracts constitute DTI Assets and Assumed Liabilities), on the one hand, and any of the DTI Companies or (to the extent such intercompany arrangements and Contracts constitute DTI Assets and Assumed Liabilities) the Asset Sellers, on the other hand, shall be terminated and of no further force and effect after the Closing and with no further Liabilities on the part of any party thereto. Notwithstanding the foregoing, all intercompany accounts, whether payables or receivables, between DuPont or any of the Retained Subsidiaries, on the one hand, and any of the DTI Companies, on the other hand, as of the Closing shall continue in full force and effect from and after the Closing and shall be paid in accordance with the terms thereof, or, if no such terms are specified, then in accordance with normal commercial practices between unrelated parties.

                        (b) Prior to the Closing, DuPont will cause all outstanding preferred stock of The Invironmentalists Commercial Services Company (formerly known as DuPont Commercial Flooring Systems, Inc.) ("ICSC") to be exchanged for common stock of ICSC and cancelled by ICSC.

                Section 5.7     RELEASES.

                        (a)     Except to the extent provided to the contrary in
Section 5.6 and effective as of the Closing: (i) Buyer on behalf of itself and its Subsidiaries (including the DTI Companies) hereby releases and forever holds harmless DuPont and each of its Subsidiaries (and their respective officers, directors and employees, acting in their capacity as such) from any Liability, obligation or responsibility for any and all past actions or failures to take action, including any actions which may be deemed to have been negligent or grossly negligent, relating to or arising out of the operation or conduct of any businesses, Assets (including activities performed thereat) or operations managed or operated by, or operationally related to, directly or indirectly, the DTI Business prior to the Closing Date insofar as any such Liability, obligation or responsibility is based upon a breach or alleged breach of any fiduciary duty the foregoing may have had to the DTI Business or any entities conducting it, including without limitation in the case of DuPont for any such liability as a controlling stockholder (PROVIDED, that the foregoing shall not apply to any fraudulent act or willful or intentional misconduct in the operation

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or conduct of DTI Business prior to the Closing Date); and (ii) DuPont, for itself and on behalf of its Subsidiaries (other than the DTI Companies), hereby releases and forever holds harmless the DTI Companies (and their respective officers, directors and employees, acting in their capacity as such) from any Liability, obligation or responsibility for any and all past actions or failures to take action, including any actions which may be deemed to have been negligent or grossly negligent, relating to or arising out of the operation or conduct of any businesses, Assets (including activities performed thereat) or operations managed or operated by, or operationally related to, directly or indirectly, the DTI Business or the DuPont Business prior to the Closing Date insofar as any such Liability, obligation or responsibility is based upon a breach or alleged breach of any fiduciary duty the foregoing may have had to DuPont or such Subsidiaries (PROVIDED, that the foregoing shall not apply to any fraudulent act or willful or intentional misconduct in the operation or conduct of the DTI Business or the DuPont Business prior to the Closing Date).

                        (b) Nothing set forth in this Section 5.7 shall limit or otherwise affect any party's rights or obligations pursuant to, or contemplated by, this Agreement, the Local Purchase Agreements, the Related Agreements, the Other Agreements to which Buyer or any Buyer Sub (or any DTI Company or Asset Seller, if the final version of such agreement was disclosed to Buyer prior to the date of this Agreement or otherwise approved by Buyer) is a party, the Transitional Services Agreements and the Local Asset Transfer Agreements, including any obligations relating to indemnification and the assumption of Liabilities.

                Section 5.8     NON-ASSIGNMENT.

                        (a) Notwithstanding anything else in this Agreement to the contrary, this Agreement shall not constitute an agreement to assign, license, sublicense, lease, sublease, convey or transfer at Closing any Action, Asset, Environmental Permit, Permit, Contract or Third Party Lease or any claim or right or any benefit arising thereunder or resulting therefrom as to which consent or approval to assignment, license, sublicense, lease, sublease, conveyance or transfer thereof or amendment thereof (including consents and approvals of Governmental Authorities) is required but has not been obtained as of the Closing Date unless and until such consent, approval or amendment is no longer required or has been obtained; PROVIDED, HOWEVER, to the extent not inconsistent with the terms of any Action, Asset, Environmental Permit, Permit, Contract or Third Party Lease, the parties shall treat Buyer or any Buyer Sub, as the case may be, as the owner thereof for tax purposes. DuPont and Buyer shall use, and cause each of their Subsidiaries to use, their reasonable commercial efforts to obtain any such consent, approval or amendment, including after the Closing Date.

                        (b) In the event and to the extent that DuPont or any Retained Subsidiary is unable to obtain any required consent, approval or amendment required to transfer, license, sublicense, lease, sublease, convey or assign any DTI Asset to Buyer or one or more of the Buyer Subs, DuPont shall, and shall cause the Retained Subsidiaries to, use reasonable commercial efforts to (i) continue to hold, and to the extent required by

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the terms applicable to such Asset, operate such Asset, in the case of real or personal property and be bound thereby in the case of Contracts, (ii) cooperate in any arrangement, reasonable and lawful as to DuPont and Buyer, designed to provide to Buyer or its Subsidiaries the benefits arising under such DTI Asset, including accepting such reasonable direction as Buyer shall request of DuPont and (iii) enforce at Buyer's request, or allow Buyer and its Affiliates to enforce in a commercially reasonable manner, any rights of DuPont and its Affiliates under such DTI Asset against the issuer thereof or the other party or parties thereto (including the right to elect to terminate such of the foregoing in accordance with the terms thereof upon the request of Buyer); PROVIDED, HOWEVER, that the reasonable costs and expenses (including reasonable professional fees and expenses) incurred by DuPont or its Affiliates at Buyer's request, and incurred by Buyer or its Affiliates, in each case, with respect to any of the actions contemplated under (iii) above, shall be borne equally by Buyer and DuPont, except to the extent such costs and expenses would have been Buyer's obligation had such DTI Asset been properly transferred to Buyer or its Subsidiaries at Closing, in which case such costs and expenses shall be borne solely by Buyer. DuPont shall, and shall cause the Retained Subsidiaries to, without further consideration therefor, and without right of set-off, pay and remit to Buyer promptly all monies, rights and other considerations received in respect of such performance.

                        (c) To the extent that Buyer or any of its Affiliates (including the DTI Companies) or the DTI Business are, had been or are to be provided the benefits of any Asset pursuant to subsection (b) above, Buyer or such Affiliate shall pay, perform and discharge fully, promptly when due, for the benefit of the issuer thereof, or the other party or parties thereto, the obligations of DuPont or its relevant Affiliate, as the case may be, thereunder or in connection therewith or, if more advantageous to the parties, to take actions to enable DuPont or its Affiliates to pay, perform and discharge fully such obligations, but only to the extent that (i) such action by Buyer would not result in any default (other than an Excluded Default) thereunder or in connection therewith and (ii) such performance pertains to, or is related to, the providing (past, present or future) of benefits to Buyer or its Affiliates or the DTI Business (including the DTI Companies); PROVIDED, HOWEVER, that if Buyer or its Affiliates shall fail to perform to the extent required herein and such failure continues for ten (10) Business Days following notice thereof to Buyer, DuPont and its Affiliates shall thereafter cease to be obligated under this Section 5.8 to provide Buyer or its Affiliates with any benefits in respect of the Asset which is the subject of such failure to perform unless and until such situation is remedied; PROVIDED, FURTHER, HOWEVER, that such failure to perform shall not excuse Buyer from its obligations under this
Section 5.8. Buyer shall indemnify DuPont for all Losses arising out of (i) any actions (or omissions to act) of DuPont or any Retained Subsidiary taken at the direction of, and in all material respects in the manner prescribed by, Buyer or any of its Subsidiaries (including any DTI Company) or (ii) the failure of Buyer or any of its Subsidiaries to perform (or any defect in the performance of) any of its obligations under this Section 5.8 or the Asset in question; PROVIDED, that the foregoing shall not apply to any claim by the issuer thereof or other party thereto that there had occurred an Excluded Default. DuPont shall indemnify the Buyer Indemnified Parties for all Losses arising out

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of (A) any actions, except as set forth in clause (i) of the immediately preceding sentence, by DuPont or a Retained Subsidiary which would constitute gross negligence or willful misconduct or (B) any Excluded Default or (C) insofar as Losses to Persons (other than DuPont or Buyer or their respective Affiliates) are concerned, failing to obtain any required consent, approval or amendment described in this Section 5.8 except as provided in the preceding sentence (after giving effect to the proviso thereto).

                        (d) Nothing in this Section 5.8 shall be deemed to constitute an agreement to exclude from the DTI Assets any Action, Asset, Contract or Third Party Lease or any claim or right or any benefit arising thereunder or resulting therefrom.

                        (e) Nothing in this Section 5.8 shall apply to the conveyance, assignment, transfer or delivery of any Directly Transferred Joint Venture Interest or Shares of any DTI Company holding any Joint Venture Interests or any Delayed Company.

                        (f) (i) DuPont shall use the same efforts as it uses on its own behalf, but in no event less than commercially reasonable efforts ("REASONABLE NEGOTIATING EFFORTS"), to obtain all consents, approvals or amendments necessary to assign IT Assets ("ASSIGNED IT RIGHTS") to Buyer or to obtain separate rights for Buyer to use IT Assets ("SEPARATE IT RIGHTS") as required by this Agreement or by the Local Asset Transfer Agreements (Assigned IT Rights and Separate IT Rights collectively referred to as "IT Rights"). DuPont shall use Reasonable Negotiating Efforts to obtain IT Rights that are identical (E.G., through assignment of an unmodified contract or a copy of the agreement without modification except as necessary to reflect the transaction) or substantially similar to those rights that the DTI Business had immediately prior to the Closing Date (E.G., substantially similar functionality, scope, and obligations of the DTI Business (or the DTI Business' allocable portion thereof in the case of Shared Contracts) including payment obligations) ("PRE-CLOSING IT RIGHTS"), to the extent the other party to such contract ("IT VENDOR") is willing to provide such IT Rights for a commercially reasonable price. If the IT Vendor is unwilling to provide IT Rights substantially similar to the Pre-Closing IT Rights at commercially reasonable prices, DuPont shall obtain such IT Rights that are as close as commercially available to the Pre-Closing IT Rights as are available at commercially reasonable prices. (The IT Rights obtained pursuant to this paragraph hereinafter referred to as "DUPONT NEGOTIATED IT RIGHTS").

                                (ii)    From and after the date of this
        Agreement, DuPont shall provide Buyer weekly written status reports setting forth, at a minimum: the date on which each IT Vendor has been contacted, which have not yet been contacted, and the IT Assets associated with each such IT Vendor; which IT Vendors have consented to the transfer or granting of IT Rights; which IT Vendors have refused to consent to the transfer or granting of IT Rights; which IT Vendors' responses are pending; the status of ongoing negotiations; and the total amounts spent for obtaining DuPont Negotiated IT Rights.

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                                (iii)   With respect to DuPont's negotiation of
        any DuPont Negotiated IT Rights relating to any IT Assets the termination or breach of which would reasonably be expected to directly and proximately result in a site, plant or strategic business unit within the DTI Business being unable to operate in all material respects as operated at the Closing Date, and for which there are no commercially reasonable and timely work-arounds to enable such operation to continue in all material respects ("BUSINESS CRITICAL IT RIGHTS"), DuPont will keep Buyer informed of the progress of negotiations for Business Critical IT Rights as set forth above, and Buyer will have the right, but not the obligation, to consult with DuPont in DuPont's negotiations of Business Critical IT Rights and provide input to DuPont as to what Buyer deems an appropriate outcome to the negotiation. Buyer will have no right to participate in these negotiations with the IT Vendors except at the request of DuPont or except as otherwise provided below.

                                (iv)    Promptly following DuPont's reaching
        agreement with an IT Vendor with respect to DuPont Negotiated IT Rights for any Business Critical IT Rights, but at least three (3) business days before entering into a binding commitment to obtain such DuPont Negotiated IT Rights (or a shorter period of time as DuPont shall reasonably determine, before entering into such binding commitment, if the time of entering into such binding commitment is within two (2) weeks of the announced or anticipated Closing Date), DuPont shall notify Buyer of the results of such negotiations and shall provide Buyer with a copy of the agreement embodying such binding commitment. DuPont will have the right to enter into the binding commitment at the end of the pre-commitment notification period. If Buyer notifies DuPont prior to the close of business on the tenth (10th) business day following DuPont's entering into a binding commitment to obtain such DuPont Negotiated Rights (or prior to the close of business on the tenth (10th) business day following Closing if DuPont enters into such binding commitment within two (2) weeks of the announced or anticipated Closing
        Date) that, in Buyer's reasonable judgment, the difference between the DuPont Negotiated IT Rights and the Pre-Closing IT Rights will have a material adverse impact on the way in which such IT Assets can be used in the DTI Business after Closing as compared to the way in which such IT Assets were used in the DTI Business during the twelve (12) month period immediately prior to the announced or anticipated Closing Date, Buyer shall have the right to participate actively with DuPont in further negotiations directly with the IT Vendor in an effort to obtain additional rights to such IT Asset more similar to, but not better than, the Pre-Closing IT Rights (any such additional rights negotiated by Buyer and DuPont referred to as "BUYER NEGOTIATED IT RIGHTS"). Nothing herein shall prevent Buyer from negotiating with any IT Vendor for rights independent of the IT Rights and of the sale of the DTI Assets from DuPont to Buyer, PROVIDED that Buyer uses commercially reasonable efforts to avoid any connection between Buyer's negotiation of independent rights and DuPont's negotiation of DuPont Negotiated IT Rights or Buyer Negotiated IT Rights.

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                                (v)     At Closing, DuPont shall deliver to
        Buyer the DuPont Negotiated IT Rights and any Buyer Negotiated IT Rights, as provided in this Agreement. DuPont will pay all costs and fees (but not any expenses of Buyer) required to obtain the DuPont Negotiated IT Rights. With respect to any Buyer Negotiated IT Rights obtained prior to the close of business on the ninetieth (90th) day following the Closing Date, DuPont shall be liable for the costs to obtain the Buyer Negotiated IT Rights, up to a limit per IT Asset of one hundred sixty five percent (165%) of the cost of DuPont Negotiated IT Rights for such IT Asset; provided, HOWEVER, that for purposes of the foregoing computation, if the IT Vendor has not quoted a price to DuPont, the cost of DuPont Negotiated IT Rights shall be deemed to be eighty percent (80%) of the published list price of the IT Asset (determined with respect published, non-customized, functionality, volume, and options configured as closely as reasonably possible to the Pre-Closing IT Right). Buyer shall pay any additional fees owed to the IT Vendor to obtain such Buyer Negotiated IT Rights. Notwithstanding the foregoing, DuPont's liability to pay for Buyer Negotiated IT Rights shall not exceed, in the aggregate, Three Million Dollars ($3,000,000) in excess of the aggregate cost of the DuPont Negotiated IT Rights for such IT Assets.

                                (vi) DuPont shall have no further liability for the cost of obtaining IT Rights for Buyer beyond the liabilities stated in this Article.

                                (vii) To the extent that DuPont has fulfilled its obligation to obtain IT Rights for Buyer as provided herein, DuPont shall have no liability to Buyer under the indemnity provision of
        Section 5.8(c).

                                (viii) Except as the parties otherwise agree, in order for DuPont to fulfill its obligations to obtain IT Rights for Buyer hereunder, DuPont will only be required to obtain such IT Rights in the name of only one Buyer legal entity for each third party Contract.

                Section 5.9 NONCOMPETITION. Recognizing the historical close relationship and interaction between DuPont's engineering polymers business and the nylon intermediates and fibers businesses of the DTI Business, which has involved the sharing of technical, marketing and other proprietary information over many years, recognizing that DuPont and DTI have negotiated the Patent and Technical Information Agreement as part of the separation process, and desiring to preserve the value of the respective businesses to DuPont and Buyer, the parties agree that:

                        (a) For a period of seven (7) years from the Closing Date, DuPont shall not, and shall cause its Affiliates not to, directly or indirectly (including by holding any equity or debt interest in a Person engaged in any of the activities prohibited in clauses (i), (ii), (iii), (iv), (v), (vi) or (vii) below, or through any profit participation or other similar interest involving any of the activities prohibited in clauses (i), (ii), (iii), (iv),
(v), (vi) or (vii) below):

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                                (i)     manufacture, distribute, resell or sell
        hexamethylene diamine ("HMD"), adiponitrile ("ADN"), pentenenitriles, adipic acid, aminocapronitrile, or caprolactam, subject to certain rights of DuPont related to ADN and caprolactam for Nylon-6 as set forth in the ADN Agreement;

                                (ii) distribute, resell or sell any Nylon for use in the manufacture of DTI Exclusive Nylon Fibers or DTI Exclusive Nylon Monofilaments;

                                (iii) manufacture, distribute, resell or sell DTI Exclusive Nylon Fibers;

                                (iv) manufacture, distribute, resell or sell any Soft Flooring Fiber;

                                (v)     distribute, resell or sell any Soft
        Flooring Polymer for use in Soft Flooring Fiber;

                                (vi) manufacture, distribute, resell or sell any Elastomeric NC Fiber,

                                (vii)   distribute, resell or sell any
        Restricted Polymer for use in an Elastomeric NC Fiber;

                                (viii)  (A) manufacture Spandex NC
        Intermediates, or (B) distribute, resell or sell Spandex NC Intermediates for use in Restricted Polymer; provided, however, the provisions of this Section 5.9 shall not be interpreted to (a) require DuPont or its Affiliates to impose any conditions on a purchaser (other than an Affiliate of DuPont) of the Asturias plant, or (b) prevent DuPont (or its Affiliates) from using, or licensing for use, solely in connection with the operation of the Asturias plant, the Asturias Hydrogenation Process, Butox Process, Category 3Asturias Hydrogenation Patents, Category 4Butox Patents, and any other Technical Information (including product purification) developed for, or practiced at the Asturias plant;

                                (ix) subject to the rights of DuPont related to ADN and caprolactam for Nylon-6 as set forth in the ADN Agreement, license or otherwise provide rights to any third party under any Patent or to Technology for any use prohibited in clauses (i), (ii), (iii),
        (iv), (v), (vi), (vii), or (viii) above ("Prohibited DuPont NC Licensing Fields"); provided, however, this Section 5.9(a) shall not prevent DuPont or its Affiliates from licensing the use of other Technology (or Patents directed to such other Technology) used in a Prohibited DuPont NC Licensing Field and also used in another field that is not so restricted (e.g., end-use claims in patents for catalysts or additives (e.g., TiO2) used in Soft Flooring Fibers or Soft Flooring Polymers that also have uses in other fields) for all product lines currently sold by DuPont and its Affiliates into Prohibited DuPont

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        NC Licensing Fields, as well as extensions, improvements and innovations to those Technologies (or Patents directed to such other Technology); further, provided, that if DuPont or its Affiliates decide to license any other Technology (or Patents directed to such other Technology) for use in the Prohibited DuPont NC Licensing Field then DuPont shall provide notice of its intent to offer such Technology, including a description of such Technology, and Buyer shall have the right, within five (5) Business Days, to elect to either (A) receive a first right to purchase a royalty bearing (on reasonable terms and conditions) exclusive (through the term of the non-compete contained in this Section
        5.9 or such other term as agreed by the parties) license to such Technology for the Prohibited DuPont NC Licensing Field or (B) a first right of refusal to license such Technology for the Prohibited DuPont NC Licensing Field on terms no less favorable than those offered to other similarly situated licensees (and any information provided by DuPont to Buyer in connection with the foregoing shall be maintained as Confidential Information (as defined in the Patent and Technical Information Agreement) of DuPont pursuant to Article VII of the Patent and Technical Information Agreement, provided that the obligations of Buyer with respect to such Confidential Information thereunder shall terminate five (5) years after such disclosure or such other period of time as the parties may agree in writing); or

                                (x) subject to Section 5.9(c), acquire any equity or debt interest in any Person that is engaged in any of the activities prohibited by clause (i), (ii), (iii), (iv), (v), (vi) (vii), or (viii) above (or the Assets of any such Person to the extent associated with any such activities) or any profit participation or other similar interest involving any of the activities prohibited in clauses (i), (ii), (iii), (iv), (v), (vi) (vii), or (viii) above;

                        PROVIDED, HOWEVER, that nothing herein shall restrict DuPont or its Affiliates from:

                                        (A)     selling, offering to sell, or
                promoting amorphous nylon resins, such as those sold under the Selar(R) PA trade name, as additives or modifiers in DTI Exclusive Nylon Fiber applications; or

                                        (B)     making, having made, selling,
                offering to sell, and importing (including promoting) Nylon (including blends or copolymers) (i) containing at least 20 mole % aromatic units on the basis of 100 mole %, (ii) having a melting point greater than 275(degree)C and (iii) characterized by moisture absorption as measured under ISO 62 (2mm bars) of less than 7.5%, for end-uses other than (i) apparel, textiles, or carpet applications or (ii) awnings, tents, paper makers' cloth, airbags, tarps, luggage, or parachutes.

                        For the purposes of clauses (ii), (v), (vii), (viii)(B) and provisos (A) and (B) directly above only, "selling" and "offering to sell" shall mean knowingly


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selling or offering to sell, directly or indirectly (such as through a distributor who is known to sell into this market).

The provisions of this paragraph (a) shall not be construed to shorten the period of an exclusive license or right granted in the Patent and Technical Information Agreement.

                        (b) For a period of seven (7) years from the Closing Date, Buyer shall not, and shall cause its Affiliates (including the DTI Companies) not to, directly or indirectly (including by holding any equity or debt interest in a Person engaged in any of the activities prohibited in clauses
(i), (ii) or (iii) below, or through any profit participation or other similar interest involving any of the activities prohibited in clauses (i), (ii) or
(iii) below):

                                (i) manufacture, distribute, resell or sell any Engineering Resin comprised of, containing or made from Nylon, except (A) polyester resins that include less than twenty weight percent (20 wt.%) Nylon based upon the total weight of such polyester resins,
        (B) polyolefin resins that include less than ten weight percent (10 wt.%) Nylon based upon the total weight of such polyolefin resins, (C) any other Thermoplastic resins that include less than five weight percent (5 wt.%) Nylon based upon the total weight of such Thermoplastic resins, and (D) mixed polymers containing less than 65 weight % Polyamide (based on total polymer, excluding fillers) from a polymer reclamation process such as the carpet reclamation program (e.g., Calhoun, Georgia);

                                (ii)    distribute, resell or sell any Nylon
        (other than Post-Industrial Nylon Fiber Waste or Post-Consumer Recycled Nylon) to any third party for use in Engineering Resin Applications or DuPont Excluded Nylon Monofilaments (For the purposes of this subparagraph (ii) only, "selling" and "offering to sell" shall mean knowingly selling or offering to sell, directly or indirectly (such as through a distributor who is known to sell into this market));

                                (iii) license or otherwise provide rights to any third party under any Patent or to Technology for the manufacture of Engineering Resin comprised of, containing or made from Nylon or use of Nylon in Engineering Resin Applications ("PROHIBITED DTI NC LICENSING FIELDS"); PROVIDED, HOWEVER, this Section 5.9(b) shall not prevent Buyer or its Affiliates from licensing the use of other Technology (or Patents directed to such other Technology) used in a Prohibited DTI NC Licensing Field and also used in another field that is not so restricted for all product lines currently sold by Buyer and its Affiliates into Prohibited DTI NC Licensing Fields, as well as extensions, improvements and innovations to those Technologies (or Patents directed to such other Technology); FURTHER, PROVIDED, that if Buyer or its Affiliates decide to license any other Technology (or Patents directed to such other Technology) for use in the Prohibited DTI NC Licensing Field then Buyer shall provide notice of its intent to offer such Technology, including a description of such Technology, and DuPont shall have the right, within five (5) Business Days, to elect to either (A) receive a


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        first right to purchase a royalty bearing (on reasonable terms and conditions) exclusive (through the term of the non-compete contained in this Section 5.9 or such other term as agreed by the parties) license to such Technology for the Prohibited DTI NC Licensing Field or (B) a first right of refusal to license such Technology for the Prohibited DTI NC Licensing Field on terms no less favorable than those offered to other similarly situated licensees (and any information provided by Buyer to DuPont in connection with the foregoing shall be maintained as Confidential Information (as defined in the Patent and Technical Information Agreement) of Buyer pursuant to Article VII of the Patent and Technical Information Agreement, provided that the obligations of DuPont with respect to such Confidential Information thereunder shall terminate five (5) years after such disclosure or such other period of time as the parties may agree in writing); or

                                (iv) subject to Section 5.9(d), acquire any equity or debt interest in any Person that is engaged in any of the activities prohibited by clause (i), (ii) or (iii) above (or the Assets of any such Person to the extent associated with any such activities) or any profit participation or other similar interest involving any of the activities prohibited in clauses (i), (ii) or (iii) above;

PROVIDED, HOWEVER, that nothing herein shall restrict Buyer from supplying Nylon to DuPont or its Affiliates.

The provisions of this paragraph (b) shall not be construed to shorten the period of an exclusive license or right granted in the Patent and Technical Information Agreement.


                        (c) Nothing set forth in Section 5.9(a) above shall prevent DuPont or its Affiliates from acquiring:

                                (i) any Person, or the assets thereof, if less than ten percent (10%) of the gross revenues, assets and income of such Person or assets (based on such Person's latest annual audited consolidated financial statements) are related to or were derived from any of the prohibited actions referred to in Section 5.9(a); PROVIDED, that DuPont and its Affiliates divest themselves (by way of "auction" or other competitive bidding process, negotiated sale or other manner of divestiture as DuPont shall deem appropriate) within two (2) years of such acquisition, of all of the assets or operations so acquired that are engaged in any of the actions prohibited in Section 5.9(a);

                                (ii) securities representing not more than five percent (5%) of the outstanding voting power of any publicly held corporation which has voting securities traded on a national securities exchange, the Nasdaq Stock Market or on the over-the-counter market;

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                                (iii)   any equity interest in any Person
        through any employee benefit plan of DuPont or its Affiliates; or

                                (iv)    a company that manufactures or sells
        polyolefins provided, however, that DuPont (a) shall not use the Non-Exclusive Information directed to carpet and rugs in, or provide the Non-Exclusive Information directed to carpet and rugs to, the business manufacturing the polyolefins, and (b) shall not use the DuPont Marks in connection with polyolefins sold into the field of Soft Flooring Fibers.

                        (d) Nothing set forth in Section 5.9(b) above shall prevent Buyer or its Affiliates from acquiring:

                                (i) any Person, or the assets thereof, if less than ten percent (10%) of the gross revenues, assets and income of such Person or assets (based on such Person's latest annual audited consolidated financial statements) are related to or were derived from any of the prohibited actions referred to in Section 5.9(b); provided, that the Buyer and its Affiliates divest themselves (by way of "auction" or other competitive bidding process, negotiated sale, or other manner of divestiture as Buyer or such Affiliate shall deem appropriate) within two (2) years of such acquisition, of all of the assets or operations so acquired that are engaged in any of the actions prohibited in Section 5.9(b);

                                (ii) securities representing not more than five percent (5%) of the outstanding voting power of any publicly held corporation which has voting securities traded on a national securities exchange, the Nasdaq Stock Market or on the over-the-counter market; or

                                (iii)   any equity interest in any Person
        through any employee benefit plan of Buyer or its Affiliates.

                        (e) For a period of three (3) years from the Closing Date, the Sellers and their Affiliates shall not, directly or indirectly, solicit the employment of any of the DTI Transferred Employees, any employees of the Joint Ventures or any other employees hired by Buyer or its Affiliates and employed in the operation of the DTI Business, except that this Section 5.9(e) shall not prohibit DuPont or its Affiliates from (i) advertising employment opportunities in any national newspaper, trade journal or other publication in a major metropolitan area, or any third party Internet website posting, or negotiating with, offering employment to or employing such persons contacted through such medium or (ii) participating in any third party hiring fair or similar event open to the public or negotiating with, offering employment to or employing such persons contacted through such medium.

                        (f) If the final judgment of a court of competent jurisdiction declares that any term or provision of this Section 5.9 is invalid or unenforceable, the parties hereto agree that the court making the determination of invalidity or

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unenforceability shall have the power to reduce the scope, duration or area of the term or provision, to delete specific words or phrases, or to replace any invalid or unenforceable term or provision with a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision, and this Agreement shall be enforceable as so modified after the expiration of the time within which the judgment may be appealed.

                        (g) Each of DuPont, on the one hand, and Buyer, on the other hand, agrees that the other party and its Affiliates may suffer irreparable harm from a breach of any of the covenants and/or agreements contained in this Section 5.9. In the event of an alleged or threatened breach by either party or any of its Affiliates of any of the provisions of this
Section 5.9, the non-breaching party or its Affiliates or its successors and assigns may, in addition to all other rights and remedies existing in their favor, apply to any court of competent jurisdiction for specific performance and/or injunctive or other relief in order to enforce or prevent any violations of the provisions hereof (including the extension of the duration of the applicable covenant by a period equal to the length of the violation of this
Section 5.9), but in no event shall the duration be tolled longer than the shorter of (x) twenty-four (24) months or (y) such shorter period as would be enforceable under applicable Law in the event that such additional twenty-four
(24) month period is unenforceable under applicable Law.

                        (h)     Notwithstanding anything to the contrary in
Section 5.9(a), PROVIDED, that DuPont shall have complied with its pertinent obligations under Sections 5.8, 5.25, 5.27 and 5.31, as applicable, the provisions of Section 5.9(a) shall not prohibit (i) DuPont's ownership or operation of, or the activities of, any Joint Ventures, Delayed Companies or any of the joint ventures, facilities or interests set forth on Schedule 5.9(h) that
(X) are engaged in any of the activities prohibited by clause (i), (ii), (iii),
(iv), (vii)(A), (vii)(B) or (viii) of Section 5.9(a) as of the Closing Date (collectively, the "PROHIBITED ACTIVITIES") and (Y) the equity interests of which have not been transferred to Buyer or one of its Subsidiaries at the Closing, PROVIDED, that, except as required by (x) the terms of a Joint Venture Agreement or other Contract or (y) the fiduciary duties of DuPont or its Affiliates, DuPont shall use its, and shall cause its Affiliates to use their, reasonable commercial efforts to limit, the expansion of such Prohibited Activities in any material respect beyond the nature and scope of such activities as they are conducted as of the Closing Date; it being understood that to the extent that any such Joint Venture, Delayed Company or any of the joint ventures, facilities or interests set forth on Schedule 5.9(h) engages in any of the Prohibited Activities with respect to product lines, it may continue to engage in the Prohibited Activities with respect to such types of product lines, but may not engage in Prohibited Activities with respect to other specified types of product lines (e.g., spandex v. nylon) in which it is not engaged as of the Closing Date, or (ii) DuPont or any of its Affiliates from performing under any Contract or Shared Contract or owning or operating any other Asset that constitutes a DTI Asset which is not transferred, conveyed or assigned to Buyer or one of its Subsidiaries as of the Closing Date. Notwithstanding anything to the contrary in this Agreement, any Local Purchase Agreement or any Related Agreement (including the Patent and Technical Information

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Agreement), DuPont and its Affiliates hereby reserve their rights under
Intellectual Property, and Buyer hereby licenses and will cause its Subsidiaries to license to DuPont and its Affiliates, without any further consideration therefor, any Intellectual Property assigned under the Related Agreements, the right to use such Intellectual Property as is necessary for DuPont and its Affiliates to continue to operate any Delayed Company or the Unifi Assets (as defined in Schedule 5.27(m)) after the Closing as provided herein or in accordance with Sections 5.27(m) or 5.31.

                        (i)     Notwithstanding anything to the contrary in
Section 5.9(b), the provisions of Section 5.9(b) shall not (i) prohibit Buyer's ownership of all or any portion of the equity of Nyltek, S.A. de C.V. ("Nyltek") or Buyer's acquisition or sale of equity interests in Nyltek; (ii) limit the operation or activities of Nyltek now or in the future; or (iii) restrict Nyltek's right or ability to sell Nylon-6 to engineering resin for any applications; PROVIDED, that Buyer shall use its, and shall cause its Affiliates to use their, reasonable commercial efforts to limit the expansion of Nyltek's activities described above in any material respect beyond the nature and scope of such activities as they are conducted on the Closing Date or during the twelve (12) month period prior to the Closing Date, subject to a commercially reasonable degree of growth of the business.

                        (j)     For the purposes of this Agreement:

                                (i) "SOFT FLOORING FIBER" shall mean Fibers used as the major component (greater than 80% by weight) of the pile or nap of a carpet or a rug, but not:

                                        (A)     3G Fibers,

                                        (B)     Fluoropolymer Fibers,

                                        (C)     Advanced Fibers or Fibers with
                comparable or better performance as such Advanced Fiber as may be developed,

                                        (D)     Bicomponent Fibers,
                Multicomponent Fibers, Bi-Constituent Fibers and
                Multi-Constituent Fibers, where such Fibers:

                                                (1)     have a non-Anisotropic
                        polyester sheath with a limiting oxygen index of at least 26 (as measured by ASTM D-2863) (provided, however, DuPont shall not use Non-Exclusive Information on Nylon spinning and Nylon melt management for such Fibers except for internal production or toll manufacturing);

                                                (2)     includes only components
                        or constituents which are Advanced Fibers NC Polymers;
                        or

                                                (3)     where such Fibers have
                        an Anisotropic polyester sheath (PROVIDED, HOWEVER, DuPont shall not use Non-


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                        Exclusive Information on Nylon spinning and Nylon melt
                        management for such Fibers except for internal production or toll manufacturing).

                                        (E)     Fibers having a price greater
                than the lower of (a) five dollars per pound ($5.00/lb) or (b) one dollar per pound ($1.00/lb) higher than the highest realized price for DTI Exclusive Nylon Fibers sold commercially into the carpet and rug market over the previous twelve (12) calendar months.

                                (ii)    "SOFT FLOORING POLYMER" shall mean a
        polymer used as the major component (greater than 80% by weight) of a Soft Flooring Fiber, but not:

                                        (A)     Polyesters (E.G., 2GT,
                Hydro-Biodegradable Polyester Polymers, or 3GT Polymer And Copolymer Blends),

                                        (B)     Advanced Fibers Polymers or
                polymers with comparable or better performance as such Advanced Fiber Polymers as may be developed,

                                        (C)     Fluoropolymers,

                                        (D)     Poly(ethylene acrylates) for use
                in an amount of up to twenty (20) weight % of the Soft Flooring Fiber other than Nylon, or

                                        (E)     other polymers (including
                processing aids, stain resist or stain repellents, modifiers, etc.) for use in an amount of up to ten (10) weight % of the Soft Flooring Fiber.

                                (iii)   "Spandex NC Intermediates" shall mean

                                        (A)     Polyether Polyols and
                Polycarbonate Polyols (e.g., polytetramethylene ether glycol (PTMEG)),

                                        (B)     Polyester Polyols with at least
                25% of diacids being adipates, and

                                        (C)     1,4 butanediol, tetrahydrofuran
                (THF) and 3-methyl THF, other than (a) as produced by the Asturias Hydrogenation Process and (b) production from levulinic acid.

                                (iv) "ASTURIAS HYDROGENATION PROCESS" shall mean a process for preparing tetrahydrofuran, 1,4-butanediol, butyrolactones, butanediols, and mixtures thereof comprising hydrogenating a hydrogenatable precursor (E.G., maleic acid, succinic acid, gamma-butyrolactone, etc.), such as described in US Patents 4,659,686; 5,478,952; and 6,225,477.

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


                                (v) "BUTOX PROCESS" shall mean a method for manufacturing an improved attrition resistant catalyst, a method for selective vapor phase oxidation, such as of n-butane to maleic anhydride or propylene to acrolein, and/or a vertical riser reactor developed for such processes, as described in US Patents 5,519,149; 5,895,821; and 6,107,238.

                                (vi)    "CATEGORY 3ASTURIAS HYDROGENATION
        PATENTS" shall mean all Patents identified under "Category 3Asturias Hydrogenation" in Schedule 3Asturias Hydrogenation of the Patent and Technical Information Agreement.

                                (vii) "CATEGORY 4BUTOX PATENTS" shall mean all Patents identified under "Category 4Butox" in Schedule 3Butox of the Patent and Technical Information Agreement.

                                (viii)  "RESTRICTED POLYMER" means any
        Elastomeric Polymer that a DuPont Technical Director knows or has reason to know (based on experience with polymers useful for making Elastomeric NC Fibers, or advice, or technical information that the polymer would be or is useful for making Elastomeric NC Fiber), PROVIDED, HOWEVER, Restricted Polymer shall not include:

                                        (A)     PO3G Polymers And/Or Co-polymers
                (other than those made by Solution Spinning),

                                        (B)     Copolyether esters,

                                        (C)     Copolyester esters made by
                DuPont or its Affiliates as of the Separation Date or those substantially similar (in structure and elastomeric performance) to such polymers, and

                                        (D)     any Direct-Laydown Non-woven
                Fiber-Based Webs and Fabrics.


                                (ix) "ADVANCED FIBERS NC POLYMERS" shall mean any polymer, resin, solution, polymer coating, or particle, consisting essentially of:

                                        (A)     Advanced Fibers Polymers, and/or

                                        (B)     polyethylene homopolymers or
                copolymers with at least 50 mole % ethylene on the basis of 100 mole % in polymer, and having a weight average molecular weight of at least 250,000 with the resulting fibers having a tenacity of at least 12 g/denier,

                                        (C)     mixtures or blends of materials
                listed in (i) and/or (ii).

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                                (x)     "ADVANCED FIBERS POLYMERS" shall mean
        any polymer, resin, solution, polymer coating, or particle, consisting essentially of:

                                        (A)     Aramid Polymer,

                                        (B)     Anisotropic polyester (which for
                purposes of this section is defined as polyester which exhibits optical anisotropy in the molten state) homopolymers and/or copolymers,

                                        (C)     Polybenzazole,

                                        (D)     polyoxadiazole, polyimide,
                polysulfide, and/or polysulfone homopolymers and/or copolymers in which in which at least 50% on a molar basis of the chemical units (between the coupling functional groups) in the molecule are cyclic aromatic or heterocyclic aromatic ring units, and/or

                                        (E)     mixtures or blends of materials
                listed in (i) through (iv) with other materials listed in (i) through (iv).

                                (xi)    "ELASTOMERIC POLYMER" shall mean a
        polymer or copolymer which, free of diluents, retracts to less than 1.5 times its original length within one minute after being stretched at room temperature to twice its original length and held for one minute before release.

                                (xii) "ELASTOMERIC NC FIBER" shall have the meaning set forth in Section 5.13(k).

                Section 5.10    RELATED AGREEMENTS.

                        (a) The parties hereto agree to enter into, and to cause each of their respective Subsidiaries to enter into, each of the Related Agreements to which it is contemplated to be a party at or prior to the Closing Date or, in the case of the Contract Manufacturing Agreement, immediately following the Closing; PROVIDED, HOWEVER, that the parties shall not be obligated to enter into assignments of Third Party Leases and Subleases for which a third party landlord's consent has not been obtained until such time as such consent has been obtained; PROVIDED, FURTHER, that the foregoing provision shall not limit any party's obligations under Section 5.8.

                        (b) To the extent there is a conflict between any of the provisions of this Agreement and any of the Related Agreements, the provisions of such Related Agreement shall control with respect to the subject matter thereof; PROVIDED, HOWEVER, that the provisions of this Agreement shall control to the extent such control is expressly stated herein.

                Section 5.11    PROVISION OF CORPORATE RECORDS.


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                        (a)     After the Closing Date, to the extent DTI Books
and Records are in the possession, custody or control of the Sellers, or DuPont Books and Records are in the possession, custody or control of Buyer, the Sellers and Buyer, respectively, shall use their reasonable commercial efforts to deliver or cause to be delivered to the other party all DTI Books and Records (in the case of a request by Buyer) or all DuPont Books and Records (in the case of a request by the Sellers) promptly upon any reasonable request in writing from time to time by such other party. The foregoing shall be limited by the following specific provisions.

                        (b) To the extent any document reasonably requested as provided above (including that stored on electronic media) can be subdivided without unreasonable effort into two portions, one of which constitutes a DTI Book and Record and the other of which constitutes a DuPont Book and Record, such document (including that stored on electronic media) shall be so sub-divided, and, to the extent such document is in a form which can reasonably be characterized as an original record, the original portion of such document (including that stored on electronic media) which constitutes a DTI Book and Record shall be provided to Buyer (with a copy thereof provided to DuPont) and the original portion of such document (including that stored on electronic media) which constitutes a DuPont Book and Record shall be provided to DuPont (with a copy thereof provided to Buyer). In instances in which there are multiple copies of a record, it will be sufficient for the party possessing such record to deliver one original copy to the requesting party. The transferring party shall be permitted to duplicate and transfer such records in a manner reasonably designed not to interfere with the operation of its business.

                        (c) The term "reasonable commercial efforts" as it pertains to Section 5.11 shall include the requirement that a party which has possession, custody or control of any books and records will deliver such individual books and records to the other party which are reasonably requested, and identified with a reasonable degree of specificity, in writing by such other party. The parties will use reasonable commercial efforts, in the case of DuPont, to transfer DTI Books and Records to Buyer and in the case of Buyer, to transfer DuPont Books and Records to DuPont, as required in this Agreement and the Related Agreements, at times and in a manner reasonably acceptable to all parties and sufficient to meet the ordinary business requirements of the requesting party, subject to the requirements and limitations of this Agreement including Sections 5.9, 5.20 and 6.9.

                        (d) Each party may retain copies of the books and records of the other already in its possession, and may use such books and records as reasonably required for its normal business purposes, subject to this Agreement and the Related Agreements, and subject to holding in confidence information contained in such books and records in accordance with the requirements and limitations of this Agreement including Sections 5.9 and 5.20; PROVIDED, HOWEVER, that the foregoing shall not apply to Technical Information (which shall be governed by the Patent and Technical Information Agreement). If either party has a reasonable concern regarding the other party's use of such books and records, such party may, upon reasonable prior written notice and at such

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party's expense, audit the other party's use of such books and records at times and in a manner reasonably acceptable to all parties.

                        (e) Each party may refuse to deliver any books or records if it believes in good faith (after consultation with counsel, which may be in-house counsel), that doing so is reasonably likely to cause a Privilege which such party would be entitled to assert to be undermined with respect to such books or records and such undermining of Privilege could in such party's good faith judgment (after consultation with counsel, which may be in-house counsel) adversely affect in any material respect such party's position in any pending, or what such party believes in good faith (after consultation with counsel, which may be in-house counsel) could be, future litigation; PROVIDED, that, the parties hereto shall cooperate in seeking to find a way to allow disclosure of such books or records to the extent doing so would not (in the good faith belief of the party attempting to disclose such books or records (after consultation with counsel, which may be in-house counsel)) reasonably be likely to cause such Privilege to be undermined with respect to such books or records; PROVIDED, FURTHER, that the disclosing party shall (i) notify the other party that such disclosures are reasonably likely to cause such Privilege to be undermined and (ii) communicate to the other party in reasonable detail (A) the facts giving rise to such notification and (B) the subject matter of such books or records (to the extent it is able to do so in accordance with the foregoing proviso).

                        (f) To the extent any of the DTI Books and Records or the DuPont Books and Records are in electronic format, DuPont or Buyer, as applicable, shall use reasonable commercial efforts to provide, or cause to be provided, such books and records in an electronic format reasonably requested by the other party.

                        (g) None of the parties shall be required to deliver to the other books and records (including without limitation DTI Books and Records and DuPont Books and Records) or portions thereof which are subject to confidentiality agreements which would by their terms prohibit such delivery; PROVIDED, that the parties hereto shall cooperate in seeking to find a way to allow disclosure of such books or records to the extent doing so would not (in the good faith belief of the party from whom disclosure is sought (after consultation with counsel, which may be in-house counsel)) reasonably be likely to result in the violation in a material respect of any such confidentiality agreement; PROVIDED, FURTHER, that the disclosing party shall (x) notify the other party that such disclosures are reasonably likely to violate in a material respect the disclosing party's or its Subsidiaries' obligations under any such confidentiality agreement, (y) communicate to the other party in reasonable detail the facts giving rise to such notification and the subject matter of such books or records (to the extent it is able to do so in accordance with the foregoing proviso) and (z) use reasonable commercial efforts to seek consent from the applicable third party to any such confidentiality agreement with respect to the disclosures prohibited thereby (to the extent not otherwise prohibited by the terms of such confidentiality agreement).

                        (h) To the extent any Tax or financial information or workpapers and other documents relating thereto are requested as provided in this Section 5.11,


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DuPont will be transferring copies and not originals of such records; PROVIDED,
HOWEVER, that DuPont will provide Buyer and its Affiliates with reasonable access to (but, except as provided below, not possession of) such originals as reasonably requested by Buyer, including in connection with legal proceedings; it being understood that DuPont will provide Buyer and its Affiliates possession of such originals to the extent, and only for such times as, Buyer is required by any Governmental Authority to have such possession, but Buyer shall return such originals to DuPont within a reasonable time of the Governmental Authority releasing such originals to Buyer.

                        (i) Buyer and Sellers shall each nominate a representative to act as the primary contact person for the provision of and access to books and records under Sections 5.11 and 5.17 of this Agreement (collectively, the "RECORDS MANAGERS"). The initial Records Manager for the Sellers shall be Iris Fisher. At least ten (10) Business Days prior to the Closing, Buyer shall designate an initial Records Manager by providing written notice thereof to DuPont. Buyer and Sellers shall advise each other upon thirty
(30) days prior written notice any change in their respective Records Manager. Buyer and Sellers agree that all communications relating to the provision of and access to books and records shall be directed to the Records Managers and otherwise shall be in accordance with Section 9.7.

                Section 5.12    GUARANTEES, LETTERS OF CREDIT.

                        (a) Between the date of this Agreement and the Closing, the Sellers shall promptly deliver to Buyer a copy of any DuPont Guarantees arising after the date of this Agreement or otherwise not included on
Schedule 3.22(a). Prior to the Closing Date, DuPont and Buyer shall cooperate and shall use their respective reasonable commercial efforts to terminate, or cause Buyer or (if it is able to do so and in its sole discretion) one of its Affiliates to be substituted in all respects for DuPont and any Retained Subsidiary in respect of, all obligations of DuPont or any of the Retained Subsidiaries under the DuPont Guarantees on the Closing Date. With respect to any DuPont Guarantees that remain outstanding after the Closing Date, (i) DuPont and Buyer shall continue to cooperate and use their respective reasonable commercial efforts to terminate, or cause Buyer or (if it is able to do so and in its sole discretion) one of its Affiliates to be substituted in all respects for DuPont and any Retained Subsidiary in respect of, all obligations of DuPont or any of the Retained Subsidiaries under the DuPont Guarantees, (ii) Buyer shall indemnify and hold harmless the DuPont Indemnified Parties for any Losses arising from such DuPont Guarantees and (iii) Buyer shall not permit any DTI Company or any of its Subsidiaries or Affiliates to, and shall not propose or cause any Joint Venture to (a) renew or extend the term of or (b) increase its obligations under, or transfer to another third party, any loan, Lease, Contract or other obligation for which DuPont or any of the Retained Subsidiaries is or would reasonably be expected to be liable under such DuPont Guarantee; PROVIDED, HOWEVER, that notwithstanding clause (a) above, Buyer shall be permitted to renew or extend the term of any obligation for which DuPont or any of the Retained Subsidiaries is or would reasonably be expected to be liable under a DuPont Guarantee in the ordinary course of business consistent with past practice, so long as such renewal or extension shall in no

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event be beyond the date that is eighteen (18) months after the Closing. To the extent that DuPont or the Retained Subsidiaries have performance obligations under any DuPont Guarantee, Buyer will use reasonable commercial efforts to (x) perform such obligations on behalf of DuPont and the Retained Subsidiaries or
(y) otherwise take such action as reasonably requested by DuPont so as to put DuPont and the Retained Subsidiaries in the same position as if Buyer, and not DuPont or a Retained Subsidiary, had performed or were performing such obligations, including concurrently purchasing from DuPont and the Retained Subsidiaries such products that DuPont and the Retained Subsidiaries are required to purchase pursuant to the relevant DuPont Guarantee in lieu of performance by Buyer.

                        (b) Between the date of this Agreement and the Closing, the Sellers shall promptly deliver to Buyer a copy of any letters of credit in respect of which DuPont or any of its Subsidiaries has a reimbursement obligation with respect to an Assumed Liability arising after the date of this Agreement or otherwise not included on Schedule 3.22(b). Prior to the Closing Date, DuPont and Buyer shall cooperate and Buyer shall use reasonable commercial efforts to replace such letters of credit with respect to an Assumed Liability issued by, or provided on behalf of, DuPont or the Retained Subsidiaries as promptly as practicable with letters of credit provided on behalf of the Buyer or (if it is able to do so and in its sole discretion) one of its Affiliates as of the Closing Date. With respect to any such letters of credit that remain outstanding after the Closing Date, (i) DuPont and Buyer shall continue to cooperate and use their respective reasonable commercial efforts to replace all letters of credit with respect to an Assumed Liability issued by DuPont or the Retained Subsidiaries on behalf of the DTI Business as promptly as practicable with letters of credit provided on behalf of the Buyer or (if it is able to do so and in its sole discretion) one of its Affiliates, (ii) Buyer shall indemnify and hold harmless the DuPont Indemnified Parties for any Losses arising from such letters of credit, including any fees in connection with the issuance and maintenance thereof and (iii) not permit any DTI Company or any of its Subsidiaries or Affiliates to, and shall not propose or cause any Joint Venture to (A) renew or extend the term of or (B) enter into or increase its obligations under, or transfer to a third party, any loan, lease, Contract or other obligation in connection with which any such letters of credit remain outstanding; PROVIDED, HOWEVER, that notwithstanding clause (A) above, Buyer shall be permitted to renew or extend the term of any obligation for which DuPont or any of the Retained Subsidiaries is or would reasonably be expected to be liable under a letter of credit in the ordinary course of business consistent with past practice, so long as such renewal or extension shall in no event be beyond the date that is eighteen (18) months after the Closing. The parties hereto agree that neither DuPont nor any of the Retained Subsidiaries will have any obligation to renew any letters of credit issued on behalf of any DTI Company, any Joint Venture or the DTI Business after the expiration of any such letter of credit.

                Section 5.13    NAMES.

                        (a) Subject to Section 5.13(d), Buyer agrees that it shall, and shall cause its Subsidiaries and the Consolidated Joint Ventures to (and shall use reasonable

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commercial efforts to cause the Nonconsolidated Joint Ventures to), as soon as reasonably practicable after the Closing Date and in any event within two (2) years following the Closing Date, cease to make any use of the names and marks
(i) "DuPont" (including DuPontTM, the DuPont oval logo, "Only by DuPont" and "DTI") and (ii) "The miracles of scienceTM," and any Trademarks containing or comprising the foregoing, or any Trademark confusingly similar thereto or dilutive thereof (the "DUPONT Marks"); PROVIDED, that (without limiting Buyer's, its Subsidiaries', and the Joint Ventures' rights to use the DuPont Marks as and to the extent expressly permitted under this Section 5.13) during such two
(2)-year period Buyer shall not, and shall cause its Subsidiaries and the Consolidated Joint Ventures to not (and shall use reasonable commercial efforts to cause the Nonconsolidated Joint Ventures to not), hold themselves out as having an affiliation with DuPont or any of its Subsidiaries. Notwithstanding anything to the contrary in this Agreement, Buyer shall acquire all rights to the name "INVISTA" (including any Trademark confusingly similar thereto or dilutive thereof), and such names shall not constitute DuPont Marks. DuPont hereby grants to Buyer, its Subsidiaries and the Joint Ventures a limited, nonexclusive, non-transferable, worldwide license to use the DuPont Marks solely in connection with the DTI Business for the purposes and to the extent expressly set forth in this Section 5.13 and subject at all times to the restrictions and obligations set forth in this Section 5.13.

                        (b) Buyer agrees that it shall, and shall cause its Subsidiaries and the Consolidated Joint Ventures to as soon as reasonably practicable after the Closing Date and in any event within six (6) months of the Closing Date (and shall use reasonable commercial efforts to cause the Nonconsolidated Joint Ventures to, as soon as reasonably practicable after each such Joint Venture's respective Transfer Dates and in any event within six (6) months of the applicable Transfer Date) in the case of any DTI Company or Joint Venture whose name includes any DuPont Mark, take reasonable steps to change its corporate name to a name that does not include any DuPont Mark, including making any necessary legal filings with the appropriate Governmental Authority to effectuate such change.

                        (c) In furtherance thereof, as soon as reasonably practicable, but in no event later than the second anniversary of the Closing Date, except as set forth on Section 5.13(b) or as permitted by Section 5.13(d), Buyer shall, and shall cause its Subsidiaries and the Consolidated Joint Ventures to, (i) remove, strike over or otherwise obliterate all DuPont Marks from all DTI Assets and all other materials owned or possessed by any of the DTI Companies (other than materials bearing DuPont Marks affixed by an authorized third-party user or licensee of such marks if such third-party user or licensee has not derived rights with respect to, or used, such DuPont Marks under or in connection with this Section 5.13, including under Transferred DuPont Mark Contracts, DuPont Mark Contracts or Retained DTI Mark Contracts) and (ii) use reasonable commercial efforts to cause the Nonconsolidated Joint Ventures, and any third parties using or licensed under Trademarks that constitute Assigned Intellectual Property, to remove, strike over or otherwise obliterate all DuPont Marks from all materials owned or possessed by such Joint Ventures and third parties (other than materials bearing DuPont

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Marks affixed by an authorized third-party user or licensee of such marks if such third-party user or licensee has not derived rights with respect to, or used, such DuPont Marks under or in connection with this Section 5.13, including under Transferred DuPont Mark Contracts, DuPont Mark Contracts or Retained DTI Mark Contracts), including with respect to the foregoing clauses (i) and (ii) any vehicles, business cards, schedules, stationery, packaging materials, displays, signs, promotional materials, manuals, forms, websites, labels, hang tags and other materials.

                        (d) Notwithstanding anything in Section 5.13(a) to the contrary, and subject to Section 5.13(h), Buyer, its Subsidiaries and the Joint Ventures shall have a right to (i) sell off, for a period of two (2) years following the Closing Date, inventory of products bearing the DuPont Marks, which products and packaging shall have been manufactured or packaged by or for the DTI Business prior to, or no more than two (2) years after, the Closing Date and (ii) sublicense the DuPont Marks required pursuant to any existing Transferred DuPont Mark Contract in force as of the Closing Date, PROVIDED, HOWEVER, that Buyer shall, and shall cause its Subsidiaries to, use their reasonable commercial efforts, and at DuPont's request reasonably cooperate in good faith with DuPont, to (x) terminate such Transferred DuPont Mark Contract or the sublicense to such DuPont Marks at the earliest opportunity and, in any event, use its reasonable commercial efforts to terminate such Contract or sublicense within two (2) years of the Closing Date (including pursuant to jointly executed notice letters in all material respects in the form set forth on Schedule 5.13(d)(ii) (which letters shall be sent by Buyer and confirmed in writing to DuPont promptly after, and not later than sixty (60) days from, Closing)), PROVIDED, HOWEVER, that the foregoing efforts shall not obligate the Buyer or its Subsidiaries to incur any termination fees or penalties with respect to the early termination of, or to violate, any such Contract, (y) ensure that the sublicensee's use of such DuPont Marks under such Transferred DuPont Mark Contract remains in reasonable conformity with such sublicensee's use prior to the Closing Date and such sublicensee's obligations pursuant to such Transferred DuPont Mark Contract, and is in a manner that does not in any material respect harm or disparage DuPont or the reputation or goodwill of the DuPont Marks, and (z) following termination of each such Transferred DuPont Mark Contract or sublicense, to cause the applicable sublicensee(s) to cease use of the DuPont Marks. Any Transferred DuPont Mark Contract scheduled for renewal in the ordinary course of business within one year following the Closing Date may be renewed in the ordinary course, PROVIDED, HOWEVER, that such renewal shall not extend the expiration date of such Transferred DuPont Mark Contract beyond the second anniversary of the Closing Date and, PROVIDED FURTHER, that any such renewal shall in no way reduce Buyer's other obligations under this Section 5.13(d). Any use of the DuPont Marks by Buyer shall be, and Buyer shall cause any use of the DuPont Marks by its Subsidiaries or the Consolidated Joint Ventures (and shall use reasonable commercial efforts to cause any use of the DuPont Marks by Nonconsolidated Joint Ventures) to be, (i) in reasonable conformity with the practices of DuPont and its Subsidiaries in connection with the DTI Business as of the Closing Date, (ii) to no materially greater extent (i.e., without a material increase in the extent or type of uses of the DuPont Marks) than that used by DuPont and its Subsidiaries in connection with the DTI Business as of

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the Closing Date, and (iii) in connection with goods and services of substantially similar quality as those of DuPont and its Subsidiaries in connection with the DTI Business as of the Closing Date. Buyer will, and will cause its Subsidiaries and the Consolidated Joint Ventures to (and shall use reasonable commercial efforts to cause the Nonconsolidated Joint Ventures to), use the DuPont Marks in a manner that does not in any material respect harm or disparage DuPont or the reputation or goodwill of the DuPont Marks. Buyer shall not, and shall cause its Subsidiaries and the Consolidated Joint Ventures not to (and shall use reasonable commercial efforts to cause the Nonconsolidated Joint Ventures not to), apply to register or register any of the DuPont Marks. Buyer shall promptly notify DuPont in the event that any other party to a Transferred DuPont Mark Contract contests the termination of such Transferred DuPont Mark Contract or any rights thereunder as a result of the actions contemplated by this Section 5.13(d), and DuPont and Buyer shall reasonably cooperate with each other in good faith in addressing and resolving any such claim or situation. At the written request of DuPont, upon the expiration or termination of their respective rights under this Section 5.13, Buyer shall assign, and shall cause its applicable Subsidiaries or the applicable Consolidated Joint Ventures to assign (and shall use reasonable commercial efforts to cause the applicable Nonconsolidated Joint Ventures to assign), to DuPont any rights to any DuPont Marks that they may retain.

                        (e) DuPont and its Subsidiaries shall have a right (and Buyer hereby grants and shall cause its Subsidiaries to grant a license to DuPont and its Subsidiaries) to sublicense Trademarks that constitute Assigned Intellectual Property required pursuant to any DuPont Mark Contracts (and the Contracts set forth on Schedule 5.13(e)(i) (the "RETAINED DTI MARK CONTRACTS")) in force as of the Closing Date, PROVIDED, HOWEVER, that DuPont and its Subsidiaries shall (x) use their reasonable commercial efforts, and at Buyer's request reasonably cooperate in good faith with Buyer, to terminate such DuPont Mark Contracts and Retained DTI Mark Contracts or sublicenses two (2) years following the Closing Date pursuant to jointly executed notice letters in all material respects in the form set forth on Schedule 5.13(e)(ii) (which letters shall be sent by Buyer and confirmed in writing to DuPont promptly after, and not later than sixty (60) days from, Closing) including the timeframes set forth therein, or such shorter time period as mutually agreed to in writing by DuPont and Buyer, PROVIDED, HOWEVER, that the foregoing efforts shall not obligate DuPont and its Subsidiaries to incur any termination fees or penalties with respect to the early termination of, or to violate, any such Contract, (y) use its reasonable commercial efforts, at the written request of Buyer, to ensure that such sublicensee's use of such Trademarks under such DuPont Mark Contracts and Retained DTI Mark Contracts remains in reasonable conformity with such sublicensee's use prior to the Closing Date and such sublicensee's obligations pursuant to such Contracts, and is in a manner that does not in any material respect harm or disparage Buyer or the reputation or goodwill of such Trademarks, and (z) following termination of each such DuPont Mark Contract and Retained DTI Mark Contract or sublicense, use reasonable commercial efforts to cause the applicable sublicensee(s) to cease use thereunder of the Trademarks that constitute Assigned Intellectual Property. Buyer acknowledges that, in connection with the foregoing, DuPont will also be terminating the

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licenses to the DuPont Marks in connection with the DuPont Mark Contracts and
Retained DTI Mark Contracts, and (for avoidance of doubt) Buyer shall not replace any such terminated license with a sublicense to any DuPont Marks, and Buyer shall reasonably cooperate in good faith with DuPont to ensure that such licensees cease use of the DuPont Marks following termination of (or termination of the license to the DuPont Marks under) such DuPont Mark Contract or Retained DTI Mark Contract. Any DuPont Mark Contract or Retained DTI Mark Contract scheduled for renewal in the ordinary course of business within one year following the Closing Date shall be renewed in the ordinary course unless otherwise agreed by Buyer and DuPont, PROVIDED, HOWEVER, that such renewal shall not extend the expiration date of such DuPont Mark Contract or Retained DTI Mark Contract beyond the second anniversary of the Closing Date and, PROVIDED FURTHER, that any such renewal shall in no way reduce DuPont's other obligations under this Section 5.13(e). DuPont shall promptly notify Buyer in the event that any other party to a DuPont Mark Contract, Retained DTI Mark Contract or Transferred Trademark Contract contests the termination of such Contract or any rights thereunder as a result of the actions contemplated by this Section 5.13(e), and Buyer and DuPont shall reasonably cooperate with each other in good faith in addressing and resolving any such claim or situation. Prior to termination or expiration of any DuPont Mark Contract or Retained DTI Mark Contract, Buyer shall perform such of DuPont's obligations under such Contracts as relate to the DTI Business. At the written request of Buyer, upon the expiration of their respective rights under this Section 5.13, DuPont shall assign, and shall cause each applicable Retained Subsidiary to assign, to Buyer any rights to any such Trademarks that constitute Assigned Intellectual Property that they may retain.

                        (f) At the reasonable request of DuPont, Buyer shall, and shall cause its Subsidiaries and the Consolidated Joint Ventures to (and shall use reasonable commercial efforts to cause the Nonconsolidated Joint Ventures to), provide to DuPont reasonable and representative samples of products and materials used or created under or in connection with this Section 5.13, including under Transferred DuPont Mark Contracts, in their possession, custody, or under their control bearing any of the DuPont Marks, and, after reasonable advance notice by DuPont, shall permit DuPont to inspect its (and to the extent permitted under the applicable sublicense agreement, its sublicensees') premises at times and in such a manner as not to interfere unreasonably with the operation of the business conducted by Buyer or any of its Affiliates or sublicensees and otherwise reasonably cooperate with DuPont to assist DuPont in ensuring that the quality control provisions of this Section
5.13 are complied with. At the reasonable request of Buyer, DuPont shall, and shall cause its Subsidiaries to, provide to Buyer reasonable and representative samples of its (and its Subsidiaries') sublicensees' products and materials used or created under or in connection with this Section 5.13, including under DuPont Mark Contracts and Retained DTI Mark Contracts, in the possession, custody or control of DuPont or its Affiliates and bearing any Trademarks that constitute Assigned Intellectual Property, and, after reasonable advance notice by Buyer, DuPont shall permit Buyer to inspect, to the extent permitted under the applicable sublicense agreement, its sublicensees' premises at times and in such a manner as not to interfere unreasonably with the operation of the business conducted by the applicable sublicensee at such


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premises and otherwise reasonably cooperate with Buyer to assist Buyer in ensuring that the quality control provisions hereof are complied with.

                        (g) In the event that Buyer, its Subsidiaries, or Consolidated Joint Ventures, issues any press release or similar public announcement or communication that references any of the DuPont Marks, it shall (and in the event a Nonconsolidated Joint Venture issues any such press release Buyer shall use reasonable commercial efforts to cause such Joint Venture to), include a statement to the effect that Buyer, its Subsidiaries or Joint Ventures, as applicable, and DuPont are not Affiliates or otherwise related to each other. Buyer shall, and shall cause its Subsidiaries and the Consolidated Joint Ventures to (and shall use reasonable commercial efforts to cause the Nonconsolidated Joint Ventures to), in connection with all written uses of the DuPont Marks in connection with the DTI Business, including on any packaging materials, displays, signs, promotional materials, forms, and websites, in each case where appropriate, include a reasonably clear statement to the effect that the associated products or services are manufactured by or otherwise emanate from Buyer or its Subsidiaries and not from DuPont (E.G., "manufactured by INVISTA Inc."). Buyer shall indemnify DuPont and its Affiliates for any and all Losses arising in connection with any Action by a third party arising from, in connection with or otherwise with respect to any use of the DuPont Marks by Buyer, its Subsidiaries, or their permitted sublicensees. Claims for indemnification under this Section 5.13 shall be treated as indemnifiable claims for the purposes of Article VIII.

                        (h) The rights and remedies of DuPont and Buyer for breach of any license under this Section 5.13 are provided in this Section 5.13(h). The licenses granted by DuPont and Buyer, respectively, in this Section
5.13 may be terminated by DuPont or Buyer upon written notice to the other party in the event that the other party breaches any provision of this Section 5.13 and fails to cure such breach within thirty (30) calendar days (or sixty (60) calendar days in the case of any breach relating to the flooring business) of written notice from DuPont to Buyer describing in reasonable detail the alleged breach, PROVIDED that the allegedly breaching party shall promptly and diligently take steps to cure such breach upon notice thereof and promptly (and periodically thereafter) communicate in writing to the other party the steps that it has taken. Upon any such termination by DuPont, Buyer shall, and shall cause its Subsidiaries and the Consolidated Joint Ventures to (and shall use reasonable commercial efforts to cause the Nonconsolidated Joint Ventures, and its other sublicensees permitted hereunder, to), promptly cease to make any use of the DuPont Marks and to nevertheless cease all such use within ten (10) Business Days following such termination. Upon any such termination by Buyer, DuPont shall, and shall cause its Subsidiaries to (and shall use reasonable commercial efforts to cause its other sublicensees permitted hereunder to), promptly cease to make any use of the Trademarks that constitute Assigned Intellectual Property and to nevertheless cease all such use within ten (10) Business Days following such termination. The foregoing shall be without prejudice to DuPont's or Buyer's right to apply to any court of competent jurisdiction for specific performance and/or injunctive


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or other similar relief in order to enforce or prevent, or to seek damages or other monetary relief in connection with, any breach of this Section 5.13.

                        (i) Subject to Sections 5.13(b), 5.13(e), and 5.13(j), nothing herein shall be deemed to terminate, modify, expand or abridge the rights of any Nonconsolidated Joint Venture to use the DuPont Marks in accordance with any Joint Venture Agreement. The licenses to, and the obligations of Buyer with respect to the licenses to, Joint Ventures under this
Section 5.13 shall commence and apply to each Joint Venture as of and following the applicable Transfer Date for each such Joint Venture. Nothing in this
Section 5.13 shall terminate, modify, expand or abridge the rights of Buyer to use DuPont Marks as and to the extent expressly set forth in the Trademark Agreement entitled "Teflon Trademark License Agreement," to be entered into between DuPont and Buyer on the Closing Date.

                        (j) Notwithstanding any provision of this Section 5.13, Buyer acknowledges that the name and brand of the DTI Business has been renamed and rebranded INVISTA and DuPont may, during the period following the date of this Agreement (i) continue to implement such name and brand change (except that following the transfer of the equity interests with respect to Joint Ventures or Delayed Companies, or the transfer, conveyance or assignment of DTI Assets, to Buyer or one of its Subsidiaries as of or following the Closing, such name and brand change with respect to such Delayed Companies, Joint Venture or DTI Asset shall be governed by the other provisions of this
Section 5.13), and (ii) negotiate with the Joint Ventures to phase out use of the DuPont Marks, and, at the reasonable request of DuPont, Buyer will reasonably cooperate in any such efforts; PROVIDED, HOWEVER that DuPont may not take any actions pursuant to the foregoing clause (i) or (ii) (and Buyer will not be required to cooperate with such actions) to the extent such actions are not consistent with the practice of DuPont with respect to implementation of such renaming and rebranding prior to the date of this Agreement.

                        (k) (i) Following the Closing, other than as provided in Sections 5.13(d) and 5.13(e) and subject to any preexisting agreements, and other than in connection with activities permitted under Section 5.9(h), for a period of seven (7) years from the Closing Date, DuPont shall not license to a third party the right to use the DuPont Marks to identify any of the following products: (A) Elastomeric NC Fiber, and products containing Elastomeric NC Fiber which do not otherwise (i) contain materials from DuPont comprising at least 20% of the input cost for materials comprising such product, or (ii) have, as a principal function or attribute, safety, protection or architectural structure, and the materials from DuPont in such product materially contribute to such function or attribute, (B) Non-Thermoplastic NC Spandex Polymer, and products that contain such polymer which do not otherwise
(i) contain materials from DuPont comprising at least 20% of the input cost for materials comprising such product, or (ii) have, as a principal function or attribute, safety, protection or architectural structure, and the materials from DuPont in such product materially contribute to such function or attribute, (C) Soft Flooring Fiber, and carpets and rugs with nap comprised of at least 80% (by weight) of Soft Flooring Fiber, or (D) Spandex NC Intermediates; PROVIDED,


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HOWEVER, that nothing in this Section 5.13(k) (or Section 5.9) shall prevent
DuPont from (i) communicating, and permitting its customers, licensees, distributors and others to communicate, that any product covered by this subsection (k) is made with, contains, or is enhanced with any DuPont product and to use DuPont Marks in association therewith, or (ii) using or licensing to others the DuPont Marks in connection with promotional activities, sponsorships, or endorsements in support of the DuPont company or its then current businesses.

                                (ii)    For the purposes of this Agreement:

                                        (A)     "NON-THERMOPLASTIC NC SPANDEX
                POLYMER" shall mean a non-Thermoplastic long chain synthetic polymer comprised of at least 85% by weight of (a) a segmented block copolymer consisting of soft, elastic segments composed of polymeric glycols joined to hard urea segments by urethane linkages (-NH-CO-O-) and/or (b) a segmented block copolymer consisting of soft, elastic segments composed of polymeric glycols joined to hard urethane segments by urethane linkages (-NH-CO-O-); but not (i) PO3G Polymers And/Or Copolymers; (ii) copolyester ester and copolyester ether elastomer; (iii) Spandex Polymer for medical devices (such as catheters, catheter based medical devices, stents, implants, ventricular assist devices and the like); or (iv) polyurethane and polyurethane-urea hollow spheres or discs for medical applications;

                                                (1)     "PO3G" shall mean
                        polymeric glycol or modified polymeric glycol where at least 50 mole % of the ether units are trimethylene ether repeat units;

                                                (2)     "PO3G POLYMERS AND/OR
                        COPOLYMERS" shall mean (a) PO3G, or (b) polymers having a plurality of segments of two classes, in which the first class is the residue remaining after removal of the terminal hydrogens from a PO3G (soft segment), and the second class contains at least one repeat unit of a fiber-forming polymer (hard segment);

                                                (3)     "THERMOPLASTIC" shall
                        mean a polymer that can be reprocessed in the melt without significant degradation; and

                                                (4)     "SPANDEX POLYMER" shall
                        have the meaning given for "Spandex" in Section 1.1.

                                        (B)     Spandex NC Intermediates shall
                have the meaning given in Section 5.9.

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                                        (C)     Soft Flooring Fiber shall have
                the meaning given in Section 5.9.

                                        (D)     "ELASTOMERIC NC FIBER" shall
                mean Fiber which, free of diluents, has a break elongation in excess of 100% independent of any crimp and which when stretched to twice its length, held for one minute, and then released, retracts to less than 1.5 times its original length within one minute of being released; PROVIDED, HOWEVER, it shall not include any Fiber made from (i) PO3G Polymers And/Or Co-polymers (other than those made by Solution Spinning), (ii) copolyester esters made by DuPont or its Affiliates as of the Effective Date or those substantially similar (in structure and elastomeric performance) to such polymers, (iii) copolyether esters, (iv) any Direct-Laydown Non-woven Fiber-Based Webs and Fabrics or (v) any Fiber in which the core or the sheath is made from 3G Composition.

                                                (1)     "PO3G" shall have the
                        meaning given in clause (A) above.

                                                (2)     "PO3G POLYMERS AND/OR
                        COPOLYMERS" shall have the meaning given in clause (A) above.

                                                (3)     "3G COMPOSITIONS" shall
                        mean:

                                                        (i)    3G,

                                                        (ii)   PO3G Polymers
                                And/Or Copolymers, but not those produced by Solution Spinning,

                                                        (iii)  3GT,

                                                        (iv)   3GT Polymer And
                                Copolymer Blends, and

                                                        (v)    any other polymer
                                (other than Nylon, Spandex, polyester with more than 50 mole % ethylene glycol terephthalate repeating units, and Polyester Polyols and Polyether Polyols) containing at least 25 mole % repeat units containing 3G.

                                                (4)     "3GT" shall mean
                        polyester in which at least 66 mole percent of the repeat units are trimethylene dicarboxylate (e.g., terephthalate) units.

                                                (5)     "3GT POLYMER AND
                        COPOLYMER BLENDS" shall mean polymer blends or melt blends containing at least 25 weight percent equivalents of homopolymer 3GT.

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                                                (6)     "NYLON" shall have the
                        meaning given in Section 1.1.

                                                (7)     "POLYESTER POLYOLS"
                        shall mean (substantially difunctional) polymeric glycols produced primarily by the condensation of a dicarboxylic acid or diester with a glycol or preformed polyether glycol. Polyester Polyols are not polyether ester elastomers or PO3G Polymers And/Or Copolymers.

                                                (8)     "POLYETHER POLYOLS"
                        shall mean (substantially difunctional) polymeric glycols produced primarily by the polymerization of glycols or cyclic ethers to form polyols containing polyether chains. Polyether Polyols are not polyether ester elastomers or PO3G Polymers And/Or Copolymers.

                                        (E)     "3G" shall mean 1,3-propanediol.

                                        (F)     "SPANDEX" shall have the meaning
                given in Section 1.1.

                        (l) For the avoidance of doubt, Buyer, its Subsidiaries, and the Joint Ventures are not receiving a license to, and shall not use or sublicense, the DuPont Marks in connection with: (i) hard surface flooring, (ii) floor installation products, floor maintenance, and/or cleaning products, tools, equipment, and appliances (except as marketed as of the Closing Date by the DTI Companies in connection with their DuPont Flooring Systems business, which is being renamed the INVIRONMENTALISTS), (iii) air and water filtration, (iv) pool chemicals, (v) fire safety, (vi) decking, fencing, siding, and windows, as well as cleaning and/or maintenance materials for such items,
(vii) adhesives, (viii) wood stains, sealers, paint and accessories, (ix) garden products (x) lubricants, and (xi) automotive/transportation cleaning, maintenance, and appearance products.

                        (m) With respect to the name and mark "DTI", DuPont agrees not to use or license (other than as provided under this Section 5.13 or in connection with activities permitted under Section 5.9(h)) such mark in connection with any products or services following the Closing. In the event of a third-party use (other than as provided under this Section 5.13 or in connection with activities permitted under Section 5.9(h)) of the name or mark "DTI" (a "DTI INFRINGEMENT"), DuPont shall have the initial exclusive right, at its expense, to control the investigation, prosecution, defense and appeal of any Action against such DTI Infringement; PROVIDED, that if DuPont, after sixty
(60) days' written notice by Buyer of a DTI Infringement, does not elect in writing to control such Action, then Buyer shall have the exclusive right, at Buyer's expense, to control the investigation, prosecution, defense and appeal of such Action against such DTI Infringement. DuPont and DTI shall reasonably cooperate with each other with respect to a DTI Infringement, including by agreeing to be named as parties to any Action against a DTI Infringement if necessary to maintain standing, and in connection with any

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settlement, compromise or consent to the entry of any judgment with respect to any such Action. Any monetary recovery with respect to an Action against a DTI Infringement shall be retained by the party that has elected to control such Action under this Section 5.13(m).

                Section 5.14 POST-CLOSING COOPERATION. DuPont and Buyer shall, and shall cause their Representatives to, for a period of one (1) year after the Closing, cooperate with each other and otherwise use reasonable commercial efforts to ensure the orderly transition of the DTI Business from the Sellers to Buyer and the Buyer Subs (including the transition of any information technology systems) and to minimize any disruption to their respective businesses that might result from the transactions contemplated hereby. Notwithstanding the foregoing, at any time after the Closing, upon reasonable written notice, DuPont and Buyer shall comply with their respective obligations under Section 5.17 and shall furnish or cause to be furnished to the other party and its employees, counsel, auditors and Representatives access, during normal business hours, to such information and such other assistance relating to the DTI Business as is reasonably necessary for financial reporting and accounting matters or any other requirement under applicable Law; PROVIDED, that the provisions of Article VI shall govern with respect to all Tax-related matters; PROVIDED, FURTHER, that notwithstanding anything to the contrary in this Agreement, neither DuPont nor the Retained Subsidiaries, on the one hand, and neither Buyer nor its Subsidiaries, on the other hand, shall be required to disclose any information or provide such assistance to the other or its authorized Representatives if (i) such party believes in good faith (after consultation with counsel, which may be in-house counsel) that doing so is reasonably likely to violate any Contract or Law to which such party is a party or to which it is subject or cause a Privilege which such party or its Subsidiaries would be entitled to assert to be undermined with respect to such Information and such undermining of Privilege could in such party's good faith judgment (after consultation with counsel, which may be in-house counsel) adversely affect in any material respect such party's position in any pending or, what such party believes in good faith (after consultation with counsel, which may be in-house counsel) could be, future litigation or (ii) if DuPont or any of the Retained Subsidiaries, on the one hand, and Buyer or any of its Subsidiaries, on the other hand, are adverse parties in a litigation and such information or assistance is reasonably pertinent thereto; PROVIDED, that in the cases of clause (i) above, the parties hereto shall cooperate in seeking a way to allow disclosure of such information to the extent doing so would not (in the good faith belief of the disclosing party (after consultation with counsel, which may be in-house counsel)) reasonably be likely to result in the violation of any such Contract or Law or reasonably be likely to cause such Privilege to be undermined with respect to such information; PROVIDED, FURTHER, that such disclosing party shall (A) notify the other party that such disclosures are reasonably likely to violate such party's or its Subsidiaries' obligations under any such Contract or Law or are reasonably likely to cause such Privilege to be undermined, (B) communicate to the other party in reasonable detail (1) the facts giving rise to such notification and (2) the subject matter of such information (to the extent it is able to do so in accordance with the foregoing proviso) and (C) in the case of clause (i) above with respect to disclosures that would reasonably be


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likely to result in the violation of any Contract, use reasonable commercial efforts to seek a consent from the applicable third party to any such Contract with respect to the disclosures prohibited thereby (to the extent not otherwise expressly prohibited by the terms of such Contract). DuPont and Buyer shall also cooperate with each other following the Closing in order to allow each other to comply with the covenants set forth in Section 5.16, including the provision of relevant information regarding service or accrued benefits of the DTI Transferred Employees. Neither party shall be required by this Section 5.14 to take any action that would unreasonably interfere with the conduct of its business or unreasonably disrupt its normal operations (including, in the case of Buyer, the business or operations of the DTI Business).

                Section 5.15    PENDING LITIGATION. Following the Closing Date,
(a) Buyer shall have exclusive authority and control over the investigation, prosecution, defense and appeal of all DTI Actions, and may settle, compromise or consent to the entry of any judgment with respect to any such Action without the consent of DuPont and (b) DuPont shall have exclusive authority and control over the investigation, prosecution, defense and appeal of all DuPont Actions and may settle, compromise or consent to the entry of any judgment with respect to any such Action without the consent of Buyer; PROVIDED, that if both DuPont (or a Retained Subsidiary) and Buyer (or any of its Subsidiaries, including any DTI Company or Joint Venture) are named as parties to any DTI Action or DuPont Action, in order to settle, compromise or consent to the entry of any judgment with respect to any such Action, DuPont, any of the Retained Subsidiaries, Buyer, the DTI Companies and any of their Subsidiaries must comply with the provisions of Section 8.4(f) instead of this Section 5.15; PROVIDED, that DuPont will be permitted to settle, compromise or consent to the entry of any judgment with respect to any of the DuPont Actions set forth on Schedule 5.15, without the consent of Buyer or any of its Subsidiaries, so long as such settlement, compromise or consent does not adversely affect, in any material respect, Buyer's or its Subsidiaries' ability to conduct the DTI Business in the manner in which it is currently conducted. Notwithstanding the foregoing, the provisions of Article VI shall govern with respect to Tax-related matters to the extent any provision in Article VI is in conflict with this Section 5.15. As soon as reasonably practicable after the Closing Date, DuPont shall, and shall cause each of the Retained Subsidiaries to, use reasonable commercial efforts to have Buyer and any Buyer Indemnified Parties (including the DTI Companies) removed as parties to any DuPont Action in which they are named parties and Buyer shall, and shall cause each of its Subsidiaries to, use reasonable commercial efforts to have DuPont and any DuPont Indemnified Parties removed as parties to any DTI Action in which they are named parties.

                Section 5.16    EMPLOYEE MATTERS.

                        (a) CONTINUATION OF EMPLOYMENT. Effective as of the Closing Date, with respect to DTI Employees employed by a DTI Company, Buyer will cause each DTI Company to continue the employment of such DTI Employees with such DTI Company. With respect to DTI Employees employed by or in respect of an Asset Seller, Buyer shall offer employment (on a basis consistent with subsection (b) below) to each

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DTI Employee (PROVIDED, that Buyer's offer may specify that the DTI Employees shall be subject to drug testing, which shall occur after the Closing, but which will otherwise be in accordance with Buyer's employment policies that are generally applicable to its employees who are not DTI Transferred Employees). DuPont shall cause its Affiliates to cooperate with Buyer to encourage DTI Employees to accept such offer of employment and to effect any communications, access to populations, and such other actions as may be necessary or reasonable to facilitate such employment offer. Except as may be required by applicable Law or as otherwise required by Section 5.16(e), if Buyer terminates, or causes the applicable DTI Company to terminate, the employment of any DTI Transferred Employee at any time on or after the Closing Date, Buyer shall be responsible for the costs and consequences of any such termination.

                        (b) COMPENSATION AND BENEFITS. Except as otherwise expressly provided in this Section 5.16, for a period of at least three (3) years beginning on the Closing Date:

                                (i) Buyer agrees that (A) Buyer shall offer compensation (e.g., base salary or wage rate, variable compensation and long-term compensation) and benefits (e.g., severance, pension and retiree welfare benefits) to each DTI Transferred Employee substantially similar, in the aggregate, to those provided to the DTI Transferred Employee immediately prior to the Closing Date and (B) Buyer shall not and shall cause each Affiliate of Buyer not to reduce the wage rate or base salary of any DTI Transferred Employee. DuPont acknowledges and agrees that the benefits provided to a majority of the United States employees of Buyer or its Affiliates as of the date hereof, when aggregated with the benefit enhancements set forth in this Section 5.16 (to the extent applicable), will be substantially similar to the benefits provided to the DTI Transferred Employees immediately before the Closing Date (other than DTI Transferred Employees employed outside of the United States), and DuPont also acknowledges and agrees that Buyer may also satisfy the requirements of this subsection (b)(i) with respect to benefits to be provided to DTI Transferred Employees who are employed by DuPont Flooring Systems, Inc. immediately before the Closing Date (the "DFS EMPLOYEES") by providing the DFS Employees, subject to subsection (e), below, with the benefits provided to them immediately before the Closing Date. After the Closing Date, Buyer may provide compensation and benefits to DTI Transferred Employees under any existing or newly established employee benefit plan of the Buyer or an Affiliate of Buyer (any such employee benefit plans in which DTI Transferred Employees participate, the "APPLICABLE BUYER PLANS").

                                (ii)    Notwithstanding the provisions of
        subsection (b)(i) above, Buyer may: (A) reduce compensation or benefits in a manner that is reasonably related to an individual DTI Transferred Employee's job performance after the Closing Date or to any change in the scope of an individual DTI Transferred Employee's employment responsibilities after the Closing Date; (B) reduce compensation or benefits where the ability of the business unit (or

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        operating facility, but at no more than five (5) facilities) by (or at)
        which the affected DTI Transferred Employees are employed to operate as a going concern would otherwise be in substantial doubt; and (C) materially amend any Applicable Buyer Plan that is a welfare benefit plan to the extent that the amendment affects a DTI Transferred Employee on the same basis that it affects at least fifty percent (50%) of those employees of Buyer or its Affiliates who are employed by Buyer or its Affiliates as of the effective date of the amendment, excluding DTI Transferred Employees; PROVIDED, that nothing in this clause (ii) shall limit Buyer's obligations under subsections (i), (j) or (k) below.

                        (c) LIABILITIES IN GENERAL. Except as otherwise specifically provided in this Section 5.16, as of the Closing Date, (i) DuPont shall assume and be solely responsible for all Liabilities and obligations whatsoever with respect to Retained Employees whether arising out of actions, events or omissions that occurred (or, in the case of omissions, failed to occur) before, on or after the Closing Date and (ii) with respect to any Liability or obligation to, or in respect of, any DTI Employee or Former DTI Employee not otherwise provided for in this Agreement whether arising out of actions, events or omissions that occurred (or, in the case of omissions, failed to occur) before, on or after the Closing Date, excluding any obligations incurred before the Closing under DuPont's Career Transition Financial Assistance Plan, Buyer shall assume and be solely responsible for all such Liabilities and obligations whatsoever with respect to DTI Transferred Employees to the extent such Liabilities and obligations (A) arise or arose in the ordinary course of the DTI Business (except as set forth in Schedule 1(zz)) or
(B) arise or arose under Law (including Title VII of the Civil Rights Act of 1964, the Civil Rights Act of 1991, the Age Discrimination in Employment Act of 1990, the Equal Pay Act, the Americans with Disabilities Act of 1990, the Employee Retirement Income Security Act of 1974, HIPAA and all other statutes regulating the terms and conditions of employment, or under the common law or in equity, including any claims for wrongful discharge or otherwise), any employee benefit or compensation plan, program or arrangement, including but not limited to any DTI Benefit Plan, as well as accrued wages, accrued bonuses, paid time off and workers' compensation, holiday, vacation, sick pay and disability benefits. Buyer agrees to reimburse DuPont, as soon as practicable but in any event within 30 days of receipt from DuPont of appropriate verification, for all costs and expenses (including without limitation workers' compensation expenses) actually paid by DuPont or its Affiliates after the Closing Date as required by applicable Law or any Contract, to the extent that the Liabilities related to such costs and expenses have been assumed by Buyer pursuant to the foregoing provisions of this subsection (c).

                        (d)     PARTICIPATION AND SERVICE CREDIT.

                                (i) On and after the Closing Date, Buyer, the DTI Companies and their Affiliates shall give DTI Transferred Employees service credit for purposes of eligibility, vesting and determination of the level of benefits and benefit accrual under any Applicable Buyer Plan, except to the extent that such recognition would result in a duplication of benefits for service with DuPont or any of its Affiliates prior to the Closing Date to the extent such service was

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        recognized under a comparable DTI Benefit Plan immediately prior to the
        Closing Date.

                                (ii)    Buyer shall cause any preexisting
        condition restrictions, other restrictions or waiting periods under Applicable Buyer Plans to be waived to the extent necessary to provide immediate coverage to each DTI Transferred Employee who was covered as of the Closing Date under DTI Benefit Plans that provide medical or dental benefits. Buyer shall cause any Applicable Buyer Plan which is a welfare benefit plan to apply any amounts paid under a welfare benefit plan of DuPont or any of its Affiliates by a DTI Transferred Employee as deductibles and coinsurance during the plan year in which the Closing Date occurs toward deductible, coinsurance and out-of-pocket limits under such Applicable Buyer Plan for the plan year in which the Closing Date occurs (with appropriate adjustments for differences in plan years), but only to the extent that DuPont provides Buyer with appropriate evidence of the proper incurrence of such deductible, coinsurance and out-of-pocket expenses, incurred under a DTI Benefit Plan within the three (3) month period following the Closing Date. Such evidence shall be in the form of electronic files submitted within ten
        (10) business days of the Closing Date and monthly thereafter for the remainder of such three (3) month period.

                        (e) SEVERANCE PAY PLAN. For a period of three (3) years following the Closing Date, Buyer shall maintain a severance plan for the DTI Transferred Employees (other than DFS Employees or Foreign Benefit Employees) which provides for severance in the amount and upon the terms and conditions substantially similar to the amounts and terms and conditions as in effect on the date hereof under the DuPont Career Transition Financial Assistance Plan (as last amended December 1, 1997) determined without regard to any summary plan description relating to such plan. With respect to each DFS Employee, for a period of three (3) years following the Closing Date, Buyer shall maintain a severance plan that is substantially similar to the DuPont Flooring Systems Severance Policy as in effect on the date of this Agreement (PROVIDED, that its coverage shall extend to all DFS Employees), and Buyer shall be under no obligation to maintain any other severance plan or arrangement in respect of DFS Employees.

                        (f) VACATION. On or before the Closing Date, DuPont shall pay to each DTI Transferred Employee the balance of any vacation accrued with respect to any period before the calendar year in which the Closing Date occurs and, at the election of a DTI Transferred Employee, the balance of any vacation accrued by the DTI Transferred Employee with respect to the calendar year in which the Closing Date occurs. As of the Closing Date, Buyer shall assume and provide to each DTI Transferred Employee any vacation that is not cashed out in accordance with the immediately preceding sentence, to the extent accrued on the Final Closing Balance Sheet. DTI Transferred Employees shall be given full credit for pre-Closing years of service with DuPont and its Affiliates for purposes of determining eligibility for vacation under Buyer's vacation policy; PROVIDED, that any DTI Transferred Employee who is eligible under DuPont's vacation policy for six (6) weeks of annual vacation in the calendar year in which the Closing Date occurs

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shall be treated as eligible for six (6) weeks of annual vacation under Buyer's vacation policy. As soon as practicable, but not more than thirty (30) days following the Closing, DuPont shall deliver to Buyer, in electronic format, the vacation balances of the DTI Transferred Employees as of the Closing Date. The provisions of this subsection (f) shall not apply to DTI Transferred Employees who are Foreign Active Benefit Employees.

                        (g) DUPONT 401(K) PLAN. DuPont shall be solely responsible for all Liabilities under the DuPont 401(k) Plan. Buyer or an Affiliate of Buyer shall establish or maintain a defined contribution plan and trust intended to qualify under Section 401(a) and Section 501(a) of the Code (the "BUYER SAVINGS PLAN") that on or after the Closing Date shall accept a contribution, in cash or, to the extent of any notes associated with the outstanding balance of any loans to DTI Transferred Employees, in kind, attributable to any eligible rollover distribution (within the meaning of Section 401(a)(31) of the Code) of the benefit of a DTI Transferred Employee under the DuPont 401(k) Plan; PROVIDED, that the obligation to accept such a rollover in kind shall expire twelve (12) months after the Closing Date (or at such other time as Buyer and DuPont may mutually agree). As of the Closing Date, DuPont shall fully vest all DTI Transferred Employees in their respective account balances under the DuPont 401(k) Plan if required by Law.

                        (h) NON-QUALIFIED PLANS. Effective as of the Closing Date, DuPont shall retain and be solely responsible for the Liabilities and obligations to or in respect of DTI Employees under the DuPont Pension Restoration Plan, Retirement Restoration Plan, the Pension and Retirement Plan and Salary Deferral and Savings Restoration Plan.

                        (i) QUALIFIED DEFINED BENEFIT PENSION PLANS. DuPont shall retain and be solely responsible for all Liabilities and obligations with respect to DTI Employees and Former DTI Employees under all United States defined benefit pension plans that are maintained by DuPont or any of its Subsidiaries and that are intended to be "qualified" within the meaning of
Section 401(a) of the Code, and accordingly there shall be no transfer of assets or liabilities among DuPont, Buyer, any of their Affiliates or their respective plans in respect of such defined benefit pension plans. Subject to subsection
(k) below, on and for a period of not less than fifteen (15) years after the Closing Date, for the benefit of each DTI Transferred Employee who was a participant in the E. I. du Pont de Nemours and Company Pension and Retirement Plan (the "DUPONT DEFINED BENEFIT PLAN") immediately before the Closing Date, the Buyer shall maintain a defined benefit plan ("BUYER DEFINED BENEFIT PLAN") that incorporates the features set forth on Schedule 5.16(i). Buyer shall credit each DTI Transferred Employee with service with DuPont and any of its Affiliates for all purposes under the Buyer Defined Benefit Plan, including for purposes of determining such DTI Transferred Employee's accrued benefit under the Buyer Defined Benefit Plan, but only to the extent such service was recognized for the applicable purpose under the DuPont Defined Benefit Plan. As soon as practicable, but in any event not later than one hundred eighty (180) days after the Closing Date (and, with respect to any DTI Transferred Employee who terminates employment with Buyer and its Affiliates before such time, as soon as practicable following a request from Buyer), DuPont shall provide Buyer with such information in the possession of DuPont or its Affiliates that Buyer may reasonably require to carry out


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its obligations under this subsection (i) and shall otherwise cooperate with
Buyer with respect to such obligations.

                        (j) POST-RETIREMENT WELFARE BENEFITS. DuPont shall retain and be solely responsible for all Liabilities to DTI Employees and Former DTI Employees under the Retiree Welfare Plan. Subject to subsection (k) below, for DTI Transferred Employees who on the Closing Date have attained age 40 and have completed 15 years of service with DuPont or an Affiliate thereof ("RETIREE ELIGIBLE TRANSFERRED EMPLOYEE"), Buyer shall provide, upon termination of employment from Buyer or its Affiliates, with age and service (taking into account service with both DuPont and its Affiliates and Buyer and its Affiliates) that would have entitled the Retiree Eligible Transferred Employee to benefits under the Retiree Welfare Plan as in effect immediately before the Closing Date, retiree medical benefits to each such Retiree Eligible Transferred Employee for a period of at least three (3) years that are substantially no less favorable than those that would have been provided to the Retiree Eligible Transferred Employee under the terms of the Retiree Welfare Plan as in effect immediately before the Closing Date; PROVIDED, that, if applicable, beginning at such time on or after the Closing Date as Buyer ceases to provide any health benefits to the then current employees of Buyer or its Affiliates exclusive of DTI Transferred Employees by reason of alternative health coverage being made available to such employees, Buyer shall no longer be required to provide the benefits otherwise required by this subsection (j) or subsection (k)(ii), below. DuPont acknowledges that neither Foreign Active Benefit Employees nor DFS Employees participate in the Retiree Welfare Plan.

                        (k) SPECIAL BENEFIT CONTINUATION RULES. Without limiting the generality of subsections (e), (i) or (j) above, if, within three
(3) years after the Closing Date, Buyer sells or disposes of all or substantially all of any operating facility or business unit of the DTI Business (or, solely with respect to subsection (k)(i) below, shuts down or otherwise discontinues the operations of all or substantially all of any operating facility or business unit of the DTI Business), then:

                                (i)     with respect to any DTI Transferred
        Employees who participate in the Buyer Defined Benefit Plan and whose employment with Buyer and its Affiliates terminates by reason of any such transaction, Buyer shall provide an enhanced severance benefit to such DTI Transferred Employees with a value in the aggregate, based upon the actuarial assumptions used as of that time for funding purposes under the Buyer Defined Benefit Plan, not less than the value of the additional benefit that would have been provided in accordance with
        Section 5.16(i) above had the employment of the DTI Transferred Employees with Buyer and its Affiliates not terminated by reason of such transaction; and

                                (ii)    if post-retirement benefits
        substantially similar to those required by subsection (j) above, are not provided by an acquiror of the DTI Business to any Retiree Eligible Transferred Employee who becomes employed by any acquiror of the DTI Business (or applicable portion thereof) in connection with any such transaction, Buyer shall provide such post-retirement benefits to

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        such Retiree Eligible Transferred Employee (but not any Retiree Eligible
        Transferred Employee who refuses employment with such acquiror), at the election of the Retiree Eligible Transferred Employee at or after the attainment of age 50; PROVIDED, that the extent to which Buyer or its Affiliates shall be responsible for bearing the cost of such benefits with respect to any Retiree Eligible Transferred Employee (e.g., the extent of the employer subsidy) shall be determined based on the age and service of the Retiree Eligible Transferred Employee taken into account for such purposes immediately before such transaction, but in no event shall such subsidy be less than fifty percent (50%) or exceed any cap on the subsidy that was established in accordance with the requirements of subsection (j) above and in effect immediately before such transaction.

                        (l) INDEMNIFICATION. All Liabilities retained, assumed or indemnified by Buyer pursuant to this Section 5.16 shall in each case be deemed to be Assumed Liabilities, and all liabilities retained, assumed or indemnified by DuPont pursuant to this Section 5.16 shall in each case be deemed to be Retained Liabilities, and, in each case, shall be subject to the indemnification provisions set forth in Section 8.4.

                        (m) ACTIONS BY BUYER AND DUPONT. Any action required to be taken under this Section 5.16 by DuPont may be taken by a Subsidiary of DuPont and any action required to be taken under this Section 5.16 by Buyer may be taken by an Affiliate of Buyer.

                        (n) WELFARE PLANS. DuPont shall provide and be solely responsible for any continuation coverage required under Section 4980B of the Code, Part 6 of Title I of ERISA or applicable state law ("COBRA") to each "qualified beneficiary" as that term is defined in COBRA whose first "qualifying event" (as defined in COBRA) occurs on or prior to the Closing Date. DuPont shall provide any required certificates of creditable coverage under HIPAA.

                        (o) NO THIRD PARTY BENEFICIARIES. Nothing contained in this Section 5.16 shall create any third party beneficiary rights in any DTI Employee or Former DTI Employee, any beneficiary or dependents thereof, or any collective bargaining representative thereof, with respect to the compensation, terms and conditions of employment and benefits that may or may not be provided to a DTI Transferred Employee by Buyer or under any benefit plan which Buyer may or may not maintain.

                        (p) CONFIDENTIALITY AND NONCOMPETITION AGREEMENTS WITH DTI TRANSFERRED EMPLOYEES. To the extent there are any agreements regarding confidential information or any noncompetition agreements between DuPont and any DTI Transferred Employee that would otherwise restrict such DTI Transferred Employee from performing his or her job function relating to the DTI Business or from competing with DuPont by accepting employment with Buyer (or an Affiliate of Buyer), the parties hereby confirm (and DuPont hereby waives any right to claim otherwise) that the employment of such DTI Transferred Employee by Buyer (or an Affiliate of Buyer) on or after the Closing as


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contemplated by Section 5.16(a) above with respect to the DTI Business shall not constitute a violation of any such agreements; PROVIDED, that nothing herein shall otherwise release such DTI Transferred Employee from his or her obligations to DuPont or its Affiliates under such agreements.

                        (q)     NON-U.S. EMPLOYEES.

                                (i) Except as otherwise expressly provided in this subsection (q), the provisions of this Section 5.16 other than this subsection (q) (to the extent such other provisions are applicable) shall apply to the DTI Transferred Employees whose home country of employment immediately before the Closing is outside of the United States (such DTI Transferred Employees expressly exclusive of expatriate United States employees, the "FOREIGN ACTIVE BENEFIT EMPLOYEES").

                                (ii) The provisions of subsection (c) above shall not apply to the Sellers or their Subsidiaries to the extent of their employment of individuals (expressly exclusive of expatriate United States employees) whose home country of employment immediately before the Closing is (or whose home country of employment immediately before an earlier termination of employment was) outside of the United States. To such extent, except as set forth in Schedule 1(zz), all Liabilities and obligations with respect to DTI Transferred Employees and Retained Employees shall be apportioned in accordance with the terms of the applicable Local Asset Transfer Agreement and any Local Purchase Agreement, and DuPont and its Affiliates, on the one hand, and Buyer and its Affiliates, on the other hand, shall assume or retain (as the case may be) and be solely responsible for all such Liabilities and obligations solely in accordance with the terms of the applicable Local Asset Transfer Agreement and any Local Purchase Agreement; PROVIDED, that Buyer or its Affiliates shall assume and be solely responsible for all Liabilities and obligations whatsoever with respect to Foreign Benefit Employees.

                                (iii)   Buyer shall provide to the Foreign
        Active Benefit Employees, all former employees of DuPont Canada or its predecessors or direct or indirect Subsidiaries (whether attributable to the DTI Business or otherwise) and the Former DTI Employees attributable to the portion of the DTI Business carried on at the Closing by INVISTA (U.K.) Limited (formerly known as DuPont Textiles & Interiors (U.K.) Limited) or its predecessors or Subsidiaries, DuPont Textile and Interiors do Brasil Ltda. or its predecessors or Subsidiaries, or DuPont Textiles & Interiors (Taiwan) Limited or its predecessors or Subsidiaries (collectively, the "FOREIGN BENEFIT EMPLOYEES"), and otherwise assume all Liabilities relating to, the pension and postretirement medical benefits to which the Foreign Benefit Employees are entitled immediately before the Closing and continue the benefit plans and programs under which such benefits are provided in effect, for a period of not less than three (3) years after the Closing, on

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        substantially similar terms and conditions to those that were in effect immediately before the Closing.

                                (iv) On or before the Closing Date, DuPont may, at its election, cause a contribution to be made to one or more of the funded pension benefit plans maintained by DuPont or its Affiliates in which any of the Foreign Benefit Employees participate (collectively, the "FOREIGN PENSION PLANS") in an amount (if any) determined in DuPont's sole discretion; PROVIDED, that DuPont shall act in good faith to cause the Pension Assets as of the Closing Date not to exceed the Pension Liabilities as of the Closing Date (as determined in accordance with the principles set forth in Section 2.6(b)(i)).

                                (v) DuPont and Buyer shall take all actions necessary to cause the pension benefits attributable to Foreign Benefit Employees to be subject to the applicable treatment prescribed in
        Schedule 5.16(q)(v).

                        (r) U.S. Employee Matters Agreement. To the extent there is a conflict between the provisions of this Section 5.16 and the provisions of the Employee Matters Agreement, dated February 1, 2003, by and between E. I. du Pont de Nemours and Company and DuPont Textiles and Interiors, Inc., the provisions of this Section 5.16 shall control.

                Section 5.17    POST-CLOSING ACCESS TO INFORMATION.

                        (a) From and after the Closing Date, except as prohibited by applicable Law, and except as relates to Information regarding Taxes which is governed by Article VI, DuPont and Buyer shall, subject to compliance by the other and its Subsidiaries with the provisions of Section 5.20, afford to each other and to each other's authorized employees, accountants, counsel and other designated Representatives reasonable access (including using reasonable commercial efforts (as defined in Section 5.11(c)) to deliver) and duplicating rights (with retrieval, delivery and copying costs to be borne equally by DuPont and Buyer for the two years following the Closing and thereafter, by the party requesting any such copies during normal business hours to all books and records and documents, communications, items, matters and other information (collectively, "INFORMATION") within the knowledge, possession, custody or control of the other party or any DuPont Indemnified Party or Buyer Indemnified Party, as applicable, relating to (a) in the case of requests by Buyer, the DTI Assets, the DTI Business, the Assumed Liabilities or the DTI Employees, and (b) in the case of requests by DuPont, the Excluded Assets, the DuPont Business or the Retained Liabilities, insofar as such access is reasonably required by DuPont or Buyer or any of their Subsidiaries or Affiliates and does not violate this Agreement or the Related Agreements, any applicable Law or any confidentiality obligations applicable to DuPont or Buyer or any of their Subsidiaries or Affiliates, as the case may be (and shall use reasonable commercial efforts to cause Persons or firms possessing relevant Information to give similar access). The foregoing will (i) not apply to Technical Information (which shall be governed by the Patent and

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Technical Information Agreement) and (ii) be limited by the following specific provisions:

                        (b) The requesting party may use the Information provided hereunder only for the legitimate business purposes justifying such party's access to the Information, subject to any contractual or other legal restrictions that apply to such Information. If either party has a reasonable concern regarding the other party's use of such books and records, such party may, upon reasonable prior written notice and at such party's expense, audit the other party's use of such books and records at times and in a manner so as not to interfere unreasonably with the operation of the business of the party being audited.

                        (c) Each party will use reasonable commercial efforts to make available knowledgeable personnel to provide context and background to the Information as reasonably requested by the other party.

                        (d) The parties will use reasonable commercial efforts to retain the ability to access electronic records for so long as such records are required to be maintained pursuant to Section 5.19.

                        (e) Each party may refuse to furnish any Information if (i) it believes in good faith (after consultation with counsel, which may be in-house counsel), that doing so is reasonably likely to cause a Privilege which such party would be entitled to assert to be undermined with respect to such Information and such undermining of Privilege could in such party's good faith judgment (after consultation with counsel, which may be in-house counsel) adversely affect in any material respect such party's position in any pending or, which such party believes in good faith (after consultation with counsel, which may be in-house counsel) could be, future litigation or (ii) DuPont or any of its Subsidiaries, on the one hand, and Buyer or any of its Subsidiaries, on the other hand, are adverse parties in a litigation and such information is reasonably pertinent thereto; PROVIDED, that, in the cases of clause (i) above, the parties hereto shall cooperate in seeking to find a way to allow disclosure of such Information to the extent doing so would not (in the good faith belief of the party attempting to disclose such Information (after consultation with counsel, which may be in-house counsel)) reasonably be likely to cause such Privilege to be undermined with respect to such Information; PROVIDED, FURTHER, that the party refusing disclosure shall (i) notify the other party that such disclosures are reasonably likely to cause such Privilege to be undermined and
(ii) communicate to the other party in reasonable detail (A) the facts giving rise to such notification and (B) the subject matter of such information (to the extent it is able to do so in accordance with the foregoing proviso).

                        (f) Without limiting the generality of the foregoing, Information may be requested under this Section 5.17 for audit and accounting purposes and in connection with Actions, as well as for purposes of fulfilling disclosure and reporting obligations.

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                        (g)     Notwithstanding anything else in this Section
5.17, the provisions of this Section 5.17 shall not apply to Actions brought by one party (or its Affiliates) to this Agreement against another party (or its Affiliates) to this Agreement.

                Section 5.18 PRODUCTION OF WITNESSES AND INDIVIDUALS. From and after the Closing Date, except as otherwise provided in Article VI, DuPont and Buyer shall use, and shall cause their respective Subsidiaries to use, reasonable commercial efforts to make available to each other, upon written request, its officers, directors, employees and agents for fact finding, consultation and interviews and as witnesses to the extent that any such Person may reasonably be required in connection with any Actions in which the requesting party may from time to time be involved relating to the conduct of the DTI Business or the DuPont Business. Access to such Persons shall be granted during normal business hours, at a location and in a manner reasonably calculated to minimize disruption to such Persons and the business of DuPont or Buyer, as the case may be. DuPont and Buyer agree to reimburse each other for reasonable out-of-pocket expenses (other than officers' or employees' salaries) incurred by the other in connection with providing individuals and witnesses pursuant to this Section 5.18. Notwithstanding the foregoing, the provisions of this Section 5.18 shall not apply to Actions brought between DuPont and its Affiliates, on the one hand, and Buyer and its Affiliates on the other hand.

                Section 5.19 RETENTION OF RECORDS. Except with respect to Information regarding Taxes which is governed by Article VI, and except when a longer retention period is otherwise required by Law or agreed to in writing, the Sellers and Buyer and their respective Subsidiaries shall retain, in accordance with the applicable retention periods prescribed in (in the case of the Sellers and their Subsidiaries) the CRIM Guide and (in the case of Buyer and its Subsidiaries) Buyer's records control schedule policy, in each case, existing as of the date of this Agreement (which either party is free to amend, supplement or replace, from time to time, without the consent of the other party PROVIDED that any such amendment, supplement or replacement applies generally to the records of the party), all material Information relating to the DTI Business (in the case of the Sellers) and the DuPont Business (in the case of Buyer). The parties hereto agree that upon written request from the other that certain Information relating to the DTI Business or the transactions contemplated hereby be retained in connection with an Action and that the parties shall use reasonable commercial efforts to preserve and not to destroy or dispose of such Information without the consent of the requesting party. The parties agree that each of DuPont and Buyer shall be deemed to have provided such a written request to the other party (and the other party shall be deemed to have received such written request) with respect to the Retained DTI Actions and Specified DTI Actions, respectively.

                Section 5.20    CONFIDENTIALITY.

                        (a) For a period of ten (10) years from the Closing Date, DuPont, on the one hand, and Buyer, on the other hand, shall hold and shall cause their respective Affiliates to hold, and shall each cause their respective past, present and future Representatives to hold, in confidence and not disclose or release without the prior

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written consent of the other party, any and all Confidential Information (as defined herein) of the other party; PROVIDED, that the parties may disclose, or may permit disclosure of, Confidential Information (i) to their respective Representatives who have a need to know such information and are informed of their obligation to hold such information confidential to the same extent as is applicable to the parties hereto and in respect of whose failure to comply with such obligations, DuPont, on the one hand, and Buyer, on the other hand, as the case may be, will be responsible or (ii) if the parties hereto, their Affiliates or their Representatives are compelled to disclose any such Confidential Information by judicial or administrative process or, in the opinion of independent legal counsel, by other requirements of Law. Notwithstanding the foregoing, in the event that any demand or request for disclosure of Confidential Information is made pursuant to clause (ii) above, DuPont, on the one hand, or Buyer, on the other hand, as the case may be, shall promptly notify the other of the existence of such request or demand and shall provide the other a reasonable opportunity to seek an appropriate protective order or other remedy, which both parties will cooperate in obtaining (each at its own expense). In the event that such appropriate protective order or other remedy is not obtained, the party who is required to disclose Confidential Information shall furnish, or cause to be furnished, only that portion of the Confidential Information that is legally required to be disclosed. "CONFIDENTIAL INFORMATION" shall mean all proprietary technical, economic, environmental, operational, financial and/or other business information or material of one party which, prior to, on or following the Closing Date, has been disclosed by DuPont or its Affiliates (including the Retained Subsidiaries), on the one hand, or Buyer or its Affiliates or the Joint Ventures, on the other hand, in written, oral (including by recording), electronic or visual form to, or otherwise has come into the possession of, the other, including pursuant to the access provisions of Section 5.17 or any other provision of this Agreement or any Related Agreement (except the Patent and Technical Information Agreement) or, in the case of DuPont and its Affiliates and Representatives, as a result of DuPont's direct or indirect ownership of the DTI Assets and DTI Business prior to the Closing, including (A) ideas and concepts for existing products, processes and services; (B) specifications for products, Equipment and processes; (C) manufacturing and performance specifications and procedures; (D) engineering drawings and graphs; (E) technical, research and engineering data; (F) formulations, materials and material specifications; (G) laboratory studies and benchmark tests; (H) service and operation manuals; (I) quality assurance policies, procedures and specifications; (J) evaluation and/or validation studies; (K) pending patent applications; (L) all other know-how, methodology, procedures, techniques and trade secrets related to research, engineering, development and manufacturing; and (M) business information, including marketing and development plans, forecasts, research and development agreements, and customer and vendor information (except, in each case, to the extent that such information can be shown to have been (1) in the public domain through no fault of such party or its Affiliates, (2) lawfully acquired from other sources by such party or its Affiliates (or, in the case of Buyer, the Joint Ventures) to which it was furnished or (3) developed by or for that party without reference to the Confidential Information; PROVIDED, HOWEVER, in the case of subclause (2) that such sources did not provide such information in breach of any

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confidentiality or other legal obligations of which the receiving party had knowledge). Notwithstanding the foregoing, "Confidential Information" under this Agreement shall not include any Technical Information. For the purposes of this
Section 5.20, (i) the DTI Companies shall be deemed to be Subsidiaries or Affiliates of Buyer and not Subsidiaries or Affiliates of DuPont and (ii) the Retained Subsidiaries shall be deemed to be Subsidiaries or Affiliates of DuPont, including with respect to information furnished prior to the Closing Date or the date of this Agreement.

                        (b) Notwithstanding anything to the contrary set forth herein and except to the extent set forth in a Related Agreement, (i) DuPont and its Affiliates (including the Retained Subsidiaries), on the one hand, and Buyer and its Affiliates (including the DTI Companies), on the other hand, shall be deemed to have satisfied their obligations hereunder with respect to Confidential Information if they exercise the same degree of care (but no less than a reasonable degree of care) as they take to preserve confidentiality for their own similar information and (ii) confidentiality obligations provided for in any agreement between DuPont or any of its Affiliates (including the Retained Subsidiaries), or Buyer or any of its Affiliates (including the DTI Companies), on the one hand, and any employee of DuPont or any of its Affiliates (including the Retained Subsidiaries or, prior to the Closing Date, any DTI Company) or Buyer or any of its Affiliates (including after the Closing Date, the DTI Companies), on the other hand, shall remain in full force and effect; PROVIDED, HOWEVER, that, after the Closing, this clause (ii) will not restrict DuPont or any of its Affiliates (excluding the DTI Companies), on the one hand, or Buyer or any of its Affiliates (including the DTI Companies), on the other hand, from modifying such agreements as permitted according to the terms thereof. Subject to Section 5.9, Confidential Information (other than Technical Information) of DuPont and its Affiliates (including the Retained Subsidiaries), on the one hand, or the DTI Companies, on the other hand, in the possession of and used by the other as of the Closing Date may continue to be used by DuPont or its Affiliates (including the Retained Subsidiaries), or Buyer and its Affiliates (including the DTI Companies), as the case may be, in the operation of the DuPont Business or DTI Business, as the case may be, so long as the Confidential Information is maintained in confidence and not disclosed in violation of this Agreement. Such continued right to use may not be transferred to any third party (other than an Affiliate of a party hereto) unless the third party purchases all or substantially all of the business and Assets in one transaction or in a series of related transactions for which or in which the relevant Confidential Information is used or employed. In the event that such right to use is transferred in accordance with the preceding sentence, the transferring party shall not disclose the source of the relevant Confidential Information.

                        (c) As promptly as practicable after the date of this Agreement, DuPont shall request that all confidential material provided to prospective purchasers of the DTI Business and their respective Representatives in connection with the Sale Process (other than Buyer and its Affiliates and their respective Representatives) be returned to DuPont or a DTI Company or be destroyed.

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                        (d)     Nothing in this Section 5.20 shall limit or
restrict any rights or obligations of the parties or their Affiliates or the Joint Ventures regarding confidential information under the Related Agreements, including the Patent and Technical Information Agreement.

                        (e) Without the prior written consent of the other party, DuPont and Buyer shall not (and shall cause their respective Subsidiaries not to) disclose or release this Agreement, the Related Agreements, the Local Purchase Agreements or any part or description thereof, to any non-U.S. Governmental Authority unless (i) required to do so by applicable Law or a Governmental Authority, (ii) requested to do so by a Governmental Authority in connection with a Tax Audit or similar proceeding or (iii) in order to obtain any regulatory approval of the Sale; PROVIDED, in the case of clause (i), (ii) or (iii) that DuPont and Buyer shall provide the other party with reasonable advance notice prior to making such disclosure or release. Notwithstanding anything to the contrary in this Agreement, either party and its Affiliates may make such disclosures in, and file such documents with, their tax returns and their filings with the SEC as it deems appropriate in its sole discretion.

                        (f) Notwithstanding anything to the contrary set forth herein or in any other written or oral understanding or agreement among the parties, the parties acknowledge and agree that any obligations of confidentiality contained herein and therein shall not apply to the U.S. tax treatment and U.S. tax structure of the Sale upon the earlier to occur of (i) the date of the public announcement of discussions relating to the Sale, (ii) the date of the public announcement of the Sale or (iii) the date of the execution of this Agreement, all within the meaning of Treasury Regulation
Section 1.6011-4; PROVIDED, HOWEVER, that each party recognizes that the foregoing is not intended to affect each party's privilege to maintain, in its sole discretion, the confidentiality of communications with its attorneys or with a federally authorized tax practitioner under Section 7525 of the Internal Revenue Code; PROVIDED, further, that neither party (nor any employee, Representative nor other agent thereof) may disclose any information that is not necessary to understand the U.S. tax treatment and tax structure of the Sale (including the identity of the parties and any information that could lead another to determine the identity of the parties) or any information to the extent that such disclosure could result in a violation of any U.S. federal or state securities Law.

                Section 5.21    PRIVILEGED MATTERS.

                        (a) Without limiting the parties' obligations set forth in Sections 5.2, 5.11, 5.14, 5.17, 6.8 and 6.9, DuPont and Buyer agree that their respective rights and obligations to maintain, preserve, assert or waive any or all attorney-client and work product privileges belonging to either party with respect to the DTI Business and the DuPont Business (collectively, "PRIVILEGES") shall be governed by the provisions of this Section 5.21. With respect to matters relating to the DuPont Business or the Retained DTI Actions, and with respect to all Information of DuPont relating to the Sale Process, DuPont shall have sole authority in perpetuity to determine whether to assert or waive any or all Privileges, and Buyer and its Affiliates (including the DTI Companies) shall, to


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their knowledge, take no action without the prior written consent of DuPont that would reasonably be likely to result in any waiver of any Privilege that could be asserted by DuPont under applicable Law and this Agreement. With respect to matters relating to the DTI Business (except for any Retained DTI Action), after the Closing, Buyer shall have sole authority in perpetuity to determine whether to assert or waive any or all Privileges, and DuPont and its Affiliates shall, to their knowledge, take no action after the Closing without the prior written consent of Buyer that would reasonably be likely to result in any waiver of any Privilege that could be asserted by Buyer under applicable Law and this Agreement. The rights and obligations created by this Section 5.21 shall apply to all Information as to which DuPont or the DTI Companies would be entitled to assert or has asserted a Privilege without regard to the effect, if any, of the transactions contemplated hereby ("PRIVILEGED INFORMATION").

                                (i)     Privileged Information of DuPont
        includes but is not limited to (A) all Information regarding the DuPont Business and all Information of DuPont relating to the Sale Process, but which after the Closing is in the possession of Buyer or any of its Subsidiaries (including the DTI Companies); (B) all communications subject to a Privilege occurring prior to the Closing with respect to Retained DTI Actions or the DuPont Business between counsel for DuPont or any of the Retained Subsidiaries (including in-house counsel and former in-house counsel who are DTI Employees) and any Person who, at the time of the communication, was an employee of DuPont or any of the Retained Subsidiaries, regardless of whether such employee is or becomes an employee of Buyer or any of its Subsidiaries (including the DTI Companies); and (C) all information subject to a Privilege which is generated, received or arising after the Closing Date that refers or relates to the foregoing Privileged Information generated, received or arising prior to the Closing Date to the extent disclosure of this Information is reasonably likely to cause a Privilege to be undermined with respect to the Information described in clauses (A) or (B) above.

                                (ii)    Privileged Information of the Buyer
        includes but is not limited to (A) any and all Information generated prior to the Closing regarding the DTI Business but which after the Closing is in the possession of DuPont or any of the Retained Subsidiaries (excluding Information of DuPont or its Subsidiaries relating to any Retained DTI Action or the Sale Process); (B) all communications subject to a Privilege occurring prior to the Closing (excluding communications relating to any Retained DTI Action or the Sale Process generated by DuPont or its Representatives) between counsel for the DTI Companies (including in-house counsel and former in-house counsel who are employees of DuPont or the Retained Subsidiaries) and any Person who, at the time of the communication, was an employee of the DTI Companies, regardless of whether such employee is or becomes an employee of DuPont or any of the Retained Subsidiaries; and (C) all information subject to a Privilege which is generated, received or arising after the Closing Date that refers or relates to the foregoing Privileged Information generated, received or arising prior to the

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        Closing Date to the extent disclosure of this Information is reasonably likely to cause a Privilege to be undermined with respect to the Information described in clauses (A) or (B) above.

                        (b) Upon receipt by DuPont or its Subsidiaries or Buyer or its Subsidiaries (including the DTI Companies), as the case may be, of any subpoena, discovery or other request from any third party that actually or arguably calls for the production or disclosure of Privileged Information of the other or if DuPont or its Subsidiaries or Buyer or its Subsidiaries (including the DTI Companies), as the case may be, obtains knowledge that any current or former employee of either DuPont or its Subsidiaries or Buyer or its Subsidiaries (including the other DTI Companies) has received any subpoena, discovery or other request from any third party that actually or arguably calls for the production or disclosure of Privileged Information of the other, DuPont or Buyer, as the case may be, shall promptly notify the other of the existence of the request and shall provide the other a reasonable opportunity to review the Information and to assert any rights it may have under this Section 5.21 or otherwise to prevent the production or disclosure of Privileged Information. DuPont or its Subsidiaries or Buyer or its Subsidiaries (including the DTI Companies), as the case may be, will not produce or disclose to any third party any of the other's Privileged Information under this Section 5.21 to the extent disclosure of such Information is believed by the other party in good faith (after consultation with counsel, which may be in-house counsel), to be reasonably likely to cause a Privilege which such other party would be entitled to assert to be undermined with respect to such Information and that such undermining of Privilege could in such other party's good faith judgment (after consultation with counsel, which may be in-house counsel), adversely affect in any material respect such party's position in any pending or, what such other party believes could be, future litigation unless (i) the other has provided its express written consent (which shall not be reasonably withheld or delayed, it not being unreasonable to so act if it believes in good faith that it is reasonably necessary to protect the Privilege) to such production or disclosure or (ii) a court of competent jurisdiction has entered an order not subject to interlocutory appeal or review finding that the Information is not entitled to protection from disclosure under any applicable privilege, doctrine or rule.

                        (c) DuPont's transfer of DTI Books and Records and other Information to Buyer, DuPont's agreement to permit Buyer to obtain Information existing prior to the Closing, Buyer's and its Subsidiaries' (including the DTI Companies) transfer of DuPont Books and Records and other Information and Buyer's agreement to permit DuPont to obtain Information existing prior to the Closing are made in reliance on DuPont's and Buyer's respective agreements, as set forth in Section 5.20 and this Section 5.21, to maintain the confidentiality of such Information and to take the steps provided herein for the preservation of all Privileges that may belong to or be asserted by DuPont or Buyer, as the case may be. The access to Information being granted pursuant to Sections 5.2, 5.14, 5.17, 6.8 and 6.9 the agreement to provide witnesses and individuals pursuant to Sections 5.18 and 6.8 and the disclosure to Buyer and DuPont of Privileged Information relating to the DTI Business or DuPont Business pursuant to this Agreement

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in connection with the transactions contemplated hereby shall not be asserted by
DuPont or Buyer to constitute, or otherwise deemed, a waiver of any Privilege that has been or may be asserted under this Section 5.21 or otherwise. Nothing in this Agreement or in the Local Purchase Agreements shall operate to reduce, minimize or condition the rights granted to DuPont and Buyer in, or the obligations imposed upon DuPont and Buyer by, this Section 5.21.

                Section 5.22 MAIL AND OTHER COMMUNICATIONS. After the Closing Date, each of the Sellers, Buyer and Buyer Subs and their respective Subsidiaries may receive mail, telegrams, packages and other communications properly belonging to the other (or the other's Subsidiaries). Accordingly, at all times after the Closing Date, each of DuPont and Buyer and their respective Subsidiaries authorizes DuPont and its Subsidiaries, on the one hand, or Buyer and its Subsidiaries, on the other hand, as the case may be, to receive and open all mail, telegrams, packages and other communications received by it and not unambiguously intended for such other party (or its Subsidiaries) or any of such other party's (or its Subsidiaries') officers or directors, and to retain the same to the extent that they relate to the business of the receiving party. To the extent that any such communications relate to the business of the non-receiving party, the receiving party shall promptly deliver such mail, telegrams, packages or other communications (or, in case the same relate to both businesses, copies thereof) to the other party. The provisions of this Section
5.22 are not intended to, and shall not be deemed to, constitute an authorization by any of the Sellers, Buyer or Buyer Subs to permit the other to accept service of process on its behalf and neither party is or shall be deemed to be the agent of the other for service of process purposes.

                Section 5.23 COMPLIANCE WITH WARN ACT AND SIMILAR STATUTES. DuPont (i) has delivered Schedule 5.23(a) to Buyer which sets forth the work locations and number of individuals DuPont reasonably believes, as of the date of this Agreement, may be terminated at any site of employment or facility of the DTI Business (other than the Shared Facilities) during the ninety (90) days prior to Closing, and (ii) will deliver Schedule 5.23(b) to Buyer at Closing which sets forth as of the Closing Date, the number and the work locations of those individuals at the Shared Facilities whose employment was terminated during the prior ninety (90) days. Buyer shall not, and shall cause their Subsidiaries not to, with respect to any site of employment or facility identified on Schedule 5.23(a) or (b), at any time during the ninety (90) day period following the Closing Date, without complying fully with the notice and other requirements of the Worker Adjustment and Retraining Notification Act of 1988 (the "WARN ACT") or any similar state, local or foreign Law requiring notice to employees, effectuate (1) a "plant closing" (as defined in the WARN
Act), (2) a "mass layoff" (as defined in the WARN Act) or (3) any similar action under applicable state, local or foreign Law requiring notice to employees in the event of a plant closing or layoff. In addition, Buyer hereby agrees to indemnify the DuPont Indemnified Parties and to defend and hold DuPont and Sellers harmless from and against any and all Losses which DuPont and Sellers may incur in connection with any Action brought against DuPont or Sellers under the WARN Act or any similar state, local or foreign Law, which relates, in whole or in part, to actions taken

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by Buyer or any of its Subsidiaries with regard to any site of employment or facility identified on Schedule 5.23(a) or (b). DuPont hereby agrees to indemnify the Buyer Indemnified Parties and to defend and hold the Buyer Indemnified Parties harmless from and against any and all Losses which the Buyer Indemnified Parties may incur in connection with any Action brought against the Buyer Indemnified Parties under the WARN Act or any similar state, local or foreign Law, to the extent that such Action is solely attributable to any omission by DuPont of any individual required to be listed on Schedule 5.23(a) or Schedule 5.23(b).

                Section 5.24 SHARED LIABILITIES. Except as expressly set forth in this Agreement, a Local Purchase Agreement, a Transitional Services Agreements, a Local Asset Transfer Agreement (to the extent not inconsistent with this Agreement) or any Related Agreement, all Liabilities other than Liabilities which constitute Shared Contractual Liabilities (which are addressed in Section 5.25) that arise out of the businesses, activities or operations of both the DuPont Business and DTI Business shall be deemed to be both an Assumed Liability and a Retained Liability (such Liability, a "SHARED LIABILITY") in each case, to the extent a portion of such Liability can be allocated as such. The foregoing includes, without limitation, Liabilities arising out of the joint operations of Shared Facilities (other than Liabilities that are expressly deemed not to be Assumed Liabilities or Retained Liabilities, as the case may be, pursuant to their respective definitions). Any such Shared Liability (unless otherwise allocated pursuant to this Agreement, a Local Purchase Agreement, a Transitional Services Agreements, a Local Asset Transfer Agreement or a Related Agreement) shall be allocated between the parties as they shall mutually agree. In the event Buyer and DuPont are unable to agree on an allocation of any such Shared Liability within thirty (30) days of either party first notifying the other in writing that such Shared Liability potentially exists, such dispute shall be resolved by an independent third party selected by mutual agreement of DuPont and Buyer and any determination by such independent third party shall be final and binding upon the parties hereto and their Subsidiaries. The independent third party shall be instructed to allocate such Shared Liability based on relative proportions by which the Liability relates to the DuPont Business, on the one hand, and the DTI Business, on the other hand. Except as expressly set forth in this Agreement or in a Related Agreement, with respect to any product which prior to the Closing Date was manufactured in any respect (including any component thereof) by both the DTI Business and the DuPont Business, any Liability which arises out of, results from or is related to such product (or any component thereof) and which may otherwise be a Shared Liability shall be deemed to be (i) an Assumed Liability if such product was sold by an Asset Seller solely in respect of the DTI Business or by Buyer or any of its Subsidiaries (including any DTI Company) to a third party or (ii) a Retained Liability if such product was sold by DuPont or any of the Retained Subsidiaries solely in respect of the DuPont Business to a third party.

                Section 5.25    SHARED CONTRACTS.

                        (a) With respect to Shared Contractual Liabilities pursuant to, under or relating to a given Shared Contract, such Shared Contractual Liabilities shall,

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unless otherwise allocated pursuant to this Agreement, a Local Purchase
Agreement, a Local Asset Transfer Agreement, a Transitional Services Agreements, an Other Agreement to which Buyer or any Buyer Sub (or any DTI Company or Asset Seller, if the final version of such agreement was disclosed to Buyer prior to the date of this Agreement or otherwise approved by Buyer) is a party, or a Related Agreement, be allocated between DuPont and the Retained Subsidiaries, on the one hand, and Buyer and its Subsidiaries, on the other hand, as follows:

                                (i)     first, to the extent a Liability is
        incurred exclusively in respect of (A) a benefit received by the DuPont Business or the DTI Business or (B) a breach or failure to perform caused by the DuPont Business or the DTI Business (treating for this purpose any breaches or failures to perform by DuPont or its Affiliates that are caused by acts or failures to act by the DTI Business as a breach or failure to perform by the DTI Business), in each case such Liability shall be determined to be a Retained Liability or an Assumed Liability, respectively; and

                                (ii) second, to the extent a Liability cannot be so allocated under clause (i) above, such Liability shall be allocated to DuPont and the Retained Subsidiaries, on the one hand, and to Buyer and its Subsidiaries, on the other hand, as the case may be, based on the relative proportions of total benefit received ((i) to the extent the Liabilities relate to a specified period, the relative benefits received by the DuPont Business and the DTI Business over such period and (ii) otherwise over the term of the Shared Contract, measured from January 1, 2003 or such later date as the Shared Contract was entered into up to the date of the allocation) by the DuPont Business, on the one hand, and the DTI Business, on the other hand, under the relevant Shared Contract. Notwithstanding the foregoing, DuPont or Buyer, as the case may be, shall be responsible for any or all Liabilities arising out of or resulting from their (or their respective Subsidiaries') breach of the relevant Shared Contract to which this
        Section 5.25 otherwise pertains.

                        (b) If DuPont or any Retained Subsidiary, on the one hand, or Buyer or any of its Subsidiaries, on the other hand, receives any benefit or payment that under any Shared Contract was intended for the other party, DuPont or Buyer, as the case may be, will use its reasonable commercial efforts to, and to cause such Subsidiaries to, deliver, transfer or otherwise afford such benefit or payment to the other party.

                        (c) Notwithstanding anything to the contrary herein, the parties agree that the Shared Contracts set forth on Schedule 5.25(c)(i) (excluding any Mirrored Shared Contracts, the "EXCLUDED SHARED CONTRACTS") shall not be deemed to be DTI Assets hereunder. Without limiting the foregoing, the parties have determined that it is advisable that certain Shared Contracts, which are set forth on Schedule 5.25(c)(ii) (together with any Excluded Shared Contracts that Buyer designates in writing no later than ten (10) Business Days prior to Closing as a Contract that it wants to be a Mirrored Shared Contract, collectively, the "MIRRORED SHARED CONTRACTS"), be separated into


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separate Contracts between the appropriate third party and either the DuPont
Business or the DTI Business as the case may be, in all material respects on the same terms (except for Mirrored Shared Contracts that are IT Assets which are addressed in Section 5.8); PROVIDED, that, for the avoidance of doubt, upon the separation of any such Mirrored Shared Contract, the newly created Contract that relates to the DTI Business shall be deemed to be a DTI Asset. The parties agree to cooperate and provide reasonable assistance prior to, and for a period of nine (9) months following the Closing in effecting the separation of such Mirrored Shared Contracts. With respect to any Mirrored Shared Contract (other than any such Contract that would otherwise be an IT Asset) that has not been separated on or prior to the Closing, DuPont and Buyer shall, to the extent permitted by such Shared Contract, at or prior to the Closing enter into a transitional services agreement (a "TRANSITIONAL SERVICES AGREEMENT") reasonably satisfactory to each party which shall provide for Buyer to continue to receive the benefits and to continue to perform the obligations under such Shared Contracts, on, subject to the following sentence, the same terms (including appropriate indemnification provisions that would allocate DTI Business related Liabilities to Buyer on the basis consistent with the allocation in Section 5.25(a)), as those applicable to the DTI Business immediately prior to Closing; PROVIDED, that any such arrangement shall terminate upon the earlier of nine (9) months following the Closing and at such time as the underlying Shared Contract terminates or expires. Notwithstanding anything herein to the contrary, Buyer and DuPont shall share equally any additional costs imposed by a third party as a result of the arrangements contemplated by this Section 5.25(c).

                        (d) (i) In the event and to the extent that DuPont or any Retained Subsidiary is unable to obtain any required consent, approval or amendment required to separate a Mirrored Shared Contract or enter into a Transitional Services Agreement with respect to a Mirrored Shared Contract pursuant to Section 5.25(c), DuPont shall, and shall cause the Retained Subsidiaries to, use reasonable commercial efforts to (i) continue to hold, and to the extent required by the terms applicable to such Contract, be bound thereby, (ii) cooperate in any arrangement, reasonable and lawful as to DuPont and Buyer, designed to provide to Buyer or its Subsidiaries the benefits arising under such Mirrored Shared Contract, including accepting such reasonable direction as Buyer shall request of DuPont and (iii) enforce at Buyer's request, or allow Buyer and its Affiliates to enforce in a commercially reasonable manner, any rights of DuPont and its Affiliates under such Mirrored Shared Contract against the issuer thereof or the other party or parties thereto (including the right to elect to terminate that portion of such Mirrored Shared Contract that relates to the DTI Business in accordance with and to the extent permitted by the terms thereof upon the request of Buyer); PROVIDED, HOWEVER, that (except for Mirrored Shared Contracts that are IT Assets which are addressed in Section 5.8) the reasonable costs and expenses (including reasonable professional fees and expenses) incurred by DuPont or its Affiliates at Buyer's request, and incurred by Buyer or its Affiliates, in each case, with respect to any of the actions contemplated under clauses (ii) and (iii) above, shall be borne equally by Buyer and DuPont, except to the extent such costs and expenses would have been Buyer's obligation had such Mirrored Shared Contract been properly separated pursuant to Section 5.25(c), in which case such

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costs and expenses shall be borne solely by Buyer. DuPont shall, and shall cause the Retained Subsidiaries to, without further consideration therefor, and without right of set-off, pay and remit to Buyer promptly all monies, rights and other considerations received in respect of such performance.

                                (ii) To the extent that Buyer or any of its Affiliates (including the DTI Companies) or the DTI Business are, had been or are to be provided the benefits from and after the Closing Date of any Mirrored Shared Contract pursuant to subsection (d)(i) above, Buyer or such Affiliate shall pay, perform and discharge fully, promptly when due, for the benefit of the issuer thereof, or the other party or parties thereto, the obligations of DuPont or its relevant Affiliate, as the case may be, thereunder or in connection therewith or, if more advantageous to the parties, to take actions to enable DuPont or its Affiliates to pay, perform and discharge fully such obligations, but only to the extent that (i) such action by Buyer would not result in any default (other than a Third Party Default) thereunder or in connection therewith and (ii) such performance pertains to, or is related to, the providing (past, present or future) of benefits to Buyer or its Affiliates or the DTI Business (including the DTI Companies); PROVIDED, HOWEVER, that if Buyer or its Affiliates shall fail to perform to the extent required herein and such failure continues for ten (10) Business Days following notice thereof to Buyer, DuPont and its Affiliates shall thereafter cease to be obligated under this Section 5.25(d) to provide Buyer or its Affiliates with any benefits in respect of the Mirrored Shared Contract which is the subject of such failure to perform unless and until such situation is remedied; PROVIDED, FURTHER, HOWEVER, that such failure to perform shall not excuse Buyer from its obligations under this Section 5.25(d). Buyer shall indemnify DuPont for all Losses arising out of (i) any actions (or omissions to act) of DuPont or any Retained Subsidiary taken at the direction of, and in all material respects in the manner prescribed by, Buyer or any of its Subsidiaries (including any DTI Company) or (ii) the failure of Buyer or any of its Subsidiaries to perform (or any defect in the performance of) any of its obligations under this Section 5.25(d) with respect to the Mirrored Shared Contract in question; PROVIDED, that the foregoing shall not apply to any claim by the other party to the Mirrored Shared Contract that there had occurred a Third Party Default. DuPont shall indemnify the Buyer Indemnified Parties for all Losses arising out of (A) any actions, except as set forth in clause (i) of the immediately preceding sentence, by DuPont or a Retained Subsidiary which would constitute gross negligence or willful misconduct, (B) the DuPont Business, (C) any Third Party Default or (D) insofar as Losses to Persons (other than DuPont or Buyer or their respective Affiliates) are concerned, any failure to obtain any required consent, approval or amendment described in this Section 5.25(d) except as provided in the preceding sentences (after giving effect to the proviso thereof).

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                        (e)     As used in this Section 5.25, Buyer's
Subsidiaries shall include the DTI Companies for purposes of determining the relative proportion of the benefit received from any given Shared Contract.

                        (f) Neither DuPont nor Buyer shall, without the other party's consent, renew, terminate or permit any of its Subsidiaries to renew or terminate any Shared Contract under which the other party or any of its Subsidiaries is, at such time, receiving a material benefit.

                Section 5.26    RESPONSIBILITY FOR SUBSIDIARIES.

                        (a) Except as provided for in the Related Agreements or any Other Agreement to which Buyer or any Buyer Sub (or any DTI Company or Asset Seller, if the final version of such agreement was disclosed to Buyer prior to the date of this Agreement or otherwise approved by Buyer) is a party, all deliveries of documents and notices required to be provided by DuPont or any of its Affiliates to any Buyer Sub, pursuant to this Agreement and the Local Purchase Agreements shall be deemed to have been satisfied and complied with if delivered to Buyer, which shall be deemed to be authorized to take actions and receive deliveries of documents and notices on its behalf. Buyer agrees, for the benefit of DuPont and its Affiliates, to cause each Buyer Sub to perform all of such Buyer Sub's obligations and agreements pursuant to this Agreement and the Local Purchase Agreements and hereby fully guarantees to DuPont and its Affiliates its performance hereunder.

                        (b) Except as provided for in the Related Agreements or any Other Agreement to which Buyer or any Buyer Sub (or any DTI Company or Asset Seller, if the final version of such agreement was disclosed to Buyer prior to the date of this Agreement or otherwise approved by Buyer) is party, all deliveries and notices required to be provided by Buyer or any of its Affiliates to any such Subsidiary of DuPont, pursuant to this Agreement and the Local Purchase Agreements shall be deemed to have been satisfied and complied with if delivered to DuPont, which shall be deemed to be authorized to take actions and receive deliveries and notices on its behalf. DuPont agrees, for the benefit of Buyer and its Affiliates, to cause each of its Subsidiaries to perform all of such Subsidiary's obligations and agreements pursuant to this Agreement and the Local Purchase Agreements and hereby fully guarantees to Buyer and its Affiliates its performance hereunder.

                        (c) Without limiting any other provision of this Agreement, for purposes of this Section 5.26, following the Closing, each DTI Company will be deemed to be a Buyer Sub.

                Section 5.27    OBLIGATIONS REGARDING JOINT VENTURES.

                        (a) DuPont and the applicable Sellers and Buyer and the applicable Buyer Subs shall use their reasonable commercial efforts, including the Sellers and Buyer taking such actions required by the Joint Venture Agreements to obtain any consent,

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approval or amendment required to convey, assign, transfer and deliver to Buyer or any Buyer Sub such Sellers' Joint Venture Interests, and, if applicable, the Other Partner Interests, including, to the extent not already obtained, after the Closing Date; PROVIDED, HOWEVER, that this Agreement shall not constitute an agreement to convey, assign, transfer or deliver any Joint Venture Interests or Other Partner Interests as to which consent or approval to assignment, conveyance, transfer or delivery thereof or amendment thereof has not been obtained as of the Closing Date unless and until such consent, approval or amendment is no longer required or has been obtained. Notwithstanding anything in this Agreement to the contrary, if DuPont and the other Sellers are unable to obtain any required consent, approval or amendment required to transfer, convey, assign or deliver the Joint Venture Interests relating to the several Joint Ventures constituting in the aggregate the Centek Group, then unless and until they have obtained such consents, approvals or amendments sufficient to transfer, convey, assign or deliver the Joint Venture Interests for all members of such Centek Group, they shall be deemed to have not received consents, approvals or amendments sufficient to transfer, convey, assign or deliver any of such Joint Venture Interests. Notwithstanding anything in this Agreement to the contrary, in no event shall the Closing be conditioned upon the conveyance, assignment, transfer or delivery (directly or indirectly) of any Joint Venture Interests pursuant to this Agreement, except as provided in Section 7.2(k) and
(m).

                        (b) In the event and to the extent that DuPont or any other Seller is unable to obtain at or prior to Closing any such required consent, approval or amendment required to transfer, convey, assign or deliver any Joint Venture Interests to Buyer or one or more of the Buyer Subs, DuPont shall, and shall cause the Retained Subsidiaries to, continue to retain title to such Joint Venture Interests (PROVIDED, that DuPont may transfer any such interests to any Wholly Owned Subsidiary of DuPont, if not in violation of the associated Joint Venture Agreement); PROVIDED FURTHER, that if any such Joint Venture Interest is held by a DTI Company (other than a single purpose entity as contemplated by Section 5.27(i)) and such DTI Company is to be conveyed to Buyer or a Buyer Sub under this Agreement, DuPont shall use reasonable commercial efforts to restructure such company or its sale to Buyer or its Subsidiaries so that DuPont or a Retained Subsidiary retains the Joint Venture Interest without retaining any other DTI Assets of such company. Buyer agrees to cooperate with DuPont in effectuating the foregoing. The parties agree to make appropriate adjustments to this Agreement and any Local Purchase Agreement. Any actions by DuPont, unless already permitted in the Separation Completion Plan, shall require the consent of Buyer, such consent not to be unreasonably withheld. Until the transfer to Buyer of such Joint Venture Interests, DuPont shall, or shall cause a Retained Subsidiary to, use reasonable commercial efforts to, with the cooperation of Buyer, continue to comply with the terms of the applicable Joint Venture Agreements to the extent permitted by the applicable Joint Venture Agreements. DuPont shall consult with reasonable frequency with Buyer with respect to the Joint Ventures and, in particular, shall use its reasonable commercial efforts not (and not to permit any Retained Subsidiary) to take any action in its capacity as a member or partner of any Joint Venture (except as required by its fiduciary duties and except for day-to-day actions in the ordinary course of business taken in its capacity as a managing member or managing

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partner on behalf of the Joint Venture) without first consulting with Buyer and considering Buyer's views. DuPont shall indemnify the Buyer Indemnified Parties for (x) all Losses arising in connection with (A) the transfers, or attempted transfers, of the Joint Venture Interests or the Shares of the DTI Companies holding Joint Venture Interests or (B) any default or breach (or alleged default or breach) or similar claim to the extent it arises by reason of the fact that, in accordance with Section 5.27, Buyer or its Subsidiaries is receiving the economic benefit of any Joint Venture and (y) all Actual Losses (other than those arising from Liabilities assumed under clause (xi) of the definition of Assumed Liabilities) paid by Buyer as a result of any Action or Directive by a third party relating to DuPont's or any of its Affiliates' ownership or operation of any Joint Venture prior to the time it is transferred to Buyer; PROVIDED, HOWEVER, that in no event shall Actual Losses include diminution in value or lost profits except to the extent such Actual Losses of Buyer are paid pursuant to or required by an Action or Directive by a third party or paid by Buyer to a third party in resolution or settlement thereof. Claims for indemnification under Section 5.27 shall be treated as indemnifiable claims for the purposes of Article VIII. Except as otherwise provided in the two immediately preceding sentences, the reasonable costs (other than any purchase price) and expenses (including reasonable professional fees and expenses) incurred by DuPont or its Affiliates at Buyer's request, and incurred by Buyer or its Affiliates, in each case, with respect to any of the actions contemplated under this Section 5.27, shall be borne equally by Buyer and DuPont. DuPont shall, and shall cause the Retained Subsidiaries to, without further consideration therefor, and without right of set-off, pay and remit to Buyer promptly all monies, rights and other considerations received after the Closing Date from the Joint Ventures in respect of the Joint Venture Interests (the aggregate of such net amounts paid to Buyer or any of its designated Affiliates (after giving effect to the following provisos of this sentence) in respect of the Joint Venture Interests of a particular Joint Venture, the "JOINT VENTURE DISTRIBUTION AMOUNT"); PROVIDED, HOWEVER, that DuPont may adjust, as necessary, the amounts remitted to Buyer under this sentence to preserve the tax neutrality to DuPont and its Affiliates of the receipt and remittance by DuPont or its Affiliates to Buyer and its Affiliates of such monies, rights and other considerations received in respect of the Joint Venture Interests and any such remittance shall be treated by the parties as adjustments to the purchase price of the relevant Joint Venture Interest; PROVIDED, FURTHER, that notwithstanding the foregoing, DuPont and its Affiliates may retain, and shall not be required to remit to Buyer or any of its Affiliates, any Tax distributions received from any Joint Venture made for the purpose of paying any Taxes that are Retained Liabilities attributable to the income of such Joint Venture. Without the consent of Buyer (which consent shall not be unreasonably withheld or delayed), until such time that any Joint Venture Interest or, if applicable, any related Other Partner Interest that is not transferred at Closing is transferred to Buyer or a Buyer Sub, DuPont shall not, and shall cause the Retained Subsidiaries not to, agree to the amendment, modification or waiver of the terms of any Joint Venture Agreement. Except (x) as expressly permitted by this Agreement, any Related Agreement or any Other Agreement to which Buyer or a Buyer Sub (or any DTI Company or Asset Seller, if the final version of such agreement was disclosed to Buyer prior to the date of this Agreement or otherwise approved by Buyer) is a party, (y) as required by applicable Law or the

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applicable Joint Venture Agreement, or (z) with the express written consent of the Buyer (which shall not be unreasonably withheld or delayed) from the Closing until such time as any Joint Venture Interest, or if applicable any related Other Partner Interest, that is not transferred at Closing is transferred to Buyer or a Buyer Sub, DuPont shall, and shall cause its Subsidiaries to, subject to Section 9.3(c), conduct the DTI Business conducted by DuPont and its Subsidiaries with respect to the Joint Ventures in all material respects in the ordinary and usual course consistent with past practice and use their reasonable commercial efforts to cause the Joint Ventures (1) to conduct the DTI Business in all material respects in the ordinary and usual course consistent with past practice (2) to preserve intact the business organizations and relationships of the DTI Business with third parties, including Governmental Authorities and (3) to maintain in all material respects the properties and Equipment (excluding obsolete Equipment) related to the DTI Business in good repair and, in the case of Equipment which is currently in use, good operating condition (subject to normal wear and tear). In the event that (x) DuPont or a Retained Subsidiary is required under the applicable Joint Venture Agreement to fund or (y) subject to the prior written consent of Buyer (not unreasonably to be withheld), DuPont or a Retained Subsidiary otherwise funds, any capital call from, or otherwise makes any capital contribution to, any Joint Venture after the Closing but prior to the transfer to Buyer or a Buyer Sub of DuPont's or a Retained Subsidiary's interests in such Joint Venture, then at the time of such transfer, Buyer shall be obligated to reimburse DuPont for the amount of cash funded into such capital call.

                        (c) (i) The obligations of Buyer and the Buyer Subs to purchase and accept any Joint Venture Interest or, if applicable, any related Other Partner Interest, and the obligations of the Sellers to sell, assign and transfer any Joint Venture Interest or, if applicable, any related Other Partner Interest, in each case, which was not transferred pursuant to Article II at Closing, shall be subject to the fulfillment, or written waiver by Buyer on behalf of itself and the Buyer Subs, or by DuPont, on behalf of itself and the Sellers, as the case may be, at or prior to such transfer, of the following conditions: (1) the receipt of each material consent, approval or amendment required to convey, assign, transfer and deliver to Buyer or any Buyer Sub such Joint Venture Interest and, if applicable, the related Other Partner Interests,
(2) no statute, rule, regulation, executive order, decree, preliminary or permanent injunction or restraining order shall have been enacted, entered, promulgated or enforced by any Governmental Authority which prohibits or restricts the transfer of such Joint Venture Interest or, if applicable, any related Other Partner Interest and (3) no Action shall have been (A) brought by any Governmental Authority and be pending or (B) threatened by a senior official at a Governmental Authority in writing (or orally, if confirmed by such official to the other party) which seeks to (v) prevent consummation of any such transfer, (w) cause such transfer to be rescinded following consummation thereof, (x) impose Criminal Penalties or material monetary damages upon a Seller, Buyer or any Buyer Sub as a result of such transfer, (y) affect adversely the right of Buyer or its Affiliates (including the DTI Companies) to own the Joint Venture Interest or, if applicable, the Other Partner Interests or
(z) affect adversely in any material respect the right of the Joint Venture to own its Assets or to operate its businesses; PROVIDED, that the conditions set forth in subclauses


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(y) and (z) of clause (3) are only conditions to Buyer's obligations and may only be waived by Buyer.

                                (ii) In the event that the applicable Joint Venture Seller does not sell, assign and transfer to Buyer its interest in the Primary Joint Venture at or prior to Closing, the obligations of Buyer and Buyer Subs to thereafter purchase and accept any interest in the Primary Joint Venture shall be subject to the fulfillment of, or written waiver by Buyer on behalf of itself and the Buyer Subs, the additional condition, at or prior to such transfer, that the representations and warranties of DuPont set forth in (x) Section 3.1 (but only with respect to the first two sentences thereof (but not with respect to good standing)), (y) the last sentence of Section 3.1 and (z)
        Section 3.3 (but only with respect to clauses (a), (b) (but only with respect to the first three sentences thereof), (c)(i) and (c)(ii)) shall, insofar as they relate to the Primary Joint Venture, be true and correct in all material respects as of the date such Joint Venture Interest is to be transferred.

                        (d) To the extent that such transfer, conveyance, assignment or delivery of Joint Venture Interests and, if applicable, Other Partner Interests contemplated by this Section 5.27 shall not have been consummated on the Closing Date (including by reason of the failure or inability to obtain a required approval, consent or amendment), DuPont and Buyer shall cooperate to effect as promptly thereafter as shall be practicable the sale, conveyance, assignment, transfer and delivery to Buyer or one or more of the Buyer Subs designated by Buyer of all right, title and interest of DuPont and its Affiliates in (i) such Joint Venture Interests free and clear of all Encumbrances other than Permitted Encumbrances and (ii) subject to Section 5.27(e), such Other Partner Interests. For the avoidance of doubt, subject to the conditions set forth herein, as promptly as practicable after all required approvals, consents and amendments have been obtained with respect to the transfer of any Joint Venture Interest at or after the Closing Date, DuPont shall transfer and deliver, or shall cause to be transferred and delivered, to Buyer or one or more Buyer Subs designated by Buyer, and Buyer or one or more Buyer Subs shall acquire, all right, title and interest of DuPont and its Affiliates in such Joint Venture Interests free and clear of all Encumbrances other than Permitted Encumbrances. Without limiting the generality of the foregoing, at any time and from time to time after the date any Joint Venture Interest or Other Partner Interest is transferred, conveyed, assigned or delivered to Buyer or a Buyer Sub (such date with respect to a Joint Venture Interest or Other Partner Interest, the "TRANSFER DATE"), at the request of Buyer, and without further consideration, DuPont or the Retained Subsidiaries shall execute and deliver to Buyer or one or more of the Buyer Subs such other instruments of transfer, conveyance, assignment or delivery and take such action as Buyer may reasonably deem necessary or desirable in order to more effectively transfer, convey, assign and deliver to Buyer or one or more of the Buyer Subs, as the case may be, and to confirm in Buyer and such Buyer Subs, as applicable, all title and ownership interest held (immediately prior to the Transfer Date) by DuPont or one of its Retained Subsidiaries in the Joint Venture Interests and Other Partner Interests, to put Buyer or one or more of the Buyer Subs in actual possession and control thereof (to the same extent as held by DuPont or one of the

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Retained Subsidiaries immediately prior to the Transfer Date) and to permit the Buyer or such Buyer Sub to exercise all ownership rights with respect thereto held (immediately prior to the Transfer Date) by DuPont or one of its Retained Subsidiaries, subject to applicable Law and the applicable Joint Venture Agreement, and Buyer shall execute and deliver to DuPont all instruments, undertakings or other documents and take such other action as DuPont may reasonably deem necessary or desirable in order to have Buyer or one or more of the Buyer Subs fully assume any Liability that it is obligated to assume under clause (xi) of the definition of Assumed Liabilities with respect to the ownership, possession and control by Buyer or such Buyer Sub, as the case may be, of the applicable Joint Venture Interests. At the time of the transfer, conveyance, assignment or delivery to Buyer or Buyer Sub, as applicable, of a Designated Joint Venture Interest, Buyer shall pay or cause to be paid, without any right of set-off, to DuPont or its designee cash in an amount, in immediately available funds, equal to ninety percent (90%) of the Joint Venture Interest Agreed Amount with respect to such Designated Joint Venture Interest and if such Joint Venture Interests were, or are to be, transferred, such payment to DuPont or its applicable designee, shall be deemed in satisfaction of Buyer's or its Subsidiaries' obligation to pay the Joint Venture Interest Agreed Amount thereunder. Notwithstanding anything to the contrary contained in this
Section 5.27, DuPont shall not be obligated to sell (or cause to be sold) to Buyer nor shall Buyer be obligated to purchase any Other Partner Interest if neither DuPont nor any of its Subsidiaries is obligated to purchase such Other Partner Interests.

                        (e) (i) In the event that DuPont or any of its Subsidiaries is required to make any payment or deliver any other consideration to one or more of the other partners or equity owners in any of the Joint Ventures (including its designee, each an "OTHER PARTNER") as a result of DuPont or such Subsidiary being required to purchase (pursuant to a "put" or similar right granted pursuant to the applicable Joint Venture Agreement which is triggered by the announcement or consummation of the transactions contemplated by this Agreement) the equity interests in such Joint Venture held by such Other Partner (the "OTHER PARTNER INTEREST"), then DuPont shall have the option to either (1) purchase the Other Partner Interest in such Joint Venture from the Other Partner and transfer such Other Partner Interest to Buyer or (2) to the extent permitted by the applicable Joint Venture Agreement, require that, subject to the terms and conditions of this Section 5.27, Buyer purchase the Other Partner Interest directly from the Other Partner, in which case Buyer shall purchase such interests concurrently with or as soon as practicable following the transfer to Buyer or a Buyer Sub of the Joint Venture Interest to which such right relates; PROVIDED, that if Buyer has delivered a Decline Notice pursuant to subparagraph (C) below and DuPont has not delivered a timely Top-Up Notice, then Buyer shall not purchase such interests of the Other Partner either from the Other Partner or from DuPont.

                                (ii) In the event that, as a result of the transfer or proposed transfer by the Sellers of any Joint Venture Interests to Buyer or a Buyer Sub, any Other Partner has the right, and has exercised the right, to sell to Buyer or a Buyer Sub its Other Partner Interest (as a result of a "tag-along" or similar


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        right granted pursuant to the applicable Joint Venture Agreement), then, subject to the terms and conditions of this Section 5.27, Buyer or a Buyer Sub shall purchase such Other Partner Interest in accordance with the terms of such Joint Venture Agreement concurrently with or as soon as practicable following the transfer to Buyer or a Buyer Sub of the Joint Venture Interest to which such right relates; PROVIDED, that if Buyer has delivered a Decline Notice pursuant to subparagraph (C) below and DuPont has not delivered a timely Top-Up Notice, then (x) to the extent permitted by the Joint Venture Agreement, DuPont shall purchase such interest from the Other Partner as designee of Buyer or (y) to the extent DuPont is not permitted by the Joint Venture Agreement to directly purchase such Other Partner Interest, DuPont or its designee shall immediately purchase such interest from Buyer, and Buyer shall immediately resell such interest to DuPont or its designee, at the price paid by Buyer therefor.

                                (iii) The pricing and payments to be made for the purchase of the Other Partner Interest pursuant to clauses (i) and
        (ii) above shall be as follows:

                                        (A)     In the event that Buyer or a
                Buyer Sub purchases the Other Partner Interest directly from the Other Partner, as may be required by either clause (i) or (ii) above, then:

                                                (1)     if the Other Partner
                        Agreed Amount exceeds the payment to the Other Partner required by the Joint Venture Agreement (the "OTHER PARTNER REQUIRED PAYMENT"), then Buyer shall pay, without right of set-off, at the time of the transfer of the Other Partner Interest to Buyer or a Buyer Sub, to
                        (x) the Other Partner, an amount of cash equal to the Other Partner Required Payment and (y) to DuPont, an amount of cash equal to fifty percent (50%) of the difference between the Other Partner Agreed Amount and the Other Partner Required Payment; and

                                                (2)     if the Other Partner
                        Required Payment exceeds the Other Partner Agreed Amount, (A) Buyer shall pay, without right of set-off, at the time of the transfer of the Other Partner Interest to Buyer or a Buyer Sub, to the Other Partner an amount of cash equal to (i) the Other Partner Agreed Amount plus (ii) fifty percent (50%) of the difference between (a) the lesser of (I) the Other Partner Required Payment and (II) if Buyer has delivered a Decline Notice and DuPont has delivered a Top-Up Notice, one-hundred fifty percent (150%) of the Other Partner Agreed Amount and (b) the Other Partner Agreed Amount and (B) DuPont shall pay, without right of set-off, at the time of the transfer of the Other Partner Interest to Buyer or a Buyer Sub, to the Other Partner an amount of cash equal to (i) fifty percent (50%) of the difference between (a) the lesser of (I) the Other Partner


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                        Required Payment and (II) if Buyer has delivered a
                        Decline Notice and DuPont has delivered a Top-Up Notice, one-hundred fifty percent (150%) of the Other Partner Agreed Amount and (b) the Other Partner Agreed Amount plus (ii) if Buyer has delivered a Decline Notice and DuPont has delivered a Top-Up Notice, the amount, if any, by which the Other Partner Required Payment exceeds one-hundred fifty percent (150%) of the Other Partner Agreed Amount.

                                        (B)     In the event that DuPont
                purchases the Other Partner Interest directly from the Other Partner and resells it to Buyer pursuant to clause (i) of this
                Section 5.27(e), then Buyer shall pay to DuPont, without right of set-off, concurrently with the transfer of the Other Partner Interest to Buyer or a Buyer Sub, an amount in cash equal to (a) if the Other Partner Agreed Amount exceeds the Other Partner Required Payment, (x) the Other Partner Agreed Amount minus (y) fifty percent (50%) of the difference between the Other Partner Agreed Amount and the Other Partner Required Payment, and (b) if the Other Partner Required Payment exceeds the Other Partner Agreed Amount, (x) the Other Partner Agreed Amount plus (y) fifty percent (50%) of the difference between (1) the lesser of
                (i) the Other Partner Required Payment and (ii) if Buyer has delivered a Decline Notice and DuPont has delivered a Top-Up Notice, one-hundred fifty percent (150%) of the Other Partner Agreed Amount and (2) the Other Partner Agreed Amount.

                                        (C)     Notwithstanding the foregoing,
                in the event that the amount required to be paid to the Other Partner for its Other Partner Interest exceeds one hundred fifty percent (150%) of the Other Partner Agreed Amount, Buyer shall have the right to decline the transfer of any such Other Partner Interest by delivering written notice (a "DECLINE NOTICE") to DuPont indicating such intention within ten (10) Business Days after receiving notice of the purchase price for the Other Partner Interest, PROVIDED, HOWEVER, that a Decline Notice shall not be effective, and Buyer shall not have the right to decline the transfer of any Other Partner Interest, in the event that DuPont agrees, and notifies Buyer (a "TOP-UP NOTICE"), within ten (10) Business Days after receiving a Decline Notice, that it agrees, to pay any amount in excess of one hundred fifty percent (150%) of the Other Partner Agreed Amount for such Other Partner Interest. If Buyer does not deliver a Decline Notice or, if it does, but DuPont delivers a Top-Up Notice, then Buyer shall be obligated to purchase the Other Partner Interest as provided above.

                                (iv) Notwithstanding any of the foregoing, Buyer shall not be required to make any payments pursuant to this
        Section 5.27(e) until the later of (i) the Closing Date and (ii) the Transfer Date. The payments made


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        pursuant to this Section 5.27(e) shall be in addition to any payments made by Buyer or a Buyer Sub for the Joint Venture Interests pursuant to
        Article II.

                                (v)     Notwithstanding the foregoing, if an
        Other Partner Agreed Amount was calculated based upon the Estimated Joint Venture Interest Agreed Amount related thereto and the payments required by this Section 5.27(e) were made based upon such calculation, then upon the determination of the Final Joint Venture Interest Agreed Amount of such Joint Venture (x) if the amount Buyer actually paid pursuant to this Section 5.27(e) exceeds the amount Buyer would have been required to pay had the Other Partner Agreed Amount been calculated based upon the Final Joint Venture Interest Agreed Amount, DuPont shall pay and remit to Buyer the amount of such excess or (y) if the amount Buyer would have been required to pay pursuant to this Section 5.27(e) had the Other Partner Agreed Amount been calculated based upon the Final Joint Venture Interest Agreed Amount exceeds the amount Buyer actually paid pursuant to Section 5.27(e), Buyer shall pay and remit to DuPont the amount of such excess. Payments required by this clause (v) shall be made promptly in cash in immediately available funds and without any right of set-off.

                        (f) In the event that DuPont or any of its Subsidiaries actually receives any payment or other consideration from any Other Partner in respect of any Joint Venture Interest (such amount, plus the Joint Venture Distribution Amount in respect of such Joint Venture Interest, if any, the "JOINT VENTURE NET PROCEEDS") by reason of the sale required (pursuant to a "call" right, "preemptive" right or similar right granted pursuant to the applicable Joint Venture Agreement which is triggered by the announcement or consummation of the transactions contemplated by this Agreement) to such Other Partner of such Joint Venture Interest from DuPont or a Retained Subsidiary, then DuPont or such Retained Subsidiary, as the case may be, shall, without right of set-off, upon the later of (i) the receipt of such payment or other consideration by DuPont or such Retained Subsidiary or (ii) the Closing, promptly pay or remit, without right of set-off, to Buyer an amount of Cash equal to (A) (u) in the case of any Designated Joint Venture Interests, zero and
(v) in the case of all other Joint Venture Interests, the Joint Venture Interest Agreed Amount, minus (B) if the amount of the Joint Venture Interest Agreed Amount for such Joint Venture Interest (or ninety percent (90%) of such Joint Venture Interest Agreed Amount in the case of a Special Designated Joint Venture) exceeds the Joint Venture Net Proceeds for such Joint Venture Interests, one-half (1/2) of the lesser of (x) the amount of such excess and (y)
(i) fifty percent (50%) of the Joint Venture Interest Agreed Amount for such Joint Venture Interest or (ii) forty-five (45%) of such Joint Venture Interest Agreed Amount in the case of a Special Designated Joint Venture for such Joint Venture Interest, plus (C) if the Joint Venture Net Proceeds with respect to a Joint Venture Interest or DTI Company holding Joint Venture Interests exceeds the Joint Venture Interest Agreed Amount (or ninety percent (90%) of such Joint Venture Interest Agreed Amount in the case of a Special Designated Joint Venture) related thereto, one-half (1/2) of the lesser of (x) the amount of such excess and (y) (i) fifty percent (50%) of the Joint Venture Interest Agreed Amount for such Joint Venture

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Interest or (ii) forty-five (45%) of such Joint Venture Interest Agreed Amount in the case of a Special Designated Joint Venture, minus (D) the Joint Venture Distribution Amount in respect of such Joint Venture Interest, if any; provided, HOWEVER, if the sum of the calculation contemplated pursuant to clauses (A) through (D) immediately above results in a negative amount, then Buyer shall promptly pay to DuPont in cash in immediately available funds and without any right of set-off the amount by which such amount is less than zero. Upon payment of such amount to Buyer, DuPont or such Subsidiary shall be deemed to satisfy any obligation it may have hereunder or under the applicable Local Purchase Agreement with respect to the transfers of such Joint Venture Interest. Except as permitted by this Section 5.27(f), DuPont shall not and shall cause its Affiliates not to, transfer, sell or convey or incur or, to the extent within its control, suffer to be incurred any Encumbrance (other than any Permitted Encumbrance) thereon, or agree to do any of the foregoing with respect to, any Joint Venture Interest. In the event that the amount of the above payments were calculated and made based upon the Estimated Joint Venture Interest Agreed Amount of a Joint Venture, then upon the determination of the Final Joint Venture Interest Agreed Amount of such Joint Venture (x) if the amount DuPont actually paid to Buyer pursuant to this Section 5.27(f) exceeds the amount DuPont would have been required to pay Buyer had such amount been calculated based upon the Final Joint Venture Interest Agreed Amount, Buyer shall pay and remit to DuPont the amount of such excess or (y) if the amount DuPont would have been required to pay Buyer pursuant to this Section 5.27(f) had such amount been calculated based upon the Final Joint Venture Interest Agreed Amount exceeds the amount DuPont actually paid Buyer, DuPont shall pay and remit to Buyer the amount of such excess. Payments required by the previous sentence shall be made promptly in cash in immediately available funds and without any right of set-off.

                        (g) DuPont shall, in connection with any transaction contemplated pursuant to Sections 5.27(e) or (f) above, to the extent practicable, keep Buyer reasonably and promptly informed of the discussions and negotiations with the Other Partner.

                        (h) In the event that DuPont cannot convey, transfer, assign and deliver any Joint Venture Interest (other than any Designated Joint Venture Interest) at Closing by reason of the failure or inability to obtain a necessary or required approval, consent or amendment, then, without limiting the foregoing provisions of clauses (a) - (g) above, DuPont shall receive at Closing the purchase price contemplated by Article II without diminution for the failure to convey, transfer, assign and deliver any such Joint Venture Interest and DuPont shall deliver to Buyer at Closing a letter of credit in an amount equal to the Estimated Joint Venture Interest Agreed Amount (if any) of such Joint Venture Interest not delivered at Closing; PROVIDED, HOWEVER, that with respect to any Joint Venture not transferred at Closing, the amount of such letter of credit shall be adjusted to reflect the Final Joint Venture Interest Agreed Amount (and any applicable changes in the fee described below) within three (3) Business Days of the determination of such Final Joint Venture Interest Agreed Amount, as applicable. The amount outstanding under any letter of credit shall increase (on a quarterly basis) to reflect a fee accrued at the rate of 12% per annum (calculated based on a year of 360 days and the

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


number of days elapsed since the date that is six months or nine months, as the case may be, after the Closing Date), commencing on the date that is six (6) months (or, in case of the Joint Ventures listed on Schedule 5.27(h), nine (9) months) after the Closing and ending on the earlier of the date that (a) is eighteen (18) months after the Closing or (b) the letter of credit is cancelled. To the extent the amount outstanding under a letter of credit is required to be adjusted upon the determination of any Final Joint Venture Interest Agreed Amount, the amount of the applicable fee shall be adjusted to reflect the amount that would have been calculated had the letter of credit always been based on the Final Joint Venture Interest Agreed Amount. Such letter of credit shall be cancelled upon the earliest of (i) without further payment (except for accrued and unpaid fees thereon), the delivery to Buyer or its designee of the Joint Venture Interest in question, (ii) the payment in full of the amount specified in Section 5.27(f) above in the event of the sale of the Joint Venture Interest in question as provided therein, (iii) the payment to Buyer (either pursuant to the letter of credit or directly) of the applicable Joint Venture Interest Agreed Amount (plus accrued and unpaid fees on the letter of credit) on the date that is eighteen (18) months after the Closing, as such date may be extended by Buyer, at any time or from time to time, to a date not later than twenty-four
(24) months following the Closing (PROVIDED, that for any such extension to be effective, Buyer shall have given DuPont at least five (5) Business Days prior written notice thereof), the cancellation of the letter of credit in the case of this clause (iii) to be made simultaneously with the payment to Buyer of the Joint Venture Interest Agreed Amount with respect to such Joint Venture Interest and (iv) if the transfer of such Joint Venture Interest to Buyer or a Buyer Sub is prohibited by a Governmental Authority with jurisdiction over such transfer, the payment in full of the applicable Joint Venture Interest Agreed Amount (plus accrued and unpaid fees on the letter of credit) within five Business Days after the date that such Governmental Authority issues a final or non-appealable action, order or decree (in writing) prohibiting the transfer of the Joint Venture Interest to Buyer or a Buyer Sub; PROVIDED, HOWEVER, that in the case of each of clauses (i), (ii), (iii) and (iv) above, DuPont shall pay Buyer all accrued and unpaid fees, if any, on the letter of credit, calculated as, and for the period, provided in the preceding sentence. Payment of any such fee shall not be required to be made until cancellation or payment of the underlying letter of credit and, in the event the letter of credit is paid to Buyer or in the event of a direct payment of the Joint Venture Interest Agreed Amount to Buyer, in either case pursuant to clause (iii) or (iv) of this Section 5.27(h), there shall be reduced from the amount of such payment the Joint Venture Distribution Amount in respect of such Joint Venture; PROVIDED, HOWEVER, that no such payment of a Joint Venture Distribution Amount shall reduce the amount of the fee otherwise payable under the letter of credit. DuPont may deliver separate letters of credit with respect to each Joint Venture Interest not delivered at Closing to Buyer; alternatively, DuPont may aggregate one or more of such letters of credit into a single letter of credit; PROVIDED, that all calculations and payments shall be made as if there were separate letters of credit, including for this purpose required prepayments and required partial prepayments in the event some, but not all, of the Joint Venture Interests to which a letter of credit is related are disposed of or paid to Buyer as provided herein.

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                        (i)     The terms, provisions and obligations (including
limitations thereof) of this Section 5.27 shall also apply to the conveyance, assignment, transfer and delivery by DuPont or the applicable Seller, on the one hand, to Buyer or any Buyer Sub, on the other hand, of Shares of any DTI Company holding solely Joint Venture Interests to the extent transfer of such Shares is restricted under one or more Joint Venture Agreements or otherwise requires any consent or approval of any Governmental Authority. Any Local Purchase Agreement providing solely for the sale, conveyance, assignment, transfer and delivery of
(i) any Directly Transferred Local Joint Venture Interests or (ii) Local Shares of any DTI Company holding solely Joint Venture Interests, for which the consent to transfer such Joint Venture Interests or Shares shall not have been obtained prior to Closing, shall not be required to be executed and delivered immediately prior to Closing, but shall be executed and delivered at such time, if ever, as such consent is obtained.

                        (j) Notwithstanding anything to the contrary in this Agreement, with respect to any Joint Venture Interests which are not transferred in accordance with this Agreement, (i) DuPont's or any other Seller's sole obligation with respect thereto, shall be to perform its obligations under this
Section 5.27 and (ii) DuPont and Buyer agree that the Losses suffered by Buyer of not receiving such Joint Venture Interest is the Joint Venture Interest Agreed Amount and that Buyer is adequately compensated therefor by receiving the payments contemplated by subsection (h) of this Section 5.27 or, with respect to any Designated Joint Venture Interest, by retaining the Joint Venture Interest Agreed Amount with respect to such Designated Joint Venture Interest.

                        (k) Upon the earliest to occur of (i) the date that is 24 months (or, in the case of any Designated Joint Venture Interests, nine
(9) months) after the Closing, (ii) Buyer's receipt of payment under Section 5.27(h) with respect to any Joint Venture Interests or (iii) the Transfer Date or the sale of any Joint Venture Interest pursuant to clause (f) above, in each case subject to Buyer's or DuPont's receipt of all payments owed to it from the other party, the obligations of the parties hereto under this Section 5.27 with respect to such Joint Venture Interests (and, to the extent applicable, the Local Purchase Agreement related to any such Joint Venture Interests) (or, in the case of the occurrence of the date that is twenty-four (24) months after the Closing, all Joint Ventures Interests) shall terminate and be of no further force or effect, other than with respect to actions, omissions and events occurring prior to such termination, including any payments owed under this
Section 5.27, and obligations to cooperate and offer further assurance with respect to transactions previously consummated; PROVIDED, HOWEVER, in the case that any Designated Joint Venture Interests (other than any Designated Joint Venture Interests with respect to which a payment was made under Section 5.27(f)) are not transferred to Buyer or a Buyer Sub on or prior to the date that is nine (9) months after the Closing Date, Buyer shall remit to DuPont an amount equal to the amount of the Joint Venture Distribution Amount with respect to such Designated Joint Venture Interests.

                        (l) Notwithstanding anything to the contrary in this Agreement or in any Local Purchase Agreement, DuPont and the Retained Subsidiaries shall retain, and there shall be excluded from the DTI Assets, any and all claims, Actions, causes of


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action, rights to indemnification, rights of recovery and similar rights
(collectively, "RIGHTS") relating to disputes with or claims against any Other Partner or Unifi, Inc., relating to pre-Closing matters, but only to the extent that the aggregate amounts received in respect of such Rights with respect to Unifi, Inc. or a particular Other Partner do not exceed the aggregate amount of Actual Losses paid by DuPont and its Affiliates as a result of any Action or Directive retained by DuPont and its Subsidiaries under clauses (xvi)(A) and
(xvii)(i) of the definition of Retained Liabilities with respect to Unifi, Inc. or such Other Partner, as the case may be. DuPont shall remit promptly to Buyer amounts, if any, received in respect thereof to the extent they exceed such Actual Losses paid by DuPont and its Affiliates as a result of any Action with respect to Unifi, Inc. or such Other Partner, as the case may be. Such determination shall be made on a net basis with respect to Unifi, Inc. and each Other Partner separately and not in the aggregate, without regard to the sequencing of receipt of amounts received in respect of Rights or paid in respect of applicable Actual Losses paid by DuPont and any of its Affiliates as a result of any Action or Directive.

                        (m) Schedule 5.27(m) is incorporated herein by reference as if the same were set forth herein in its entirety.

                Section 5.28    DELIVERY OF FINANCIAL STATEMENTS.

                        (a) For each fiscal quarter ending on or after September 30, 2003 and on or before the date that is 45 days prior to the Closing Date, DuPont shall use reasonable commercial efforts to cause to be delivered within sixty (60) days (or in the case of the fiscal quarter ending on September 30, 2003, seventy-five (75) days) after the last day of such fiscal quarter (or in the case of the fiscal quarter ending on December 31, 2003, no later than delivery of the 2003 Audited Financials Statements) to Buyer an unaudited comparative combined balance sheet at the last day of such fiscal quarter and unaudited comparative combined statements of income and cash flows of the DTI Business, for such quarter and the year-to-date period then ended (including for the comparable quarter and the comparable year-to-date periods for the prior year) (each, an "UNAUDITED COMBINED INTERIM FINANCIAL STATEMENT").

                        (b) With respect to the Unaudited Combined Interim Financial Statements required under Section 5.28(a) to be delivered by DuPont with respect to the quarter ending September 30, 2003, and with respect to each subsequent Unaudited Combined Interim Financial Statement, DuPont shall deliver to Buyer, when DuPont delivers the applicable Unaudited Combined Interim Financial Statements to Buyer, an associated review report under SAS 100 without exception or qualification of PWC with respect thereto.

                        (c) If the Closing occurs on or after December 31, 2003, prior to, at and, subject to DuPont receiving on a timely basis such cooperation as DuPont shall reasonably request from Buyer (including from employees of the DTI Business), after the Closing, DuPont shall use reasonable commercial efforts to cause to be delivered within one hundred twenty (120) days after year-end to Buyer an audited combined balance

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


sheet of the DTI Business at December 31, 2003 and audited combined statements of income and cash flows of the DTI Business for the year ended December 31, 2003 (the "2003 AUDITED FINANCIAL STATEMENTS"), together with a report without qualification or exception of PWC with respect thereto; PROVIDED, HOWEVER, any such report may contain an exception or qualification to the extent that such exception or qualification results from the actions or omissions by, or facts relating to, Buyer or its Affiliates after the Closing.

                        (d) Prior to the Closing, Buyer may, at its election, seek written confirmation (including, if applicable, in the form of a no-action letter or letters) from the staff of the SEC to the effect that, for public reporting purposes under the Securities Act, the Exchange Act, and the rules promulgated thereunder, KoSa B.V. is the predecessor entity to the combined businesses and operations of KoSa B.V. (and its Subsidiaries) and the DTI Business (such written confirmation, the "KOSA CONFIRMATION LETTER"). In the event that Buyer elects to seek the written confirmation in the preceding sentence and fails, within a reasonable period of time, to receive a KoSa Confirmation Letter after using its reasonable commercial efforts to obtain a KoSa Confirmation Letter, then as promptly as practicable after the Closing, subject to DuPont receiving on a timely basis notice from Buyer of such failure to receive a KoSa Confirmation Letter and such cooperation as DuPont shall reasonably request from Buyer (including from employees of the DTI Business), DuPont shall cause to be delivered to Buyer an audited combined balance sheet of the DTI Business at the Closing Date and audited combined statements of income and cash flows of the DTI Business for the period beginning on January 1, 2003 (or, if the Closing occurs after December 31, 2003, beginning on January 1,
2004) and ending on the Closing Date (the "STUB PERIOD AUDITED FINANCIAL STATEMENTS"), together with a report of PWC without qualification or exception with respect thereto; PROVIDED, HOWEVER, any such report may contain an exception or qualification to the extent that it results from the actions or omissions by, or facts relating to, Buyer or its Affiliates after the Closing. In the event that Buyer does not elect to seek a KoSa Confirmation Letter, DuPont shall have no obligation to cause to be delivered to Buyer the Stub Period Audited Financial Statements. In this event, however, DuPont will provide Buyer's Representatives reasonable access to the Information with respect to the DTI Business and personnel commensurate with what it would have provided PWC in connection with its audit of the Stub Period Audited Financial Statements and such additional Information as may be reasonably requested by Ernst & Young (to the extent any such Information is in the possession of, or under the control of, DuPont at such time or which may be obtained from PWC upon DuPont using its reasonable commercial efforts) so that Buyer may expeditiously cause such financial statements to be audited, (ii) use reasonable commercial efforts to cause PWC to cooperate with the auditors engaged by Buyer to conduct such audit and (iii) provide customary representation letters and other customary documents and instruments which would be provided to PWC if it were auditing such statements. Buyer shall reasonably promptly reimburse DuPont for any out-of-pocket expenses reasonably incurred by DuPont and its Affiliates (including any fees or expenses paid by DuPont and its Affiliates to PWC (if applicable)) in connection with their compliance with the immediately preceding sentence. DuPont and

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each of the Sellers acknowledges that if PWC fails to consent to the inclusion of any such audit reports in any SEC Filing and Buyer or any of its successors is denied in any manner whatsoever the access provided for in this Section 5.28(d), Buyer and its successors (if any) will suffer irreparable injury and damage. Therefore, DuPont and each of the Sellers agrees that, if Buyer or its successors is denied access provided for in this Section 5.28(d) in any manner whatsoever, Buyer and its Affiliates and their respective successors (if any) will be entitled to, in addition to all other remedies available to it, injunctive relief and specific performance to prevent the breach of and to secure the enforcement of this Section 5.28(d).

                        (e) Upon the reasonable request of Buyer, in connection with its financing of the transactions contemplated by the Sale, DuPont shall, as promptly as practicable, deliver to Buyer unaudited and unreviewed financial statements for the fiscal quarter ending on December 31, 2003, draft financial statements with respect to the DTI Business for the year ended December 31, 2003 and other interim financial statements reasonably requested by Buyer, but in each case only to the extent available.

                        (f) From time to time prior to Closing, DuPont shall, as promptly as practicable, deliver to Buyer unaudited and unreviewed GCAP monthly financial information with respect to the DTI Business.

                Section 5.29    LOCAL ASSET TRANSFER AGREEMENTS.

                        (a) The Sellers shall not permit any amendment of any of the Local Asset Transfer Agreements or any Schedules or Exhibits thereto without the consent of Buyer (which shall not be unreasonably withheld); PROVIDED, HOWEVER, that the entities listed on Schedule 5.29(a) shall not be required to seek the consent of Buyer to amend their Local Asset Transfer Agreement to reflect the consideration associated with such entities as reflected in Schedule 5.29(a).

                        (b) To the extent there is a conflict between any of the provisions of this Agreement and any Local Asset Transfer Agreement, the provisions of this Agreement shall control; PROVIDED, that, insofar as such provisions specifically relate to the supply of services under the Services Agreements or the allocation of Liabilities that arise out of or result from the services provided under the Services Agreements, the provisions of the Services Agreements shall control, except with respect to Environmental Matters. The parties agree that (and agree that they shall cause their respective Subsidiaries not to take any position inconsistent with the following) (x) if an Assumed Liability under this Agreement would not be an Assumed Liability under the Local Asset Transfer Agreements (other than the Reverse Transfer Agreements) or would not be a Retained Liability under a Reverse Transfer Agreement (other than the UK Non-DTI Asset Transfer Agreement), then such Liability will be deemed to be an Assumed Liability for all purposes notwithstanding the provisions of such Local Asset Transfer Agreement and (y) if a Retained Liability under this Agreement would not be a Retained Liability under the Local Asset Transfer Agreements (other than the Reverse Transfer Agreements) or would not be an Assumed Liability under a Reverse Transfer Agreement,

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then such Liability will be deemed to be a Retained Liability for all purposes notwithstanding the provisions of such Local Asset Transfer Agreement. Notwithstanding the foregoing, to the extent that any Local Asset Transfer Agreement contains waivers or disclaimers of representations, warranties or other rights of the parties, such waivers or disclaimers under any such Local Asset Transfer Agreement shall not limit any representation or warranty made by either party under this Agreement; PROVIDED, that the foregoing shall not apply to the performance or any defects in the performance of DuPont or its Subsidiaries under any Services Agreement.

                        (c) DuPont shall terminate, and shall cause all other parties to the Environmental Matters Agreement to (i) terminate the Environmental Matters Agreement on or prior to the Closing Date and (ii) notwithstanding any provisions of the Environmental Matters Agreement, agree that the Environmental Matters Agreement shall be deemed null and void AB INITIO, without any survival of rights or obligations thereunder.

                        (d) Prior to the Closing, DuPont shall cause (i) the agreements described in Schedule 1(ll), to be entered into in all material respects in the applicable forms attached as Exhibit H, with such changes as the parties shall mutually agree and (ii) subject to any required governmental approvals, such agreements to be consummated in accordance with the terms thereof.

                Section 5.30    LOCAL PURCHASE AGREEMENTS.

                        (a) Immediately prior to the Closing, DuPont, on the one hand, and Buyer, on the other hand, shall cause the applicable executed Local Purchase Agreements to be delivered to the other parties thereto and to consummate the Sale as provided for therein and, after the Closing, DuPont and Buyer shall cause their respective Subsidiaries party to the Local Purchase Agreements to comply with such respective Subsidiaries' obligations thereunder; PROVIDED, that the foregoing obligations are subject (i) to Section 5.27 in the case of any Local Purchase Agreement which provides for the conveyance, assignment, transfer and delivery of Directly Transferred Local Joint Venture Interests or Local Shares of any DTI Company holding Joint Venture Interests and
(ii) to Section 5.31 in the case of Delayed Companies.

                        (b) To the extent there is a conflict between any of the provisions of this Agreement and any Local Purchase Agreement, the provisions of this Agreement shall control.

                Section 5.31    OBLIGATIONS REGARDING DELAYED COMPANIES, ETC.

                        (a) The Shares of any Delayed Company that are not transferred to Buyer or a Buyer Sub at Closing shall be treated in the same manner as Joint Venture Interests (other than the Joint Venture Interests in the Primary Joint Venture and other than Designated Joint Venture Interests) as to which any consent, approval or amendment required to transfer, convey, assign or deliver such Joint Venture Interest to Buyer or any

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Buyer Sub has not been obtained at Closing pursuant to Section 5.27, except that: (i) the provisions of Section 5.27(e), (f), (g), (h), (k), (l) and (m) shall not apply to any Delayed Company; and (ii) in the event that DuPont cannot convey, transfer, assign and deliver any Shares of a Delayed Company within nine
(9) months after the Closing, DuPont shall pay Buyer an amount in cash equal to the amount determined by the parties to be the fair market value for such Shares (or, if the parties are unable to agree on such fair market value within 30 days, the fair market value determined by an independent third party selected by mutual agreement of DuPont and Buyer). Upon the earliest to occur of (i) the date that is nine (9) months after the Closing Date, subject to the final determination of, and Buyer's receipt of, all payments owed to it from DuPont, and (ii) the Transfer Date of the Shares of the Delayed Company, the obligations of the parties hereto under this Section 5.31(a) shall terminate and be of no further force or effect, other than with respect to actions, omissions and events occurring, and indemnification obligations arising, prior to such termination, including any payments owed under this Section 5.31, and obligations to cooperate and offer further assurance with respect to transactions previously consummated. Prior to and until the Transfer Date for the Delayed Company, DuPont shall defend, indemnify and hold harmless the Buyer Indemnified Parties from and against any and all Losses arising from, in connection with or otherwise with respect to all Liabilities of DuPont or any of the Retained Subsidiaries arising from its status as an owner of the Shares of the Delayed Company, and such Liabilities shall be deemed Retained Liabilities, in each case unless such Shares are transferred to Buyer or one of its Subsidiaries, in which case such Liabilities shall be deemed retroactively to the Closing to be Assumed Liabilities to the extent they would have been Assumed Liabilities if the Shares of the Delayed Company had been transferred to Buyer or a Buyer Sub at Closing pursuant to Article II.

                        (b) From the Closing Date until the Transfer Date for the Shares of a Delayed Company (the "INTERIM PERIOD"), DuPont or one of the Retained Subsidiaries will provide Buyer with such financial and other information with respect to the business and operations of each Delayed Company as may be reasonably requested by Buyer, unless the provision of such information (i) is, in good faith belief of DuPont (after consultation with counsel, which may be in-house counsel), reasonably likely to violate any Contract or Law to which DuPont or an Affiliate is a party or is subject or cause a Privilege which DuPont or any of its Subsidiaries would be entitled to assert to be undermined with respect to such information and such undermining of such Privilege could in DuPont's good faith judgment (after consultation with counsel, which may be in-house counsel) adversely affect in any material respect DuPont's position in any pending or, what DuPont believes in good faith (after consultation with counsel, which may be in-house counsel) could be, future litigation or (ii) if DuPont or any of its Subsidiaries, on the one hand, and Buyer or any of its Subsidiaries, on the other hand, are adverse parties in a litigation and such information is reasonably pertinent thereto; PROVIDED, that, in the case of clause (i), the parties hereto shall cooperate in seeking to find a way to allow disclosure of such information to the extent doing so would not (in the good faith belief of DuPont (after consultation with counsel, which may be in-house counsel)) reasonably be likely to result in the violation of any such Contract or Law or reasonably be likely to

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cause a Privilege to be undermined with respect to such information; PROVIDED,
FURTHER, that DuPont shall (x) notify Buyer that such disclosures are reasonably likely to violate DuPont's or its Subsidiaries' obligations under any such Contract or Law or are reasonably likely to cause such Privilege to be undermined, (y) communicate to Buyer in reasonable detail (A) the facts giving rise to such notification and (B) the subject matter of such information (to the extent it is able to do so in accordance with the foregoing proviso) and (z) in the case where such disclosures are reasonably likely to violate DuPont's or its Subsidiaries' obligations under any Contract, use reasonable commercial efforts to seek consent from the applicable third party to any such Contract with respect to the disclosures prohibited thereby (to the extent not otherwise prohibited by the terms of such Contract).

                        (c) The Closing shall in no event be conditioned upon obtaining the Non-Material Antitrust Approvals; PROVIDED, that in the event and to the extent such failure to obtain any Non-Material Antitrust Approval would prohibit (i) the conveyance, assignment, transfer and delivery to Buyer of DTI Assets or operations, (ii) the transfer to Buyer of DTI Employees or (iii) the DTI Business from continuing to make sales, in each case in an Identified Jurisdiction ("NON-REQUIRED TRANSFERS"), then (A) DuPont shall receive at Closing the purchase price contemplated by Article II without diminution as a result of a Non-Required Transfer, (B) DuPont and Buyer shall, and shall cause each of their applicable Subsidiaries to, until such consent or approval is obtained, cooperate, and use their reasonable commercial efforts, to effect a lawful alternative arrangement designed to allow the DTI Business to operate in the applicable Identified Jurisdiction in a manner substantially similar to the manner in which it was operated in such Identified Jurisdiction immediately prior to Closing or, to the extent operating in such manner is not possible, then in as similar a manner as possible (and, in this regard, DuPont shall accept reasonable and lawful direction from the Buyer including with respect to the holding of, and enforcing rights under, Contracts and Assets) and (C) following the Closing, with respect to the Non-Required Transfers, DuPont and Buyer shall continue to seek to obtain any necessary Non-Material Antitrust Approvals. If any changes are required to the treatment of employees or Assets with respect to the DTI Business by reason of the foregoing, the parties hereto shall cooperate and use reasonable commercial efforts to agree to, and effect, such treatment. Pending receipt (or the waiver by the applicable Governmental Authority) of the Non-Material Antitrust Approvals, and completion of the Non-Required Transfers, in any particular Identified Jurisdictions, DuPont shall retain the profits, expenses and Liabilities of the operations in the Identified Jurisdictions. DuPont shall indemnify, hold harmless and defend the Buyer Indemnified Parties from and against any and all Losses (other than any lost profits that are retained by DuPont pursuant to this Section 5.31(c)) arising from, in connection with or otherwise with respect to such operations in each Identified Jurisdiction (and the ownership of the related Assets) arising on or prior to the completion of the Non-Required Transfer in such Identified Jurisdiction. Upon the earliest to occur of (i) the date that is six (6) months after the Closing Date and (ii) the completion of the Non-Required Transfers, the obligations of the parties hereto under this Section 5.31(c) shall be terminated and be of

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no further force or effect, other than with respect to actions, omissions and events occurring, and indemnification obligations arising, prior to such termination.

                Section 5.32    TITLE INSURANCE.

                        (a) Buyer acknowledges that DuPont has made available to Buyer for its review either (i) commitments (the "CURRENT TITLE COMMITMENTS") for an owner's or leasehold, as applicable, title insurance policy (ALTA 1970 Revised Form B) with respect to each Category A Property which is located in the United States (or the applicable equivalent, if any, for those Category A Properties which are located in any country other than the United States (other than the Kingston Property)) or (ii) a preliminary title search with respect to each such Category A Property (other than the Kingston Property) (the "TITLE REPORTS" and, collectively with the Current Title Commitments, the "CURRENT TITLE WORK"), in each case issued by the Title Company.

                        (b) Prior to the Closing, DuPont shall (i) cause the Title Company to issue updates to the Current Title Commitments and new commitments (the "NEW TITLE COMMITMENTS" and, collectively with the Current Title Commitments, as any such title commitments may be updated from time to time in accordance with the terms of this Section 5.32, the "TITLE COMMITMENTS") for an owner's or leasehold, as applicable, title insurance policy (ALTA 1970 Revised Form B) with respect to each Category A Property for which only a Title Report has been delivered to Buyer and (ii) shall use reasonable commercial efforts to cause (and for purposes of Section 8.4, but not Section 7.2, shall cause) the Title Company to issue a New Title Commitment with respect to the Kingston Property. DuPont shall forthwith deliver any affidavits and documentary evidence reasonably requested by the Title Company and shall otherwise use reasonable commercial efforts to eliminate those exceptions to title insurance that Buyer is not required to accept under the terms of this Agreement, it being acknowledged and agreed that DuPont shall not be required to remove any exceptions that appear on the Current Title Work as of the date of this Agreement or that relate to any item that appears on any of the Surveys as of the date of this Agreement.

                        (c) Buyer and DuPont shall each pay fifty percent (50%) of the premium for Buyer's title insurance policy (except to the extent such insurance relates to exceptions disclosed to Buyer after the date of this Agreement, the premium for which shall be borne by DuPont) (and all costs relating to the Title Commitments and the Current Title Work) to the Title Company with respect to each Category A Property (based on a commercially reasonable allocated value for such Category A Property to be agreed upon by Buyer and DuPont) with extended coverage and including the following endorsements, to the extent available in the relevant jurisdiction and applicable with respect to such Category A Property: comprehensive, land same as survey, zoning 3.1, access, separate tax lot, subdivision, contiguity (if applicable), environmental protection lien, CLTA 1.19.2 and 1.19.3 and any other endorsement reasonably prudent in light of site-specific risks. In the event that Buyer elects to obtain additional endorsements to any such title insurance policy, Buyer shall do so at its sole cost and expense. In the event that Buyer elects to obtain lenders' policies of title insurance at the Closing, the amounts

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for which DuPont is responsible under the first sentence of this clause (c)
shall be determined without reference to the lender's insurance (as though such lender's insurance were not also being issued); PROVIDED, that DuPont shall not be obligated to incur any cost or expense in connection with the obtaining of such lenders' policies. Buyer shall have until the tenth (10th) Business Day after Buyer's receipt of any New Title Commitment or any supplement to any of the Title Commitments (the "TITLE REVIEW PERIOD") to notify DuPont, in writing, of its objection to any exceptions listed thereon other than Permitted Encumbrances (it being agreed that any exception which is not set forth in the Current Title Work or the Surveys (as of the date of this Agreement) and has not been previously approved, waived or not objected to in accordance with this
Section 5.32 shall not be deemed to be a Permitted Encumbrance under clause
(i)(z) of the definition of Permitted Encumbrance until the same is so approved, waived or not objected to in accordance with the terms of this Section 5.32). If Buyer's written objection is not received by DuPont within the applicable time period set forth in the immediately preceding sentence, Buyer shall be deemed to have approved such supplement thereto and all exceptions indicated therein. If Buyer timely objects in writing to one or more such exceptions indicated in such New Title Commitment or such supplement, DuPont shall use its reasonable commercial efforts to cure such objections by either eliminating them or causing the Title Company to insure over such exception(s) by the Closing Date. If DuPont does not cure each exception which DuPont is obligated to cure under this clause (c) and to which Buyer has timely objected, then unless Buyer elects, by delivering written notice to DuPont within ten (10) Business Days after receipt of notice of DuPont's election, to waive its objections and take title subject to such exceptions, then the provisions of Section 7.2(i) hereof shall apply.

                Section 5.33 SURVEYS. Buyer acknowledges that DuPont has delivered to Buyer prior to the date of this Agreement preliminary or final ALTA/ACSM Land Title Surveys relating to each of the Category A Properties which are located in the United States (the "Surveys"), except for the Seaford Delaware outparcel, which Survey DuPont shall deliver to Buyer as promptly or practicable after the date of this Agreement. As soon as reasonably practicable after delivery of the Surveys, DuPont shall cause the Title Company to: (a) review the Surveys for purposes of issuing the title policies described in
Section 5.32; and (b) identify any additional title exceptions resulting from the Title Company's review of the Surveys in a supplement to the Title Commitments. Buyer shall have a right to review and approve any such supplement to the Title Commitments in accordance with the procedures described in Section 5.32.

                Section 5.34 NO SOLICITATION. From the date of this Agreement through the Closing, except as set forth on Schedule 5.34, DuPont and its Affiliates and their respective Representatives shall not knowingly, directly or indirectly, enter into, solicit or initiate any discussions or negotiations with, or encourage or respond to (other than to state that DuPont is not permitted to respond to) any inquiries or proposals by, or participate in any negotiations with, or provide any information to, or otherwise knowingly cooperate in any other way with any Person, other than DuPont, Buyer, their Affiliates and their Representatives, concerning any sale or distribution (it being

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understood, however, that DuPont and its Affiliates and their respective
Representatives shall not, directly or indirectly, enter into, solicit or initiate any discussions or negotiations with, or encourage or respond to any inquiries or proposals (other than to state that DuPont is not permitted to respond to such inquiries or proposals) by, or participate in any negotiations with, or continue preparations towards, or provide any information to, or otherwise knowingly cooperate in any other way with, any Person, other than DuPont and its Affiliates and their respective Representatives, regarding an initial public offering or spin-off of the DTI Business; PROVIDED, that nothing in this Section 5.34 shall limit DuPont's ability to respond to or make disclosures to its board of directors regarding a possible initial public offering or spin-off of the DTI Business of (i) all or any material portion of the DTI Business or DTI Assets (excluding ordinary course asset sales), (ii) the equity securities of a DTI Company, including the Shares, (iii) except as required by any Joint Venture Agreement, or as required by the fiduciary duties, if any, of DuPont or any of its Subsidiaries to minority partners in such Joint Venture, any Joint Venture Interest or any equity interests of any Joint Venture or any equity securities of a DTI Company holding any equity securities of any Joint Venture, or any merger, consolidation, liquidation, dissolution or similar transaction involving the foregoing, other than with respect to those Joint Ventures the possibility of purchasing or selling the interests of which have been discussed with Buyer during the course of discussions in connection with the Sale (a "PROPOSED ACQUISITION"). DuPont shall, and shall cause its Affiliates and its and their respective Representatives to, immediately cease and cause to be terminated any existing discussions or negotiations with any third party (other than Buyer) heretofore conducted, or the provision by DuPont or its Affiliates (including the DTI Companies) or any of their respective Representatives of information to any party (other than Buyer) to which information heretofore has been provided with respect to a Proposed Acquisition. If, after the date of this Agreement, DuPont or its Affiliates (including the DTI Companies) or, to the Knowledge of DuPont, the Joint Ventures or any of their respective Representatives receives any such inquiry or proposal or request for information, or offer to discuss or negotiate with respect to any Proposed Acquisition, DuPont shall, and shall cause its Affiliates (including the DTI Companies) and Representatives and shall use its reasonable commercial efforts to cause the Joint Ventures and their respective Representatives to, (i) not respond to any such inquiry or proposal or request (other than to inform them that DuPont is not permitted to respond to their inquiry or proposal) and
(ii) provide prompt notice of any proposal received to Buyer, including all material terms, if any, of the Proposed Acquisition and the identity of the proposing party or parties.

                Section 5.35    FINANCING; COOPERATION.

                        (a) In connection with Buyer's efforts to obtain high-yield bond financing and any other financings undertaken by Buyer, the Buyer Subs or their respective Affiliates in connection with the transactions contemplated hereby and by the Local Purchase Agreements, DuPont shall request certain members of DTI management (previously agreed upon by Buyer and DuPont), and shall request PWC, in each case to the extent practicable, to (i) aid in the preparation of written offering materials used to

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complete such financings, to the extent information contained therein relates to the DTI Business, DuPont or any of its Affiliates or the Joint Ventures, (ii) provide Buyer and its Representatives with historical financial information and data (other than in any event projections) and other information and data in the possession of DuPont and reasonably requested in connection with such financings and, in the case of PWC, assist in the preparation of auditors reports, comfort letters and other documentation prepared in connection with the mitigation of financial assistance regulations that any DTI Company may be subject to in connection therewith and (iii) participate in presentations, road shows, due diligence sessions, drafting sessions and other meetings customarily involved in financing efforts; PROVIDED, that the foregoing activities would not unreasonably interfere with the performance of such Person's duties in connection with the DTI Business; PROVIDED, that, in the case of any of clauses
(i)-(iii) above, (A) Buyer shall promptly reimburse DuPont for any out-of-pocket expenses reasonably incurred by DuPont and its Affiliates (including the reasonably incurred out-of-pocket expenses of members of management of the DTI Business) in connection with their compliance with this Section 5.35 and (B) any offering materials and other documents prepared by Buyer or its Affiliates which include any information provided by DuPont or any of its Affiliates shall be subject to the prior approval of DuPont (not to be unreasonably withheld in the case of information regarding the DTI Business); PROVIDED, that, (x) Buyer shall not undertake any financing in connection with the transactions contemplated hereby and by the Local Purchase Agreements which would result in any offering memorandum or financial statements relating to the DTI Business becoming publicly available prior to the Closing; PROVIDED, FURTHER, that the foregoing shall not prohibit distribution of any offering memorandum or other materials in a manner customary in connection with an offering under Rule 144A under the Securities Act and (y) Buyer shall include in any offering memorandum, banker's book or similar document used, or any other written offering materials used (collectively, "OFFERING MATERIALS"), in connection with any such high-yield debt offering or other such Buyer financing, a disclaimer to the effect that neither DuPont nor any of its Subsidiaries nor any employees thereof have any responsibility for the content of such document and disclaim all responsibility therefor and shall further include a disclaimer with respect to DuPont in any oral disclaimer included with respect to Parent, Buyer or KoSa B.V. in any oral disclosure with respect to such financing unless doing so would not make sense in such context.

                        (b) DuPont shall, and shall cause each of its applicable Subsidiaries to, use its reasonable commercial efforts to obtain opinions of its local counsel (which may be in-house counsel) as set forth on
Schedule 5.35(b) in the jurisdictions set forth on such Schedule addressing the matters reasonably requested by, and addressed to, Buyer's lenders and placement agents and, in an offering under Rule 144A under the Securities Act, the initial purchasers.

                Section 5.36 NOTIFICATION OF CERTAIN MATTERS. From the date of this Agreement through the Closing, DuPont shall give prompt notice to Buyer and Buyer shall give prompt notice to DuPont, in each case after becoming aware, of (x) an event,

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circumstance or condition which it believes in good faith is reasonably likely to result in a failure of a representation in Article III or IV, as the case may be, to be true or (y) a breach of a covenant in Article V, in the case of clauses (x) and (y) that DuPont or Buyer, as the case may be, in good faith believes is an event which would reasonably be expected to result in the failure of any of the conditions in Section 7.1 or 7.2, as the case may be, to be satisfied at Closing; PROVIDED, HOWEVER, that except as provided in Section 5.41, such disclosure shall not be deemed to cure any failure of a representation to be true or cure any breach of a covenant.

                Section 5.37 RESIGNATIONS; TRANSFER OF QUALIFYING SHARES. DuPont shall, and shall cause its Affiliates to, use reasonable commercial efforts to cause (i) to be delivered to Buyer and each applicable DTI Company duly signed resignations of (A) effective at the time of Closing, all directors and officers (who are also employees of any Seller) of the DTI Companies other than the persons named in Schedule 5.37 (in the capacities so identified in such Schedule) and (B) DuPont's and its Affiliate's designees on the board of directors (or similar governing body) of each Joint Venture, effective on the Transfer Date and (ii) the transfer of the shares of the DTI Companies set forth on Schedule 1(ddd) to those individuals designated by Buyer no later than five
(5) Business Days prior to the Closing without any payment therefor by Buyer or its Affiliates. Buyer shall, and shall cause its Affiliates to, use reasonable commercial efforts to cooperate with DuPont with respect to DuPont's obligations under subclause (ii) of the immediately preceding sentence.

                Section 5.38    AUDITOR'S CONSENT AND COOPERATION.

                        (a) DuPont shall use reasonable commercial efforts to cause PWC to deliver to Buyer a duly executed letter in which PWC: (i) acknowledges that it understands that Buyer or one or more of its Affiliates intend to file the Audited Combined Financial Statements, certain of the Unaudited Combined Interim Financial Statements and, if applicable, the 2003 Audited Financial Statements and the Stub Period Audited Financial Statements in statements and reports required by the SEC pursuant to the Securities Act and the Exchange Act to be filed by Buyer or its Affiliates and their respective successors from time to time with the SEC ("SEC FILINGS"), (ii) subject to its usual procedures and professional standards and after being given reasonable opportunity to review such SEC Filings and documents incorporated by reference therein, agrees that it shall consent to the references in such SEC Filings to PWC as experts and the inclusion of any of its audit reports on the Audited Combined Financial Statements, and, if applicable, the 2003 Audited Financial Statements and the Stub Period Audited Financial Statements in any SEC Filing, until such financial statements and consents are no longer required to be included in such SEC Filing by the Securities Act or the Exchange Act and (iii) acknowledges that Buyer will be providing the Audited Combined Financial Statements, the Unaudited Combined Historical Financial Statements, the Unaudited Combined Interim Financial Statements and, if applicable, the 2003 Audited Financial Statements and the Stub Period Audited Financial Statements to potential lenders for the transactions contemplated hereby and will be including such financial statements in the offering materials used in connection with an offering under Rule 144A under the

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Securities Act. DuPont shall use reasonable commercial efforts to cause PWC, including by providing customary representation letters covering the period prior to the Closing Date and other customary documents and instruments, to (A) consent to the inclusion of any of its audit reports on the Audited Combined Financial Statements and, if applicable, the 2003 Audited Financial Statements and the Stub Period Audited Financial Statements in any SEC Filing, (B) issue customary comfort letters (concerning matters which are the subject of (v) the Unaudited Combined Historical Financial Statements, (w) the Audited Combined Financial Statements, (x) if applicable, the Stub Period Audited Financial Statements, (y) the Unaudited Combined Interim Financial Statements or (z) if applicable, the 2003 Audited Financial Statements) that may be required in connection with any offering of debt or equity securities by Buyer or any of its Affiliates or their respective successors (after being given reasonable opportunity to review such offering documents) and (C) cooperate with Buyer, including by participating in due diligence sessions and drafting sessions and other meetings customarily attended by accountants of an issuer in connection with financing efforts, which, in each case, are also attended by DuPont.

                        (b) If PWC fails, for any reason whatsoever, to consent to the inclusion of any such audit reports on the Audited Combined Financial Statements, the Stub Period Audited Financial Statements, or, if applicable, the 2003 Audited Financial Statements in any SEC Filing or to provide such comfort letters, DuPont shall, and shall use its reasonable commercial efforts to cause each of its Subsidiaries to, (i) subject to the provisions (and limitations therein) of Section 5.2, provide Buyer's Representatives access to the Information with respect to the DTI Business and personnel commensurate with what it provided PWC in connection with its audit of the Audited Combined Financial Statements, the Stub Period Audited Financial Statements, and 2003 Audited Financial Statements, as applicable, and its review of the Unaudited Combined Interim Financial Statements and the Unaudited Combined Historical Financial Statements and such additional Information as may be reasonably requested by Ernst & Young (to the extent any such Information is in the possession of or under the control of DuPont at such time or may be obtained from PWC upon DuPont using its reasonable commercial efforts) so that Buyer may expeditiously cause any or all of such financial statements to be reaudited, again reviewed or to be so confirmed by "comfort" letters as the case may be, (ii) use reasonable commercial efforts to cause PWC to cooperate with the auditors engaged by Buyer to conduct such audit or review and (iii) provide customary representation letters and other customary documents and instruments which would be provided to PWC. DuPont and each of the Sellers acknowledges that if PWC fails to consent to the inclusion of any such audit reports in any SEC Filing and Buyer or any of its successors is denied in any manner whatsoever the access provided for in this Section 5.38(b), Buyer and its successors (if any) will suffer irreparable injury and damage. Therefore, DuPont and each of the Sellers agrees that, if Buyer or its successors is denied access provided for in this Section 5.38(b) in any manner whatsoever, Buyer and its Affiliates and their respective successors (if any) will be entitled to, in addition to all other remedies available to it, injunctive relief and specific performance to prevent the breach of and to secure the enforcement of this Section 5.38(b).

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                        (c)     Buyer shall reasonably promptly reimburse DuPont
for any out-of-pocket expenses reasonably incurred by DuPont and its Affiliates (including any fees or expenses paid by DuPont and its Affiliates to PWC) in connection with their compliance with this Section 5.38.

                Section 5.39 SELLER EXPENSES. DuPont hereby represents and covenants that all amounts payable by the DTI Companies or the Joint Ventures to financial advisors, attorneys, accountants and other professionals in connection with the transactions contemplated by this Agreement, are not and shall not be Liabilities of the DTI Companies or the Joint Ventures and have been or will be fully paid by DuPont and the Retained Subsidiaries; PROVIDED, HOWEVER, Buyer agrees in the case of Liabilities of Joint Ventures which are to be shared by DuPont or a Retained Subsidiary, on the one hand, and a Joint Venture partner not affiliated with DuPont, on the other hand, the applicable Joint Venture partner's share of any such Liabilities shall remain the responsibility of the applicable Joint Venture partner and shall not be paid by DuPont or a Retained Subsidiary.

                Section 5.40 ESTOPPEL CERTIFICATES. DuPont agrees to use reasonable commercial efforts to obtain estoppel certificates from each of the third parties under any material DTI Third Party Leases substantially in the forms required under such lease; PROVIDED, that the obtaining of any such estoppel certificates shall not be a condition to closing under Section 7.2 hereof.

                Section 5.41 SCHEDULE UPDATES. DuPont shall have the right to update Schedules 3.3(b)(ii) (but only with respect to Minority Owned Joint Ventures), 3.3(b)(iii) (but only with respect to Minority Owned Joint Ventures), 3.3(b)(iv) and 3.3(b)(v) (but only with respect to Minority Owned Joint Ventures and, in the case of all Joint Ventures, any Person who is entitled to purchase, acquire or receive capital stock or other securities from any Person other than DuPont or a Subsidiary thereof or a Joint Venture), in each case to reflect events, facts, circumstances and occurrences arising (and, in the case of representations qualified by Knowledge, Knowledge obtained) after the date of this Agreement and any such update shall be given effect only for purposes of
Section 7.2(a) (and in particular, not for Article VIII).

                Section 5.42    CERTAIN ADDITIONAL MATTERS.

                        (a) Schedule 5.42(a) is incorporated herein by reference as if the same were set forth herein in its entirety.

                        (b) From and after the Closing, Buyer shall cause the DTI Business to abide by the restrictions set forth on Schedule 5.42(b), which is Section 2 (Non-Competition) of the Agreement Not To Compete, dated November 29, 2002, by and between Camtex Corporation Limited and DuPont, in accordance with the terms thereof as if Buyer were a party thereto and bound by the obligations contained therein.

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                        (c)     As promptly as practicable after the date of
this Agreement and prior to the Closing, the parties shall enter into agreements containing the terms set forth on Schedule 5.42(c).

                        (d) No breach of any representation or warranty or covenant by, or of, DuPont contained in this Agreement or any failure to satisfy any condition set forth in Section 7.2 to the extent such representations, warranties, covenants or conditions are set forth on Schedule 5.42(d) shall be deemed to have occurred by reason of any matter described on Schedule 5.42(d).

                        (e)     To the extent that any individual listed on
Schedule 1(ff) is as of the date of this Agreement employed by DuPont or any of its Affiliates (including as an attorney), (i) such listing shall in no event be deemed to constitute a waiver (express or implied) of any Privilege (including the attorney-client and work-product privileges) that otherwise may be asserted under applicable Law in connection with any Action or otherwise and (ii) no individual listed on Schedule 1(ff) shall be obligated to testify or otherwise provide evidence with respect to such individual's knowledge to the extent such testimony or production of evidence would require the disclosure of information or documents that would result in the loss of any such Privilege; PROVIDED, HOWEVER, that the existence or potential loss of any Privilege shall in no event excuse the Sellers' failure to disclose any information required to be disclosed in the Schedules hereto.

                        (f) Buyer agrees to perform, or cause one of the Buyer Subs to perform, the obligations of DuPont under the Supply Agreement set forth on Schedule 5.42(f), the benefits of which have been included in the DTI Assets. DuPont shall indemnify Buyer and the Buyer Subs for any Excluded Default arising under the Supply Agreements by reason of the arrangement described in the preceding sentence.

                        (g) Subject to Schedule 5.42(g), in light of the fact that, pursuant to the terms and conditions of this Agreement (x) Buyer or its Subsidiaries shall acquire from DuPont and its Subsidiaries, and (y) DuPont and its Subsidiaries shall sell to Buyer or its Subsidiaries, DuPont's entire ownership interest in China Holdings, in accordance with Section 6.10(f) (collectively, the "CHINA HOLDINGS SALE"), the parties hereto agree, that the China Holding Sale shall not require, and Buyer and DuPont shall not make, any Governmental Filings with respect thereto.

                        (h) Notwithstanding anything else in this Agreement, no breach or failure to be true of any representation or warranty by DuPont contained in Sections 3.4(b) and (d), 3.14(a) or 3.14(b) shall be deemed to have occurred, and DuPont and its Subsidiaries shall have no liability by reason of an Excluded Default (or by reason of failing to obtain any required consent, approval or amendment described in Section 5.8), by reason of the assignment of any Intellectual Property to one Buyer entity and the assignment to a different Buyer entity of any Contracts or other Assets which (i) correspond to such Intellectual Property and (ii) are included in the DTI Assets.

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                        (i)     Prior to Closing or within a reasonable time
thereafter, DuPont shall conduct an investigation of the Kingston, Ontario, Canada site sufficient to assess and identify Existing Contamination, if any, associated with the wastewater lagoon.

                        (j) DuPont and Buyer acknowledge that certain of the Related Agreements (i) have been previously entered into between DuPont and INVISTA, Inc. prior to the date of this Agreement or (ii) have not been executed, but have been drafted to reflect DuPont and INVISTA, Inc. as parties. DuPont and Buyer acknowledge that, at or prior to Closing, such Related Agreements will be appropriately revised and executed to reflect (i) that Buyer or Buyer Sub, as applicable, will become a party thereto to the same extent as INVISTA, Inc. and INVISTA, Inc. will be removed as a party thereto and (ii) in all material respects, the applicable form attached to this Agreement.

                        (k) Schedule 5.42(k)(i) and (k)(ii) are incorporated herein by reference as if the same were set forth herein in their entirety.

                        (l) DuPont shall cause the receivable associated with any Indebtedness (of a type described in clauses (i) and (ii) of the definition of Indebtedness) of a Joint Venture owed to DuPont or a Subsidiary thereof to the extent outstanding at Closing, to be transferred and conveyed to Buyer, or a Buyer Sub designated by Buyer in writing, at least three (3) Business Days prior to Closing. For purposes of determining the amount of Consolidated Indebtedness or Nonconsolidated Indebtedness, as the case may be, of a particular Joint Venture, Indebtedness (of a type described in clauses (i) and (ii) of the definition of Indebtedness) of the Joint Venture (the "OBLIGOR") owed to DuPont, a Subsidiary thereof or another Joint Venture (the "CREDITOR") (such Indebtedness being referred to as "Intercompany Indebtedness") shall be taken into account and, in the event such Intercompany Indebtedness exists, the amount of Consolidated or Nonconsolidated Indebtedness of the Joint Venture shall be equal to the greater of (1) zero and (2) the excess of (i) the product of (A) DuPont's percentage equity ownership of the Obligor (calculated as set forth in the definition of Nonconsolidated Indebtedness in the case of a Nonconsolidated Joint Venture, and 100% otherwise) and (B) the aggregate amount of Indebtedness (of a type described in clauses (i) and (ii) of the definition of Indebtedness) including Intercompany Indebtedness of the Obligor over (ii) the product of (C) the amount of such Intercompany Indebtedness of the Obligor owed to the Creditor and (D) DuPont's percentage equity ownership of the Creditor (calculated as aforesaid).

                                   ARTICLE VI

                                   TAX MATTERS

                Section 6.1     TAX INDEMNIFICATION.

                        (a) DUPONT'S INDEMNIFICATION OF BUYER. DuPont shall indemnify Buyer and its Affiliates and hold them harmless from, against and in respect of, without duplication, (i) any Income Taxes and Significant Non-Income Taxes of the

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DTI Companies imposed with respect to any Tax Period ending on or before the
Closing Date and the portion (computed in accordance with Section 6.2) of any Straddle Period (as defined herein) ending on the Closing Date (each, a "PRE-CLOSING TAX PERIOD"); PROVIDED, that, with respect to any such Tax, DuPont shall be credited for (A) any payments, including any estimated or similar Tax payments, made with respect to such Taxes by DuPont, any of the DTI Companies or any of their Subsidiaries on or before the Closing Date, or by DuPont or its Subsidiaries after the Closing Date and (B) any Pre-Closing Tax Period Tax Assets of the DTI Companies or any of their Subsidiaries ("DTI TAX ASSETS") that actually reduce DuPont's Tax liability for such Pre-Closing Tax Period or which would have reduced DuPont's Tax liability for such Pre-Closing Tax Period had such DTI Tax Assets not been utilized by Buyer in a Post-Closing Tax period; PROVIDED, HOWEVER, that DuPont's indemnification obligation shall not be reduced by DTI Tax Assets that actually reduce DuPont's Tax liability for a Pre-Closing Tax Period to the extent of the amount of Tax Assets of the DuPont Affiliates that could, under applicable tax law (regardless of whether the relevant Tax Authority actually applied DuPont's or DuPont Affiliates' Tax Assets to reduce such Tax or taxable income) be utilized to offset the taxable income that results in the reduction of the DTI Tax Asset; PROVIDED, FURTHER, that no Tax Asset of DuPont Affiliates that could, under applicable law, be utilized to offset the taxable income that results in the reduction of the DTI Tax Asset, shall result in an increase in the indemnification obligation under the preceding sentence more than once; (ii) any Income Taxes resulting from the allocation of income, gain, loss, deduction and credit to a DTI Company from a Joint Venture treated as other than a taxpaying entity (e.g., a "flow through entity") under the laws of the jurisdiction of organization of such Joint Venture imposed with respect to any Pre-Closing Tax Period; (iii) any Income and Significant Non-Income Taxes attributable to or arising out of the ownership or operation of the Transferred DTI Assets imposed with respect to any Pre-Closing Tax Period; (iv) any Income and Significant Non-Income Taxes imposed on any DTI Company under Treasury Regulation ss. 1.1502-6 (or comparable provisions of foreign, state or local Law); (v) any Transfer Taxes for which DuPont is responsible under Section 6.5; (vi) all Losses resulting from the failure to be true of any representation or warranty of DuPont contained in Section 3.6(K), 3.6(L) or 3.9; (vii) 50% of the actual Tax cost arising from the realization for Tax purposes, within three years after the Closing Date, of foreign exchange gains in the United States or in any foreign jurisdiction with respect to assets owned or obligations owed by any particular DTI Company or Joint Venture, but only to the extent of the gain such entity would have realized if the asset or obligation to which the realized Tax cost is attributable had been marked to market on the Closing Date; (viii) all Losses arising from, in connection with or otherwise with respect to the breach or failure of DuPont or any of its Affiliates to duly perform or observe any term, provision, covenant or agreement to be performed or observed by DuPont and its Affiliates with respect to Taxes, but only to the extent that an individual breach results in a Loss greater than or equal to $25,000 and (ix) DuPont shall indemnify Buyer and its Affiliates and hold them harmless from any additional Taxes imposed upon DuPont Canada, Inc. or its successor(s), directly or indirectly as a result of any recharacterization of any transaction or series of transactions contemplated by the Canadian Agreements by a Governmental Authority in a manner other than in accordance with that given to such

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transactions by the "Parties" (as defined therein) to the Canadian Agreements, taking into account any corresponding Tax benefits actually realized by Buyer or any of its Affiliates with respect to the Tax Periods prior to the expiration of the Contract Manufacturing Agreement arising solely as result of such recharacterization. Notwithstanding the foregoing, DuPont shall not be liable for or pay and shall not indemnify, defend, save or hold harmless Buyer or any Affiliate of Buyer for any Taxes (collectively, "EXCLUDED TAXES") that are imposed on the DTI Companies on the Closing Date as a result of actions taken by Buyer (or the DTI Companies at the request of Buyer) outside the ordinary course of the DTI Business after the effective time of the Closing. In addition, notwithstanding anything in this Agreement, DuPont shall not be liable for or pay and shall not indemnify, defend, save or hold harmless Buyer or any Affiliate of Buyer for any Taxes the reserves for which have been taken into account in the calculation of Adjusted Liabilities for purposes of determining the Final Adjusted Net Assets.

                        (b) BUYER'S INDEMNIFICATION OF DUPONT. Buyer shall, and shall cause the DTI Companies to, indemnify DuPont and its Affiliates and hold them harmless from, against and in respect of, without duplication, (i) any Taxes of the DTI Companies imposed with respect to any Tax Period beginning after the Closing Date and the portion of any Straddle Period beginning after the Closing Date (computed in accordance with Section 6.2) (each, a "POST-CLOSING TAX PERIOD"); (ii) any Income Taxes resulting from the allocation of income, gain, loss, deduction and credit to a DTI Company from a Joint Venture treated as other than a taxpaying entity (e.g., a "flow through entity") under the laws of the jurisdiction of organization of such Joint Venture with respect to any Post-Closing Tax Period; (iii) any Taxes attributable to or arising out of the ownership or operation of the Transferred DTI Assets with respect to any Post-Closing Tax Period; (iv) any Transfer Taxes for which Buyer is responsible under Section 6.5; (v) the utilization of any Tax Asset of any DTI Company in any Post-Closing Tax Period to the extent such Tax Asset could have been utilized by DuPont or any Affiliate of DuPont to offset an audit adjustment of a DTI Company in any Pre-Closing Tax Period, but only to the extent that DuPont or any Affiliate of DuPont does not have other Tax Assets attributable to a Pre-Closing Tax Period that may be used to offset such adjustment; (vi) any Excluded Taxes; (vii) 50% of the actual Tax benefit arising from the realization for Tax purposes, within three years after the Closing Date or a longer period as provided under 6.10(d)(iii), of foreign exchange losses in the United States or in any foreign jurisdiction with respect to assets owned or obligations owed by any particular DTI Company or Joint Venture, but only to the extent of the loss such entity would have realized if the asset or obligation to which the realized Tax benefit is attributable had been marked to market on the Closing Date; (viii) all Losses arising from, in connection with or otherwise with respect to the breach or failure of Buyer or any of its Affiliates to duly perform or observe any term, provision, covenant or agreement to be performed or observed by Buyer and its Affiliates with respect to Taxes, but only to the extent that an individual breach results in a Loss greater than or equal to $25,000; and (ix) any Taxes, liabilities or costs resulting directly or indirectly from any elections made under Treasury Regulation ss.301.7701-3 pursuant to Section 6.6(d)(iii) of this Agreement.

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                        (c)     The following definitions shall be effective for
                                this Article VI:

                                (i)     "SIGNIFICANT NON-INCOME TAX" means:

                                        (A)     A deficiency equal to or greater
                than $100,000 of Non-Income Tax in the case of a single Issue;

                                        (B)     With respect to the period 2001
                through the Closing and the period 1998 through 2000, deficiencies equal to or greater than $1,000,000 of Non-Income Tax in the aggregate (with respect to Issues not covered by (A) above).

                                (ii)    A single "ISSUE" shall include:

                                        (A)     All assertions of Tax liability
                arising from an audit of any DTI Company or DTI Companies conducted by a single Tax Authority, regardless of the period of time for which the audit was conducted; or

                                        (B)     All assertions of Tax liability
                in a single Tax Period by one or more Tax Authorities arising from substantially the same legal argument or arguments or substantially the same fact pattern or patterns.

                        (d) PAYMENT PROCEDURES. Subject to the dispute resolution provisions in Section 6.3(c) and Section 6.4, the parties shall satisfy their indemnity obligations pursuant to Section 6.1(a) or (b) within 30 days after the party's receipt from the indemnified party of a written notice setting forth in detail the amount of the relevant Tax owed, or, if such Tax is being contested pursuant to Section 6.4, within 10 days after a Final Determination of such Tax is made, PROVIDED, HOWEVER, for purposes of Sections 6.1(a)(vii) and 6.1(b)(vii) the parties shall satisfy their indemnity obligations no more frequently than quarterly, PROVIDED, FURTHER, that the first payment made under Sections 6.1(a)(vii) and 6.1(b)(vii) shall be made by the last day of the first full quarter after the Closing Date.

                Section 6.2     CLOSING OF CURRENT TAXABLE YEAR, ETC.

                        (a) CLOSING OF TAXABLE YEAR. To the extent required or permitted by Law (including pursuant to Treasury Regulations promulgated under Section 1502 of the Code), the parties shall elect to close any taxable year of the DTI Companies as of the close of business on the Closing Date.

                        (b) STRADDLE PERIODS. For purposes of this Article VI, in the case of any Tax Period that includes (but does not end on) the Closing Date (a "STRADDLE PERIOD"), the Taxes of the DTI Companies (other than those DTI Companies transferred to Buyer that existed as of January 1, 2003) for the Pre-Closing Tax Period shall be determined based on an interim closing of the books as of the close of business on the

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Closing Date applying such conventions, elections, methodologies and tax accounting rules as are consistent with past practice for the owners of the assets of such DTI Companies as determined as of January 1, 2003. In the case of any Straddle Periods for DTI Companies that existed as of January 1, 2003, the Taxes of such DTI Companies shall be determined based on an interim closing of the books as of the close of business on the Closing Date applying such conventions, elections, methodologies and tax accounting rules as are consistent with past practice for such DTI Companies. Unless otherwise agreed by the parties, the principles of Treasury Regulation Section 1.1502-76(b)(ii) shall govern the method by which the interim closing of the books referenced herein is accomplished.

                        (c) PROPERTY TAX PRORATIONS. All real, personal and intangible property taxes ("PROPERTY TAXES") assessed against the DTI Assets shall be prorated as of the Closing Date in the manner set forth in this Section 6.2(c). Sellers' pro-rata portion of Property Taxes shall be equal to the sum of Property Taxes (calculated as set forth below) for (i) all Assessment Periods ending on or before the Closing Date and (ii) the entire applicable Straddle Assessment Period multiplied by a fraction, the numerator of which is the number of days during the Straddle Assessment Period that are in the Pre-Closing Assessment Period and the denominator of which is the total number of days in the Straddle Assessment Period. All calculations of Property Taxes shall be based on current-year taxes, if known on the Closing Date, or the immediate prior year's taxes if current-year taxes are unascertainable (the "CLOSING DATE PRORATION"). Buyer shall receive a credit on the Closing Date against the applicable purchase price for Property Taxes attributable to Pre-Closing Assessment Periods that are due and payable after the Closing Date. Conversely, the applicable purchase price shall be increased on the Closing Date for Buyers' pro-rata portion of Property Taxes for Post-Closing Assessment Periods that were paid on or prior to the Closing Date. At least five (5) Business Days prior to the Closing Date, Sellers shall prepare and deliver to Buyer a statement indicating the amount of the Closing Date Proration to be reflected as adjustments to the applicable purchase prices. To the extent the Closing Date Proration is not based upon current-year taxes, Sellers and Buyer agree to adjust the Closing Date Proration after all current tax statements have been received and to make payments to the appropriate parties as adjustments to the applicable purchase price.

                Section 6.3     TAX RETURNS.

                        (a) Except as provided in Section 6.5, DuPont shall prepare, or cause to be prepared in accordance with applicable Law, and file or cause to be filed, when due, all Tax Returns (other than Straddle Period Tax Returns) with respect to Taxes for which DuPont is responsible as described in
Section 6.1(a) other than Taxes for which DuPont may be liable under Section 6.1(a)(ix), including Income Tax Returns for any DTI Company for any Pre-Closing Tax Period (other than Straddle Periods) and, subject to Section 6.1(b), shall pay in full the outstanding balance of such Tax shown to be due on such Tax Returns. Buyer shall, and shall cause the DTI Companies to, cooperate with, and take any action reasonably requested by, DuPont with respect to the preparation and filing of such Tax Returns. The immediately preceding sentence shall, in no way, be

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construed as limiting or otherwise modifying the rights and obligations of the parties under Section 6.8. DuPont shall prepare Tax Returns for the Tax year ending December 31, 2003 for entities formed after January 1, 2002, by applying such conventions, elections, methodologies and tax accounting rules as are consistent with the past practices of the owners of the assets of such DTI Companies as determined as of January 1, 2002.

                        (b) Except as provided in Section 6.5, Buyer shall prepare, or cause to be prepared in accordance with applicable Law and, in the case of any Straddle Period Tax Return, consistent with past practice, if any, for such Tax Return to the extent possible, and file or cause to be filed, when due, all Tax Returns with respect to the DTI Companies required to be filed other than those described in Section 6.3(a) and, subject to Section 6.1(a), shall pay in full the outstanding balance of such Tax shown to be due on such Tax Returns.

                        (c) If either DuPont or Buyer is obligated under this Agreement to bear the economic burden for any portion of the Tax payable in connection with any Tax Return to be prepared and filed by the other (or an Affiliate of the other), the party responsible for filing such return (the "PREPARER") shall prepare and deliver to the other party (the "PAYOR") a copy of such return and any schedules, work papers and other documentation that are relevant to the preparation of the portion of such return for which the Payor is or may be liable hereunder not later than thirty (30) days prior to the due date for such Tax Return (including applicable extensions) (the "DUE DATE"). The Preparer shall not file such Tax Return until the earlier of (i) the receipt of written notice from the Payor indicating the Payor's consent thereto or (ii) one
(1) day prior to the Due Date. Buyer and DuPont agree to make a good faith effort to resolve disputes arising out of this Section 6.3(c) on a fair and equitable basis and, if necessary, by reference, within five (5) days after written request by a party, to a panel consisting of an appointee of each party's chief financial officer, such appointee not to include any person employed in either party's tax department.

                Section 6.4     CONTEST PROVISIONS.

                        (a) NOTIFICATION OF CONTESTS. DuPont and its Affiliates, on the one hand, and Buyer and its Affiliates (including any DTI Company), on the other hand, (the "RECIPIENT") shall notify the other party in writing within fifteen (15) Business Days of receipt by the Recipient of written notice of any pending or threatened audits, adjustments, assessments, examinations, actions taken with respect to a claim for refund, or proceedings (whether judicial or administrative) (a "TAX AUDIT") which may affect the liability for Taxes of such other party. If the Recipient fails to forward such written notice or otherwise reasonably notify the other party of the nature of the Tax Audit, the Recipient shall not be entitled to indemnification for any Taxes arising in connection with such Tax Audit to the extent such failure to give notice materially adversely affects the other party's right to participate in and contest the Tax Audit.

                        (b)     WHICH PARTY CONTROLS.


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                                (i)     DUPONT'S ITEMS. If such Tax Audit
        relates to any Taxes for which DuPont is liable hereunder, DuPont shall at its expense control the defense and settlement of such Tax Audit (including selection of counsel, determining whether to pursue or forego any and all administrative appeals, proceedings (whether judicial or administrative), hearings and conferences with any Tax Authority with respect thereto, and may, in its sole discretion, either pay the Tax claimed and sue for a refund where applicable Law permits such refund suits or contest such Tax Audit in any permissible manner). In no case shall Buyer, the DTI Companies or any of their Affiliates settle or otherwise compromise any Tax Audit referred to in the preceding sentence without DuPont's prior written consent, which shall not be unreasonably withheld.

                                (ii) BUYER'S ITEMS. If such Tax Audit relates to any Taxes for which Buyer is liable in full hereunder, Buyer shall at its expense control the defense and settlement of such Tax Audit (including selection of counsel, determining whether to pursue or forego any and all administrative appeals, proceedings (whether judicial or administrative), hearings and conferences with any Tax Authority with respect thereto, and may, in its sole discretion, either pay the Tax claimed and sue for a refund where applicable Law permits such refund suits or contest such Tax Audit in any permissible manner).

                                (iii) COMBINED AND MIXED ITEMS. If such Tax Audit relates to Taxes for which both DuPont and Buyer are liable hereunder, to the extent possible such Tax Items will be distinguished and each party will control the defense and settlement of those Taxes for which it is so liable.

                                (iv) STRADDLE PERIOD TAX AUDITS. If such Tax Audit relates to any Straddle Period and any Tax Item cannot be identified as being a liability of only one party or cannot be separated from a Tax Item for which the other party is liable, the party which has the greater potential liability for those Tax Items that cannot be so attributed or separated (or both) shall control the defense and settlement of the Tax Audit; PROVIDED, that, such party defends the items as reported on the relevant Tax Return.

                                (v) PARTICIPATION RIGHTS. Any party whose liability for Taxes under applicable Laws or this Agreement may be affected by a Tax Audit shall be entitled to participate at its expense in the defense of such Tax Audit, and to employ counsel of its choice at its expense and the party controlling such Tax Audit under this Section 6.4(b) shall in good faith keep such party informed with respect to such Tax Audit and, upon the reasonable request of such party, shall consult with such party from time to time regarding the conduct of such Tax Audit. The non-controlling party may assume the defense of such Tax Audit at its own expense (but only to the extent that its liability for Taxes is affected), PROVIDED, that (A) the non-controlling party reasonably believes that the issues presented by the Tax Audit will have a greater affect on its Tax liability than on the controlling party's Tax liability after taking into account the affects of

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        future years, (B) the non-controlling party and the controlling party agree to the amount the controlling party would have paid or the refund it would have received had the controlling party settled such portion of the Tax Audit without the non-controlling party's assumption of the defense (C) the non-controlling party indemnifies the controlling party for any increase in Taxes or reduction of a refund (compared with the amount agreed to in subparagraph (B) of this section 6.4(b)(v)) resulting from such portion of the Tax Audit; and (D) the non-controlling party retains, or the controlling party pays to the non-controlling party, as applicable, any decrease in Taxes or increase in a refund (compared with the amount agreed to in subparagraph (B) of this section 6.4(b)(v)) resulting from such portion of the Tax Audit. Buyer and DuPont agree to make a good faith effort to resolve disputes arising out of this Section 6.4(b) on a fair and equitable basis, and, if necessary, by reference, within five (5) days after written request by a party, to a panel consisting of an appointee of each party's chief financial officer, such appointee not to include any person employed in either party's tax department.

                Section 6.5 TRANSFER TAXES. Notwithstanding any other provision of this Agreement, all excise, sales, use, transfer (including real property transfer), stamp, documentary, filing, recordation and other similar taxes arising directly or indirectly from the Closing or resulting from the Pre-Closing transactions identified on Schedule 6.5 (if any) ("TRANSFER TAXES"), shall be shared equally by DuPont and Buyer. Notwithstanding Section 6.3, which shall not apply to Tax Returns relating to Transfer Taxes, any Tax Returns that must be filed in connection with Transfer Taxes shall be prepared and filed when due by the party responsible for filing such Tax Returns under the applicable Law imposing such Transfer Taxes, and the responsible party shall provide a copy of such Tax Return to the other party for review no later than twenty (20) days prior to the due date thereof; PROVIDED, that such Tax Returns shall be prepared and filed jointly by DuPont and Buyer if either (i) no party to this Agreement is or (ii) both DuPont, on the one hand, and Buyer, DTI or the DTI Companies, on the other hand, are responsible for filing such Tax Returns under the applicable Law imposing such Transfer Taxes. Subject to Sections 6.1(a) and (b), the Taxes shown to be due on such Tax Returns shall be paid in full by the party responsible for filing such Tax Returns hereunder.

                Section 6.6 CERTAIN POST-CLOSING SETTLEMENT PAYMENTS AND POST-CLOSING ACTIONS.

                        (a) BUYER'S CLAIMING, RECEIVING OR USING OF REFUNDS AND OVERPAYMENTS. If Buyer or any of its Affiliates (i) receives any refund of Tax or (ii) utilizes the benefit of any overpayment of Taxes which, in each case, either (x) relates to Taxes paid by DuPont or any of its Subsidiaries with respect to a Pre-Closing Tax Period, or portion thereof, ending on or before the Closing Date or (y) is the subject of indemnification by DuPont pursuant to this Agreement, Buyer shall transfer, or cause to be transferred, to DuPont, within thirty (30) days of receipt, the entire amount of the refund or overpayment (including interest paid by the Tax Authority net of any Tax imposed on Buyer with respect to such interest), net of any Tax payable by Buyer or any

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of its Affiliates with respect thereto and net of the reasonable costs to obtain such refund or overpayment. Buyer shall pay to DuPont interest at a rate equal to monthly LIBOR plus 100 basis points on any amount not paid when due from Buyer under this Section 6.6(a). Buyer agrees to notify DuPont within ten (10) days after the discovery of a right to claim any such refund or overpayment. Buyer agrees to make any reasonable claim for refund or to reasonably utilize any such overpayment as soon as possible and to furnish to DuPont all information, records and assistance necessary to verify the amount of the refund or overpayment.

                        (b) DUPONT'S CLAIMING, RECEIVING OR USING OF REFUNDS AND OVERPAYMENTS. If DuPont or any of its Affiliates (i) receives any refund of Tax, (ii) utilizes the benefit of any overpayment of Taxes which, in each case, either (x) relates to Taxes paid by Buyer or any of its Subsidiaries with respect to a Post-Closing Tax Period or (y) is the subject of indemnification by Buyer pursuant to this Agreement, or (iii) utilizes the benefit of any net operating loss, credit or similar Tax Asset generated by Buyer or any of its Subsidiaries in a Post-Closing Tax Period, DuPont shall transfer, or cause to be transferred, to Buyer, within thirty (30) days of receipt or, in the case of
(iii) above, the filing of the relevant Tax Return in which the Tax Asset is utilized, the entire amount of the refund, overpayment or Tax benefit (including interest paid by the Tax Authority, net of any Tax imposed on DuPont with respect to such interest), net of any Tax payable by DuPont or any of its Affiliates with respect thereto and net of the reasonable costs to obtain such refund, overpayment, or Tax benefit. DuPont shall pay to Buyer interest at a rate equal to monthly LIBOR plus 100 basis points on any amount not paid when due from DuPont under this Section 6.6(b). DuPont agrees to notify Buyer within ten (10) days after the discovery of a right to claim any such refund or overpayment or Tax benefit. DuPont agrees to make any reasonable claim for refund or to reasonably utilize any such overpayment or Tax benefit as soon as possible and to furnish to Buyer all information, records and assistance necessary to verify the amount of the refund, overpayment or Tax benefit.

                        (c) PRE-CLOSING TAX RETURNS. None of Buyer, the DTI Companies or any of their Affiliates shall amend any Tax Return prepared and filed pursuant to Section 6.3(a) unless requested to do so by DuPont, in which case Buyer, the DTI Companies and their Affiliates will file such amended Tax Returns in a manner reasonably requested by DuPont.

                        (d)     POST-CLOSING TAX ELECTIONS.

                                (i)     No election under Code Section
        338(h)(10) may be made by Buyer, the DTI Companies, the Joint Ventures and any Affiliates of the foregoing.

                                (ii) No election under Code Section 338(g) may be made by Buyer, the DTI Companies, the Joint Ventures and any Affiliates of the foregoing with respect to any DTI Company or Joint Venture that is owned less than 80% by DuPont, one or more DTI Companies or Affiliates.

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                                (iii)   With regard to any Joint Venture that is
        owned less than 80% by DuPont, one or more DTI Companies or Affiliates, an election under Treasury Regulationss.301.7701-3 with an effective date no earlier than the day immediately prior to Closing will be made by DuPont or may be made by Buyer, PROVIDED, that Buyer shall: (A) assume all responsibilities and obligations for (I) timely preparation and filing of all documentation associated with such elections, including preparation of all election forms and submission of such forms to DuPont and the appropriate entity for review with sufficient time to ensure execution by an authorized signor and return to Buyer for timely filing, (II) preparation of all documents and Tax Returns resulting directly from such election (including resulting short-period partnership Tax Returns) and provision of such documents to DuPont no fewer than 45 days prior to the due date on which such documents are required to be filed (taking into account all available extensions of such due date); (B) collect all data necessary to complete all documents required to be filed; (C) when required by a Joint Venture partner or the Joint Venture, indemnify such Joint Venture partner or Joint
        Venture, respectively, and hold them harmless from, against and in respect of any Taxes or liabilities resulting from their consent to such elections, PROVIDED that neither DuPont nor its Affiliates shall cause the Joint Venture to require such indemnification; (D) provide, for the period preceding the Closing Date, support to the DTI Business in discussions held with Joint Venture partners for the purpose of securing partner consent to change the legal form of an entity and to explain the Tax consequences (or lack of Tax consequences) to the Joint Venture partner arising from an election under Treasury Regulationss.301.7701-3 or change in legal form (out-of pocket costs for such support being considered a cost against which DuPont is indemnified pursuant to
        Section 6.1(b)(ix) of this Agreement); and (G) when requested by a Joint Venture partner, reimburse the Joint Venture or its subsidiaries for all costs associated with a change of its legal form.

                                (iv) DuPont shall reasonably cooperate with Buyer in Buyer's performance of its obligations set forth in Sections 6.6(d)(iii)(B) and (D) of this Agreement.

                                (v) With regard to any DTI Company or Joint Venture that is owned at least 80% by DuPont, one or more DTI Company or Affiliate, no election under Treasury Regulation ss.301.7701-3 with an effective date on or before Closing may be made by Buyer;

                                (vi) None of the Buyer, the DTI Companies or any of their Affiliates shall (A) make any other election or take any other action with respect to Tax matters listed on Schedule 6.6(d)(5) on or after the Closing Date or (B) make any other election or take any other action with respect to Taxes on or after the Closing Date which could adversely affect the Tax liability or Tax Assets of DuPont or any of its Affiliates (affiliation being measured following Closing), including any indemnification obligation of DuPont under Section 6.1(a) or any

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        rights of DuPont to receive amounts under Section 6.6(a), without the prior written consent of DuPont, which consent shall not be unreasonably withheld.

                        (e) POST-CLOSING DISTRIBUTIONS. Buyer shall not permit the DTI Companies set forth on Schedule 6.6(e) to make any actual or deemed distributions (including any deemed distributions under Section 956 of the Code) of cash or assets in the taxable year that includes the Closing Date without the prior written consent of DuPont and, in the case of any other entities set forth on Schedule 6.6(e), Buyer shall not propose or support any distribution of cash or assets in the taxable year that includes the Closing Date without the prior written consent of DuPont. Nothing in the foregoing sentence shall prohibit Buyer or its Affiliates from liquidating any DTI Company or Joint Venture for Tax purposes.

                Section 6.7     WAGE INFORMATION RETURNS AND RECORDS.

                        (a) The Global Asset Sellers, on the one hand, and Buyer and the Buyer Subs, on the other hand, shall treat Buyer or the applicable Buyer Sub as a "successor employer" and the applicable Global Asset Seller as a "predecessor" within the meaning of Section 3121(a)(1) of the Code and for purposes of Taxes imposed under the United States Federal Unemployment Tax Act and the United States Federal Insurance Contributions Act in respect of DTI Transferred Employees employed by such Global Asset Sellers through the Closing Date. Buyer (or a Buyer Sub) shall not assume the IRS Form W-2 and IRS Form W-3 reporting obligations (including the filing of all forms necessary to comply with magnetic media reporting requirements) of the Global Asset Sellers with respect to DTI Transferred Employees. Instead, the Global Asset Sellers shall retain reporting obligations for the Tax Period that includes the Closing Date, and Buyer and the Buyer Subs shall assume the IRS Form W-2 and IRS Form W-3 reporting obligations thereafter in a manner consistent with the "standard procedure" set forth in Section 4 of IRS Rev. Proc. 96-60. The Global Asset Sellers shall use reasonable commercial efforts to provide Buyer and the Buyer Subs any information necessary to prevent a restart of the FICA/FUTA and state unemployment wage base balances with respect to the DTI Transferred Employees. To the extent permissible under applicable Law in any non-U.S. jurisdiction, similar provisions as those set forth in this subsection (a) shall be adopted with respect to such non-U.S. jurisdiction.

                        (b) With respect to garnishments, tax levies, child support orders and wage assignments in effect on the Closing Date with respect to DTI Transferred Employees, except as otherwise required by applicable Law, Buyer shall honor such payroll deduction authorizations with respect to DTI Transferred Employees and will continue to make payroll deductions and payments to the authorized payee, as specified by the court or governmental order which was filed with the U. S. Sellers on or before the Closing Date. The U. S. Sellers shall, as soon as practicable after the Closing Date, provide Buyer with such information in the possession of the U. S. Sellers as may be reasonably requested by Buyer and necessary for Buyer to make the payroll deductions and payments to the authorized payee as required by this Section 6.7(b).

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                Section 6.8    MUTUAL COOPERATION. DuPont and Buyer will
cooperate with each other in paying any Taxes, filing any Tax Return and conducting any Tax Audit (including any judicial or administrative proceeding) contemplated by this Agreement and, except as set forth to the contrary in this Agreement, take such action as the other party may reasonably request including the following: (a) provide data for the preparation of any Tax Return, including schedules, and make any elections that reasonably may be required by the other party; (b) provide required documents and data and reasonably cooperate in any Tax Audit or investigation of any Tax Return and execute appropriate powers of attorney in favor of the other party and/or its agents; (c) reasonably file protests or otherwise reasonably contest any proposed or asserted Tax deficiencies, including filing petitions for redetermination or prosecuting actions for refund in any court, and pursuing the appeal of any such actions;
(d) execute Tax Returns or other documents reasonably required by the other party; (e) take any reasonable action of the type described in Treasury Regulation Section 1.1502-77(a), which describes the scope of the agency of the common parent of a group of affiliated corporations; (f) reasonably provide complete access to, and comply with reasonable requests for copies of, all Tax Returns, books and records, data, documents, work papers, materials and other information relating to the Taxes of the DTI Companies for any Tax Period (including any documents or information to support a claim for benefits under any Tax treaty); (g) make reasonably available to each other, its officers, directors, employees and agents for any fact finding, consultation and discussions related to the preparation and filing of any Tax Return, the conduct of any Tax Audit (including any judicial or administrative proceeding), and any other matter with respect to Taxes; and (h) provide data reasonably requested related to the earnings and profits of the non-U.S. DTI Companies, and information specifically required under Section 1248 of the Code and Treasury Regulation 1.1248-7, information with respect to previously taxed income within the meaning of Section 959 of the Code, and information regarding the amounts pre-1987 accumulated profits and post-1986 undistributed earnings as defined in
Section 902(c) of the Code. If Buyer or DuPont does not provide the data or other materials to which the other party is entitled under this Section 6.8 within fifteen (15) days of such party's request, the employees of the requesting party and/or its outside auditors or advisors shall be provided with access during regular business hours to any facility that contains such data or materials under the guidance of an employee working in the facility with knowledge of such data or materials, which employee shall assist the requesting party and its outside auditors or advisors in locating the data or other materials requested. Notwithstanding the foregoing, and except as otherwise provided in this Agreement, nothing in this Section 6.8 shall require either party to provide any information or documents other than that in its possession, custody or control on the Closing Date or to present any information in a manner other than in which it appears in such party's books and records. DuPont and Buyer hereby agree to reimburse each other for reasonable out-of-pocket expenses (excluding officers' or employees' salaries and general corporate overhead and other similar expenses) incurred by the other in connection with satisfying its obligations under this Section 6.8. In addition, DuPont and Buyer will cooperate in good faith to minimize Taxes resulting from the transactions contemplated herein.

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                Section 6.9     MAINTENANCE OF TAX-RELATED BOOKS AND RECORDS.
Until the applicable statute of limitations (including periods of waiver as to which Buyer has been notified in writing) for a DTI Company has expired for any Tax Return filed covering the periods up to and including the Closing Date (including any Straddle Periods), Buyer and its Affiliates shall retain all relevant Tax Returns, books and records, data, documents, work papers, materials and other information identified as "Tax Records" or "Accounting Records" in the CRIM Guide or identified in the CRIM Guide with the retention period of "UFTA" in its possession and under its control that were used in the preparation of any Tax Return or which may be used to defend any Tax Return upon Tax Audit (collectively, "TAX DOCUMENTS") in a form accessible to DuPont. Following the expiration of such statute of limitations, Buyer shall notify DuPont in writing of any intent to dispose of the relevant Tax Documents. If DuPont notifies Buyer in writing within sixty (60) days of receipt of notice of Buyer's intent to dispose of such Tax Documents that DuPont wishes to continue the maintenance of such Tax Documents, Buyer shall transfer to DuPont such Tax Documents in a form accessible to DuPont. Failure of DuPont to give notice to Buyer within such sixty (60) day period shall relieve Buyer of its obligation to retain such Tax Documents. In the event Buyer's obligation to maintain Tax Documents in a form accessible to DuPont imposes costs on Buyer that are in excess of the costs Buyer would incur based on its ordinary records retention policy, DuPont shall pay Buyer such excess. If necessary, the determination of the amount of such excess shall be made by a panel consisting of an appointee of each party's chief financial officer, such appointee not to include any person employed in either party's tax department. The parties will use reasonable commercial efforts to retain the ability to access electronic tax related records for so long as such records are required to be maintained pursuant to this Section 6.9.

                Section 6.10    MISCELLANEOUS.

                        (a) TERMINATION OF EXISTING TAX SHARING AGREEMENTS. DuPont hereby agrees and covenants that any Tax Sharing Agreement to which any of the DTI Companies is a party will cease to apply to the DTI Companies as of the Closing Date and that none of the DTI Companies will have further liability thereunder.

                        (b) TAX PROVISIONS; CERTAIN CONFLICTS. To the extent that there is a conflict between any provision of this Article VI and any other provision of this Agreement that otherwise would be applicable with respect to any Taxes, Tax Returns, Tax Audits, Tax indemnification claims or any other matter related to Taxes, the provisions of this Article VI shall govern.

                        (c)     INTERCOMPANY DEBT.

                                (i)     DuPont shall cause one or more DTI
        Companies and/or one or more DuPont Affiliates to retire, capitalize, cancel, terminate or otherwise eliminate (collectively referred to as the "CANCELLATION") the Assumed Notes set forth on a schedule (the "INTERCOMPANY DEBT SCHEDULE") prior to Closing. The Intercompany Debt Schedule shall be provided to DuPont by Buyer


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        the earlier of sixty (60) days after signing of this Agreement or forty-five (45) days prior to the Closing. For purposes of this section 6.10(c), "Assumed Notes" shall have the meaning set forth in this Agreement without regard to the proviso, "Borrower" shall mean the party obligated to make payments under an Assumed Note and "Lender" shall mean the party entitled to receive payments under an Assumed Note.

                                (ii)    If the Cancellation described in
        6.10(c)(i) of this Agreement requires approval from a Governmental Authority or a third party whose consent is required (together referred to as an "AUTHORITY"), DuPont shall (A) cause the required approval to be sought from such Authority as soon as reasonably possible upon receipt of the Intercompany Debt Schedule from Buyer and shall use good faith and reasonable commercial efforts to expedite the receipt of such approval prior to the Closing and (B) cause the shareholder of the Borrower (the "SHAREHOLDER"), if such Shareholder is not the Lender, and the Lender to enter into an agreement whereby the Lender agrees to transfer the Assumed Note to the Shareholder and the Shareholder agrees to acquire the Assumed Notes from the Lender (the "TRANSFER AGREEMENT") subject to Section 6.10(c)(iii) below, PROVIDED, that if such approval is not received from an Authority as of five (5) business days prior to Closing, Shareholder and Borrower shall enter into an agreement whereby Shareholder agrees to capitalize such Assumed Notes (the "CAPITALIZATION AGREEMENT") as soon as practical after the later of the date of receipt of the approval by the Authority or the Closing, PROVIDED, FURTHER, that if the Shareholder is not a DTI Company, Buyer shall at Closing acquire the Assumed Notes from the Shareholder subject to Shareholder's obligations under the Capitalization Agreement.

                                (iii) If the Lender is not a DTI Company and approval is required from an Authority for the Lender to transfer an Assumed Note or the Shareholder to acquire an Assumed Note from such Lender under the Transfer Agreement and such approval is not received as of five (5) business days prior to Closing, Buyer shall acquire such Assumed Note from the Lender at Closing subject to Lender's obligations under the Transfer Agreement (and DuPont shall cause such Lender to become a Global Asset Seller).

                                (iv) DuPont shall not permit the Cancellation of any Assumed Note not set forth on the Intercompany Debt Schedule without the consent of Buyer, which consent shall not be unreasonably withheld. Notwithstanding anything in this Section 6.10(c) to the contrary, DTI Delaware Inc shall not be prohibited from acquiring any Assumed Note nor shall the Cancellation of any Assumed Note held by DuPont Canada, Inc. or a successor entity be precluded, PROVIDED, HOWEVER, that in each case, such acquisition or Cancellation is set forth on Schedule 3.14(f).

                                (v)     Subject to Section 6.1, DuPont shall
        bear all income taxes, capitalization taxes or related fees arising in connection with the


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        Cancellation of the Assumed Notes pursuant to Section 6.10(c) of this
        Agreement for any Cancellation occurring prior to the Closing Date. Subject to Section 6.1, Buyer shall bear all income taxes, capitalization taxes or related fees arising in connection with the Cancellation of the Assumed Notes pursuant to Section 6.10(c) of this Agreement for any Cancellation occurring after the Closing Date.

                                (vi) Notwithstanding anything herein to the contrary, unless otherwise agreed by the parties to this Agreement, Indebtedness of the type described in clauses (i) and (ii) of the definition of "Indebtedness," if any, which is issued by a DTI Company after the date hereof not in the ordinary course of business shall be capitalized prior to Closing if the obligee with respect to such Indebtedness is DuPont or a DuPont Affiliate.

                        (d)     FOREIGN CURRENCY EXCHANGE LOSS.

                                (i) Within 18 months after the Closing Date, Buyer shall prepare, at its sole expense, a schedule of all foreign currency exchange gains and losses ("FOREIGN CURRENCY EXCHANGE SCHEDULE") which would have been realized by any entity had its assets owned or obligations owed been marked to market on the Closing Date. Within the three years after the Closing, DuPont shall have the right to review the accounting records of the DTI Companies and Joint Ventures, at its sole expense, in order to assess the amounts of foreign currency exchange gains or losses as of the Closing Date. Buyer shall fully cooperate with DuPont in providing any supporting information reasonably required to complete such review.

                                (ii)    DuPont shall have until the third
        anniversary of the Closing Date to dispute in writing the content of the Foreign Currency Exchange Schedule, and any content of the Foreign Currency Exchange Schedule as to which written dispute has not been made prior to the third anniversary of the Closing Date shall not be disputed thereafter. Buyer and DuPont shall cooperate in good faith to resolve any dispute over the content of the Foreign Currency Exchange Schedule as promptly as possible. If Buyer and DuPont are unable to resolve any such dispute within forty-five (45) days of Buyer's or DuPont's receipt of written notice of such dispute from Buyer or DuPont (or such longer period as Buyer and DuPont shall mutually agree in writing), such dispute over the content of the Foreign Currency Exchange Schedule shall be resolved by an Independent Accounting Firm, and such determination shall be final and binding on Buyer and DuPont. Buyer and DuPont shall each bear one half (1/2) of the costs associated with engaging an Independent Accounting Firm.

                                (iii) Provided that DuPont furnishes written demand to Buyer prior to the third anniversary of the Closing Date, Buyer shall, within 60 days of receipt of such written demand, realize any foreign currency exchange loss on any asset owned (other than Real Property or Equipment) or obligation owed by any legal entity that would give rise to an indemnification obligation by

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        Buyer under Section 6.1(b)(vii) to the extent that DuPont has previously made payment pursuant to Section 6.1(a)(vii) with respect to any legal entity. DuPont and Buyer shall each bear one half (1/2) of all costs and liabilities actually incurred by Buyer in connection with Buyer's compliance with any such written demand by DuPont.

                        (e) OTHER MATTERS. Notwithstanding anything to the contrary in this Agreement, DuPont or its Affiliates may, after the date of this Agreement but prior to the Closing Date,

                                (i)     revoke the application of INVISTA
        (Singapore) Pte Ltd.'s pioneer incentive granted in 2001 but with Production Day on January 1, 1998 with respect to the manufacture of Adipic Acid and Mixed Dibasic Ester in Sakra, Singapore; and

                                (ii) surrender any net operating losses, to the extent permitted by local Law, generated from January 1, 2003 through the Closing Date of a DTI Company organized in Singapore or in the United Kingdom to another DTI Company or to a DuPont Affiliate.

                        (f) IDENTITY OF BUYERS AND BUYER SUBS FOR CERTAIN DTI COMPANIES. After the signing of this Agreement but no later than 30 days prior to the Closing Date, Buyer shall, in good faith, provide to DuPont a written list describing the jurisdiction of formation and the legal form of each Buyer or Buyer Sub which Buyer proposes shall for relevant Tax Law purposes acquire an interest in the following DTI Companies ("DESIGNATED DTI COMPANIES") on the Closing Date: (i) DuPont UK, B.V., (ii) INVISTA (Nederland), B.V., (iii) DuPont Textiles and Interiors do Brasil Ltda., (iv) DuPont Canada, Inc. and (v) INVISTA (Singapore) Pte Ltd. Within 10 days of receipt of such list, DuPont shall provide a written response to Buyer indicating whether or not it approves of the listed jurisdictions and legal forms, PROVIDED, that any disapproval is in good faith and commercially reasonable. If DuPont does not approve of such Buyer(s) or Buyer Sub(s), DuPont and Buyer shall work together in good faith to determine as soon as reasonably possible a jurisdiction of formation and legal form of such Buyer(s) or Buyer Sub(s) which shall be as efficient as possible for both parties from a tax perspective (including income and withholding taxes). In the event DuPont and Buyer cannot in good faith agree on such jurisdiction and legal form, DuPont shall determine the jurisdiction of legal organization and the legal form of the Buyer(s) or Buyer Sub(s) and such determination shall be binding on the Buyer. DuPont shall reimburse Buyer for any incremental costs actually incurred (directly or indirectly) by Buyer by reason of DuPont requiring the organization of Buyer(s) or Buyer Sub(s) in a jurisdiction or legal form different from that originally proposed by Buyer of such entity or entities acquiring any Designated DTI Company, PROVIDED, that DuPont's obligation shall be limited to the following amounts: (i) US$1.5 million of costs in the case of the acquisition of DuPont UK, B.V., (ii) US$1.2 million of costs in the case of the acquisition of INVISTA (Nederland), B.V.,
(iii) US$1.0 million of costs in the case of the acquisition of DuPont Canada, Inc., (iv) US$2.0 million of costs in the case of the acquisition of INVISTA

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(Singapore) Pte Ltd. and (v) US$4.0 million of costs in the case of the acquisition of DuPont Textiles and Interiors do Brasil Ltda.

                        (g) DuPont and Buyer agree that the Net Book Value of the entities or assets set forth on Schedule 6.10(g) ("LISTED Property")shall be used where the Law requires recitation of consideration in filings made with any Governmental Authority with respect to such Listed Property. Net Book Value, as used in this section, shall refer to the net book value of the Listed Property at Closing determined using the statutory accounting appropriate for the jurisdiction in which the Listed Property has its legal situs. If such a filing is required prior to the time Net Book Value of a Listed Property at Closing is available, the most recent net book value of such Listed Property shall be the Net Book Value. DuPont and Buyer shall negotiate in good faith to agree prior to Closing to the amount of consideration to be reflected in filings where the Law requires (i) recitation of consideration in filings and (ii) the agreement of DuPont and Buyer with respect to such consideration. If the parties are unable to agree on any such amount within 15 days prior to Closing, such amount shall be determined by a panel consisting of an appointee of each party's chief financial officer (such appointee not to include any person employed in either party's tax department) and a representative of the Independent Accounting Firm's appraisal group; the amount so determined shall be no greater than the highest number proposed by either party and no lesser than the lower number proposed by the other party.

                                  ARTICLE VII

                             CONDITIONS TO THE SALE

                Section 7.1 CONDITIONS TO THE OBLIGATIONS OF THE SELLERS TO EFFECT THE SALE. The obligations of the Sellers to effect the transactions provided for in Article II shall be subject to the fulfillment, or written waiver by DuPont on behalf of the Sellers, at or prior to the Closing of each of the following conditions:

                        (a)     REPRESENTATIONS AND WARRANTIES. The
representations and warranties of Buyer contained in Article IV shall be true and correct at and as of the date of this Agreement and the Closing Date (except to the extent they expressly speak to a specific earlier date, in which case they need only be true and correct as of such earlier date) in each case in all respects; PROVIDED, that in the case of any representations and warranties (or any portion thereof) that are not qualified by Material Impairment or Buyer Material Adverse Effect, this condition shall be deemed satisfied if (i) in the case of representations and warranties set forth in Sections 4.1, 4.2, 4.4(b),
4.5 and 4.6, such representations and warranties (or portions thereof) are true and correct as of the Closing Date (or such earlier referenced date) in all material respects and (ii) in the case of other representations and warranties contained in Article IV, such representations and warranties (or portions thereof) are true and correct as of the date of this Agreement and as of the Closing Date, except for such failures that would not, individually or in the aggregate, have or reasonably be expected to result in a Buyer Material Adverse Effect.

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                        (b)     PERFORMANCE BY BUYER. Buyer and the Buyer Subs
shall have performed and complied with all agreements, obligations, covenants (other than Section 5.36) and conditions required by this Agreement, or any Local Purchase Agreement or Related Agreement, to be performed or complied with by Buyer or any Buyer Sub on or prior to the Closing, except for such failures which in the aggregate are not reasonably likely to be adverse in any material respect to the Sale.

                        (c) CERTIFICATES. Buyer shall have furnished DuPont with a certificate signed by its Chief Financial Officer to the effect that the conditions set forth in Sections 7.1(a) and 7.1(b) have been satisfied.

                        (d) NO INJUNCTION OR PROCEEDING. No statute, rule, regulation, executive order, decree, preliminary or permanent injunction or restraining order shall have been enacted, entered, promulgated or enforced by any Governmental Authority which prohibits or restricts the consummation of the Sale in whole or in part (other than statutes, rules or regulations in effect on the date of this Agreement that constitute Non-Material Antitrust Approvals). There is no Action brought by any Governmental Authority which shall be pending or threatened by a senior official at a Governmental Authority in writing (or orally, if confirmed by such official to the other party) and which seeks to (i) prevent consummation of any of the transactions contemplated by this Agreement,
(ii) cause any of the transactions contemplated by this Agreement to be rescinded following consummation or (iii) impose Criminal Penalties or material monetary damages upon a Seller as a result of the Sale.

                        (e) REQUIRED ANTITRUST APPROVALS. All Required Antitrust Approvals shall have been made or obtained, as applicable, and all required waiting periods in connection with Required Antitrust Approvals shall have expired or been terminated.

                        (f) LOCAL PURCHASE AGREEMENTS. Immediately prior to or concurrent with the Closing, the closings under the Local Purchase Agreements (other than the closings with respect to the Delayed Companies, Directly Transferred Joint Venture Interests and DTI Companies holding Joint Venture Interests) shall have occurred; PROVIDED, HOWEVER, this condition shall be deemed satisfied if DuPont has failed in any material respect to perform its obligations under this Agreement with respect to the subject matter under the Local Purchase Agreements prior to exercising its rights under this Section 7.1(f) or the failure to close under any Local Purchase Agreement shall be the result of a breach or the failure to be true of a representation or warranty or breach of a covenant by DuPont or any of its Affiliates under any Local Purchase Agreement.

                        (g) OPINION OF COUNSEL. DuPont shall have received an opinion, addressed to it and dated the Closing Date, from (i) Latham & Watkins LLP, counsel to Buyer, in the form attached as Exhibit 7.1(g)-1 and (ii) Cayman Islands counsel, which opinion shall be in form and substance reasonably satisfactory to DuPont, (x) as to Buyer 1's valid existence and good standing,
(y) as to Buyer 1's authority to execute and

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perform its obligations under this Agreement and the Related Agreements included in the Documents (as defined in Exhibit 7.1(g)-1) and (z) that the execution, delivery and performance of this Agreement and the Related Agreements included in the Documents (as defined in Exhibit 7.1(g)-1) do not conflict with applicable Laws or Buyer 1's charter or By-laws or in each case the analogous concept recognized under Cayman Islands Law.

                        (h) CLOSING DELIVERIES. Buyer and Buyer Subs shall have in all material respects delivered, or have caused to be delivered, to the Sellers, as applicable, all of the items set forth in Section 2.3(c).

In the event any of the conditions set forth in Sections 7.1(d), (e) and (h) are not otherwise satisfied or deemed satisfied, but would be so satisfied if the parties did not transfer one or more Joint Venture Interests and/or Other Partner Interests, the Shares of one or more Delayed Companies, Non-Required Transfers or DuPont's rights under the Unifi Agreements, as the case may be, at Closing, then to the extent necessary, such Joint Venture Interests and/or Other Partner Interests, the Shares of such Delayed Companies, Non-Required Transfers or DuPont's rights under the Unifi Agreements, as the case may be, shall not be transferred at Closing, but shall be subject to Section 5.8 (in the case of the Unifi Agreement), 5.27 (in the case of the Joint Venture Interests and Other Partner Interests), 5.27(m) (in the case of the Unifi Agreement) or 5.31 (in the case of Shares of Delayed Companies and Non-Required Transfers) and such conditions shall be deemed satisfied.

                Section 7.2 CONDITIONS TO THE OBLIGATIONS OF BUYER TO EFFECT THE SALE. The obligation of Buyer and the Buyer Subs to effect the transactions provided for in Article II shall be subject to the fulfillment or written waiver by Buyer on behalf of itself and the Buyer Subs, at or prior to the Closing, of each of the following conditions:

                        (a)     REPRESENTATIONS AND WARRANTIES. The
representations and warranties of DuPont contained in Article III shall be true and correct at and as of the date of this Agreement and the Closing Date (except to the extent they expressly speak to a specific earlier date, in which case they need only be true and correct as of such earlier date) in each case in all respects; PROVIDED, that, in the case of any representations and warranties (or any portion thereof) that are not qualified by any reference to Material Impairment or Material Adverse Effect, this condition shall be deemed satisfied if (i) in the case of representations and warranties set forth in Sections 3.1 (but only with respect to (x) the first two sentences thereof and only with respect to the Global Sellers and those DTI Companies and Joint Ventures organized under the laws of any jurisdiction in the United States and (y) the last sentence of Section 3.1 but, insofar as Joint Ventures are concerned, only with respect to the Primary Joint Venture), 3.2, 3.3 (but only with respect to clauses (a), (b) (but only with respect to the first three sentences thereof and only insofar as they relate to the Primary Joint Venture), (c)(i) and (c)(ii) (but only with respect to the Primary Joint Venture)), 3.5 (excluding clauses
(c) (with respect to Liabilities in existence on the date of this Agreement and any Liabilities relating to any Subsequent Actions) and (e) thereof) and 3.8, such representations and warranties (or portions thereof) are true and correct as of the date of this Agreement and as of the

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Closing Date (or such earlier referenced date) in all material respects and (ii)
in the case of other representations and warranties contained in Article III, such representations and warranties (or portions thereof) are true and correct as of the date of this Agreement and as of the Closing Date, except for such failures that would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

                        (b) PERFORMANCE BY THE SELLERS. DuPont and the Sellers shall have performed and complied in all material respects with all agreements, obligations, covenants (other than Section 5.36) and conditions required by this Agreement, or any Local Purchase Agreement or Related Agreement, to be performed or complied with by them on or prior to the Closing, except for such failures which in the aggregate are not reasonably likely to result in a Material Impairment.

                        (c) CERTIFICATES. DuPont shall have furnished Buyer with such certificate signed by its Chief Financial Officer to the effect that the conditions set forth in Sections 7.2(a) and 7.2(b) have been satisfied.

                        (d) NO INJUNCTION OR PROCEEDING. No statute, rule, regulation, executive order, decree, preliminary or permanent injunction or restraining order shall have been enacted, entered, promulgated or enforced by any Governmental Authority which prohibits or restricts the consummation of the Sale in whole or in part (other than statutes, rules or regulations in effect on the date of this Agreement that constitute Non-Material Antitrust Approvals) or which is reasonably likely to result in a Material Adverse Effect. There is no Action brought by any Governmental Authority which shall be pending or threatened by a senior official at a Governmental Authority in writing (or orally, if confirmed by such official to the other party) and which seeks to (i) prevent consummation of any of the transactions contemplated by this Agreement,
(ii) cause any of the transactions contemplated by this Agreement to be rescinded following consummation, (iii) affect adversely the right of Buyer or its Affiliates (including the DTI Companies) to own the Shares, (iv) affect adversely the right of Buyer or its Affiliates (including the DTI Companies) or the Primary Joint Venture to own their Assets or to operate their businesses or
(v) impose Criminal Penalties or material monetary damages upon Buyer or its Affiliates as a result of the Sale. The foregoing condition set forth in this
Section 7.2(d) shall be deemed satisfied if the failure to satisfy such condition results in significant part from Buyer's failure to perform or comply with its obligations under Section 5.3(b).

                        (e) REQUIRED ANTITRUST APPROVALS. All Required Antitrust Approvals shall have been made or obtained, as applicable, and all required waiting periods in connection with Required Antitrust Approvals shall have expired or been terminated. The foregoing condition set forth in this
Section 7.2(e) shall be deemed satisfied if the failure to satisfy such condition results in significant part from Buyer's failure to perform or comply with its obligations under Section 5.3(b), including Buyer's obligation to proffer its willingness to a Governmental Authority or to sell or otherwise dispose of, or hold separate and agree to sell or otherwise dispose of, Assets, categories of Assets or businesses of Buyer or its Subsidiaries or any of the DTI Companies.

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                        (f)     LOCAL PURCHASE AGREEMENTS. Immediately prior to
or concurrent with the Closing, the closings under the Local Purchase Agreements (other than the closings with respect to the Delayed Companies, Directly Transferred Joint Venture Interests and DTI Companies holding Joint Venture Interests) shall have occurred; PROVIDED, HOWEVER, this condition shall be deemed satisfied if Buyer has failed in any material respect to perform its obligations under this Agreement with respect to the subject matter under the Local Purchase Agreements prior to exercising its rights under this Section 7.2(f) or the failure to close under any Local Purchase Agreement shall be the result of a breach or the failure to be true of a representation or warranty or a breach of a covenant by Buyer or any of its Affiliates under any Local Purchase Agreement.

                        (g) MATERIAL ADVERSE CHANGE. Since the date of this Agreement there shall have occurred no Material Adverse Change.

                        (h) OPINION OF COUNSEL. Buyer shall have received an opinion, addressed to it and dated the Closing Date, from (i) Skadden, Arps, Slate, Meagher & Flom LLP, counsel to DuPont, and (ii) in-house counsel to DuPont, in the forms attached as Exhibits 7.2(h)-1 and 7.2(h)-2, respectively.

                        (i) FAILURE TO CURE TITLE EXCEPTIONS. DuPont shall have cured any exceptions other than Permitted Encumbrances to title to which Buyer shall have timely objected in accordance with the provisions of Section
5.32 with respect to each Material Property, by either (i) eliminating such exception(s) or (ii) causing the Title Company to insure over such exception(s) prior to the Closing Date; PROVIDED, that Buyer shall have no right to object to any exception that appears on the Current Title Work or any matter that appears on any of the Surveys, in each case, as of the date of this Agreement other than those Encumbrances set forth on Schedule 1(uu) hereto).

                        (j) CLOSING DELIVERIES. The Sellers shall have in all material respects delivered, or have caused to be delivered, to Buyer and the Buyer Subs, as applicable, all of the items set forth in Section 2.3(b).

                        (k) PRIMARY JOINT VENTURE. DuPont or its applicable Affiliates shall have obtained all approvals, consents, authorizations, permits, registrations, and licenses required for the (direct or indirect) transfer of the Joint Venture Interests of the Primary Joint Venture pursuant to Article II at the Closing. DuPont's or its Affiliates entire Joint Venture Interest in the Primary Joint Venture shall be sold, conveyed, assigned, transferred and delivered to Buyer through the sale by DuPont France pursuant to the Closing or the closing of the Local Purchase Agreement.

                        (l) FINANCIAL STATEMENTS. DuPont shall have delivered, or caused to be delivered, to Buyer (i) the Unaudited Combined Interim Financial Statements for each quarter for which DuPont is required to do so pursuant to Section 5.28(a) and the associated review report under SAS 100 (without qualification or exception) of PWC pursuant to Section 5.28(b) and (ii) in the event that the Closing occurs after February 13,

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2004, the 2003 Audited Financial Statements pursuant to Section 5.28(c), together with a report (without qualification or exception) of PWC with respect thereto.

                        (m) CHINA HOLDINGS. DuPont, Buyer or their applicable Affiliates shall have obtained all approvals, consents, authorizations, permits, registrations and licenses, if any, required by reason of Schedule 5.42(g) for the transfer of China Holdings by DuPont to Buyer in accordance with Section 6.10(f). At Closing DuPont or its applicable Affiliates shall indirectly transfer to Buyer or a Subsidiary thereof, and Buyer or a Subsidiary thereof shall acquire the Selected Joint Venture Interests pursuant to Article II through the sale by DuPont or its Subsidiary to Buyer or its Subsidiary of the entire equity ownership of China Holdings in accordance with
Section 6.10(f).

In the event any of the conditions set forth in Sections 7.2(d), (e) and (j) are not otherwise satisfied or deemed satisfied, but would be so satisfied if the parties did not transfer one or more Joint Venture Interests and/or Other Partner Interests, the Shares of one or more Delayed Companies, Non-Required Transfers or DuPont's rights under the Unifi Agreements, as the case may be, at Closing, then to the extent necessary, such Joint Venture Interests and/or Other Partner Interests, the Shares of such Delayed Companies, Non-Required Transfers or DuPont's rights under the Unifi Agreements, as the case may be, shall not be transferred at Closing, but shall be subject to Section 5.8 (in the case of the Unifi Agreement), 5.27 (in the case of the Joint Venture Interests and Other Partner Interests), 5.27(m) (in the case of the Unifi Agreement) or 5.31 (in the case of Shares of Delayed Companies and Non-Required Transfers), and such conditions shall be deemed satisfied; PROVIDED, that the foregoing shall not relate to the Primary Joint Venture or Selected Joint Venture Interests and as such shall not limit the condition in subsection (k) or (m) above. The failure to transfer any Joint Venture Interest (other than with respect to the Primary Joint Venture and the Selected Joint Venture Interests), Other Partner Interest or the Shares of any Delayed Company, as the case may be, at Closing shall not be taken into account for purposes of determining whether the conditions contained in Sections 7.2(a) or (g) shall have been satisfied.

                                  ARTICLE VIII

                  TERMINATION AND ABANDONMENT; INDEMNIFICATION

                Section 8.1 TERMINATION. This Agreement may be terminated at any time prior to the Closing:

                        (a)     by mutual written consent of DuPont and Buyer;

                        (b) by DuPont or Buyer if the Closing shall not have occurred on or before the close of business on July 1, 2004 (the "OUTSIDE DATE"); PROVIDED, HOWEVER, that if any of the conditions precedent set forth in
Section 7.2(d) or 7.2(e) to the extent they relate to (i) the HSR Act, (ii) the EC Merger Regulations or (iii) the Canadian Competition Act or Investment Canada Act, have not been satisfied or waived on or prior to June 1, 2004, then DuPont and Buyer may not terminate this Agreement pursuant to

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this Section 8.1(b) on or before either (x) the close of business on October 1,
2004 or (y) in the event that the Conditions Satisfied Date occurs on or prior to October 1, 2004, the close of business on November 1, 2004 (and July 1, 2004, as it may be so extended shall, from and after such extension, be the "Outside Date" for purposes of this Agreement);

                        (c) by DuPont or Buyer if any Governmental Authority shall have issued an order, decree or ruling or taken any other action restraining, enjoining or otherwise prohibiting any material portion of the transactions contemplated hereunder and such order, decree, ruling or other action shall have become final and nonappealable; PROVIDED, HOWEVER, that this provision will not be available to any party whose failure to comply with its obligations contained in this Agreement has been the primary cause of, or has primarily resulted in, such order, decree or ruling;

                        (d) by DuPont upon written notice to Buyer if any of the conditions to the Closing set forth in Section 7.1 shall have become incapable of fulfillment by the Outside Date and shall not have been waived in writing by DuPont; PROVIDED, HOWEVER, that this provision will not be available to DuPont if any of the Sellers', or any of their respective Affiliates', failure to comply with its obligations contained in this Agreement has been the primary cause of, or has primarily resulted in, such condition becoming incapable of being fulfilled;

                        (e) by Buyer upon written notice to DuPont if any of the conditions to the Closing set forth in Section 7.2 shall have become incapable of fulfillment by the Outside Date and shall not have been waived in writing by Buyer; PROVIDED, HOWEVER, that this provision will not be available to Buyer if its, or any of its Affiliates', failure to comply with its obligations contained in this Agreement has been the primary cause of, or has primarily resulted in, such condition becoming incapable of being fulfilled; or

                        (f) by DuPont if (i) (x) DuPont notifies Buyer that it would be unable to deliver the certificate required by Section 7.2(c) due to the actual or potential breach or failure to be true of a representation or warranty or breach of a covenant, in each case, based on acts, failures to act or events occurring after the date of this Agreement and (y) such notice describes each such act, failure to act or event in reasonable detail and (ii) upon request by DuPont, Buyer does not, at least five (5) Business Days prior to the date the Closing would otherwise occur (except for the existence of such acts, failures and events), deliver written notification to DuPont in which it agrees to limit its and the Buyer Indemnified Parties' rights to indemnification under Section 8.4(a)(iii) with respect to matters reasonably described in such notice to an amount no greater than $813.7 million; PROVIDED, HOWEVER, that if Buyer does deliver such notification, it shall be deemed to constitute its agreement that it and the Buyer Indemnified Parties shall not be entitled to indemnification pursuant to Section 8.4(a)(iii) with respect to such breach or failure to be true for an amount in excess of $813.7 million; PROVIDED, FURTHER, that if DuPont delivers the notice to Buyer set forth in clause (i) less than fifteen (15) Business Days prior to the Closing Date, Buyer shall have the right to extend the Closing Date to the last Business Day of the next month; PROVIDED,

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FURTHER, that Buyer shall not otherwise have the right to delay the Closing if all other conditions to Closing shall otherwise been satisfied (but for the breach or failure specified in the notice) hereunder and Buyer has delivered written notification to DuPont agreeing to limit its rights to indemnification as described in this Section 8.1(f).

                Section 8.2 PROCEDURE AND EFFECT OF TERMINATION. In the event of termination of this Agreement pursuant to Section 8.1, written notice thereof shall forthwith be given to the other party and, except as set forth below, this Agreement shall terminate and be void AB INITIO and have no effect and the transactions contemplated hereby shall be abandoned; PROVIDED, that (i) if such termination shall result from the intentional and willful failure of a party to perform a covenant, obligation or agreement required to be performed by it or any of its Subsidiaries in this Agreement (or any Local Purchase Agreement or Related Agreement) or from the Knowing breach or failure to be true when made of any representation or warranty contained herein (or any Local Purchase Agreement or Related Agreement) of Buyer or DuPont (or their Affiliates), then Buyer or DuPont, as the case may be, shall be fully liable for any and all damages incurred or suffered by the other party as a result of such breach or failure to be true and (ii) if such termination shall result from any other failure of a party to perform a covenant, obligation or agreement required to be performed by it or any of its Subsidiaries in this Agreement (or any Local Purchase Agreement or Related Agreements) or from any other breach or failure to be true when made of any representation or warranty contained herein (or any Local Purchase Agreement or Related Agreement) of Buyer or DuPont (or their respective Affiliates), then Buyer or DuPont, as the case may be, shall be liable to the other party for, but only for, the aggregate out-of-pocket expenses reasonably incurred in connection with this Agreement and the transactions contemplated hereby (including with respect to due diligence, negotiation and financing), but in no event exceeding $50,000,000 in the aggregate. If this Agreement is terminated as provided herein:

                        (a) each party hereto will redeliver, and will cause its agents (including attorneys and accountants) to redeliver or, to the extent permitted by the Confidentiality Agreement, destroy all documents, work papers and other material of each party hereto relating to the transactions contemplated hereby, whether obtained before or after the execution hereof;

                        (b) all Confidential Information received by Buyer or its Affiliates with respect to DuPont or its Subsidiaries (including the DTI Companies) or this Agreement or the transactions contemplated hereby shall remain subject to the Confidentiality Agreement;

                        (c) DuPont agrees that all Confidential Information received by DuPont or its Affiliates or their Representatives with respect to Buyer or its Affiliates or this Agreement or the transactions contemplated hereby shall be kept confidential for a period of 10 years from the date of termination notwithstanding the termination of this Agreement;

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                        (d)     notwithstanding the termination hereof, the
following Sections of this Agreement shall remain in full force and effect: (i) Sections 3.23 and 4.7 relating to brokers, (ii) the penultimate sentence of
Section 5.2 relating to confidentiality matters, (iii) Sections 8.1 and 8.2 and
(iv) Article IX (other than Section 9.10, as set forth therein); and

                        (e) DuPont and Buyer shall cause the Local Purchase Agreements to terminate and to be void AB INITIO and have no effect (except as otherwise provided therein or in this Section 8.2) and the transactions contemplated thereby shall be abandoned; PROVIDED, however, that any confidentiality obligation therein shall remain in full force and effect to the extent provided therein.

                Section 8.3 SURVIVAL OF REPRESENTATIONS, WARRANTIES AND COVENANTS. The representations and warranties contained herein shall survive the Closing; PROVIDED, that, subject to Section 8.4(e), such representations and warranties shall terminate on the date that is eighteen (18) months after the Closing Date, except that (i) the representations and warranties of DuPont contained in Sections 3.12(a) (REAL PROPERTY), 3.13(b)(i), (ii) and (iv) (INTELLECTUAL PROPERTY) and 3.14(a) (ASSETS; OPERATIONS OF THE DTI BUSINESS) and the representations and warranties of Buyer contained in Section 4.6 (SOLVENCY) shall survive for four (4) years following the Closing, (ii) the representations and warranties of DuPont contained in Section 3.14(b) (ASSETS; OPERATIONS OF THE DTI BUSINESS) shall survive for three (3) years following the Closing, (iii) the representations and warranties of DuPont contained in Sections 3.1 (ORGANIZATION, ETC.), 3.2 (AUTHORITY RELATIVE TO THIS AGREEMENT, ETC.), 3.3 (CAPITALIZATION) and 3.23 (BROKERS AND FINDERS), and the representations and warranties of Buyer contained in Sections 4.1 (ORGANIZATION, ETC.), 4.2 (AUTHORITY RELATIVE TO THIS AGREEMENT, ETC.) and 4.7 (BROKERS AND FINDERS) shall survive for fifteen (15) years following the Closing; and (iv) the representations and warranties of DuPont contained in Sections 3.9 (TAXES), 3.10 (EMPLOYEE BENEFITS; ERISA), and 3.11 (ENVIRONMENTAL MATTERS) and representations and warranties of Buyer contained in Section 4.5 (SECURITIES ACT) shall survive until ninety (90) days after the expiration of the applicable statute of limitations with respect to the matter at issue. All covenants and agreements contained herein which by their terms contemplate actions or impose obligations following the Closing shall survive the Closing and remain in full force and effect in accordance with their terms. All covenants and agreements contained herein which by their terms contemplate full performance at or prior to Closing shall terminate upon Closing, except that claims for indemnification in respect of any breach thereof shall survive until the second anniversary of the Closing; PROVIDED, HOWEVER, that, notwithstanding the foregoing, (x) the obligations of Buyer and the Buyer Subs to assume, and indemnify the DuPont Indemnified Parties for, the Assumed Liabilities and (y) the obligations of DuPont and its Subsidiaries (not including the DTI Companies or the Joint Ventures) to make conveyances, transfers, assignments and deliveries under Article II and to retain, and indemnify the Buyer Indemnified Parties for, the Retained Liabilities shall survive indefinitely; PROVIDED, HOWEVER, that any Assumed Liability of the type described in clause (vii) of the definition thereof or any Retained Liability of the type described in clause (viii) of the definition thereof, in each case, which relates to any

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


covenant or agreement which by its terms is not intended to survive past a particular date, shall not, by reason of the foregoing proviso relating to Assumed Liabilities and Retained Liabilities, survive past the date such covenant or agreement would otherwise terminate. Notwithstanding the foregoing, the representations and warranties of DuPont contained in Section 3.9(u) shall survive until the earlier of (w) six (6) months after the Closing Date, (x) the taking of any action by Buyer or its Affiliates (affiliation measured post-Closing) which requires a new exemption from withholding, or (y) the expiration or renewal date for any withholding exemption with a fixed term (e.g., an annual exemption), whereupon they shall terminate.

                Section 8.4     INDEMNIFICATION.

                        (a) From and after the Closing, DuPont shall defend, indemnify and hold harmless Buyer, Buyer Subs and their Subsidiaries (including the DTI Companies) and each of their Affiliates and each of Buyer's, its Subsidiaries', and their respective Affiliates' respective officers, directors, employees and agents (collectively, the "BUYER INDEMNIFIED PARTIES") from and against any and all Losses arising from, in connection with or otherwise with respect to (i) the breach or failure of any of the Sellers to duly perform or observe any term, provision, covenant (other than Section 5.36) or agreement to be performed or observed by the Sellers pursuant to this Agreement (other than the failure to deliver prior to Closing reports of PWC pursuant to Section 5.28 that neither are qualified nor contain exceptions), any Related Agreement or any Other Agreement (notwithstanding any provision to the contrary contained herein or therein), (ii) any of the Retained Liabilities (whether arising prior to, on or after the Closing Date), (iii) (x) any breach or failure to be true of any representation or warranty of DuPont set forth in Article III of this Agreement without regard to any Material Adverse Effect or Material Impairment qualifier therein (other than with respect to the representations and warranties contained in Sections 3.6, 3.12 (other than Section 3.12(a)), 3.13(b)(iii) and (e) and the final proviso to Section 3.14(a) and the final proviso to the first sentence of
Section 3.14(b)), as if such representation or warranty were made on and as of the Closing Date (except in the case of any representation or warranty that speaks expressly to an earlier specific date) or (y) in the case of any Joint Venture, the Joint Venture Interest in, or Other Partner Interest of, which is not transferred to Buyer or a Buyer Sub until after the Closing, any breach or failure to be true of any representation or warranty of DuPont set forth in
Section 3.1 (but only with respect to the first two sentences (but not with respect to good standing) and the last sentence thereof) or Section 3.3 with respect to such Joint Venture, as if such representation or warranty (including to the extent it relates to the Other Partner Interest) were made on and as of the Transfer Date for DuPont's or its Subsidiary's Joint Venture Interest in the Joint Venture in question, but only if such breach or failure to be true (1) existed on the Closing Date or (2) arose thereafter but was due to DuPont's breach of this Agreement or the applicable Joint Venture Agreement or resulted from an event within DuPont's control; PROVIDED, that with respect to any particular and separate breach or failure to be true of any representation or warranty (other than Sections 3.13(b)(i), (ii) and (iv), which shall not be subject to this proviso) which contains a Material Impairment or Material Adverse Effect

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qualifier by reason of such qualifier not being given effect for purposes of this Section 8.4(a)(iii), no claim for indemnity shall be made under this clause
(iii) unless the Losses incurred by reason of such failure of such representation or warranty to be true exceed (x) in the case of the representations and warranties in Sections 3.7 (other than Section 3.7(c)), 3.8 (with respect to Subsequent Actions) and 3.13(c) and (d), $3 million (after, in the case of Section 3.8, giving effect to insurance recoveries with respect thereto) and (y) in the case of each other representation and warranty, $400,000, in each case, individually, and without regard to any aggregation concept in such representation or warranty; PROVIDED, that separate breaches and failures of a particular representation or warranty to be true arising out of the same acts, failures to act or events that are part of a common plan or arrangement or which are in substantial part logically or causally connected (it being understood that acts, failures to act or events that are similar in nature are not necessarily logically or causally connected) shall be deemed to be a single breach or failure for the purposes of this proviso or (iv) any Encumbrance (other than a Permitted Encumbrance) that is applicable to an Other Partner Interest in Buyer's hands so long as Buyer was required to purchase, and did purchase, such Other Partner Interest pursuant to Section 5.27(e), but only if and to the extent such Other Partner Interest was subject to such Encumbrance at the time Buyer purchased from DuPont or a Subsidiary thereof DuPont's or such Subsidiary's Joint Venture Interest in the Joint Venture in question (whether such purchase was prior to or concurrently with the purchase of such Other Partner Interest); PROVIDED, that without limiting any other provision herein, the Buyer Indemnified Parties shall not be entitled to recover Losses with respect to an Other Partner Interest pursuant to this clause (iv) to the extent
(A) the price paid by Buyer for such Other Partner Interest was reduced from the amount that it otherwise would have been but for the existence of such Encumbrance or (B) such Losses would exceed the amount paid by Buyer for such Other Partner Interest (including all fees and expenses incurred in connection therewith). Indemnification under Section 8.4(a)(iii) with respect to the final proviso to Section 3.14(a) and the final proviso to the first sentence of
Section 3.14(b) shall be subject to the additional limitations that such indemnification shall not be available to the extent the Losses result from Buyer's failure to perform its obligations under Section 5.8; PROVIDED, HOWEVER, the foregoing shall not limit DuPont's obligations under Section 5.8.

                        (b) From and after the Closing, Buyer shall defend, indemnify and hold harmless DuPont, the other Sellers and their Subsidiaries and each of their Affiliates and each of DuPont's, its Subsidiaries' and their respective Affiliates' respective officers, directors, employees and agents (collectively, the "DUPONT INDEMNIFIED PARTIES") from and against any and all Losses arising from, in connection with or otherwise with respect to (i) the failure of Buyer or any Buyer Sub to duly perform or observe any term, provision, covenant or agreement to be performed or observed by it or, after the Closing, by a DTI Company pursuant to this Agreement, any Related Agreement or any Other Agreement (notwithstanding any provision to the contrary contained herein or therein), (ii) except to the extent that Buyer would be entitled to be indemnified in respect thereof pursuant to Sections 8.4(a)(ii), 8.4(a)(iii) or 8.4(a)(iv) above (without giving effect to Sections 8.3, 8.4(h) and 8.4(i)), any of the Assumed Liabilities (whether arising prior to,

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


on or after the Closing Date), (iii) any breach or failure to be true of any representation or warranty set forth in Article IV of this Agreement, as if such representation or warranty were made on and as of the Closing Date (except in the case of any representation or warranty that speaks to an earlier specific date) or (iv) (A) the performance by DuPont of its obligations under Section 5.35, including without limitation providing information, documents and personnel in connection with the financing transactions which are the subject of such Section, (B) any disclosure contained in or omission from any offering memorandum or other documents or information, provided to financing sources, including by DTI Employees, in connection with financing contemplated by Sections 4.4 or 5.35 (including any "A/B" exchange offer in connection therewith) and (C) any violations, or alleged violations, of federal or state securities laws in connection with the financing contemplated by Sections 4.4 or
5.35 (and any such exchange offer); PROVIDED, however, that the indemnification set forth in this clause (iv) shall not apply to Losses suffered by a DuPont Indemnified Party under this clause (iv) to the extent they arise as a result of
(A) the breach or failure of any of the Sellers to duly perform or observe any term, provision, covenant or agreement to be performed or observed by the Sellers pursuant to this Agreement (other than by reason of a breach by DuPont of its obligations under Section 5.35 (so long as such breach was not the result of Unacceptable Conduct (as defined below) by DuPont or Section 5.36) or (B) any breach or failure to be true of any representation or warranty of DuPont set forth in Article III of this Agreement (after giving effect for the purpose of this proviso to any Material Adverse Effect, Material Impairment or other materiality qualifiers contained in any such representation or warranty as if such representation or warranty was made at and as of the date of the printing of the final offering memorandum related to Buyer financing, except for such representations or warranties that speak to a specific earlier date, in which case they need only be true and correct as of such earlier date); PROVIDED, that no failure of any representation or warranty to be true shall be taken into account pursuant to clause (B) of the previous proviso if DuPont shall have notified Buyer thereof in writing not later than the date (the "CUT OFF DATE") which is at least two (2) Business Days prior to the printing of the final offering memorandum related to such financing (or, in the case of any bank financing, prior to the closing thereunder or, if such disclosure would not excuse the lenders from being required to close thereunder, then prior to the execution of the credit, loan or analogous agreement related thereto) (it being agreed that Buyer shall give DuPont at least two (2) Business Days' prior notice of the Cut Off Date (as it may be extended from time to time by Buyer in its sole discretion). As used herein, "Unacceptable Conduct" shall mean a failure by DuPont, that arises to the level of gross negligence or willful misconduct, with respect to DuPont's (which the parties hereto agree does not include members of the DTI Business' management's or PWC's) actions in performing its obligations under Section 5.35. The parties hereto acknowledge that Buyer's obligation to indemnify the DuPont Indemnified Parties under clause (ii) above shall not constitute an assumption of any Assumed Liability by Buyer insofar as third parties are concerned.

                        (c)     Notwithstanding anything herein to the contrary,
(i) none of the Buyer Indemnified Parties shall be entitled to indemnification by a DuPont Indemnified

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


Party for Losses under Section 8.4(a) hereof to the extent, but only to the extent, Buyer has otherwise been compensated by reasons of (x) adjustments (pursuant to Sections 2.5 or 2.6 or the definition of "Aggregate Global Closing Purchase Price" in Section 1.1) in the calculation of the Purchase Price relative to what it would have been absent such Loss or (y) indemnification or compensation for such Loss under another provision of this Agreement, (ii) any indemnification claims relating to any DuPont Environmental Liabilities (other than with respect to breaches or failures to be true of the representations and warranties in Section 3.11) shall be made exclusively under Section 8.4(a)(i) or
8.5 and any indemnification claims relating to breaches or failures to be true of representations and warranties in Section 3.11 shall only be made under
Section 8.4(a)(iii), (iii) any indemnification claims relating to Taxes shall be made exclusively under Article VI, (iv) other than for (1) a breach or failure to be true of a representation or warranty contained in Sections 3.7(a), (b),
(d) or (f), 3.8, 3.11, 3.18 or 3.21 which is otherwise subject to indemnification under Article VIII hereof, (2) any failure of a condition set forth in Article VII arising out of a breach of representation or warranty set forth in the Sections enumerated in the preceding clause (1), (3) a failure to comply with Article V or Section 8.5 or (4) a failure to comply with any provision in Article VIII (excluding any provisions therein which independently provide substantive rights of indemnification in Section 8.4(a)) or Article IX of the Agreement pertinent to the enforcement of a Person's rights with respect to the foregoing clauses, as between the Buyer Indemnified Parties and DuPont, the sole and exclusive remedy for Liabilities resulting from or arising out of a Designated Matter shall be as provided in clause (ii) of Section 8.4(a) (giving effect to item (1) of Schedule 1(zz)); PROVIDED, HOWEVER, that DuPont shall have the right to update Schedule 3.8(c) prior to Closing to reflect Subsequent Actions that arise out of or relate to a Designated Matter, but any such update shall be given effect solely for purposes of Section 8.4(a)(iii) as it relates to breaches of the representations and warranties in the third sentence of
Section 3.8, (v) except as specifically provided in Section 5.27, neither party shall be required to indemnify the Buyer Indemnified Parties or the DuPont Indemnified Parties, as the case may be, with respect to any Joint Venture unless the Joint Venture Interests therein have been transferred to Buyer, in which event any rights to indemnification arising with respect thereto, if any, shall be applied retroactively to the Closing Date, (vi) following the Closing, as promptly as practicable upon first having actual knowledge of any breach or failure to be true of any representation or warranty of DuPont set forth in
Section 3.3(b) with respect to any Other Partner Interests which might give rise to a claim for Losses under Section 8.4(a), Buyer shall (A) give written notice thereof to DuPont indicating the nature of such breach or failure to be true (PROVIDED, HOWEVER, that the failure to give such notice shall not constitute a breach of this clause (vi) except to the extent a DuPont Indemnified Party shall have actually been prejudiced as a result of such failure) and (B) reasonably cooperate with DuPont to obtain any recoveries from any Other Partner (including by taking any actions reasonably requested by DuPont to enforce Buyer's or DuPont's rights relating to such breach or failure to be true against such Other Partner or assigning such rights to DuPont) for such Other Partner's breach of any Joint Venture Agreement or other action or failure to act which resulted in such potential Loss, (vii) there shall be no liability of any DuPont Indemnified Party for any breach of the last

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


sentence of Section 3.18(c) and (viii) no Buyer Indemnified Party shall be entitled to indemnification under Section 8.4(a) by any DuPont Indemnified Party for any breach of the fourth sentence of Section 3.5(e) with respect to any Joint Venture Debt that is subject to a Joint Venture Guarantee, if (A) such Joint Venture Guarantee is of a type with respect to which Parent is required to indemnify DuPont pursuant to the Parent Side Letter and (B) Parent is not required to do so by reason of such breach.

                        (d)     Any calculation of Losses for purposes of this
Section 8.4 (including for purposes of determining the amount of Losses for purposes of subsections (h) and (i) below) or any indemnity payments made under
Article VI shall be (i) net of (A) any insurance recovery made from unaffiliated third party insurers (net of the expenses of the recovery thereof) by the Indemnified Party, (B) any payments received by a Buyer Indemnified Party from any Other Partner as compensation for such Other Partner's acts or failures to act giving rise to a breach or failure to be true of a representation or warranty of DuPont set forth in Section 3.3(b) or (C) receipt of indemnity payments from an unaffiliated third party; PROVIDED, HOWEVER, that (x) if such recovery is subsequently returned to the insurer by reason of a retroactive adjustment or other reimbursement, then DuPont or Buyer, as the case may be, shall repay to the other the amount of such recovery which (i) was netted against the indemnity payment hereunder and (ii) was actually paid by DuPont or the Buyer, as the case may be, to the insurer, (y) the pendency of such payments shall not delay or reduce the obligation of the Indemnifying Party to make payment to the Indemnified Party in respect of such Losses (it being understood and agreed that each of the parties shall use its reasonable commercial efforts consistent with past practice of such party to maximize insurance or indemnity recoveries prior to either party seeking indemnification with respect to that portion of a Loss which is covered by insurance or rights to any third party payment included in the DTI Assets) and (ii) (x) increased to take into account any net Tax cost incurred by the Indemnified Party arising from the receipt or accrual of indemnity payments hereunder (grossed-up for such increase) and (y) reduced to take account of any net Tax benefit realized by the Indemnified Party arising from the deductibility of any such Losses or Taxes. Any indemnification payment hereunder shall initially be made without regard to this paragraph and shall be increased or reduced to reflect any such indemnity payment, net Tax cost (including gross-up) or net Tax benefit only after the Indemnified Party has actually realized such cost or benefit. For purposes of this Agreement, an Indemnified Party shall be deemed to have "actually realized" a net Tax cost or a net Tax benefit to the extent that, and at such time as, the amount of Taxes payable by such Indemnified Party is increased above or reduced below, as the case may be, the amount of Taxes that such Indemnified Party would have been required to pay but for the receipt or accrual of the indemnity payment or the deductibility of such Losses or Taxes, as the case may be. The amount of any increase or reduction hereunder shall be adjusted to reflect any Final Determination with respect to the Indemnified Party's liability for Taxes and, if necessary, DuPont or Buyer, as the case may be, shall make payments to the other to reflect such adjustment. Any indemnity payment under this Agreement shall be treated as an adjustment to the Global Purchase Price, for Tax purposes, unless a Final Determination with respect to the Indemnified Party or any of its

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Affiliates causes any such payment not to be treated as an adjustment to the
Global Purchase Price for Tax purposes. Each of the parties shall notify the other parties if such party receives notice that any Tax Authority proposes to treat any indemnity payment under this Agreement as other than an adjustment to the Global Purchase Price for Tax purposes.

                        (e) Any claim for Losses subject to indemnification under this Section 8.4 made after the Closing in accordance with this Article VIII by the party seeking indemnification (the "INDEMNIFIED PARTY") to the party from which indemnification is sought (the "INDEMNIFYING PARTY") within the applicable time period set forth in Section 8.3 shall survive (and be subject to indemnification) until it is finally and fully resolved.

                        (f) (i) Upon receipt by the Indemnified Party from a third party of notice of any action, suit, proceeding, claim, demand or assessment against such Indemnified Party which might give rise to a claim for Losses under this Section 8.4, the Indemnified Party (or DuPont or Buyer, as applicable, on behalf of an Indemnified Party) shall give written notice thereof to the Indemnifying Party indicating the nature of such claim and the basis therefor; PROVIDED, HOWEVER, that failure to give such notice shall not affect the indemnification provided hereunder except to the extent the Indemnifying Party shall have been actually prejudiced as a result of such failure. The Indemnifying Party shall have the right (subject to the limitations of clause
(ii) of this Section 8.4(f)), at its option, to assume the defense of, at its own expense and by its own counsel, any such matter involving the asserted liability of the Indemnified Party as to which either (x) the Indemnifying Party shall have acknowledged its obligation to fully indemnify the Indemnified Party or (y) the Indemnifying Party shall have agreed to pay the reasonable fees, costs and expenses of one separate counsel to the Indemnified Party, who shall be entitled to participate in (but shall not have the right to control) the defense of such litigation in any single jurisdiction pursuant to this Section 8.4(f). If any Indemnifying Party shall, in accordance with the preceding sentence, undertake to defend any such asserted liability, it shall promptly notify the Indemnified Party of its intention to do so, and the Indemnified Party shall agree to cooperate fully with the Indemnifying Party and its counsel in the compromise of, or defense against, any such asserted liability; PROVIDED, HOWEVER, that the Indemnifying Party's counsel shall be reasonably satisfactory to the Indemnified Party and the Indemnifying Party shall not settle any such asserted liability without the written consent of the Indemnified Party (which consent will not be unreasonably withheld); PROVIDED, FURTHER, HOWEVER, that the immediately preceding proviso shall not apply in the case of any settlement that unconditionally releases the Indemnified Party completely in connection with such matter and that provides relief consisting solely of money damages borne by the Indemnifying Party.

                                (ii)    Notwithstanding an election by the
        Indemnifying Party to assume the defense of such action or proceeding, such Indemnified Party shall have the right to employ separate counsel and to participate in the defense of such action or proceeding. The Indemnifying Party shall bear the reasonable fees, costs and expenses of one such separate counsel in any single jurisdiction (and

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        shall pay such fees, costs and expenses at least quarterly) if, but only if, (A) the Indemnified Party shall have reasonably concluded that (1) there may be a conflict of interest (including one or more legal defenses or counterclaims available to it or to other Indemnified
        Parties which are different from or additional to those available to the Indemnifying Party) that would make it inappropriate in the reasonable judgment of the Indemnified Party (upon and in conformity with the advice of counsel) for the same counsel to represent both the Indemnified Party and the Indemnifying Party or (2) the claim seeks nonmonetary relief which, if granted, could materially and adversely affect the Indemnified Party or its Affiliates (or, if the Indemnified Party is a Buyer Indemnified Party, a Joint Venture) (in which case, notwithstanding any other term of this Agreement, the Indemnifying Party shall not have the right to direct the defense of such action or proceeding on behalf of the Indemnified Party); (B) the Indemnifying Party shall not have employed counsel reasonably satisfactory to such Indemnified Party to represent such Indemnified Party within a reasonable time after notice of the institution of such action or proceeding; or (C) the Indemnifying Party shall authorize such Indemnified Party to employ separate counsel at the Indemnifying Party's expense including by reason of clause (f)(i)(y) of this Section 8.4. In addition, the Indemnifying Party shall be liable for the fees and expenses of counsel employed by the Indemnified Party as to a claim for any period during which the Indemnifying Party has not assumed the defense thereof. In the event the Indemnifying Party does not assume control of the defense of any matter as provided above, the Indemnified Party shall have the right to undertake the defense, compromise and settlement of such claim; PROVIDED, HOWEVER, that the Indemnified Party shall not settle any such claim without the written consent of the Indemnifying Party (which consent will not be unreasonably withheld). In any event, the Indemnified Party and its counsel shall cooperate with the Indemnifying Party and its counsel and, if the Indemnifying Party shall have assumed the defense of an action or proceeding, the Indemnified Party and its counsel shall not assert any position in any proceeding inconsistent with that asserted by the Indemnifying Party; PROVIDED, HOWEVER, that the foregoing shall not prevent the Indemnified Party from taking the position that it is entitled to indemnification hereunder. All out-of-pocket costs and expenses incurred in connection with an Indemnified Party's cooperation shall be borne by the Indemnifying Party. In any event, the Indemnified Party shall have the right at its own expense to participate in the defense of such asserted liability.

                        (g) Except as otherwise provided in Article VI, the indemnification provisions of this Article VIII (i) shall, in the case of the representations and warranties, be the exclusive remedy following the Closing with respect to breaches or failures thereof to be true when made, (ii) shall apply without regard to, and shall not be subject to, any limitation by reason of set-off and (iii) are intended to be comprehensive and not to be limited by any requirements of Law concerning prominence of language or waiver of any legal right under any Law (including rights under any workers' compensation statute or

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similar statute conferring immunity from suit). The obligations of the parties set forth in this Section 8.4 shall be conditioned upon the Closing having occurred.

                        (h) Notwithstanding anything to the contrary set forth herein, neither DuPont nor Buyer shall be required to provide indemnification under Sections 8.4(a)(iii) or 8.4(b)(iii) to the Buyer Indemnified Parties or DuPont Indemnified Parties, respectively, unless the aggregate amount of Losses incurred but not paid by the Buyer Indemnified Parties or DuPont Indemnified Parties, as applicable, with respect to such failures to be true (in the aggregate), exceeds (without giving effect to any claims which are disallowed as a result of any the provisos contained in Section 8.4(a)(iii)) $50 million (the "BASKET"), in which case the obligation to provide indemnification under Sections 8.4(a)(iii) or 8.4(b)(iii) to the Buyer Indemnified Parties or DuPont Indemnified Parties, respectively, shall only apply with respect to such amounts that are in excess of the Basket; PROVIDED, HOWEVER, that (i) Losses covered by the indemnification provisions of Article VI and (ii) Losses related to the representations and warranties set forth in Sections 3.1 (ORGANIZATION, ETC.), 3.2 (AUTHORITY RELATIVE TO THIS AGREEMENT, ETC.), 3.3 (CAPITALIZATION; other than: representations and warranties set forth in the second sentence of Section 3.3(b) (but only with respect to representations and warranties with respect to Minority Owned Joint Ventures); clause (x) of the fourth sentence of Section 3.3(b) (but only with respect to the representations and warranties with respect to Minority Owned Joint Ventures); clause (y) of the fourth sentence of Section 3.3(b); and the fifth sentence of Section 3.3(b) (but only with respect to representations and warranties (i) with respect to Minority Owned Joint Ventures and (ii) in the case of all Joint Ventures, representations and warranties with respect to any Person other than DuPont who is entitled to receive capital stock or other securities from any Person other than DuPont or a Subsidiary thereof or a Joint Venture), but, in each case, only to the extent Losses relate to failures to be true thereof that arise out of events, facts, circumstances and occurrences arising (and, in the case of Knowledge, Knowledge obtained) after the date of this Agreement), 3.11 (ENVIRONMENTAL MATTERS), 3.12(a) (REAL PROPERTY (other than representations and warranties with respect to any Category B Property or Category C Property)), 3.14(a) and (b) (ASSETS), 4.1 (CORPORATE ORGANIZATION, ETC.), 4.2 (AUTHORITY RELATIVE TO THIS AGREEMENT, ETC.), 4.4(b) (FINANCING) and
4.6 (SOLVENCY) shall not be applied, or be subject, to the Basket.

                        (i) Notwithstanding anything to the contrary set forth herein, neither DuPont nor Buyer shall be required to provide indemnification to Buyer Indemnified Parties or the DuPont Indemnified Parties, respectively, under Section 8.4(a)(iii) or 8.4(b)(iii) to the extent the amount of Losses paid by DuPont or Buyer, respectively, with respect thereto would exceed $1,423,975,000 (the "CAP"); PROVIDED, HOWEVER, that (i) Losses covered by the indemnification provisions of Article VI and (ii) Losses related to the representations and warranties set forth in Sections 3.1 (ORGANIZATION, ETC.),
3.2 (AUTHORITY RELATIVE TO THIS AGREEMENT, ETC.), 3.3 (CAPITALIZATION; other than: representations and warranties set forth in the second sentence of Section 3.3(b) (but only with

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respect to representations and warranties with respect to Minority Owned Joint
Ventures); clause (x) of the fourth sentence of Section 3.3(b) (but only with respect to representations and warranties with respect to Minority Owned Joint Ventures); clause (y) of the fourth sentence of Section 3.3(b); and the fifth sentence of Section 3.3(b) (but only with respect to the representations and warranties (i) with respect to Minority Owned Joint Ventures and (ii) in the case of all Joint Ventures, representations and warranties with respect to any Person other than DuPont who is entitled to receive capital stock or other securities from any Person other than DuPont or a Subsidiary thereof or a Joint Venture), but, in each case, only to the extent Losses relate to failures to be true thereof that arise out of events, facts, circumstances and occurrences arising (and, in the case of Knowledge, Knowledge obtained) after the date of this Agreement), 3.11 (ENVIRONMENTAL MATTERS), 3.12(a) (REAL PROPERTY) (other than representations and warranties with respect to any Category B Property or Category C Property), 3.14(a) and (b) (ASSETS), 4.1 (CORPORATE ORGANIZATION, ETC.), 4.2 (AUTHORITY RELATIVE TO THIS AGREEMENT, ETC.), 4.4(b) (FINANCING) and
4.6 (SOLVENCY) shall not be applied, or be subject, to the Cap.

                Section 8.5     ENVIRONMENTAL MATTERS.

                        (a) On the terms and subject to the conditions set forth in this Agreement, Buyer agrees to indemnify, defend and hold harmless the DuPont Indemnified Parties from and against, and shall reimburse such Indemnitees with respect to, all Losses arising out of or related to, directly or indirectly, all Environmental Claims and requirements of Environmental Law (whether or not under applicable Law, DuPont or any Retained Subsidiary would have a right of contribution against any DTI Company therefor) arising out of or related to the matters set forth below (except to the extent such Liabilities are DuPont Environmental Liabilities under Section 8.5(b) or subject to indemnification by DuPont under Section 8.4(a) or as specified in a Related Agreement or Local Purchase Agreement) (the "DTI ENVIRONMENTAL LIABILITIES"):

                                (i) Remediation required by Environmental Law or voluntarily undertaken by Buyer in connection with that Real Property set forth on Schedule 8.5(a)(i);

                                (ii) with respect to any DuPont Remediation Site, as set forth on Schedule 1(q), and any DuPont Environmental Retained Sites, as set forth on Schedule 8.5(b)(vii), and except for Known Environmental Issues, any Release or violation of Environmental Law to the extent arising from the operation of the DTI Business on or after the Closing Date;

                                (iii) any Remediation required in connection with Continuing Environmental Issues that are identified after the Closing Date, but solely to the extent of Buyer's allocation under the Sliding Scale;

                                (iv) following the Transfer of Responsibility Date pursuant to Section 8.5(c), (A) Remediation of Sliding Scale Matters other than Continuing Environmental Issues, but solely to the extent of Buyer's allocation

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


        under the Sliding Scale and (B) the obligations of Buyer set forth in
        Section 8.5(c);

                                (v) the exposure solely after the Closing Date of any natural person to Hazardous Substances Released after the Closing Date in connection with the DTI Business; PROVIDED, HOWEVER, that (A) Losses from Environmental Claims by DTI Transferred Employees alleging exposure to Hazardous Substances Released in connection with the DTI Business also subject to indemnification under Section 8.5(b)(v) shall be pro-rated between Buyer and DuPont based on the length of the employee's exposure prior to and after the Closing Date and (B) any exposure claim which is a Retained Liability shall be excluded from this clause (v);

                                (vi) Remediation required by Environmental Law for Existing Contamination related to (A) the operation and discharge of waste into underground injection (deepwell) facilities Nos. 9, 14, 3 and 4 at the Sabine, Texas site; (B) the RCRA drum storage pad and the "24 hour tank" at the LaPorte, Texas site; and (C) the Tuas, Singapore site, except for Liabilities at that site arising from dismantling and rearrangement;

                                (vii) to the extent arising from the operation of the DTI Business on or after the Closing Date, Remediation required by Environmental Law related to the operations of the boilers and industrial furnaces at the Sabine, Texas site; and

                                (viii) Remediation required by Environmental Law and relating to each Joint Venture, in each case, as set forth below:

                                        (A)     in the case of Consolidated
                Joint Ventures, other than those Joint Ventures identified in
                Schedule 8.5(a)(i), (i) in response to a Release or a violation of Environmental Law that occurs on or after the date that DuPont's interest in the Joint Venture is transferred to Buyer, and (ii) with respect to Continuing Environmental Issues or Unknown Joint Venture Issues, the product of (x) the amount of Losses incurred by the Joint Venture that are allocated to Buyer pursuant to the Sliding Scale, multiplied by (y) the percentage direct equity interest that DuPont's and its Subsidiaries' Joint Venture Interest represents in such Joint Venture; and

                                        (B)     in the case of Nonconsolidated
                Joint Ventures, (i) in response to a Release or a violation of Environmental Law that occurs on or after the date that DuPont's interest in the Joint Venture is transferred to Buyer, (ii) with respect to Known Environmental Issues, 40% of the product of (x) the amount of Losses multiplied by (y) the percentage direct equity interest that DuPont's and its Subsidiaries' Joint Venture Interest represents in such Joint Venture, and (iii) with respect to Continuing Environmental Issues or Unknown Joint Venture Issues, 40%

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                of the product of (u) the amount of Losses that are allocated to
                Buyer pursuant to the Sliding Scale, multiplied by (v) the percentage direct equity interest that DuPont's and its subsidiaries' Joint Venture Interest represents in such Joint Venture.

                        (b) On the terms and subject to the conditions set forth in this Agreement, DuPont agrees to indemnify, defend and hold harmless the Buyer Indemnified Parties from and against, and shall reimburse such Indemnitees with respect to, all Losses arising out of or related to, directly or indirectly, all Environmental Claims and requirements of Environmental Law (whether or not under applicable Law Buyer or any of its Subsidiaries would have a right of contribution against DuPont therefor) arising out of or related to the matters set forth below (the "DUPONT ENVIRONMENTAL LIABILITIES"):

                                (i) Remediation of Existing Contamination or Known Environmental Issues required by Environmental Law in connection with the DuPont Remediation Sites; PROVIDED, HOWEVER, that such Liabilities shall in no event include the DTI Environmental Liabilities set forth in Section 8.5(a)(iv);

                                (ii)    Former Facilities;

                                (iii) Remediation required by Environmental Law at any Real Property (other than Rights of Way) not identified on Schedules 3.12(b)(i) - (iv);

                                (iv) any Action seeking a Criminal Penalty in connection with (A) any Release or (B) any facts or circumstances forming the basis for any alleged violation of Environmental Law (whether in connection with the DTI Business or the DuPont Business), in each case, prior to the Closing Date;

                                (v) the exposure of any natural person at any time to Hazardous Substances Released on or before the Closing Date in connection with the DTI Business or the DuPont Business; PROVIDED, HOWEVER, that Losses from Environmental Claims by DTI Transferred Employees also subject to indemnification under Section 8.5(a)(iv) alleging exposure to Hazardous Substances Released in connection with the DTI Business shall be pro-rated between Buyer and DuPont based on the length of the employee's exposure prior to and after the Closing Date;

                                (vi)    Existing Off-Site Disposal;

                                (vii)   any Release or violation of
        Environmental Law at sites on Schedule 8.5(b)(vii) except to the extent arising from the operation of the DTI Business on or after the Closing Date;

                                (viii)  South River mercury contamination
        associated with the Waynesboro, Virginia site;

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                                (ix)    Existing Contamination associated with
        the former Terathane business;

                                (x)     Remediation in connection with
        Continuing Environmental Issues that are identified after the Closing Date, but solely to the extent of DuPont's allocation under the Sliding Scale;

                                (xi)    Remediation of Sliding Scale Matters
        other than Continuing Environmental Issues, but solely to the extent of DuPont's allocation under the Sliding Scale;

                                (xii) Remediation required as of the Closing Date by Environmental Law for or as a result of asbestos or asbestos-containing material at any Real Property;

                                (xiii)  those matters specified in a Related
        Agreement or Local Purchase Agreement;

                                (xiv) Remediation required by Environmental Law arising from activities prior to the Closing Date and relating to each Joint Venture, in each case, as set forth below:

                                        (A)     in the case of Consolidated
                Joint Ventures, other than those Joint Ventures identified in
                Schedule 8.5(a)(i), (i) with respect to Known Environmental Issues, the product of (x) the amount of Losses incurred by the Joint Venture, multiplied by (y) the percentage direct equity interest that DuPont's and its Subsidiaries' Joint Venture Interest represents in such Joint Venture and (ii) with respect to Continuing Environmental Issues or Unknown Joint Venture Issues, the product of (u) the amount of Losses incurred by the Joint Venture that are allocated to DuPont pursuant to the Sliding Scale, multiplied by (v) the percentage direct equity interest that DuPont's and its Subsidiaries' Joint Venture Interest represents in such Joint Venture; and

                                        (B)     in the case of Nonconsolidated
                Joint Ventures, (i) with respect to Known Environmental Issues, 60% of the product of (x) the amount of Losses incurred by the Joint Venture multiplied by (y) the percentage direct equity interest that DuPont's and its Subsidiaries' Joint Venture Interest represents in such Joint Venture and (ii) with respect to Continuing Environmental Issues or Unknown Joint Venture Issues, 60% of the product of (u) the amount of Losses incurred by the Joint Venture that are allocated to DuPont pursuant to the Sliding Scale, multiplied by (v) the percentage direct equity interest that DuPont's and its Subsidiaries' Joint Venture Interest represents in such Joint Venture;

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                                (xv)    Remediation required as of the Closing
        Date by Environmental Law as a result of or in connection with the wastewater lagoon at Kingston, Ontario, Canada;

                                (xvi) Remediation required by Environmental Law as a result of PCE contamination at the Paulinia, Brazil site; and

                                (xvii)  Remediation associated with the 1975
        carbon tetrachloride spill at the Berazategui, Argentina site.

                        (c) (i) With respect to DuPont Remediation Sites (other than the sites at Wilton, U.K., Maydown U.K., and Maitland, Ontario, Canada), DuPont will retain fee simple title to the land at each site (it being agreed that on the Closing Date DuPont shall transfer title to the Improvements located at such DuPont Remediation Site and primarily used or held for use in connection with the DTI Business to Buyer or one of the Buyer Subs pursuant to a Bill of Sale in accordance with Section 2.3 hereof as if such DuPont Remediation Sites constituted DTI Leased Real Property) until such time as the scope of remediation that will be required with respect to Existing Contamination at a site has been determined and approved by the appropriate Governmental Authority by approval of a Corrective Action Plan under RCRA (or the equivalent under applicable local law, or as set forth on Schedule 8.5(c)(i)) and the remediation work required thereunder, except for ongoing operation, monitoring and/or maintenance, has been completed, at which time, subject to Section 5.8, title will transfer to the Buyer (the "TITLE TRANSFER DATE") and the Sliding Scale will take effect on such sites; PROVIDED, that, in the case of the DuPont Remediation Sites set forth on Schedule 8.5(c)(ii) (a portion of which will be DuPont Leased Premises immediately following the Title Transfer Date), on the Title Transfer Date DuPont or a Retained Subsidiary, on the one hand, and Buyer, a Buyer Sub or DTI Company, on the other hand, shall enter into a DuPont Lease. In addition, prior to the time of title transfer for each site, DuPont will provide Buyer with a payment equivalent to seven (7) years of the annual cost of operation, maintenance and monitoring of Remediation, but excluding any fixed cost allocation for plant labor and services not associated with Remediation, as specified in the Corrective Action Plan under RCRA (or the equivalent under applicable local law, or as set forth on Schedule 8.5(c)(i)), including the cost to Buyer for any financial guaranty associated with RCRA financial assurance, if necessary. Upon transfer of title, Buyer will assume responsibility for ongoing operation, maintenance and/or monitoring, as well as any additional Remediation required, for the Existing Contamination addressed by the Corrective Action Plan under RCRA (or the equivalent under applicable local law, or as set forth on Schedule 8.5(c)(i)).

                                (ii) With respect to the DuPont Remediation Sites at Wilton and Maydown, the Sliding Scale will take effect:

                                        (A)     in the case of the Wilton, UK
                Site, on the later of (a) the completion of Remediation recommended or required pursuant to Environmental Law by relevant Governmental Authorities as a result of

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                facts or information provided to the Governmental Authority in connection with the application for a Pollution Prevention and Control ("PPC") permit under the Pollution Prevention and Control Regulations 2000 (as amended) or otherwise in the possession of such Governmental Authority on or before the Closing Date; provided in either case that notice of the environmental issues giving rise to such recommendation or requirement was given by the Governmental Authority on or before the second anniversary of the grant of the PPC permit(s) applied for or (b) the grant of the PPC permits for which application was made or was required to be made before the Closing Date (such later date, the "WILTON TRANSFER Date"), and

                                        (B)     in the case of the Maydown, UK
                Site, upon completion of Remediation necessary to meet the standards set out in an action plan (the "MAYDOWN ACTION PLAN") to be agreed between DuPont and Buyer within six (6) months of the Closing Date and to address groundwater contamination (including without limitation by monitored natural attenuation) at, or neighboring, the Site to the satisfaction, non-objection or issuance of adverse comment of relevant Governmental Authorities apprised of relevant facts and information of the Maydown Remediation work, including monitoring data and the results of any sampling, investigation and surveys and for which the Governmental Authorities have reviewed the Maydown Remediation work for twelve (12) months (such date, the "MAYDOWN TRANSFER DATE").

                                (iii) With respect to the DuPont Remediation Site at Maitland, Ontario, Canada, which does not include the portion of the Maitland, Ontario, Canada site that is used for the manufacture and sale to DuPont or one of its Subsidiaries of SUVA(R) fluoroproducts and engineering polymers, the Sliding Scale will take effect on the Closing Date (the "MAITLAND TRANSFER Date").

                                (iv) The "TRANSFER OF RESPONSIBILITY DATE" shall, as appropriate, be the Title Transfer Date, the Transfer Date, Wilton Transfer Date, Maydown Transfer Date or Maitland Transfer Date, as defined in subclauses (i), (ii) and (iii) above.

                        (d) As between the parties to this Agreement, Buyer will have full authority to control, direct, manage and implement Remediation and to determine its scope, and conduct all negotiations, meetings and settlements with Governmental Authorities with respect to DTI Environmental Liabilities and any Sliding Scale Matter for which Buyer is responsible for fifty percent (50%) or more of the Losses arising therefrom pursuant to Section 8.5; PROVIDED, HOWEVER, that Buyer may contract with DuPont on mutually agreeable terms for DuPont to perform any such activities with respect to DTI Environmental Liabilities on Buyer's behalf for such reasonable period of time until an orderly transfer of such activities to Buyer can be arranged.

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


                        (e) As between the parties to this Agreement, and with respect to DuPont Environmental Liabilities and any Sliding Scale Matter for which DuPont is responsible for more than fifty percent (50%) of the Losses arising therefrom pursuant to Section 8.5, including, as between DuPont and Buyer, matters related to the Joint Ventures, DuPont will have full authority to control, direct, manage and implement any Remediation and to determine its scope; PROVIDED, HOWEVER, that DuPont will take measures to ensure that such Remediation does not materially interfere with Buyer's operations at the site and does not create an enforcement risk for Buyer associated with its operations. DuPont will promptly advise and consult with Buyer regarding its Remediation activities if there is a reasonable potential that the proposed or mandated Remediation may materially interfere with Buyer's operations or create an enforcement risk for Buyer. If either of the foregoing is the case, DuPont and Buyer will work together to eliminate the material interference on Buyer's operations or the enforcement risk to Buyer, and Buyer shall have the right to participate in negotiations, meetings and settlement discussions with Governmental Authorities. DuPont also shall have the full authority to conduct all negotiations, meetings and settlements with Governmental Authorities with respect to the DuPont Environmental Liabilities. After the Closing Date, Buyer grants DuPont and its agents, upon reasonable advance notice, access (including to property, non-privileged documents and personnel) as necessary to complete Remediation within the scope of DuPont's Environmental Liabilities. Notwithstanding anything in this Section 8.5(e) to the contrary, with respect to all Remediation contemplated herein, DuPont (i) shall undertake such Remediation in a manner that will not unreasonably interfere with Buyer's use of the Real Property, (ii) shall indemnify, defend and hold harmless Buyer Indemnified Parties against all Losses arising out of or related to the access granted in this Section 8.5(e), (iii) shall provide Buyer with copies of all written communications with any Governmental Authority and a reasonable opportunity to participate in any negotiations or meetings with Governmental Authorities and
(iv) shall be responsible for establishing financial assurance for Remediation (including closure) as required by Environmental Law. For purposes of this Agreement, Remediation within the scope of DuPont's Environmental Liabilities shall be deemed complete (i) in the case of Remediation of Existing Contamination when DuPont obtains a "closure " or "No Further Action "/ "No Further Remediation " letter from the applicable Governmental Authorities and
(ii) in the case of Remediation of violations of Environmental Law when the violation is corrected. For purposes of this Agreement, a deed restriction limiting the use of any Real Property to non-residential uses shall not be deemed an unreasonable interference with Buyer's use of the Real Property.

                        (f)     Except as provided in Section 8.6,
notwithstanding any provisions of Environmental Law or the provisions or principles of any other statutory or common law including the Comprehensive Environmental Response, Compensation and Liability Act, as amended, and state law analogues, the provisions of this Section 8.5 shall constitute the parties' exclusive remedy with respect to each other for all Environmental Claims. The obligations of the parties set forth in this Section 8.5 shall be conditioned upon the Closing having occurred.

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                Section 8.6     OPERATIONAL ENVIRONMENTAL REQUIREMENTS.

                        (a) BUYER'S OPERATIONAL ENVIRONMENTAL OBLIGATIONS. Following the Closing, with respect to each of the DTI Leased Real Properties, Buyer shall, or shall cause its Subsidiaries to, comply with the underlying Real Estate Lease.

                        (b) DUPONT'S OPERATIONAL ENVIRONMENTAL OBLIGATIONS. Following the Closing, with respect to each of the DuPont Leased Premises, DuPont shall, or shall cause the Retained Subsidiaries to, comply with the underlying DuPont Lease.

                                   ARTICLE IX

                                  MISCELLANEOUS

                Section 9.1 AMENDMENT AND MODIFICATIONS. This Agreement may be amended, modified or supplemented at any time by the parties hereto only by an instrument in writing signed on behalf of each of the parties. No agreement made through use of electronic records or electronic signatures, as those terms are used in the Electronic Signatures in Global and National Commerce Act, 15 U.S.C.ss.7001 et. seq., or the Electronic Signatures and Records Act, N.Y. State Tech. Lawss.101 et. seq., shall be enforceable or binding on either party hereto. Notwithstanding the previous sentence, facsimile or telecopy signatures will constitute a sufficient form of writing for purposes of this Section 9.1.

                Section 9.2 EXTENSION; WAIVER. At any time prior to or after the Closing, the parties hereto entitled to the benefits of the respective term or provision may (a) extend the time for the performance of any of the obligations or other acts of the parties hereto, (b) waive any inaccuracies in the representations and warranties contained herein or in any document, certificate or writing delivered pursuant hereto or (c) waive compliance with any obligation, covenant, agreement or condition contained herein. Any agreement on the part of a party to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of the party against whom enforcement of the extension or waiver is sought. Any such waiver shall constitute a waiver only with respect to the specific matter described in writing and shall in no way in any other respect impair the rights of any party granting such waiver. Neither the waiver by any of the parties hereto of a breach of or a default under any of the provisions of this Agreement, nor the failure by any of the parties, on one or more occasions, to enforce any of the provisions of this Agreement or to exercise any right hereunder, shall be construed as a waiver of any other breach or default of a similar nature, or as a waiver of any of such provisions or rights hereunder.

                Section 9.3     REPRESENTATIONS AND WARRANTIES; ETC.

                        (a) Buyer hereby acknowledges and agrees that neither DuPont nor any Subsidiary thereof nor any of their Representatives is making any representation or warranty whatsoever, express or implied (including with respect to the accuracy or

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completeness of any information contained in any Offering Materials described in
Section 5.35), except those representations and warranties explicitly set forth in this Agreement, the Local Purchase Agreements and the Related Agreements.

                        (b) DuPont hereby acknowledges and agrees that neither Buyer nor any Subsidiary thereof nor any of their Representatives is making any representation or warranty whatsoever, express or implied, except those representations and warranties explicitly set forth in this Agreement, the Local Purchase Agreements and the Related Agreements.

                        (c) The covenants made by the Sellers in Sections 2.3(b), 5.1, 5.2, 5.4, 5.9, 5.27 and 5.34 as they relate to the Joint Ventures or any other entity in which DuPont or any of its Subsidiaries has an equity interest which is not a Wholly Owned Subsidiary are, in addition to any applicable standards set forth therein, subject to (A) DuPont's or any of its Subsidiaries' ability to take or prohibit actions under any applicable Joint Venture Agreement, (B) the fiduciary duties to the Joint Ventures and its partners owed by DuPont and its Subsidiaries and their respective designees, whether acting as directors, partners, officers or otherwise, and (C) DuPont's or any of its Subsidiaries' ability using reasonable commercial efforts to control any such Joint Venture or any other entity in which DuPont or any of its Subsidiaries has an equity interest which is not a Wholly Owned Subsidiary.

                        (d) The representations and warranties of the Sellers shall not be affected or deemed waived by reason of any investigation made by or on behalf of Buyer or its Affiliates or by reason of the fact that Buyer or its Affiliates, or any of their respective Representatives, knew or should have known that any such representation or warranty is or might be inaccurate.

                Section 9.4     ENTIRE AGREEMENT; ASSIGNMENT.

                        (a) This Agreement, the Related Agreements, the Local Purchase Agreements, the Transitional Services Agreements and the Local Asset Transfer Agreements, together with any letter agreement delivered by DuPont to Buyer or Buyer to DuPont substantially concurrently with the execution of this Agreement, (a) constitute the entire agreement among the parties with respect to the subject matter hereof and supersede all other prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof (other than the Confidentiality Agreement which agreement shall terminate and have no further force or effect upon Closing) and (b) shall not be assigned by operation of law or otherwise; PROVIDED, HOWEVER, that, without the consent of the other parties, (i) DuPont shall have the right to designate additional or different Global Asset Sellers, Global Company Sellers and/or Global Joint Venture Sellers, as the case may be, to sell assets or shares, as the case may be, hereunder as set forth in the respective definitions thereof and in the event DuPont so designates any such other entity to be a party hereto (other than any Global Asset Seller, Global Company Seller and Global Joint Venture Seller who executed this Agreement (as the case may be), then the appropriate party hereto shall assign its rights to such other

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


entity designated by DuPont and such other entity shall execute a counterpart to this Agreement and the assigning entity shall be replaced and (ii) Buyer and Buyer Subs shall have the right, subject to Section 6.10(f), to (x) assign, in whole or in part this Agreement and any of their respective rights and obligations hereunder to any Wholly Owned Subsidiary of Buyer or (y) collaterally assign (so long as such assignment is not effective until, at or immediately following the Closing) in whole or in part, this Agreement, and any of their respective rights hereunder, as security to one or more lenders or purchasers of debt securities who, in each case, are being granted a collateral interest in Assets other than this Agreement or rights hereunder (unless in the case of clauses (i) and (ii), to do so would restrict or delay the consummation of the transactions contemplated by this Agreement), but no such designations or assignments shall relieve DuPont or Buyer, as the case may be, of their respective obligations hereunder; PROVIDED, HOWEVER, that notwithstanding the foregoing, neither party shall be permitted to assign this Agreement (in whole or in part) to the extent that doing so would conflict with the provisions of
Section 6.10(f) or subsection (b) below.

                        (b) Buyer 1 and Buyer 2 shall be jointly and severally liable for their obligations, representations and warranties and indemnitees herein. References in this Agreement or any other agreement or document contemplated hereby (other than the Novation Agreement) to Buyer, and all obligations, covenants and indemnities that were formerly the obligations, covenants and indemnities of Buyer, Buyer 1 or Buyer 2 shall be deemed from and after the completion of the Buyer Reorganization, to be, from and after such date, references to, and obligations, covenants, and indemnities of, KoSa. Immediately following the completion of the Buyer Reorganization, KoSa shall, if so requested by DuPont, execute and deliver this Agreement, the Related Agreements and such other agreements and documents indicating that it is a party thereto as of the date of the Novation Agreement or, in the case of the Related Agreements and such other agreements and documents, the date of execution thereof.

                Section 9.5     REPRESENTATIVES.

                        (a) All deliveries of documents and notices required to be provided to Buyer shall be deemed to have been satisfied and complied with if delivered to Buyer in accordance with Section 9.7 (the "BUYER REPRESENTATIVE"), which shall be deemed to be authorized to take actions and receive such deliveries and notices on their behalf. The Buyer Representative shall be entitled to designate Buyer as a successor Buyer Representative by written notice to DuPont in accordance with Section 9.7 and thereafter any references herein to the Buyer Representative shall be deemed to refer to such successor. DuPont and its Subsidiaries shall be entitled to rely on any agreement, settlement, waiver or notice reached or received from the Buyer Representative notwithstanding any assignment which Buyer or its Subsidiaries may have made or may make to lenders or purchasers of debt securities.

                        (b) All deliveries of documents and notices required to be provided to DuPont shall be deemed to have been satisfied and complied with if delivered to DuPont in accordance with Section 9.7 (the "DUPONT REPRESENTATIVE"), which shall be

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


deemed to be authorized to take actions and receive such deliveries and notices on their behalf. The DuPont Representative shall be entitled to designate DuPont as a successor DuPont Representative by written notice to Buyer in accordance with Section 9.7 and thereafter any references herein to the DuPont Representative shall be deemed to refer to such successor. Buyer and its Subsidiaries shall be entitled to rely on any agreement, settlement, waiver or notice reached or received from the DuPont Representative notwithstanding any assignment which DuPont or its Subsidiaries may have made or may make.

                Section 9.6 VALIDITY. The invalidity or unenforceability in any respect of any provision of this Agreement shall not affect the validity or enforceability of such provision in any other respect or of any other provisions of this Agreement, each of which shall remain in full force and effect.

                Section 9.7 NOTICES. All notices, requests, claims, demands and other communications hereunder shall be in writing and shall be deemed to have been duly given (i) when received if delivered personally, (ii) when transmitted if telecopied (which is confirmed), (iii) upon receipt, if sent by registered or certified mail (postage prepaid, return receipt requested) and
(iv) the day after it is sent, if sent for next-day delivery to a domestic address by overnight mail or courier, to the parties at the following addresses:

                If to Buyer or any Buyer Sub prior to completion of the Buyer Reorganization, to:

                        KED Fiber Ltd. and KED Fiber, LLC
                        4111 E. 37th Street North
                        Wichita, Kansas  67220
                        Attn:   Chief Financial Officer
                        Fax:    (316) 828-4153

                If to Buyer or any Buyer Sub after completion of the Buyer Reorganization, to:

                        KoSa, B.V.
                        15710 JFK Boulevard
                        Houston, Texas  77032
                        Attn:   President and Chief Executive Officer

                With copies to:

                        Koch Industries, Inc.
                        4111 E. 37th Street North
                        Wichita, Kansas  67220
                        Attn:   Tye G. Darland, Esq.
                        Fax:    (316) 828-3133

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


                        and

                        Latham & Watkins LLP
                        Sears Tower, Suite 5800
                        233 South Wacker Drive
                        Chicago, Illinois  60606-6401
                        Attn:   Mark D. Gerstein, Esq.
                        Fax:    (312) 993-9767

                If to the Sellers, to:

                        E. I. du Pont de Nemours and Company
                        1007 Market Street
                        Wilmington, Delaware 19898
                        Attn:   Roger W. Arrington, Esq.
                                Paul J. Bonanto, Esq.
                        Fax:    (302) 773-5176

                With a copy to:

                        Skadden, Arps, Slate, Meagher & Flom LLP
                        Four Times Square
                        New York, New York  10036
                        Attn:   Lou R. Kling, Esq.
                                Thomas W. Greenberg, Esq.
                        Fax:    (212) 735-2000

or to such other address as the Person to whom notice is given may have previously furnished to the others in writing in the manner set forth above (PROVIDED, that notice of any change of address shall be effective only upon receipt thereof).

                Section 9.8 GOVERNING LAW. This Agreement, and any disputes arising hereunder or controversies related hereto, shall be governed by and construed in accordance with the internal laws, and not the laws governing conflicts of laws (other than Sections 5-1401 and 5-1402 of the New York General Obligations Law), of the State of New York.

                Section 9.9 SPECIFIC PERFORMANCE. The parties hereto agree that if any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached, irreparable damage would occur, no adequate remedy at law would exist and damages would be difficult to determine, and that the parties shall be entitled to specific performance of the terms hereof, in addition to any other remedy at law or equity.

                Section 9.10 PUBLICITY. Each of the parties to this Agreement hereby agrees with the other party hereto that no press release or similar public announcement or


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communication shall, if prior to, or within six (6) months after, the Closing, be made or be caused to be made (including by such parties' respective Affiliates) concerning the execution or performance of this Agreement unless the parties shall have agreed in advance with respect thereto; PROVIDED, HOWEVER, that this provision 9.10 shall terminate and the parties shall have no further obligations with respect to the subject matter hereunder upon the earlier of (i) one (1) month after the date of the termination of this Agreement pursuant to
Section 8.1 or (ii) such earlier date that DuPont or any of its Affiliates, on the one hand, and Buyer or any of its Affiliates, on the other hand, are adverse parties in a litigation relating to the subject matter of this Agreement. Notwithstanding the foregoing (i) either party may make or cause to be made any press release or similar public announcement or communication as may be required to comply with the requirements of any applicable Laws or the rules and regulations of each stock exchange upon which the securities of one of the parties is listed and (ii) DuPont may disclose any information concerning the transactions contemplated hereby which it deems appropriate in its reasonable judgment, in light of its status as a publicly owned company, including without limitation to securities analysts and institutional investors and in press interviews; PROVIDED, that with respect to the DTI Business (except to the extent it relates to DuPont's activities with respect to the effect on DuPont of the separation or disposition of the DTI Business), to the extent practicable, DuPont will try in good faith to remain within the bounds of the parties' prior disclosures; PROVIDED, FURTHER, that in the case of clauses (i) and (ii) above to the extent in the good faith judgment of such party it is reasonably practicable to do so) such party (x) provides the other party with a reasonable opportunity in light of the circumstances to review such party's intended communication and (y) consider in good faith modifications to the intended communication that are requested by the other party.

                Section 9.11    JURISDICTION; FORUM, ETC.

                        (a) The parties hereto agree that the appropriate, exclusive and convenient forum for any disputes between any of the parties hereto arising out of this Agreement or the transactions contemplated hereby (other than the Local Purchase Agreements and the transactions contemplated thereby) shall be in any state or federal court in the State, City and County of New York, and each of the parties hereto irrevocably submits to the jurisdiction of such courts solely in respect of any Action arising out of or related to this Agreement. The parties hereto further agree that the parties will not bring suit with respect to any disputes arising out of this Agreement or the transactions contemplated hereby in any court or jurisdiction other than the above specified courts; PROVIDED, HOWEVER, that the foregoing shall not limit the rights of the parties to obtain execution of judgment in any other jurisdiction. The parties hereto further agree, to the extent permitted by Law, that final and unappealable judgment against a party in any action or proceeding contemplated above shall be conclusive and may be enforced in any other jurisdiction within or outside the United States by suit on the judgment, a certified or exemplified copy of which shall be conclusive evidence of the fact and amount of such judgment. Except to the extent that a different determination or finding is mandated due to the applicable Law being that of a different jurisdiction, the parties hereto agree that all judicial determinations or findings by a state or federal court in the State, City and County of New York with respect to any matter under this Agreement or the Local Purchase Agreements, as the case may be, shall be binding under the other agreement with respect to such matter.

                        (b) By the execution and delivery of this Agreement, each of Buyer and the Buyer Subs (i) irrevocably designates and appoints CT Corporation (the "BUYER AGENT") as its authorized agent upon which process may be served in any suit or proceeding arising out of or relating to this Agreement and (ii) agrees that service of process upon the Buyer Agent shall be deemed in every respect effective service of process upon Buyer in any such suit or proceeding. Buyer further agrees, at its own expense, to take any and all action, including the execution and filing of any and all such documents and instruments, as may be necessary to continue such designation and appointment of the Buyer Agent in full force and effect so long as this Agreement shall be in effect. The foregoing shall not limit the rights of any party to serve process in any other manner permitted by Law.

                        (c) By the execution and delivery of this Agreement, each of DuPont and the other Sellers (i) irrevocably designates and appoints CT Corporation (the "SELLER AGENT") as its authorized agent upon which process may be served in any suit or proceeding arising out of or relating to this Agreement and (ii) agrees that service of process upon the Seller Agent shall be deemed in every respect effective service of process upon the applicable Seller in any such suit or proceeding. Each of the Sellers further agrees, at its own expense, to take any and all action, including the execution and filing of any and all such documents and instruments, as may be necessary to continue such designation and appointment of the Seller Agent in full force and effect so long as this Agreement shall be in effect. The foregoing shall not limit the rights of any party to serve process in any other manner permitted by Law.

                        (d) To the extent that any party hereto has or hereafter may acquire any immunity from jurisdiction of any court or from any legal process (whether through service or notice, attachment prior to judgment, attachment in aid of execution, execution or otherwise) with respect to itself or its property, each such party hereby irrevocably (i) waives such immunity in respect of its obligations with respect to this Agreement and (ii) submits to the personal jurisdiction of any court described in Section 9.11(a).

                        (e) THE PARTIES HERETO AGREE THAT THEY HEREBY IRREVOCABLY WAIVE AND AGREE TO CAUSE THEIR RESPECTIVE SUBSIDIARIES TO WAIVE, THE RIGHT TO TRIAL BY JURY IN ANY ACTION TO ENFORCE OR INTERPRET THE PROVISIONS OF THIS AGREEMENT.

                Section 9.12 DESCRIPTIVE HEADINGS. The descriptive headings herein are inserted for convenience of reference only and are not intended to be part of or to affect the meaning or interpretation of this Agreement.

                Section 9.13 COUNTERPARTS. This Agreement may be executed in two or more counterparts, each of which shall be deemed to be an original, but all of which shall constitute one and the same agreement.

                Section 9.14 EXPENSES. Whether or not the transactions contemplated by this Agreement are consummated, and except as otherwise expressly set forth herein, all legal and other costs and expenses incurred in connection with the transactions contemplated by this Agreement shall be paid by the party incurring such expenses.

                Section 9.15 PARTIES IN INTEREST. This Agreement shall inure to the benefit of and be binding upon the parties hereto and their respective successors and permitted assigns. Nothing in this Agreement, express or implied, is intended to confer upon any Person other than DuPont, Buyer (and their respective Subsidiaries) or their successors or permitted assigns, any rights or remedies under or by reason of this Agreement, it being understood that the foregoing shall not limit the right of any DuPont Indemnified Party or Buyer Indemnified Party to bring claims for indemnification under Section 8.4 or
Section 8.5 in respect of Losses.

                Section 9.16    INTERPRETATION.

                        (a) An item arising with respect to a specific representation or warranty shall be deemed to be "reflected on," "set forth in," "set forth on" or "given effect in numbers on" a balance sheet or financial statements including a balance sheet, to the extent any such phrase appears in such representation or warranty, if (i) there is a reserve, accrual or other similar item underlying a number on such balance sheet that relates to the subject matter of such representation, (ii) such item is otherwise specifically set forth on the balance sheet or (iii) such item is reflected on the balance sheet and is specifically set forth in the notes thereto.

                        (b) References to "dollar" or "$" contained herein are to United States Dollars (unless otherwise specified).

                        (c) When a reference is made in this Agreement to an Article, Section, Exhibit or Schedule, such reference shall be to an Article or Section of, or an Exhibit or Schedule to, this Agreement unless otherwise indicated.

                        (d) The term "including" shall mean "including, without limitation."

                        (e) The words "hereof," "herein," "hereto" and "hereunder" and words of similar import, when used in this Agreement, shall refer to this Agreement as a whole and not to any particular provision of this Agreement.

                        (f) The word "primarily" shall mean more than fifty percent (50%).

                        (g) For purposes of Article V (other than Section 5.3), "reasonable commercial efforts" shall not require DuPont or any Seller, on the one hand, or Buyer or any Buyer Sub, on the other hand, (i) to pay any consideration for any consent, approval or amendment (except for filing fees, other administrative charges and other reimbursement of reasonable out-of-pocket expenses) or (ii) to make payments (x) in respect of Indebtedness or (y) to avoid or cure default under Indebtedness.

                Section 9.17 SCHEDULES. Any information, item or other disclosure set forth in any Schedule shall be deemed to have been set forth in any other Schedule, if the relevance of such disclosure to such other portion is reasonably apparent from the facts specified in such disclosure.

                  IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.

                                             E. I. DU PONT DE NEMOURS
                                             AND COMPANY


                                             By: /s/ JOHN W. HIMES
                                                --------------------------------
                                                  Name: John W. Himes
                                                  Title:


                                             DTI NYLON SUDAMERICA, SA


                                             By: /s/ JOHN W. HIMES
                                                --------------------------------
                                                  Name: John W. Himes
                                                  Title:


                                             DUPONT AUSTRALIA PTY. LTD.


                                             By: /s/ JOHN W. HIMES
                                                --------------------------------
                                                  Name: John W. Himes
                                                  Title:


                                             DUPONT CHEMICAL & ENERGY
                                             OPERATIONS, INC.


                                             By: /s/ JOHN W. HIMES
                                                --------------------------------
                                                  Name: John W. Himes
                                                  Title:


                                             DUPONT DE NEMOURS FRANCE SAS


                                             By: /s/ JOHN W. HIMES
                                                --------------------------------
                                                  Name: John W. Himes
                                                  Title:

                                             DUPONT DO BRASIL, LTDA.


                                             By: /s/ JOHN W. HIMES
                                                --------------------------------
                                                  Name: John W. Himes
                                                  Title:


                                             DUPONT ENERGY COMPANY, LLC


                                             By: /s/ JOHN W. HIMES
                                                --------------------------------
                                                  Name: John W. Himes
                                                  Title:


                                             DUPONT FAR EAST, INC.


                                             By: /s/ JOHN W. HIMES
                                                --------------------------------
                                                  Name: John W. Himes
                                                  Title:


                                             DUPONT FRANCE DE NEMOURS SARL


                                             By: /s/ JOHN W. HIMES
                                                --------------------------------
                                                  Name: John W. Himes
                                                  Title:


                                             DUPONT GLOBAL OPERATIONS, INC.


                                             By: /s/ JOHN W. HIMES
                                                --------------------------------
                                                  Name: John W. Himes
                                                  Title:


                                             DUPONT KABUSHIKI KAISHA


                                             By: /s/ JOHN W. HIMES
                                                --------------------------------
                                                  Name: John W. Himes
                                                  Title:

                                             DUPONT ORIENT OPERATIONS, INC.


                                             By: /s/ JOHN W. HIMES
                                                --------------------------------
                                                  Name: John W. Himes
                                                  Title:


                                             DUPONT POLYESTER EUROPE APS


                                             By: /s/ JOHN W. HIMES
                                                --------------------------------
                                                  Name: John W. Himes
                                                  Title:


                                             DUPONT TEXTILES & INTERIORS
                                             DELAWARE, INC.


                                             By: /s/ JOHN W. HIMES
                                                --------------------------------
                                                  Name: John W. Himes
                                                  Title:


                                             DUPONT TEXTILES & INTERIORS
                                             HOLDINGS, INC.


                                             By: /s/ JOHN W. HIMES
                                                --------------------------------
                                                  Name: John W. Himes
                                                  Title:


                                             INVISTA INC.


                                             By: /s/ JOHN W. HIMES
                                                --------------------------------
                                                  Name: John W. Himes
                                                  Title:

                                             INVISTA APPAREL TEXTILE
                                             TRADERS, INC.


                                             By: /s/ JOHN W. HIMES
                                                --------------------------------
                                                  Name: John W. Himes
                                                  Title:


                                             INVISTA ARGENTINA, SA


                                             By: /s/ JOHN W. HIMES
                                                --------------------------------
                                                  Name: John W. Himes
                                                  Title:


                                             INVISTA (INTERNATIONAL) S.A.


                                             By: /s/ JOHN W. HIMES
                                                --------------------------------
                                                  Name: John W. Himes
                                                  Title:


                                             KED FIBER LTD.


                                             By:/s/ STEVEN J. FEILMEIER
                                                --------------------------------
                                                  Name: Steven J. Feilmeier
                                                  Title:


                                             KED FIBER, LLC


                                             By:/s/ STEVEN J. FEILMEIER
                                                --------------------------------
                                                  Name: Steven J. Feilmeier
                                                   Title: